As filed with the Securities and Exchange Commission on September 15, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
COLONY BANKCORP, INC.
(Exact name of registrant as specified in its charter)
Georgia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	58-1492391 (I.R.S. Employer Identification No.)
115 South Grant Street
Fitzgerald, Georgia 31750
(229) 426-6000
(Address, including zip code, and telephone number, including area, of registrant’s principal executive offices)
T. Heath Fountain
Chief Executive Officer
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
(229) 426-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies of all communications to:
Mark C. Kanaly David S. Park Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000	Robert D. Klingler Nelson Mullins Riley & Scarborough LLP 201 17th Street NW Suite 1700 Atlanta, Georgia 30363 Telephone: (404) 322-6000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2025
JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Colony Bankcorp, Inc. and TC Bancshares, Inc.:
On July 23, 2025, Colony Bankcorp, Inc., or “Colony,” and TC Bancshares, Inc., or “TCBC,” entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which TCBC will merge with and into Colony, with Colony surviving the merger, which we refer to as the merger. Immediately following the merger, TCBC’s wholly-owned banking subsidiary, TC Federal Bank, a federal savings association, will merge with and into Colony’s wholly-owned banking subsidiary, Colony Bank, a Georgia state-chartered bank, with Colony Bank as the surviving bank, which we refer to as the bank merger.
Pursuant to the merger agreement, each share of TCBC common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each TCBC shareholder, either: (i)  $21.25 in cash (the “per share cash consideration”) or (ii) 1.25 shares of Colony common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that approximately 20% of TCBC shares will receive the cash consideration and the remaining 80% will receive the stock consideration (the consideration such holder receives, the “merger consideration”). The aggregate number of shares of Colony common stock to be issued as merger consideration in the merger will be 3,839,748.
Immediately prior to the effective time of the merger, all outstanding shares of TCBC common stock subject to vesting restrictions granted under TCBC stock plans (which we refer to as “TCBC restricted stock”) will become fully vested and treated like any other issued and outstanding share of TCBC common stock. At the effective time of the merger, each option to purchase shares of TCBC common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of TCBC common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of TCBC common stock under such option, less applicable taxes.
Although the number of shares of Colony common stock that TCBC shareholders may choose to receive as per share stock consideration is fixed, the market value of the per share stock consideration and the aggregate merger consideration will fluctuate with the market price of Colony common stock and will not be known at the time TCBC or Colony shareholders vote on the merger. Colony common stock is currently quoted on the New York Stock Exchange under the symbol “CBAN.” Based on the last reported sale price of Colony common stock of $17.73 per share on July 22, 2025, the last full trading day before the public announcement of the merger agreement, the 1.25 exchange ratio represented approximately $22.16 in value for each share of TCBC common stock to be converted into Colony common stock. Based on the closing sale price of Colony common stock of  $[    ] per share on [    ], 2025, the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[    ] in value for each share of TCBC common stock to be converted into Colony common stock. TCBC common stock is quoted on the OTCQX Best Market under the symbol “TCBC” and the last sale price on July 22, 2025, the last full trading day before the public announcement of the merger agreement, was $16.31 per share, and the most recent reported closing sale price of TCBC common stock on [      ], 2025 was $[      ] per share. We urge you to obtain current market quotations for the price of Colony common stock and TCBC common stock.
The number of shares of Colony common stock offered by Colony and issuable in the merger is 3,839,748 shares, subject to adjustment based on certain potential anti-dilutive adjustments described in this joint proxy statement/prospectus. Following the completion of the merger, former TCBC shareholders will own approximately [    ]% of the combined company based upon the number of Colony shares outstanding as of [    ].

Colony will hold a special meeting of its shareholders (which we refer to as the “Colony special meeting”) on [    ], 2025, at [    ] time, at [    ], where Colony shareholders will be asked to vote on a proposal to approve the issuance of shares of Colony common stock as merger consideration (which we refer to as the “Colony stock issuance proposal”), and related matters. TCBC will hold a special meeting of its shareholders (which we refer to as the “TCBC special meeting”) on [    ], 2025, at [    ] time, at [    ], where TCBC shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “TCBC merger proposal”) and related matters as described in this joint proxy statement/prospectus. The merger cannot be completed unless, among other things, holders of a majority of the outstanding shares of TCBC common stock vote to approve the TCBC merger proposal and the Colony stock issuance proposal receives a majority of the votes represented at the Colony special meeting, assuming a quorum is present. Colony and TCBC are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and other matters described in this joint proxy statement/prospectus.
Each of Colony and TCBC expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that no gain (or loss) on the exchange of the TCBC common stock for Colony common stock will be recognized for federal income tax purposes and exchanging holders of TCBC common stock will have a carryover basis in the Colony common stock received in the exchange. For additional information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 164 of the enclosed joint proxy statement/prospectus.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COLONY COMMON STOCK OR TCBC COMMON STOCK YOU OWN.   To ensure your representation at the Colony special meeting or the TCBC special meeting, as applicable, please follow the voting instructions in the enclosed joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend your special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at your special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The Colony board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, are in the best interests of Colony and its shareholders and declared that the merger agreement is advisable and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The Colony board of directors unanimously recommends that Colony shareholders vote “FOR” the Colony stock issuance proposal and “FOR” the other matters to be considered at the Colony special meeting.
The TCBC board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of TCBC and its shareholders and declared that the merger agreement is advisable and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The TCBC board of directors unanimously recommends that TCBC shareholders vote “FOR” the TCBC merger proposal and “FOR” the other matters to be considered at the TCBC special meeting.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Colony and TCBC and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 27 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Colony from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in this joint proxy statement/prospectus.
We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.

Sincerely,
T. Heath Fountain Chief Executive Officer Colony Bankcorp, Inc.	Greg H. Eiford President and Chief Executive Officer TC Bancshares, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Colony or TCBC, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this joint proxy statement/prospectus is [    ], 2025, and it is first being mailed or otherwise delivered to Colony shareholders and TCBC shareholders on or about [    ], 2025.

TC BANCSHARES, INC.
113 South Dawson Street
Thomasville, Georgia 31792
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [           ], 2025
To the shareholders of TC Bancshares, Inc.:
NOTICE IS HEREBY GIVEN that TC Bancshares, Inc. (which we refer to as “TCBC”) will hold a special meeting of shareholders (which we refer to as the “TCBC special meeting”) on [           ], 2025, at [     ] local time, at the main office of TC Federal Bank located at 131 S Dawson Street, Thomasville, Georgia 31792, to consider and vote upon the following matters:
•
To consider and vote upon a proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated July 23, 2025, by and between Colony Bankcorp, Inc. (which we refer to as “Colony”) and TCBC, pursuant to which TCBC will merge with and into Colony (which we refer to as the “merger”), with Colony surviving the merger, and the transactions contemplated by the merger agreement, including the merger, each as more fully described in the accompanying joint proxy statement/prospectus (which we refer to as the “TCBC merger proposal”); and

•
To consider and vote upon a proposal to adjourn the TCBC special meeting, if necessary or appropriate, to solicit additional proxies in favor of the TCBC merger proposal (which we refer to as the “TCBC adjournment proposal”).

The affirmative vote of a majority of the outstanding shares of TCBC common stock is required to approve the TCBC merger proposal. Whether or not a quorum is present, approval of the TCBC adjournment proposal (if necessary or appropriate) requires that the holders of at least a majority of the shares of TCBC common stock represented in person or by proxy at the special meeting vote “FOR” the TCBC adjournment proposal. TCBC will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.
TCBC shareholders must approve the TCBC merger proposal in order for the merger to occur. If TCBC’s shareholders fail to approve the TCBC merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the adjournment proposal. Please review the joint proxy statement/prospectus carefully.
TCBC shareholders are entitled to dissenters’ rights under the provisions of the Georgia Business Corporation Code (which we refer to as the “GBCC”) in connection with the proposed merger. If the merger is completed, shareholders perfecting their dissenters’ rights are entitled, if they have complied with the provisions of the GBCC regarding rights of dissenting shareholders, to be paid the “fair value” of their shares in cash, as provided in the relevant sections of the GBCC. A copy of the applicable statutory provisions of the GBCC is included with the accompanying joint proxy statement/prospectus as Annex D, and a summary of the provisions can be found under the section of the joint proxy statement/prospectus entitled “The Merger — Dissenters’ Rights.” It is a condition to the consummation of the merger that holders of no more than 7.5% of the outstanding shares of TCBC common stock exercise dissenters’ rights.
The TCBC board of directors has fixed the close of business on [           ], 2025 as the record date for the special meeting. Only TCBC shareholders of record as of the record date are entitled to notice of the special meeting, or any adjournment or postponement of the special meeting. All holders of TCBC common stock who held shares on the record date are entitled to vote at the TCBC special meeting. Any shareholder entitled to attend and vote at the TCBC special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF TCBC COMMON STOCK YOU OWN. Whether or not you plan to attend the TCBC special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The TCBC board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that TCBC shareholders vote “FOR” the TCBC merger proposal and “FOR” the TCBC adjournment proposal (if necessary or appropriate).
BY ORDER OF THE BOARD OF DIRECTORS,
Greg Eiford
President and Chief Executive Officer

Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [         ], 2025
To the shareholders of Colony Bankcorp, Inc.:
NOTICE IS HEREBY GIVEN that Colony Bankcorp, Inc. (which we refer to as “Colony”) will hold a special meeting of its shareholders (which we refer to as the “Colony special meeting”) on [         ], 2025 at [          ], at [         ], local time, to consider and vote upon the following matters:
•
To consider and vote upon a proposal to approve the issuance of Colony common stock pursuant to the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of July 23, 2025, by and between Colony and TC Bancshares, Inc. (which we refer to as “TCBC”), as more fully described in the accompanying joint proxy statement/prospectus (which we refer to as the “Colony stock issuance proposal”); and

•
To consider and vote upon a proposal to adjourn the Colony special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Colony stock issuance proposal (which we refer to as the “Colony adjournment proposal”).

Approval of the Colony stock issuance proposal and the Colony adjournment proposal (if necessary or appropriate) each requires the affirmative vote of holders representing a majority of the shares of Colony common stock represented at the meeting. Colony will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.
Colony shareholders must approve the Colony stock issuance proposal in order for the merger to occur. If the Colony shareholders fail to approve the Colony stock issuance proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Colony special meeting. Please review the joint proxy statement/prospectus carefully.
The Colony board of directors has fixed the close of business on [          ], 2025 as the record date for the special meeting. Only Colony shareholders of record as of the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Any shareholder entitled to attend and vote at the Colony special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COLONY COMMON STOCK YOU OWN. Whether or not you plan to attend the Colony special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The Colony board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, and unanimously recommends that Colony shareholders vote “FOR” the Colony stock issuance proposal and “FOR” the Colony adjournment proposal (if necessary or appropriate).
BY ORDER OF THE BOARD OF DIRECTORS,
T. Heath Fountain
Chief Executive Officer

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Colony from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Colony at no cost from the SEC’s website at http://www.sec.gov. Colony has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by accessing Colony’s website at www.colonybank.com or by contacting Colony at the contact information set forth below:
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
Attn: Corporate Secretary
Telephone: (229) 426-6000
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your respective company’s special meeting, or [          ], 2025 if you are a Colony shareholder and [           ], 2025 if you are a TCBC shareholder.
If you are a Colony shareholder and have any questions about the merger agreement, the merger, the Colony special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of Colony common stock, please contact Edward L. Bagwell at Colony by phone at (229) 426-6000 or by email to lbagwell@colonybank.com.
If you are a TCBC shareholder and have any questions about the merger agreement, the merger, the TCBC special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of TCBC common stock, please contact Scott McLean, Chief Financial Officer of TCBC by phone at (229) 584-1059 or by email at mac.mclean@tcfederal.com.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [         ], 2025, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of Colony or TCBC nor the issuance by Colony of shares of Colony common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding TCBC has been provided by TCBC and information contained in this document regarding Colony has been provided by Colony. See “Where You Can Find More Information” beginning on page 169 for more details.

i

QUESTIONS AND ANSWERS
The following are answers to certain questions you may have regarding the merger, the Colony special meeting, and the TCBC special meeting. We urge you to read carefully this joint proxy statement/prospectus, including the annexes and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.
Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Colony” refer to Colony Bankcorp, Inc., a Georgia corporation, and its subsidiaries, including Colony Bank, a Georgia state-chartered bank and the wholly-owned subsidiary of Colony Bankcorp, Inc. Additionally, unless the context otherwise requires, references to “TCBC” refer to TC Bancshares, Inc., a Georgia corporation, and its subsidiaries, including TC Federal Bank, a federal savings association and the wholly-owned subsidiary of TCBC.
Q:
What is the merger?

A:
Colony and TCBC have entered into an Agreement and Plan of Merger on July 23, 2025 (which we refer to as the “merger agreement”), pursuant to which TCBC will merge with and into Colony, with Colony continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, TCBC’s wholly-owned banking subsidiary, TC Federal Bank, a federal savings association, will merge with and into Colony’s wholly-owned banking subsidiary, Colony Bank, a Georgia state-chartered bank, with Colony Bank as the surviving bank (which we refer to as the “bank merger”), pursuant to the terms of the Bank Plan of Merger and Merger Agreement entered into by Colony Bank and TC Federal Bank on July 23, 2025 (which we refer to as the “bank merger agreement”).

TCBC will hold a special meeting of its shareholders (which we refer to as the “TCBC special meeting”) and Colony will hold a special meeting of its shareholders (which we refer to as the “Colony special meeting”) to obtain, among other things, the required shareholder approvals in connection with the merger, and you are being provided with this joint proxy statement/prospectus in connection with those special meetings. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
We are delivering this document to you because it is a joint proxy statement being used by the TCBC and Colony boards of directors to solicit proxies of their respective shareholders in connection with approval and adoption of the merger agreement and related matters. In order to complete the merger, among other things:

•
TCBC shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger; and

•
Colony shareholders must approve the issuance of shares of Colony common stock to TCBC shareholders in connection with the merger.

In order to approve and adopt the merger agreement, the issuance of Colony common stock and related matters, TCBC and Colony have each called a meeting of their respective shareholders. This document serves as a joint proxy statement for both the TCBC special meeting and the Colony special meeting and describes the proposals to be presented at the meetings.
This document is also a prospectus that is being delivered to TCBC shareholders because Colony is offering shares of its common stock to TCBC shareholders in connection with the merger.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
What will TCBC shareholders receive in the merger?

A:
If the merger agreement is approved by the shareholders of TCBC, the stock issuance is approved by the shareholders of Colony, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, each share of TCBC common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each TCBC shareholder, either: (i) $21.25 in cash (the “per share cash consideration”) or (ii) 1.25 shares of Colony common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that approximately 20% of TCBC shares will receive the cash consideration and the remaining 80% will receive the stock consideration (the consideration such holder receives, the “merger consideration”). The aggregate number of shares of Colony common stock to be issued as merger consideration in the merger will be 3,839,748.

If TCBC provides notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of Colony common stock relative to the price of S&P BMI Banks Index, Colony has the option (but not the obligation) to increase the exchange ratio such that the aggregate stock consideration portion of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $50,930,417 or (ii) an amount equal to the product of the index ratio, 0.80, 3,839,748, and the average Colony closing price, divided by the Colony ratio (each as calculated per the merger agreement).
Colony will not issue any fractional shares of Colony common stock in the merger. Instead, a TCBC shareholder who otherwise would have received a fraction of a share of Colony common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices for shares of Colony common stock for the twenty consecutive full trading days ending on the trading day immediately preceding the fifth business day prior to the date of closing of the merger on which such shares are actually traded on the New York Stock Exchange by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Colony common stock to which such shareholder would otherwise be entitled to receive.
Q:
What will Colony shareholders receive in the merger?

A:
In the merger, Colony shareholders will not receive any consideration, and their Colony common stock will remain outstanding and will constitute shares of Colony following the merger. Following the merger, shares of Colony common stock will continue to be traded on the New York Stock Exchange.

Q:
When is the election deadline?

A:
Each holder of record of TCBC common stock will be mailed a form of election/letter of transmittal and other appropriate and customary transmittal materials not less than 20 business days prior to the election deadline. The deadline for TCBC shareholders to make their elections to receive the per share cash consideration, the per share stock consideration, or a combination thereof in exchange for each share of TCBC common stock they hold (which we refer to as the “election deadline”) will be 5:00 p.m. Eastern Time on the later of (1) [           ], 2025, the date of the TCBC special meeting or (2) the date that Colony and TCBC agree is as near as practicable to five business days prior to the closing date. The election deadline may also be automatically extended five business days in the event the exchange ratio is adjusted due to a decline in the price of Colony common stock. The election form will specify the election deadline. Each holder of TCBC common stock should specify in the election form (1) the number of shares of TCBC common stock that such shareholder elects to have exchanged for the stock consideration, and (2) the number of shares of TCBC common stock such shareholder elects to have exchanged for the cash consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this joint proxy statement/prospectus. Holders of TCBC common stock will receive their merger consideration as promptly as practicable following the effective time of the merger, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials. Because of the way the election and proration procedures work, even if you submit a properly completed and signed election form, it is possible that you may not receive exactly the type of merger consideration you have elected. If you do not submit a properly completed and signed election form to the exchange agent by the election deadline, you will have no control over the type of merger consideration you will receive.
If you hold shares in “street name” through a bank, broker, nominee or other holder of record you must follow the instructions provided by the bank, broker, nominee or other holder of record to make an election.
Q:
Am I guaranteed to receive the type of merger consideration that I elect?

A:
No. Subject to customary allocation and proration procedures, the merger agreement requires that the number of shares of Colony common stock to be issued as merger consideration is 3,839,748. As a result, approximately 80% of TCBC shares will receive the stock consideration and approximately 20% of TCBC shares will receive the cash consideration. If the per share stock consideration is oversubscribed or undersubscribed, your election will be prorated and allocated as described in this joint proxy statement/prospectus.

Q:
What is the process for making an election to receive the per share cash consideration, per share stock consideration, or a combination thereof?

A:
Each TCBC shareholder may make an election to exchange their shares of TCBC common stock for the per share cash consideration, the per share stock consideration, or a combination thereof. Colony’s appointed exchange agent, Equiniti Trust Company, LLC, is mailing to each holder of record of TCBC common stock an election form containing instructions and materials necessary for each TCBC shareholder to elect the form of per share merger consideration they prefer to receive in the merger. Those election materials will provide the deadline by which such elections must be received. As stated above, the election deadline will be the later of [           ], 2025 or a date that the parties agree is approximately five business days prior to closing. These election materials will also provide instructions and a letter of transmittal necessary for the holders of TCBC common stock to tender their certificates in exchange for the merger consideration. If you do not receive the election materials by [           ], please contact the Colony’s exchange agent by phone at 800-468-9716 or by email at helpAST@equiniti.com.

Each TCBC shareholder may (i) elect to receive the per share cash consideration with respect to each share of TCBC common stock held, (ii) elect to receive the per share stock consideration with respect to each share of TCBC common stock held, (iii) elect to receive a mix of the per share cash consideration and the per share stock consideration, or (iv) indicate that such shareholder makes no such election. Shares of TCBC common stock for which a valid election to receive the per share cash consideration has been made on or prior to the election deadline are referred to as “cash election shares.” Shares for which a valid election to receive the per share stock consideration has been made on or prior to the election deadline are referred to as “stock election shares.” Shares of TCBC common stock for which no valid election was made on or prior to the election deadline are referred to as “no-election shares.” TCBC shareholder elections are subject to adjustment as described below.
Q:
What happens if the per share stock consideration is oversubscribed or undersubscribed?

A:
The merger agreement provides that 3,839,748 shares of Colony common stock shall be issued in the merger. Based on the exchange ratio and assuming there are no adjustments to merger consideration, approximately [         ] shares of TCBC common stock shall be converted Colony common stock, with the remainder being converted to cash.

In the event that the aggregate amount of per share stock consideration that TCBC shareholders have elected to receive exceeds 3,839,748 shares of Colony common stock:
•
all cash election shares will be converted into the right to receive the per share cash consideration;

•
all no-election shares will be converted into the right to receive the per share cash consideration; and

•
stock election shares will be deemed to be cash election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,839,748 shares.

In the event that the aggregate amount of per share stock consideration that TCBC shareholders have elected to receive is less than 3,839,748 shares of Colony common stock (the difference between the amount of per share stock consideration as elected and 3,839,748 we refer to as the “shortfall number”):
•
all stock election shares will be converted into the right to receive the per share stock consideration;

•
if the number of no-election shares, when converted to the per share stock consideration, is less than or equal to the shortfall number, then all no-election shares will be converted into the right to receive the per share stock consideration and cash election shares will be deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,839,748 shares (after taking into consideration the stock election shares and the converted no-election shares); and

•
if the number of no-election shares, when converted to the per share stock consideration, is greater than the shortfall number, then no-election shares will be deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,839,748 shares (after taking into consideration the stock election shares) and all cash election shares will be converted into the right to receive the per share cash consideration.

For more information, see “The Merger Agreement — Election Procedures; Allocation of Merger Consideration; Exchange of Certificates” beginning on page 89.
Q:
What happens to outstanding TCBC restricted stock awards in the merger?

A:
Immediately prior to the effective time of the merger, all outstanding shares of TCBC common stock subject to vesting restrictions granted under TCBC stock plans (which we refer to as “TCBC restricted stock”) will become fully vested and treated like any other issued and outstanding share of TCBC common stock.

Q:
What happens to outstanding options to purchase shares of TCBC common stock in the merger?

A:
At the effective time of the merger, each option to purchase shares of TCBC common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of TCBC common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of TCBC common stock under such option, less applicable taxes.

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the number of shares of Colony common stock that TCBC shareholders may choose to receive is fixed, the market value of the per share stock consideration and the aggregate merger consideration will fluctuate with the market price of Colony common stock and will not be known at the time TCBC shareholders vote on the merger. Colony common stock is currently quoted on the New York Stock Exchange under the symbol “CBAN.”

Q:
What will happen to shares of Colony common stock in the merger?

A:
Nothing. Each share of Colony common stock outstanding will remain outstanding as a share of Colony common stock following the effective time of the merger.

Q:
When and where are the TCBC special meeting and the Colony special meeting?

A:
TCBC Special Meeting:   The TCBC special meeting will be held on [           ], 2025, at [     ] local time, at the main office of TC Federal Bank located at 131 S Dawson Street, Thomasville, Georgia 31792.

Colony Special Meeting:   The Colony special meeting will be held on [           ], 2025, at [           ], local time, at [           ].
Q:
Who is entitled to vote at each special meeting?

A:
TCBC Special Meeting:   All holders of TCBC common stock who held shares at the close of business on [           ], 2025 (which we refer to as the “TCBC record date”) are entitled to receive notice of and to vote on the TCBC merger proposal and the TCBC adjournment proposal at the TCBC special meeting, provided that such shares of TCBC common stock remain outstanding on the date of the TCBC special meeting.

Colony Special Meeting:   All holders of Colony common stock who held shares at the close of business on [           ], 2025 (which we refer to as the “Colony record date”) are entitled to receive notice of and to vote on the Colony stock issuance proposal and the Colony adjournment proposal at the Colony special meeting, provided that such shares of Colony common stock remain outstanding on the date of the Colony special meeting.
Q:
What are TCBC shareholders being asked to vote on and why is this approval necessary?

A:
TCBC shareholders are being asked to vote on the following proposals at the TCBC special meeting:

•
the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “TCBC merger proposal”); and

•
the approval of the adjournment of the TCBC special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the TCBC merger proposal (which we refer to as the “TCBC adjournment proposal”).

Shareholder approval of the TCBC merger proposal is required for completion of the merger. TCBC will transact no other business at the TCBC special meeting, except for business properly brought before the TCBC special meeting or any adjournment or postponement thereof.
Each executive officer and director of TCBC (which collectively constitute approximately 7.15% of the outstanding shares of TCBC common stock based on the shares outstanding as of the TCBC record date) have entered into voting agreements with Colony agreeing to, among other things, vote their shares of TCBC common stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of TCBC in the merger agreement.
Q:
What are Colony shareholders being asked to vote on and why is this approval necessary?

A:
Colony shareholders are being asked to vote on the following proposals at the Colony special meeting:

•
the approval of the issuance of shares of Colony common stock as merger consideration (which we refer to as the “Colony stock issuance proposal”); and

•
the approval of the adjournment of the Colony special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Colony stock issuance proposal (which we refer to as the “Colony adjournment proposal”).

Shareholder approval of the Colony stock issuance proposal is required for completion of the merger. Colony will transact no other business at the Colony special meeting, except for business properly brought before the Colony special meeting or any adjournment or postponement thereof.
Each executive officer and director of Colony (which collectively constitute approximately [       ]% of the outstanding shares of Colony common stock based on the shares outstanding as of the Colony record date) have entered into voting agreements with TCBC agreeing to, among other things, vote their shares of Colony common stock in favor of the merger agreement and the transactions contemplated thereby, including the issuance of shares of Colony common stock as merger consideration in the merger.

Q:
What constitutes a quorum at each special meeting?

A:
TCBC Special Meeting:   The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of TCBC common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the TCBC special meeting.

Colony Special Meeting:   The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Colony common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Colony special meeting.
If you fail to attend, or vote in person at, your company’s special meeting, fail to submit a proxy at your company’s special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of common stock will not be counted towards a quorum. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists.
Q:
What vote is required to approve each proposal at the TCBC special meeting?

A:
TCBC merger proposal:   Approval of the TCBC merger proposal requires the affirmative vote of a majority of the outstanding shares TCBC common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the TCBC merger proposal, it will have the same effect as a vote “AGAINST” the TCBC merger proposal. TCBC shareholders must approve the TCBC merger proposal in order for the merger to occur. If the TCBC shareholders fail to approve the merger proposal, the merger will not occur.

TCBC adjournment proposal:   Approval of the TCBC adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of TCBC common stock represented at the meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed represented at the meeting, and it will have no effect on the proposal. If you mark “ABSTAIN” on your proxy card, with respect to the TCBC adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. TCBC’s shareholders are not required to approve the TCBC adjournment proposal in order for the merger to occur. If TCBC’s shareholders fail to approve the TCBC adjournment proposal, but approve the TCBC merger approval, the merger may nonetheless occur.
Q:
What vote is required to approve each proposal at the Colony special meeting?

A:
Colony stock issuance proposal:   Approval of the Colony stock issuance proposal requires the affirmative vote of holders representing a majority of the shares of Colony common stock represented at the meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed represented at the meeting, and it will have no effect on the proposal. If you mark “ABSTAIN” on your proxy card, with respect to the Colony stock issuance proposal, it will have the same effect as a vote “AGAINST” the proposal. Colony shareholders must approve the Colony stock issuance proposal in order for the merger to occur. If Colony shareholders fail to approve the merger proposal, the merger will not occur.

Colony adjournment proposal:   Approval of the Colony adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of Colony common stock represented at the meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed represented at the meeting, and it will have no effect on the proposal. If you mark “ABSTAIN” on your proxy card, with respect to the Colony adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. Colony’s shareholders are not required to approve the Colony adjournment proposal in order for the merger to occur. If Colony’s shareholders fail to approve the Colony adjournment proposal, but approve the Colony stock issuance proposal, the merger may nonetheless occur.

Q:
What are the conditions to complete the merger?

A:
The obligations of TCBC and Colony to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions, approval of the TCBC merger proposal by TCBC’s shareholders and the Colony stock issuance proposal by Colony’s shareholders. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 101.

Q:
When will the merger be completed?

A:
We will complete the merger when all of the conditions to complete the merger contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the TCBC merger proposal by TCBC’s shareholders and the Colony stock issuance proposal by Colony’s shareholders. While we expect the merger to be completed as early as the fourth quarter of 2025, because fulfillment of some of the conditions to complete the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:
How does the TCBC board of directors and the Colony board of directors recommend that I vote?

A:
The TCBC board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that TCBC shareholders vote “FOR” the TCBC merger proposal and “FOR” the TCBC adjournment proposal (if necessary or appropriate).

The Colony board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, and unanimously recommends that Colony shareholders vote “FOR” the Colony stock issuance proposal and “FOR” the Colony adjournment proposal (if necessary or appropriate).
Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternately, you may vote online or by telephone, as described below. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:
What if I hold shares in both Colony and TCBC?

A:
If you hold shares of both Colony common stock and TCBC common stock, you will receive two separate packages of proxy materials. A vote cast as a holder of Colony common stock will not count as a vote cast as a holder of TCBC common stock, and a vote cast as a holder TCBC common stock will not count as a vote cast as a holder of Colony common stock. Therefore, please submit separate proxies for your shares of Colony common stock and your shares of TCBC common stock.

Q:
How do I vote?

A:
If you are a holder of record of TCBC common stock as of [           ], 2025, the TCBC record date, you may submit your proxy before the TCBC special meeting in any of the following ways:

•
by mail, by completing, signing, dating and returning the enclosed proxy card to TCBC using the enclosed postage-paid envelope;

•
by telephone, by calling toll-free [           ] and following the recorded instructions; or

•
via the Internet, by accessing the website [           ] and following the instructions on the website.

If you are a shareholder of record of Colony as of [           ], 2025, the Colony record date, you may submit your proxy before the Colony special meeting in any of the following ways:
•
by mail, by completing, signing, dating and returning the enclosed proxy card to Colony using the enclosed postage-paid envelope;

•
by telephone, by calling toll-free [           ] and following the recorded instructions; or

•
via the Internet, by accessing the website [           ] and following the instructions on the website.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting. Colony shareholders who intend to submit a proxy by telephone or via the Internet must do so by 11:59 P.M. Eastern Time on the day before the Colony special meeting. TCBC shareholders who intend to submit a proxy by telephone or via the Internet must do so by [      ] P.M. Eastern Time on the day before the TCBC special meeting.
If you are a shareholder of record of TCBC as of the TCBC record date or a shareholder of record of Colony as of the Colony record date, you may also attend and cast your vote in person at your respective company’s special meeting. If you plan to attend your respective company’s special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you to be admitted to the meeting. Each of TCBC and Colony reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the TCBC or Colony special meeting is prohibited without express written consent of TCBC or Colony, as applicable. Whether or not you intend to be present at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card to TCBC or Colony, as applicable, in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet as described on the enclosed instructions as soon as possible. If you are present at your company’s special meeting and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the relevant company’s special meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the relevant company’s special meeting.
Q:
What is the difference between a shareholder of record and a “street name” holder?

A:
If you are a shareholder of either TCBC or Colony and if your shares of TCBC or Colony stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this joint proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to TCBC (with respect to TCBC shareholders) or Colony (with respect to Colony shareholders) by voting in person at the TCBC special meeting or the Colony special meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.
Q:
How are broker non-votes and abstentions treated?

A:
Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The TCBC merger proposal, TCBC adjournment proposal, Colony stock issuance proposal and the Colony adjournment proposal are all non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, we do not expect any broker non-votes at either the Colony special meeting or the TCBC special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions will have the effect of a vote “AGAINST” the TCBC merger proposal, the TCBC adjournment proposal, the Colony stock issuance proposal, and the Colony adjournment proposal.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of TCBC common stock represented by your proxy will be voted as recommended by the TCBC board of directors with respect to such proposals or the shares of Colony common stock represented by your proxy will be voted as recommended by the Colony board of directors with respect to such proposals, as the case may be.

Q:
How many votes do I have?

A:
Holders of TCBC common stock and holders of Colony common stock are entitled to one vote on each proposal to be considered at the respective company’s special meeting for each share of TCBC common stock or Colony common stock owned as of the record date for the respective company’s special meeting, as applicable.

Q:
Can I change my vote?

A:
TCBC shareholders:   Yes. If you are the record holder of your TCBC shares, you may revoke your proxy in any one of five ways: (1) you may give written notice to the Chief Financial Officer of TCBC; (2) you may submit another properly completed proxy card bearing a later date which is received prior to the TCBC special meeting; (3) you may send a written notice which is received prior to the TCBC special meeting that you are revoking your proxy to: TC Bancshares, Inc., 113 South Dawson Street, Thomasville, Georgia 31792, Attention: Scott McLean; (4) you may cast a new vote by telephone or via the Internet at any time before 11:59 P.M. Eastern Time on the day before the TCBC special meeting; or (5) you may attend the TCBC special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the TCBC special meeting will not, by itself, revoke your proxy.

Colony shareholders:   Yes. If you are the record holder of your Colony shares, you may revoke your proxy in any one of four ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the special meeting; (2) you may send a written notice which is received prior to the special meeting that you are revoking your proxy to: Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750, Attention: Corporate Secretary; (3) you may cast a new vote by telephone or via the Internet at any time before 11:59 P.M. Eastern Time on the day before the Colony special meeting; or (4) you may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.
Q:
Will TCBC be required to submit the TCBC merger proposal to its shareholders even if TCBC’s board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the TCBC special meeting, TCBC is required to submit the merger proposal to its shareholders even if TCBC’s board of directors has withdrawn, modified or qualified its recommendation.

Q:
Do TCBC directors and executive officers have interests in the merger that are different from, or in addition to, the interests of TCBC shareholders?

A:
Yes. In considering the recommendation of the TCBC board of directors with respect to the merger agreement, you should be aware that TCBC’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of TCBC’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of TCBC’s shareholders include, but are not limited to, accelerated vesting and payouts under outstanding restricted stock and option awards, accelerated vesting and payouts under supplemental executive retirement, deferred compensation and other benefit plans, payments to certain executives pursuant to existing employment and change in control agreements, entry into new employment agreements with Colony and Colony Bank, and continued indemnification and directors’ and officers’ insurance coverage under the merger agreement. For a more complete description of these interests, see “The Merger — Interests of TCBC’s Directors and Executive Officers in the Merger” beginning on page 78.

Q:
Are TCBC shareholders entitled to dissenters’ rights?

A:
Yes. Under Georgia law, record holders of shares of TCBC common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those dissenters’ rights, a TCBC shareholder must follow exactly the procedures specified under Georgia law. A copy of Article 13 of the GBCC is attached as Annex D to this joint proxy statement/prospectus. The value determined in the appraisal process may be more or less than the value a TCBC shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable provisions of Georgia law will result in the loss of the right of appraisal. For further information, see “The Merger — Dissenters’ Rights” on page 83.

Pursuant to the merger agreement, Colony will not be obligated to consummate the merger if dissenters’ rights are properly asserted with respect to 7.5% or more of the outstanding shares of TCBC common stock.
Q:
Are Colony shareholders entitled to dissenters’ rights?

A:
No.

Q:
What are the U.S. federal income tax consequences of the merger to TCBC shareholders?

A:
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, TCBC shareholders who exchange of their shares of TCBC common stock solely for shares of Colony common stock pursuant to the merger generally would not recognize gain or loss on the exchange. TCBC shareholders should expect to recognize gain or loss in connection with cash received in the merger, whether they receive such cash in exchange for cash election shares, stock election shares or no-election shares that are reallocated to receive cash, or in lieu of a fractional share of Colony common stock they would otherwise be entitled to receive.

The obligations of Colony and TCBC to complete the merger are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt of an opinion from Nelson Mullins Riley & Scarborough LLP (with respect to TCBC) and Alston & Bird LLP (with respect to Colony), dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

For further information, see the section of this joint proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 164 for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all TCBC shareholders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.
Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Colony stock issuance proposal or the approval of the TCBC merger proposal, or other proposals to be considered at the Colony special meeting and the TCBC special meeting, respectively?

A:
Yes You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 27. You also should read and carefully consider the risk factors of Colony contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of TCBC common stock will not receive any consideration for their shares in connection with the merger. Instead, TCBC will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, TCBC may be required to pay a termination fee. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement  — Termination Fee” beginning on page 104 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:
What happens if I sell my shares after the applicable record date but before the relevant company’s special meeting?

A:
Each of the TCBC record date and the Colony record date is earlier than the date of the TCBC special meeting or the Colony special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of TCBC common stock or Colony common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to TCBC common stock, you will not have the right to receive the merger consideration to be received by TCBC’s shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of TCBC common stock through completion of the merger.

Q:
If I am a TCBC shareholder, should I send in my TCBC stock certificates now?

A:
No. Please do not send in your TCBC stock certificates with your proxy. Prior to the election deadline, Colony’s exchange agent, Equiniti Trust Company, LLC, will send you instructions for exchanging your shares of TCBC common stock for your portion of the merger consideration. See “The Merger Agreement — Election Procedures; Allocation of Merger Consideration; Exchange of Certificates” beginning on page 89. You should, however, locate your stock certificates and keep them in a safe place to avoid any delays in receipt of the merger consideration upon completion of the merger.

Q:
Who may I contact if I cannot locate my TCBC stock certificate(s)?

A:
If you are unable to locate your original TCBC stock certificate(s), you should contact TC Bancshares, Inc., 113 South Dawson Street, Thomasville, Georgia 31792, Attention: Scott McLean. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Colony or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:
Whom should I call with questions?

A:
TCBC shareholders:   If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of TCBC common stock, please contact Scott McLean, Chief Financial Officer of TCBC by phone at (229) 584-1059 or by email at mac.mclean@tcfederal.com.

Colony shareholders:   If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Colony common stock, please contact Edward L. Bagwell at Colony by phone at (229) 426-6000 or by email to lbagwell@colonybank.com.

SUMMARY
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which this document refers to before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Colony. For a description of this information, please see “Where You Can Find More Information” beginning on page 169. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Companies (page 109)
Information about Colony
Colony Bankcorp, Inc. is a financial holding company headquartered in Fitzgerald, Georgia, and the parent company of Colony Bank, a Georgia state-chartered bank and community-based financial institution. Colony operates a full-service commercial, consumer, and mortgage borrowing business through 38 locations throughout Georgia, Florida and Alabama. As of June 30, 2025, on a consolidated basis, Colony had total assets of $3.12 billion, total net loans of $1.99 billion, total deposits of $2.56 billion and shareholders’ equity of $293.9 million.
Colony’s common stock is listed on the New York Stock Exchange under the symbol “CBAN.”
Colony’s principal office is located at 115 South Grant Street, Fitzgerald, Georgia 31750, and its telephone number at that location is (229) 426-6000.
Information about TCBC
TC Bancshares, Inc. is a bank holding company headquartered in Thomasville, Georgia, and the sole shareholder of TC Federal Bank, a federal savings association that offers a full range of banking products and services from four full-service branch locations located in South Georgia and North Florida. As of June 30, 2025, TCBC had $571.4 million in total consolidated assets, $409.1 million in total loans, net of the allowance for credit losses and deferred fees, $469.1 million in total deposits and $76.2 million in shareholders’ equity.
TCBC’s common stock is quoted on the OTCQX Best Market under the symbol “TCBC.”
TCBC’s principal office is located at 131 South Dawson Street, Thomasville, Georgia 31792, and its telephone number at that location is (229) 226-3221.
The Merger (page 51)
Colony and TCBC have entered into the merger agreement, pursuant to which TCBC will merge with and into Colony, with Colony continuing as the surviving corporation. Immediately following the merger, TC Federal Bank, TCBC’s wholly-owned banking subsidiary, will merge with and into Colony Bank, Colony’s wholly-owned banking subsidiary, with Colony Bank as the surviving bank.
The terms and conditions by which TCBC will merge with and into Colony are contained in the merger agreement, a copy of which is attached to this document as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. We encourage you to read that agreement carefully, as it is the legal document that governs the merger, for a more complete understanding of the merger.

Merger Consideration (page 87)
If the merger agreement is approved by the shareholders of TCBC, the stock issuance is approved by the shareholders of Colony, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, each share of TCBC common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each TCBC shareholder, either: (i) $21.25 in cash (the “per share cash consideration”) or (ii) 1.25 shares of Colony common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that approximately 20% of TCBC shares will receive the cash consideration and the remaining 80% will receive the stock consideration (the consideration such holder receives, the “merger consideration”). The aggregate number of shares of Colony common stock to be issued as merger consideration in the merger will be 3,839,748. Following the completion of the merger, former TCBC shareholders will own approximately [      ]% of the combined company based on the number of shares of Colony common stock outstanding as of [      ].
Although the number of shares of Colony common stock that TCBC shareholders may choose to receive is fixed, the market value of the per share stock consideration and the aggregate merger consideration will fluctuate with the market price of Colony common stock and will not be known at the time TCBC or Colony shareholders vote on the merger. Colony common stock is currently quoted on the New York Stock Exchange under the symbol “CBAN.” Based on the last reported sale price of Colony common stock of $17.73 per share on July 22, 2025, the last full trading day before the public announcement of the merger agreement, the 1.25 exchange ratio represented approximately $22.16 in value for each share of TCBC common stock to be converted into Colony common stock. Based on the closing sale price of Colony common stock of $[      ] per share on [        ], 2025, the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[      ] in value for each share of TCBC common stock to be converted into Colony common stock. TCBC common stock is quoted the OTCQX Best Market under the symbol “TCBC” and the last sale price on July 22, 2025, the last full trading day before the public announcement of the merger agreement, was $16.31 per share, and the most recent reported closing sale price of TCBC common stock on [         ], 2025 was $[      ] per share.
Additionally, Colony will not issue any fractional shares of Colony common stock in the merger. Instead, a TCBC shareholder who otherwise would have received a fraction of a share of Colony common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices for shares of Colony common stock for the twenty consecutive full trading days ending on the trading day immediately preceding the fifth business day prior to the date of closing of the merger on which such shares are actually traded on the New York Stock Exchange (which we refer to as the “average Colony closing price”) by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Colony common stock to which such shareholder would otherwise be entitled to receive.
If TCBC provides notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of Colony common stock relative to the price of S&P BMI Banks Index, Colony has the option (but not the obligation) to adjust the exchange ratio such that the aggregate stock consideration portion of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $50,930,417 or (ii) an amount equal to the product of the index ratio, 0.80, 3,839,748, and the average Colony closing price, divided by the Colony ratio (each as calculated per the merger agreement).
Treatment of TCBC Restricted Stock (page 88)
Immediately prior to the effective time of the merger, all outstanding shares of TCBC common stock subject to vesting restrictions granted under TCBC stock plans (which we refer to as “TCBC restricted stock”) will become fully vested and treated like any other issued and outstanding share of TCBC common stock.

Treatment of Options to Purchase Shares of TCBC Common Stock (page 88)
At the effective time of the merger, each option to purchase shares of TCBC common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of TCBC common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of TCBC common stock under such option, less applicable taxes.
Election Procedures; Allocation of Merger Consideration; Exchange of Certificates (page 89)
The merger agreement allows each TCBC shareholder to make an election to exchange their shares of TCBC common stock for either the per share cash consideration, the per share stock consideration, or a combination thereof. No less than twenty business days prior to the election deadline, Colony’s exchange agent will mail to each holder of record of each share of TCBC common stock an election form and a letter of transmittal and instructions for electing the holder’s merger consideration and the surrender of the holder’s TCBC stock certificate(s) for the merger consideration (including cash in lieu of any fractional shares of Colony common stock). Those election materials will provide the deadline by which such elections must be received, which will be the later of [         ], 2025 (the date of the TCBC special meeting) or a date that the parties agree is approximately five business days prior to closing.
Each TCBC shareholder may (i) elect to receive the per share cash consideration with respect to each share of TCBC common stock held, (ii) elect to receive the per share stock consideration with respect to each share of TCBC common stock held, (iii) elect to receive a mix of the per share cash consideration and the per share stock consideration, or (iv) indicate that such shareholder makes no such election. Shares for which a valid election to receive the per share cash consideration has been made on or prior to the election deadline are referred to as “cash election shares.” Shares for which a valid election to receive the per share stock consideration has been made on or prior to the election deadline are referred to as “stock election shares.” Shares for which no valid election was made on or prior to the election deadline are referred to as “no-election shares.”
The aggregate number of shares of Colony common stock to be issued to TCBC shareholders pursuant to the merger is fixed (other than for adjustment as described below) at 3,839,748 shares. If the elections received from TCBC shareholders result in an oversubscription or an undersubscription of the per share stock consideration, then Colony’s exchange agent will allocate among the TCBC shareholders rights to receive the per share cash consideration and per share stock consideration.
In the event that the aggregate amount of per share stock consideration that TCBC shareholders have elected to receive exceeds 3,839,748 shares of Colony common stock:
•
all cash election shares will be converted into the right to receive the per share cash consideration;

•
all no-election shares will be converted into the right to receive the per share cash consideration; and

•
stock election shares will be deemed to be cash election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,839,748 shares.

In the event that the aggregate amount of per share stock consideration that TCBC shareholders have elected to receive is less than 3,839,748 shares of Colony common stock (the difference between the amount of per share stock consideration as elected and 3,839,748 we refer to as the “shortfall number”):
•
all stock election shares will be converted into the right to receive the per share stock consideration;

•
if the number of no-election shares, when converted to the per share stock consideration, is less than or equal to the shortfall number, then all no-election shares will be converted into the right to receive the per share stock consideration and cash election shares will be deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,839,748 shares (after taking into consideration the stock election shares and the converted no-election shares); and

•
if the number of no-election shares, when converted to the per share stock consideration, is greater than the shortfall number, then no-election shares will be deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,839,748 shares (after taking into consideration the stock election shares) and all cash election shares will be converted into the right to receive the per share cash consideration.

After the effective time of the merger, the exchange agent shall deliver to each former TCBC shareholder (other than holders of shares as to which dissenters’ rights of appraisal have been perfected), upon proper completion of a letter of transmittal and the surrender of such TCBC shareholder’s certificates representing all shares of TCBC common stock owned at the effective time, the merger consideration that each such TCBC shareholder is entitled to receive pursuant to the election and allocation procedures described above.
Recommendation of the TCBC Board of Directors (page 43)
The TCBC board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that TCBC’s shareholders vote “FOR” the TCBC merger proposal and “FOR” the TCBC adjournment proposal (if necessary or appropriate). For the factors considered by the TCBC board of directors in reaching its decision to approve the merger agreement, see “The Merger — TCBC’s Reasons for the Merger; Recommendation of the TCBC Board of Directors” on page 55.
Opinion of TCBC’s Financial Advisor (page 56 and Annex B)
On July 23, 2025, Performance Trust Capital Partners, LLC (which we refer to as “Performance Trust”) rendered to TCBC its written opinion letter with respect to the fairness, from a financial point of view, to the holders of TCBC common stock, as of the date of the opinion, of the merger consideration to be received in connection with the merger by such holders pursuant to the terms of the merger agreement. Performance Trust’s opinion was directed to the TCBC board of directors and did not address any other aspect or implication of the merger. The references to Performance Trust’s opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion, which is included as Annex B to this joint proxy statement/prospectus, and Performance Trust’s opinion sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Performance Trust in preparing its opinion.
Neither Performance Trust’s opinion, nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the TCBC board of directors or any shareholder of TCBC as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Performance Trust’s opinion was furnished for the use and benefit of the TCBC board of directors (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Performance Trust will not be deemed to have, any fiduciary duty to the TCBC board of directors, TCBC, any security holder or creditor of TCBC or any other person, regardless of any prior or ongoing advice or relationships.
For further information, please see the section entitled “The Merger — Opinion of TCBC’s Financial Advisor” on page 56.
Recommendation of the Colony Board of Directors (page 47)
The Colony board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, and unanimously recommends that Colony shareholders vote “FOR” the Colony stock issuance proposal and “FOR” the Colony adjournment proposal (if necessary or appropriate). For the factors considered by the Colony board of directors in reaching its decision to approve the merger agreement, see “The Merger — Colony’s Reasons for the Merger; Recommendation of the Colony Board of Directors” on page 67.

Opinion of Colony’s Financial Advisor (page 69 and Annex C)
On July 22, 2025, at the request of the Colony board of directors, representatives of Hovde Group, LLC (which we refer to as “Hovde”) rendered Hovde’s opinion, dated July 22, 2025, to the Colony board of directors that, as of such date and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the total value of the merger is fair, from a financial point of view, to the shareholders of Colony common stock. As set forth in the Hovde opinion, the total value of the merger is defined as consisting of (1) the per share merger consideration of either 1.25 shares of Colony common stock or $21.25 in cash to be paid to holders of shares of TCBC common stock (subject to certain adjustments and allocations set forth in the merger agreement) including holders of shares of TCBC restricted stock and (2) cash amounts to be paid to holders of options of TCBC common stock pursuant to the merger agreement.
The full text of the written opinion of Hovde, dated July 22, 2025, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken by Hovde, is attached as Annex C to this document. Hovde provided its opinion for the information and assistance of the Colony board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger, and its opinion only addresses whether the total value of the merger pursuant to the merger agreement was fair, from a financial point of view, to the Colony shareholders as of July 22, 2025. The opinion of Hovde did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Hovde opinion does not constitute a recommendation to the Colony board of directors, the Colony shareholders, the TCBC board of directors, the TCBC shareholders or any shareholder or any other person as to how such person should act with respect to the merger or any other matter.
For further information, please see the section entitled “The Merger — Opinion of Colony’s Financial Advisor” on page 69.
TCBC Special Meeting of Shareholders (page 43)
TCBC will hold a special meeting of shareholders [      ], 2025, at 8:00 a.m. local time, at the main office of TC Federal Bank located at 131 S Dawson Street, Thomasville, Georgia 31792. At the special meeting, TCBC shareholders will be asked to vote on the TCBC merger proposal and, if necessary, the TCBC adjournment proposal.
The TCBC board of directors has fixed the close of business on [      ], 2025 as the record date for determining the holders of TCBC common stock entitled to receive notice of, and to vote at, the TCBC special meeting. As of the TCBC record date, there were [      ] shares of TCBC common stock outstanding and entitled to vote at the TCBC special meeting held by [      ] holders of record.
Shareholder approval of the TCBC merger proposal is required to complete the merger. TCBC will transact no business other than as listed above at the TCBC special meeting, except for business properly brought before the TCBC special meeting or any adjournment or postponement thereof. Each share of TCBC common stock entitles the holder thereof to one vote at the TCBC special meeting on each proposal to be considered at the TCBC special meeting.
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of TCBC common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the TCBC special meeting.
Approval of the TCBC merger proposal requires the affirmative vote of a majority of the outstanding shares of TCBC common stock entitled to vote thereon. Whether or not a quorum is present, approval of the TCBC adjournment proposal (if necessary or appropriate) requires that the holders of at least a majority of the shares of TCBC common stock represented in person or by proxy at the special meeting vote “FOR” the TCBC adjournment proposal. TCBC shareholders must approve the TCBC merger proposal in order for the merger to occur. TCBC shareholders are not, however, required to approve the TCBC adjournment proposal in order for the merger to occur. If TCBC shareholders fail to approve the TCBC adjournment proposal, but approve the TCBC merger proposal, the merger may nonetheless occur.

Each director and executive officer of TCBC (which collectively constitute approximately 7.15% of the outstanding shares of TCBC common stock as of the TCBC record date) have entered into voting agreements with Colony agreeing to, among other things, vote their shares of TCBC common stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of TCBC in the merger agreement.
Even if you expect to attend the special meeting of shareholders, TCBC recommends that you promptly complete and return your proxy card in the enclosed return envelope. Alternatively, you may vote through the Internet or by telephone. Information and applicable deadlines for voting by Internet or by telephone are set forth in the enclosed proxy card instructions.
Colony Special Meeting of Shareholders (page 47)
Colony will hold a special meeting of its shareholders on [      ], 2025, at [      ], local time, at [      ]. At the special meeting, Colony shareholders will be asked to vote on the Colony stock issuance proposal and the Colony adjournment proposal.
The Colony board of directors has fixed the close of business on [      ], 2025 as the record date for determining the holders of Colony common stock entitled to receive notice of, and to vote at, the Colony special meeting. As of the Colony record date, there were [      ] shares of Colony common stock outstanding and entitled to vote at the Colony special meeting held by [      ] holders of record.
Shareholder approval of the Colony stock issuance proposal is required to complete the merger. Colony will transact no business other than as listed above at the Colony special meeting, except for business properly brought before the Colony special meeting or any adjournment or postponement thereof. Each share of Colony common stock entitles the holder thereof to one vote at the Colony special meeting on each proposal to be considered at the Colony special meeting.
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Colony common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Colony special meeting.
Approval of the Colony stock issuance proposal requires the affirmative vote of holders representing a majority of the shares of Colony common stock represented at the meeting. Approval of the Colony adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of Colony common stock represented at the meeting. Colony shareholders must approve the Colony stock issuance proposal in order for the merger to occur. Colony shareholders are not, however, required to approve the Colony adjournment proposal in order for the merger to occur. If the Colony shareholders fail to approve the Colony adjournment proposal, but approve the Colony stock issuance proposal, the merger may nonetheless occur.
Each director and executive officer of Colony (which collectively constitute approximately [    ]% of the outstanding shares of Colony common stock as of the Colony record date) has entered into voting agreements with TCBC agreeing to, among other things, vote their shares of Colony common stock in favor of the merger agreement and the transactions contemplated thereby.
Even if you expect to attend the special meeting of shareholders, Colony recommends that you promptly complete and return your proxy card in the enclosed return envelope. Alternatively, you may vote through the Internet or by telephone. Information and applicable deadlines for voting by Internet or by telephone are set forth in the enclosed proxy card instructions.
Interests of TCBC’s Directors and Executive Officers in the Merger (page 78)
In considering the recommendation of the TCBC board of directors with respect to the merger agreement, TCBC shareholders should be aware that certain of TCBC’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of TCBC shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of TCBC shareholders include:

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accelerated vesting and payouts under outstanding restricted stock and option awards;

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accelerated vesting and payouts under TCBC supplemental executive retirement plans for three executive officers;

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payouts under TCBC deferred compensation plans for TCBC directors;

•
payments under existing employment and change in control agreements with TCBC for four executive officers;

•
new employment agreements with Colony Bank for two executive officers;

•
allocation of additional shares of TCBC common stock held by the TCBC Employee Stock Ownership Plan (which we refer to as the “ESOP”); and

•
right to continued indemnification and insurance coverage under the merger agreement.

The TCBC board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For a more complete description of these interests, see “The Merger — Interests of TCBC’s Directors and Executive Officers in the Merger” beginning on page 78.
Board Composition and Management of Colony after the Merger (page 78)
Each of the officers and directors of Colony immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, provided, however, that Greg Eiford, the current President and Chief Executive Officer of TCBC, will be appointed as Executive Vice President and Chief Community Banking Officer of Colony Bank.
Regulatory Approvals Required for the Merger (page 84)
To complete the merger, the parties must receive the prior approval, or a waiver of the applicable approval requirements, of the Board of Governors of the Federal Reserve (which we refer to as the “Federal Reserve”) as well as approvals by the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Georgia Department of Banking and Finance (which we refer to as the “GDBF”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Although neither Colony nor TCBC knows of any reason why the regulatory approvals cannot be obtained, Colony and TCBC cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
Conditions to Complete the Merger (page 101)
Currently, TCBC and Colony expect to complete the merger as early as the fourth quarter of 2025. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. TCBC’s and Colony’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:
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the approval of the merger agreement and merger by the requisite vote of TCBC shareholders;

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the approval of the stock issuance of Colony common stock as merger consideration by the requisite vote of Colony shareholders;

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the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the FDIC and GDBF, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition;

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the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

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the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

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each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, confirming the merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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receipt of certain of waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement, or instrument to which TCBC or any of its subsidiaries is a party or by which any of their respective properties is bound, in order to prevent the consummation of the transactions contemplated by the merger agreement from constituting a default under such contract, agreement, or instrument or creating any lien, claim, or charge upon any of the assets of TCBC or any of its subsidiaries;

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the absence of 7.5% or more of the outstanding shares of TCBC’s stock exercising their dissenters’ rights;

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receipt of a certificate from TCBC confirming that TCBC is not and has not been a United States real property holding corporation within the meaning of Treasury Regulations Section 1.1445-2(c)(3);

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delivery by TCBC of a notice to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h), in form and substance reasonably acceptable to Colony;

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the absence of any material adverse change in the financial condition, business or results of operations of TCBC, Colony or their respective subsidiaries;

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the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

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the performance by each party of its respective obligations under the merger agreement.

Neither TCBC nor Colony can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 101.
Agreement Not to Solicit Other Offers (page 99)
Under the merger agreement, TCBC has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Colony) any information or data with respect to TCBC or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which TCBC is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining TCBC’s required shareholder approval, TCBC may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). TCBC must notify Colony promptly (but in no event later than 24 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining TCBC’s required shareholder approval, TCBC may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that it is reasonably necessary to take such actions to comply with its fiduciary duties to TCBC’s shareholders under applicable law. However, TCBC cannot take any of those actions in response to a superior proposal unless it provides Colony with a five business day period to negotiate in good faith to enable Colony to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 103)
The merger agreement can be terminated at any time prior to the effective time of the merger in the following circumstances, whether before or after approval of the TCBC merger proposal by the TCBC shareholders or approval of the Colony stock issuance proposal by the Colony shareholders:
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upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;

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by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority unless the failure to obtain the requisite regulatory approvals is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party as set forth in the merger agreement;

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by either party (1) if the requisite TCBC vote shall not have been obtained at the TCBC special meeting, or (2) if the requisite Colony vote shall not have been obtained at the Colony special meeting; provided that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite TCBC or Colony shareholder approval at the respective meeting;

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by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 30 days after notice from the non-breaching party or such breach cannot be cured;

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by either party if the merger has not been consummated by the close of business on March 31, 2026 (which shall be automatically extended to April 30, 2026 if the only outstanding condition to closing is receipt of only or more of the requisite regulatory approvals), unless a failure to comply with the terms of the agreement or breach of a representation or warranty by the party desiring to terminate the merger agreement has materially contributed to the failure to consummate the merger by either such date;

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by Colony if (1) TCBC has breached its covenant not to solicit acquisition proposals, (2) the TCBC board of directors withdraws, qualifies, amends, modifies, withholds, or fails to affirm its recommendation to its shareholders with regard to the TCBC merger proposal, (3) the TCBC board of directors has materially breached its obligation to call, given notice, and hold a meeting of the shareholders of TCBC for the purpose of voting on the TCBC merger proposal, (4) the TCBC board of directors has resolved to accept or recommends another acquisition proposal, or (5) the TCBC board of directors fails to publicly recommend against another publicly announced acquisition proposal within three days after receipt of notice from Colony;

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by TCBC if the Colony board of directors (1) withdraws, qualifies, amends, modifies, withholds, or fails to affirm its recommendation to its shareholders regarding the Colony stock issuance proposal (2) the Colony board of directors has materially breached its obligation to call, given notice, and hold the Colony special meeting, or (3) the Colony board of directors fails to publicly recommend against another publicly announced acquisition proposal within three days after receipt of notice from TCBC; or

•
by TCBC if at any time before the receipt of approval for the merger from TCBC’s shareholders, TCBC receives an unsolicited proposal for the acquisition of all or substantially all of TCBC’s capital stock or assets and the TCBC board of directors determines that such acquisition proposal is superior, from a financial point of view, to the merger agreement and it enters into a binding definitive agreement with respect to such acquisition proposal; provided, however, that Colony may renegotiate the terms of the merger agreement such that the TCBC board of directors may not accept the third party proposal on the basis that it is superior, from a financial point of view, to Colony’s.
TCBC also may terminate the merger agreement if both of the following conditions are met during any time period beginning on the fifth business day prior to closing (which we refer to as the “determination date”):
•
the number obtained by dividing the average Colony closing price by $16.58 (the “Colony ratio”) is less than 0.80; and

•
the Colony ratio is less than the number obtained by (i) dividing the average of the daily closing value of the S&P BMI Banks Index for the 20 consecutive trading days ending on the determination date (the “index ratio”) by $[      ] and (ii) subtracting 0.20 from such index ratio.

If TCBC elects to exercise this termination right, prompt written notice must be provided to Colony. Colony then has the option (but not the obligation), within five business days following its receipt of such written notice, to adjust the exchange ratio such that the aggregate value of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $50,930,417 or (ii) an amount equal to the product of the index ratio, 0.80, 3,839,748, and the average Colony closing price, divided by the Colony ratio (each as calculated per the merger agreement). If Colony elects to make this adjustment, Colony must provide prompt written notice to TCBC, which shall contain the revised exchange ratio. Once this notice is received by TCBC, the merger agreement shall continue in full force and effect.
Termination Fee (page 104)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the TCBC board of directors, TCBC may be required to pay to Colony a termination fee equal to $3,443,000. This termination fee could discourage other companies from seeking to acquire or merge with TCBC. For more information, see “The Merger Agreement — Termination Fee” beginning on page 104.
Expenses and Fees (page 104)
Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Amendment, Waiver and Extension of the Merger Agreement (page 104)
TCBC and Colony may jointly amend the merger agreement, and each of TCBC and Colony may waive its right to require the other party to comply with particular provisions of the merger agreement. However, TCBC and Colony may not amend the merger agreement or waive their respective rights after the TCBC shareholders have approved the TCBC merger proposal or Colony shareholders have approved the Colony stock issuance proposal if the amendment or waiver would legally require further approval by the TCBC shareholders or the Colony shareholders, as applicable, without first obtaining such further approval.
Comparison of Shareholders’ Rights (page 153)
The rights of TCBC’s shareholders will change as a result of the merger due to differences in Colony’s and TCBC’s governing documents. See “Comparison of Shareholders’ Rights” beginning on page 153 for a description of the material differences in shareholders’ rights under each of the Colony and TCBC governing documents.
Risk Factors (page 27)
You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 27.

Ancillary Agreements to the Merger Agreement (page 106)
TCBC Voting Agreements
As a condition to Colony entering into the merger agreement, each director and executive officer of TCBC entered into a voting agreement in the form attached as Exhibit A to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of TCBC common stock held of record by such person (1) to approve the merger agreement and the consummation of the transaction contemplated thereby (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would be reasonably likely to result in a breach of any covenant, representation or warranty of TCBC in the merger agreement.
Colony Voting Agreements
As a condition to TCBC entering into the merger agreement, each director and executive officer of Colony entered into a voting agreement in the form attached as Exhibit B to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of Colony common stock held of record by such person (1) to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration and (2) against any action or agreement that would be reasonably likely to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Colony or such director contained in the merger agreement.
Director Restrictive Covenant Agreements
At the time of the execution of the merger agreement, each director of TCBC and TC Federal Bank entered into a Non-Competition and Non-Disclosure Agreement (which we refer to as a “director restrictive covenant agreement” with Colony in the form attached as Exhibit D to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the director restrictive covenant agreement, each such director agreed to, among other things, (1) maintain in strict confidence and not, directly or indirectly, disclose, use or permit the use of any confidential information or trade secrets of TCBC for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with Colony, including not soliciting employees and customers of TCBC, and (3) for a period of two years following the closing of the merger, not serve as a director, officer, manager, or employee of another financial institution in counties in Georgia and Florida in which TC Federal Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties.
Claims Letters
At the time of the execution of the merger agreement, each director and executive officer of TCBC and TC Federal Bank executed a letter agreement with Colony in the form attached as Exhibit E to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the letter agreement, each such director and executive officer released and discharged, effective upon the consummation of the merger, TCBC and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Colony and Colony Bank), from any and all liabilities or claims that the director and/or executive officer has or claims to have as of the effective time of the merger, with certain exceptions.
Dissenters’ Rights (page 45)
Under Georgia law, record holders of shares of TCBC common stock are entitled to exercise statutory rights of dissent and appraisal and receive payment of the fair value of their shares in cash as determined by an appraisal process. To exercise those dissenters’ rights, a TCBC shareholder must not vote in favor of the TCBC merger proposal and comply with the statutory requirements of Georgia law concerning dissenters’ rights of appraisal.

To be eligible to demand payment for their shares, TCBC shareholders must file with TCBC, prior to the vote on the TCBC merger proposal, a written notice of such holder’s intention to demand payment for the fair value of their shares if the merger is completed. Voting against the TCBC merger proposal alone will not entitle a TCBC shareholder to cash payment for their shares. Please see “The Merger — Dissenters’ Rights,” beginning on page 45 for a discussion of the statutory requirements TCBC shareholders are required to follow to perfect their dissenters’ rights of appraisal.
A copy of Article 13 of the GBCC is attached as Annex D to this joint proxy statement/prospectus. Failure to strictly comply with these provisions may result in the loss of appraisal rights. The value determined in the appraisal process may be more or less than the value a TCBC shareholder would receive in the merger under the terms of the merger agreement.
Pursuant to the merger agreement, Colony will not be obligated to consummate the merger if rights of dissenters are properly asserted with respect to more than 7.5% of the outstanding shares of TCBC common stock.
Accounting Treatment (page 164)
Colony will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.
Material U.S. Federal Income Tax Consequences of the Merger (page 164)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the merger agreement is intended to constitute a “plan of reorganization” as such term is used in Sections 354 and 361 of the Code. It is a condition to the respective obligations of Colony and TCBC to complete the merger that each of Colony and TCBC receives a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions, however, will not bind the Internal Revenue Service or the courts, which could take a contrary view. Based upon a qualification of the merger as a reorganization under the Code, holders of TCBC common stock who exchange their shares of TCBC common stock solely for shares of Colony common stock generally will not recognize gain or loss with respect to the receipt of Colony common stock in the merger. Holders of TCBC common stock generally will be subject to tax with respect to any cash consideration received, including cash received in lieu of fractional shares of Colony common stock.
The U.S. federal income tax consequences described above may not apply to all holders of TCBC common stock. Your tax consequences will depend on your individual situation. Accordingly, Colony and TCBC strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Trading Markets and Dividends (page 82)
Colony’s common stock is listed on the New York Stock Exchange under the symbol “CBAN.”
TCBC’s common stock is quoted on the OTCQX Best Market under the symbol “TCBC.” The OTCQX Best Market prices are quotations, which reflect interdealer prices, without retail mark-up, markdown, or commissions and may not represent actual transactions.
Under the merger agreement, TCBC is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than its regular semi-annual cash dividend of $0.05 per share, without the prior written consent of Colony. TCBC’s ability to pay dividends is also subject to state and federal laws and regulations.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Colony, TCBC, and the combined company following the proposed merger and statements for periods after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective,” “predict,” “aim” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Colony, TCBC, the proposed merger, or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this joint proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
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the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require TCBC to pay a termination fee to Colony;

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the risk that the cost savings, synergies or other anticipated benefits from the mergers is less than or different from expectations, or may not be fully realized or may take longer to realize than expected;

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the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approvals of TCBC and Colony shareholders;

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the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

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risks associated with the timing of the completion of the merger;

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management time and effort may be diverted to the resolution of merger-related issues;

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the risk that the businesses of Colony and TCBC will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

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the expected growth opportunities or costs savings from the merger with TCBC may not be fully realized or may take longer to realize than expected;

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revenues following the merger may be lower than expected as a result of losses of customers or other reasons;

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potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Colony’s integration of TCBC, including, without limitation, potential difficulties in maintaining relationships with key personnel;

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the outcome of any legal proceedings that may be instituted against Colony or TCBC or their respective boards of directors;

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limitations placed on the ability of Colony and TCBC to operate their respective businesses by the merger agreement;

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the effect of the announcement of the merger on Colony’s and TCBC’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

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customer acceptance of the combined company’s products and services;

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the amount of any costs, fees, expenses, impairments and charges related to the merger;

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fluctuations in the market price of Colony common stock and the related effect on the market value of the merger consideration that TCBC shareholders will receive upon completion of the merger;

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the dilution caused by Colony’s issuance of additional shares of its common stock in the merger;

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several business and economic conditions, particularly those affecting the financial services industry and our primary market areas; and

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other risks and factors identified in this joint proxy statement/prospectus under the heading “Risk Factors.”

Any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. Colony and TCBC do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Colony, TCBC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
As investment in Colony common stock in connection with the merger involves risks. In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the risk factors included in Colony’s Annual Report on Form 10-K for the year ended December 31, 2024, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this joint proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 169.
Because of the fixed exchange ratio and the fluctuation of the market price of Colony common stock, TCBC shareholders cannot be certain of the precise value of the per share stock consideration they will be entitled to receive.
Pursuant to the merger agreement, each share of TCBC common stock issued and outstanding immediately prior to the effective time of the merger will be converted into, at the election of the holder and subject to adjustment and allocation procedures described in the merger agreement, the right to receive either: (i) $21.25 in cash or (ii) 1.25 shares of Colony common stock. The market value of Colony common stock may vary from the market value on the date Colony and TCBC announced the merger, on the date that this joint proxy statement/prospectus is mailed, on the date of the TCBC special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Colony common stock. Any fluctuation in the market price of Colony common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Colony common stock that TCBC shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of Colony and TCBC, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the TCBC special meeting, TCBC shareholders will not know the precise market value of the per share stock consideration they may receive at the effective time of the merger. TCBC shareholders should obtain current sale prices for shares of Colony common stock before voting their shares at the TCBC special meeting.
TCBC shareholders may not receive their elected form of merger consideration due to proration or allocation limits.
While TCBC shareholders may elect to receive either cash or Colony common stock, the merger agreement includes proration or allocation mechanisms that limit the availability of each form of consideration. As a result, shareholders may receive a mix of cash and stock that differs from their election. The final allocation may depend on the aggregate elections of all TCBC shareholders and other conditions set forth in the merger agreement.
TCBC shareholders who exercise dissenters’ rights may receive less than the value of the merger consideration.
TCBC shareholders who properly exercise dissenters’ rights under applicable law may receive a cash payment for their shares based on a judicial determination of fair value. This amount may be less than the value of the merger consideration they would otherwise receive under the merger agreement. See “The Merger — Dissenters’ Rights” for more information.
The merger may not be consummated unless important conditions are satisfied.
Colony and TCBC expect the merger to close as early as the fourth quarter of 2025, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond Colony’s and TCBC’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Colony and TCBC may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:
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the approval of the merger agreement and merger by the requisite vote of TCBC shareholders;

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the approval of the stock issuance of Colony common stock as merger consideration by the requisite vote of Colony shareholders;

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the receipt of required regulatory approvals, including the approval or waiver from the Federal Reserve and the approvals of the FDIC and GDBF, which are necessary to consummate the merger, without the imposition of any materially burdensome regulatory condition, and the expiration of all statutory waiting periods unless the failure to obtain the requisite regulatory approvals is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party as set forth in the merger agreement;

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the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

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the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

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each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

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the absence of 7.5% or more of the outstanding shares of TCBC’s stock exercising their dissenters’ rights;

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the receipt of certain of waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement, or instrument to which TCBC or any of its subsidiaries is a party or by which any of their respective properties is bound, in order to prevent the consummation of the transactions contemplated by the merger agreement from constituting a default under such contract, agreement, or instrument or creating any lien, claim, or charge upon any of the assets of TCBC or any of its subsidiaries;

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the receipt of a certificate from TCBC confirming that TCBC is not and has not been a United States real property holding corporation within the meaning of Treasury Regulations Section 1.1445-2(c)(3);

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the delivery by TCBC of a notice to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h), in form and substance reasonably acceptable to Colony.

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the absence of any event, facts, or circumstances that have or may reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of TCBC, Colony, or their respective subsidiaries;

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the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

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the performance by each party of its respective obligations under the merger agreement.

As a result, the merger may not close as scheduled or at all. In addition, either Colony or TCBC may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 101.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that Colony does not anticipate or cannot be met.
Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Colony and TCBC do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Colony following the merger, any of which might have a material adverse effect on Colony following the merger.

Neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Colony or TCBC, as described more fully in “The Merger — Regulatory Approvals Required for the Merger” beginning on page 84.
Colony may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including TCBC.
From time to time, Colony evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Colony’s growth strategy depends on the successful integration of these acquisitions. Colony faces numerous risks and challenges to the successful integration of acquired businesses, including the following:
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the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Colony’s existing business;

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limitations on Colony’s ability to realize the expected cost savings and synergies from an acquisition;

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challenges related to integrating acquired operations, including Colony’s ability to retain key employees and maintain relationships with significant customers and depositors;

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challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

•
discovery of previously unknown liabilities following an acquisition associated with the acquired business.

If Colony is unable to successfully integrate the businesses it acquires, Colony’s business, financial condition and results of operations may be materially adversely affected.
TCBC’s executive officers and directors have interests in the merger in addition to or different from the interests of other TCBC shareholders.
TCBC’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of TCBC shareholders generally. The TCBC board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the transactions contemplated by the merger agreement and in determining to recommend to TCBC shareholders that they vote to approve the TCBC merger proposal. These interests are described in more detail under the section entitled, “ “The Merger — Interests of TCBC’s Directors and Executive Officers in the Merger” beginning on page 78.
The fairness opinions delivered by the respective financial advisors to Colony and TCBC will not reflect changes in circumstances between the date of the merger agreement and the completion of the merger.
The Colony board of directors received a fairness opinion from Hovde on July 22, 2025 and the TCBC board of directors received a fairness opinion from Performance Trust on July 23, 2025. Such opinions have not been updated as of the date of this joint proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Colony and TCBC, general market and economic conditions and other factors that may be beyond the control of Colony and TCBC may alter the value of Colony or TCBC or the prices of shares of Colony common stock or TCBC common stock by the time the merger is completed. The opinions do not speak as of the time the merger is completed or as of any date other than the date of the opinions, nor do they contemplate any adjustments to the merger consideration. Management of Colony is not aware of any material changes in Colony’s operations or performance since the delivery of the Hovde opinion or that are anticipated to occur before the special meeting takes place or before the merger is completed. Management of TCBC is not aware of any material changes in TCBC’s operations or performance since the delivery of the Performance Trust opinion or that are anticipated to occur before the TCBC special meeting takes place or before the merger is completed. A copy of the Hovde and Performance Trust fairness opinions are included as Annex B and Annex C, respectively, to this joint proxy statement/prospectus. For a description of the opinion that Colony received from its financial advisor, please refer to “The Merger — Opinion of Colony’s

Financial Advisor” beginning on page 69. For a description of the opinion that TCBC received from its financial advisor, please refer to “The Merger — Opinion of TCBC’s Financial Advisor” beginning on page 56.
The merger agreement contains provisions granting both Colony and TCBC the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to March 31, 2026 (subject to extension to April 30, 2026 if the only outstanding condition to closing is the receipt of regulatory approvals) and the right of TCBC to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the TCBC board of directors. If the merger is not completed, the ongoing business of TCBC could be adversely affected and TCBC will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section. In addition, TCBC may provide Colony with notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of Colony common stock relative to the price of S&P BMI Banks Index; however, Colony has the option (but not the obligation) to increase the exchange ratio to prevent such a termination of the merger agreement. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 103.
Termination of the merger agreement could negatively impact TCBC and Colony.
If the merger agreement is terminated before closing there may be various consequences. For example, TCBC’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, TCBC will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the TCBC board of directors seeks another merger or business combination, TCBC shareholders cannot be certain that TCBC will be able to find a party willing to pay the equivalent or greater consideration than that which Colony has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, TCBC may be required to pay Colony a termination fee. See “The Merger Agreement — Effect of Termination” beginning on page 104.
Further, if the merger agreement is terminated and the merger is not consummated, Colony’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of Colony as an acquirer may be harmed and, as a result, it may make it more difficult for Colony to consummate future acquisitions.
Colony and TCBC will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.
Colony and TCBC each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, Colony and TCBC expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including such non-recurring expenses as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although Colony and TCBC expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Colony following completion of the merger.

The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to TCBC that might result in greater value to TCBC shareholders.
The merger agreement prohibits TCBC from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, TCBC has agreed to pay Colony a termination fee of $3,443,000 if the merger agreement is terminated because TCBC decides to enter into or close another acquisition transaction. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of TCBC from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire TCBC than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
In connection with entering into the merger agreement, each member of the TCBC board of directors and each executive officer of TCBC, in their capacities as TCBC shareholders, have entered into voting agreements. The voting agreements require, among other things, that the shareholder party thereto vote all of his or her shares of TCBC common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of his or her shares of TCBC common stock, subject to certain exceptions. For further information, please see the section entitled “Ancillary Agreements to the Merger Agreement.”
Colony and TCBC will be subject to business uncertainties and TCBC will be subject to contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Colony and TCBC. These uncertainties may impair the ability of Colony or TCBC to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Colony or TCBC to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of TCBC may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of Colony or TCBC depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, TCBC’s business prior to the merger closing and Colony’s business after the merger closes could be harmed. In addition, subject to certain exceptions, TCBC has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement — Covenants and Agreements — Conduct of Business Prior to the Completion of the Merger” beginning on page 93 for a description of the restrictive covenants applicable to TCBC.
The merger with TCBC may distract Colony’s management from its other responsibilities.
The acquisition of TCBC could cause Colony’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Colony. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Colony.
The combined company may be unable to retain Colony and/or TCBC personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Colony and TCBC. It is possible that these employees may decide not to remain with Colony and TCBC, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating TCBC to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Colony and TCBC may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

Colony and TCBC may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of Colony and TCBC to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Colony and TCBC if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Colony and TCBC may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies are necessary. Colony and TCBC, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. If any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.
TCBC shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Colony than they had on TCBC before the merger.
TCBC shareholders will have a much smaller percentage ownership interest and effective voting power in Colony compared to their ownership interest and voting power in TCBC prior to the merger. Consequently, TCBC shareholders will have significantly less influence on the management and policies of Colony after the merger than they now have on the management and policies of TCBC. If the merger is consummated, current TCBC shareholders will own approximately [    ]% of the combined company based upon the number of Colony shares outstanding as of [    ]. Accordingly, former TCBC shareholders will own less than the outstanding voting stock of the combined company than current Colony shareholders and would, as a result, be outvoted by current Colony shareholders if such current Colony shareholders voted together as a group.
Future capital needs could result in dilution of shareholder investment.
Colony’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Colony common stock. New investors may also have rights, preferences and privileges senior to Colony’s shareholders which may adversely impact its shareholders.
Shares of Colony common stock to be received by holders of TCBC common stock as a result of the merger will have rights different from the shares of TCBC common stock.
Upon completion of the merger, the rights of former TCBC shareholders will be governed by the Articles of Incorporation, as amended, and Amended and Restated Bylaws of Colony. Accordingly, certain rights associated with TCBC common stock may differ from the rights associated with Colony common stock. See “Comparison of Shareholders’ Rights” beginning on page 153 for a discussion of the different rights associated with Colony common stock.
Colony may fail to realize some or all of the anticipated benefits of the merger.
The success of the merger will depend on, among other things, Colony’s ability to successfully combine the businesses of Colony and TCBC. If Colony is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
Colony and TCBC have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Colony or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of TCBC could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Colony and TCBC during the pre-merger period and for an undetermined time after the consummation of the merger.

Colony’s and TCBC’s historical and pro forma condensed combined consolidated financial information may not be representative of Colony’s results as a combined company.
The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Colony’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had they been completed on the dates indicated. Such unaudited pro forma condensed combined financial statements are based upon preliminary estimates to record the TCBC identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of TCBC as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 35.
Sales of substantial amounts of Colony common stock by former TCBC shareholders could adversely affect the market price of Colony stock.
Following the merger, certain TCBC shareholders will receive Colony common stock, which will be freely tradable. If a significant number of shares of Colony common stock are sold in the public market, it could place downward pressure on the market price of Colony common stock and could affect investor perception of the combined company.
The market price of Colony common stock after the merger may be affected by factors different from those affecting TCBC common stock or Colony common stock currently.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting Colony’s or TCBC’s results of operations and the market prices of shares of Colony common stock. Accordingly, the historical financial results of Colony and TCBC and the historical market prices of shares of Colony common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of Colony and of certain factors to consider in connection with that business, see the documents incorporated by reference by Colony into this joint proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 169.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Colony and TCBC shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Colony and TCBC shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Each of Colony and TCBC intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Colony and TCBC to complete the merger is conditioned upon the receipt by each of Colony and TCBC of a U.S. federal income tax opinion to that effect from their respective legal counsels. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the Internal Revenue Service (“IRS”) or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger would be treated as a taxable sale of the assets of TCBC to Colony followed by a taxable liquidation of TCBC. Generally, the deemed sale of the assets of TCBC would result in taxable gain or loss to TCBC equal to the difference between (1) the fair market value of the merger consideration and (2) the adjusted tax basis in such assets held by TCBC. Generally, the deemed distribution of the merger consideration in the deemed liquidation of TCBC common stock would result in taxable gain or loss to each TCBC shareholder equal to the difference between (1) the fair market value of the merger consideration distributed in respect of such holder’s TCBC common stock and (2) the adjusted tax basis of such TCBC common stock surrendered in exchange therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
TCBC and/or Colony may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.
Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to TCBC and Colony, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against TCBC, its board of directors or Colony or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Colony’s business, financial condition, results of operations and cash flows.
Risks Relating Colony’s Business.
You should read and consider risk factors specific to Colony’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Colony’s Annual Report on Form 10-K for the year ended December 31, 2024, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 169 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of Colony and TCBC after giving effect to the merger, including the expected issuance of 3,839,748 shares of Colony common stock to TCBC’s shareholders pursuant to the merger agreement, and the merger-related pro forma adjustments as described in the notes below. The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting. Under this method, TCBC’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Colony. Any difference between the purchase price for TCBC and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Colony in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Colony issued after the acquisition will reflect the results attributable to the acquired operations of TCBC beginning on the date of completion of the acquisition.
The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020, which requires the depiction of the accounting for the transaction, which we refer to as “transaction accounting adjustments,” and allows, but does not require, presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur, which we refer to as “management’s adjustments.” Colony has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information. Pro forma adjustments are included only to the extent they are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Colony’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.
The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of Colony and TCBC, giving effect to the merger as if it had been consummated on June 30, 2025. The unaudited pro forma combined consolidated statements of income for the six months ended June 30, 2025 and for the year ended December 31, 2024 combine the historical consolidated statements of income of Colony and TCBC, giving effect to the merger as if it had been consummated on January 1, 2025.
The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma income statement information does not include anticipated cost savings or revenue enhancements, which management believes will result from combining certain operating procedures, nor does it include one-time merger-related expenses which will be expensed against income.
Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Colony’s consolidated statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to TCBC’s shareholders’ equity, including results of operations from June 30, 2025 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited transaction accounting adjustments presented herein. The pro forma calculations, shown herein, assume a closing price for Colony common stock of $17.46, which represents the 5-day volume-weighted average price of Colony common stock on July 17, 2025.
The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.
The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Colony and TCBC, which are included with this joint proxy statement/prospectus or incorporated by reference herein.
The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Colony common stock or the actual or future results of operations of Colony for any period. Actual results may be materially different than the pro forma information presented.

COLONY BANKCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2025
(all amounts are in thousands)
	Colony	TCBC	Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and due from banks	$27,590	$2,207	$29,797	$(29,483)	A	$314
Fed Funds sold	1,341	—	1,341	—		1,341
Interest-bearing deposits in banks	83,214	40,695	123,909	—		123,909
Cash and cash equivalents	112,145	42,902	155,047	(29,483)		125,564
Investment securities available-for-sale, at fair value	373,572	93,275	466,847	—		466,847
Investment securities, held-to-maturity, at amortized cost	409,634	—	409,634	—		409,634
Other investments	17,927	2,452	20,379	—		20,379
Loans held for sale	22,163	307	22,470	—		22,470
Loans	1,993,580	414,177	2,407,757	(14,423)	B	2,393,334
Allowance for Credit Losses	(19,153)	(5,084)	(24,237)	1,088	C	(23,149)
Loans, net	1,974,427	409,093	2,383,520	(13,335)		2,370,185
Premises and equipment	35,909	6,158	42,067	500	D	42,567
Other real estate owned	710	—	710	—		710
Goodwill	50,871	—	50,871	12,272	E	63,143
Other intangible assets	3,799	—	3,799	12,625	F	16,424
Bank-owned life insurance	58,811	12,243	71,054	—		71,054
Other assets	55,649	4,984	60,633	—		60,633
Total Assets	$3,115,617	$571,414	$3,687,031	$(17,421)		$3,669,610
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits
Noninterest Bearing	$434,785	$55,280	$490,065	—		$490,065
Interest Bearing	2,121,445	413,772	2,535,217	1,674	G	2,536,891
Total Deposits	2,556,230	469,052	3,025,282	1,674		3,026,956
Federal Home Loan Bank advances	185,000	20,000	205,000	—		205,000
Other borrowings	63,086	—	63,086	—		63,086
Other liabilities	17,444	6,149	23,593	550	H	24,143
Total Liabilities	2,821,760	495,201	3,316,961	2,224		3,319,185
Stockholders’ equity:
Common stock	17,417	40	17,457	3,795	I	21,252
Paid in capital	167,160	39,585	206,745	23,546	J	230,291
Retained earnings (Accumulated deficit)	150,938	41,475	192,413	(51,873)	K	140,540
Accumulated other comprehensive income, net of taxes	(41,658)	(1,752)	(43,410)	1,752	L	(41,658)
Unearned ESOP	—	(3,135)	(3,135)	3,135	M	—
Total Stockholders’ Equity	293,857	76,213	370,070	(19,645)		350,425
Total Liabilities and Stockholders’ Equity	$3,115,617	$571,414	$3,687,031	$(17,421)		$3,669,610

Notes
A.
Includes cash consideration paid to TCBC, cash out value of 407,510 stock options with a weighted average exercise price of $14.77, and TCBC transaction costs.

B.
Reflects purchase accounting adjustment to record TCBC’s loans at fair value, as well as the credit related adjustment for non-purchased credit-deteriorated (“non-PCD”) loans.

C.
Adjustment of TCBC’s Allowance for Credit Losses (“ACL”) to reflect elimination of TCBC’s ACL at closing, reflect gross-up for estimated lifetime credit losses on purchase credit deteriorated (“PCD”) loan, and reflect estimated lifetime credit losses on non-PCD loans.

D.
Adjustment to property and equipment to reflect the estimated fair value of acquired premises and equipment, net

E.
Adjustment to record estimated goodwill associated with the merger.

F.
Adjustment to record an estimated core deposit intangible of $12.6 million related to the merger.

G.
Adjustment to record estimated fair value adjustments on acquired certificates of deposits

H.
Adjustment to recognize net deferred tax liability associated with the fair value adjustments recorded in the merger.

I.
Adjustments to common stock to eliminate TCBC’s common stock of $40 thousand par value and record the issuance of Colony common stock to TCBC’s common shareholders of $3.8 million par value

J.
Adjustments to paid in capital to eliminate TCBC’s capital surplus of $41.5 million and record the issuance of Colony common stock in excess of par value to TCBC’s common shareholders of $63.1 million.

K.
Adjustments to eliminate TCBC’s retained earnings of $41.4 million offset by purchase accounting adjustments included herein.

L.
Adjustment to eliminate TCBC’s accumulated other comprehensive loss of $1.8 million.

M.
Adjustment to eliminate TCBC’s unearned ESOP

COLONY BANKCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2024
(all amounts are in thousands, except per share data)
	Colony Historical	TCBC Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income
Loans, including fees	$111,675	$22,578	$4,377	A	$138,630
Deposits with other banks and short term investments	4,592	1,230	(1,028)	B	4,794
Investment securities	20,974	2,471	544	C	23,989
Total interest income	137,241	26,279	3,893		167,413
Interest expense
Deposits	50,007	11,115	837	D	61,959
Interest on borrowed funds	11,158	592	—		11,750
Total interest expense	61,165	11,707	837		73,709
Net interest income	76,076	14,572	3,056		93,704
Provision for credit losses	3,050	(56)	1,998	E	4,992
Net interest income after provision for credit losses	73,026	14,628	1,058		88,712
Noninterest income
Service charges on deposit accounts	9,365	438	—		9,803
Mortgage fee income	6,048	164	—		6,212
Loss on sale of securities	(1,835)	—	—		(1,835)
BOLI income	1,725	327	—		2,052
Other noninterest income	24,072	33	—		24,105
Total noninterest income	39,375	962	—		40,337
Noninterest expense
Salaries and employee benefits	49,767	8,521	—		58,288
Occupancy and equipment	6,149	1,426	—	F	7,575
Amortization of intangibles	1,217	—	1,263	G	2,480
Acquisition related expenses	—	—	—	H	—
Other noninterest expense	25,701	4,862	—		30,563
Total Noninterest expense	82,834	14,809	1,263		98,906
Income before income taxes	29,567	781	(205)		30,143
Income taxes	5,699	186	1,952	I	7,837
Net Income	$23,868	$595	$(2,157)		$22,306
Net income per share of common stock
Basic	$1.36	$0.14			$1.04
Diluted	$1.36	$0.14			$1.04
Weighted average shares outstanding, basic	17,557,743	4,234,675	(399,281)		21,393,137
Weighted average shares outstanding, diluted	17,557,743	4,253,313	(399,281)		21,411,775

Notes
A.
Adjustment to interest income to record the estimated accretion for the net discount on acquired loans and leases.

B.
Adjustment represents lost interest on cost of cash on the cash consideration paid at merger close.

C.
Adjustment reflects the yield adjustment for interest income on investment securities

D.
Adjustment reflects yield adjustment for interest expense on time deposits

E.
Adjustment to record provision for credit losses on non-PCD acquired loans.

F.
Estimated fair value adjustments would not have a material impact on depreciation expense based on the assets remaining useful life.

G.
Adjustment reflects the net increase in amortization of other intangible assets for the acquired core deposit intangible asset.

H.
Colony expects to incur one-time merger related charges, however, these are not reflected in the pro forma income statements. Colony has preliminarily estimated its after-tax transaction expenses related to the merger with TCBC at approximately $3.4 million. TCBC’s preliminary estimated transaction expenses related to the merger, net of tax, are approximately $5.1 million. Both Colony’s and TCBC’s estimated transaction expenses remain preliminary and are expected to be refined over the coming months as the companies evaluate personnel, benefit plans, facilities, equipment, and service contracts to identify potential redundancies.

I.
Income taxes were adjusted to reflect the tax effects of TCBC’s being taxed using Colony’s Federal and State statutory rate of 26%.

COLONY BANKCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2025
(all amounts are in thousands, except per share data)
	Colony Historical	TCBC Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income
Loans, including fees	$58,337	$12,201	$2,189	A	$72,727
Deposits with other banks and short term investments	3,648	321	(514)	B	3,455
Investment securities	10,375	2,066	272	C	12,713
Total interest income	72,360	14,588	1,947		88,895
Interest expense
Deposits	23,405	5,805	419	D	29,629
Interest on borrowed funds	5,618	301	—		5,919
Total interest expense	29,023	6,106	419		35,548
Net interest income	43,337	8,482	1,528		53,347
Provision for credit losses	1,950	(100)	—		1,850
Net interest income after provision for credit losses	41,387	8,582	1,528		51,497
Noninterest income
Service charges on deposit accounts	4,391	217	—		4,608
Mortgage fee income	3,563	68	—		3,631
(Loss) gain on sale of securities	—	—	—		—
BOLI income	819	187	—		1,006
Other noninterest income	10,369	15	—		10,384
Total noninterest income	19,142	487	—		19,629
Noninterest expense
Salaries and employee benefits	24,770	4,533	—		29,303
Occupancy and equipment	3,263	707	—	E	3,970
Amortization of intangibles	571	—	632	F	1,203
Acquisition related expenses	—	—	—	G	—
Other noninterest expense	13,621	2,408	—		16,029
Total Noninterest expense	42,225	7,648	632		50,505
Income before income taxes	18,304	1,421	896		20,621
Income taxes	3,713	337	1,312	H	5,362
Net Income	$14,591	$1,084	$(416)		$15,259
Net income per share of common stock
Basic	$0.83	$0.27			$0.72
Diluted	$0.83	$0.27			$0.72
Weighted average shares outstanding, basic	17,478,836	4,034,425	(199,031)		21,314,230
Weighted average shares outstanding, diluted	17,478,836	4,052,243	(199,031)		21,332,048

Notes
A.
Adjustment to interest income to record the estimated accretion for the net discount on acquired loans and leases.

B.
Adjustment represents lost interest on cost of cash on the cash consideration paid at merger close.

C.
Adjustment reflects the yield adjustment for interest income on investment securities

D.
Adjustment reflects yield adjustment for interest expense on time deposits

E.
Estimated fair value adjustments would not have a material impact on depreciation expense based on the assets remaining useful life.

F.
Adjustment reflects the net increase in amortization of other intangible assets for the acquired core deposit intangible.

G.
Colony expects to incur one-time merger related charges, however, these are not reflected in the pro forma income statements. Colony has preliminarily estimated its after-tax transaction expenses related to the merger with TCBC at approximately $3.4 million. TCBC’s preliminary estimated transaction expenses related to the merger, net of tax, are approximately $5.1 million. Both Colony’s and TCBC’s estimated transaction expenses remain preliminary and are expected to be refined over the coming months as the companies evaluate personnel, benefit plans, facilities, equipment, and service contracts to identify potential redundancies.

H.
Income taxes were adjusted to reflect the tax effects of TCBC being taxed using Colony’s Federal and State statutory rate of 26%.

TCBC SPECIAL MEETING OF SHAREHOLDERS
Date, Time and Place of TCBC Special Meeting
The TCBC special meeting of shareholders will be held in person on [        ], 2025, at [     ] local time, at the main office of TC Federal Bank located at 131 S Dawson Street, Thomasville, Georgia 31792. On or about [        ], 2025, TCBC commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the TCBC special meeting.
Matters to be Considered
At the TCBC special meeting, the holders of TCBC common stock will be asked to consider and vote upon the TCBC merger proposal. In addition, if necessary, holders of TCBC common stock will be asked to vote on the TCBC adjournment proposal. Completion of the merger is conditioned on, among other things, TCBC shareholder approval of the TCBC merger proposal. No other business may be conducted at the TCBC special meeting.
Recommendation of the TCBC Board of Directors
On July 22, 2025, the TCBC board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on TCBC’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger — TCBC’s Reasons for the Merger; Recommendation of the TCBC Board of Directors” beginning on page 55, the TCBC board of directors believes that the merger is in the best interests of TCBC’s shareholders.
Accordingly, the TCBC board of directors unanimously recommends that its shareholders vote “FOR” the TCBC merger proposal and, if necessary, “FOR” the TCBC adjournment proposal.
Record Date and Quorum
The TCBC board of directors has fixed the close of business on [        ], 2025 as the TCBC record date, which is the date for determining the holders of TCBC common stock entitled to receive notice of and to vote at the TCBC special meeting. As of the TCBC record date, there were an aggregate of [        ] shares of TCBC common stock entitled to vote at the TCBC special meeting or any adjournment thereof. Such outstanding shares of TCBC common stock were held by an aggregate of [        ] holders of record. Each share of TCBC common stock entitles the holder to one vote at the TCBC special meeting on each proposal to be considered at the TCBC special meeting.
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of TCBC common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the TCBC special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of TCBC common stock at the TCBC special meeting unless a quorum is present. If the quorum is not present at the TCBC special meeting, it will be postponed until the holders of the number of shares of TCBC common stock required to constitute a quorum attend.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The TCBC Merger Proposal.   The affirmative vote of the holders of at least a majority of the outstanding shares of TCBC common stock is required to approve the TCBC merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the TCBC merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
The TCBC Adjournment Proposal.   Approval of the TCBC adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of TCBC common stock represented at the meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed represented at the meeting, and it will have no effect on the proposal. If you mark “ABSTAIN” on your proxy card, with respect to the TCBC adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal.
The TCBC board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of TCBC common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters. You may also vote by telephone or Internet by following the instructions on the enclosed proxy card.
Voting and Revocation of Proxies
Proxies, in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the TCBC merger proposal and “FOR” the TCBC adjournment proposal, if applicable.
If you are a shareholder of record of TCBC as of [        ], 2025, the TCBC record date, you may submit your proxy before the TCBC special meeting in any of the following ways:
•
by mail, by completing, signing, dating and returning the enclosed proxy card to TCBC using the enclosed postage-paid envelope;

•
by telephone, by calling toll-free [        ] and following the recorded instructions; or

•
via the Internet, by accessing the website [        ] and following the instructions on the website.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 P.M. Eastern Time on the day before the TCBC special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the TCBC special meeting.
If you are the record holder of your TCBC shares, you may revoke your proxy at any time before it is voted at the special meeting by:
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giving written notice to the Chief Financial Officer of TCBC;

•
submitting another properly completed proxy card bearing a later date which is received prior to the TCBC special meeting;

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sending a written notice which is received prior to the special meeting that you are revoking your proxy to: TC Bancshares, Inc., 113 South Dawson Street, Thomasville, Georgia 31792, Attention: Scott McLean;

•
casting a new vote by telephone or via the Internet at any time before 11:59 P.M. Eastern Time on the day before the TCBC special meeting; or

•
attending the special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

Attendance at the TCBC special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of TCBC common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the TCBC special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the TCBC special meeting.

If your broker, bank or other nominee holds your shares of TCBC common stock in “street name,” your broker, bank or other nominee will vote your shares of TCBC common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
Each director and executive officer of TCBC, solely in their capacity as shareholders of TCBC, have entered into voting agreements with Colony pursuant to which they have agreed to vote their shares of TCBC common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the TCBC record date, 284,948 shares of TCBC common stock, or approximately 7.15% of the outstanding shares of TCBC common stock entitled to vote at the TCBC special meeting, are bound by the voting agreements.
Solicitation of Proxies; Expenses
This proxy solicitation is made by the TCBC board of directors. TCBC is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus to TCBC shareholders. Proxies will be solicited through the mail. Additionally, directors and officers of TCBC intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. TCBC will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, TCBC retains the discretion to engage a third-party proxy solicitor to assist TCBC in soliciting proxies from the TCBC shareholders.
Dissenters’ Rights
TCBC shareholders are entitled to assert dissenters’ rights with respect to the merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Article 13 of the Georgia Business Corporation Code, or GBCC. Please see “The Merger — Dissenters’ Rights,” beginning on page 83, and the full text of Article 13 of the GBCC, which is reproduced in full in Annex D to this joint proxy statement/prospectus, for additional information.
Attending the TCBC Special meeting
All shareholders of TCBC as of the TCBC record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the TCBC record date, are invited to attend the TCBC special meeting. Shareholders of record of TCBC common stock can vote in person at the TCBC special meeting. If you are not a shareholder of record as of the TCBC record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the TCBC special meeting. If you plan to attend the TCBC special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, all TCBC shareholders must bring a form of personal photo identification with you to be admitted. TCBC reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the TCBC special meeting is prohibited without TCBC’s express written consent.
A TCBC shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the TCBC special meeting in person must bring proof of beneficial ownership as of the TCBC record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

TCBC Merger Proposal
TCBC is asking its shareholders to approve the TCBC merger proposal. Holders of TCBC common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. In addition, holders of TCBC common stock should read the documents incorporated by reference herein for further information about Colony.
After careful consideration, the TCBC board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of TCBC and its shareholders. See “The Merger — TCBC’s Reasons for the Merger; Recommendation of the TCBC Board of Directors” beginning on page 55 of this joint proxy statement/prospectus for a more detailed discussion of the TCBC board of directors’ recommendation.
The TCBC board of directors unanimously recommends a vote “FOR” the TCBC merger proposal.
TCBC Adjournment Proposal
The TCBC special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the TCBC special meeting to approve the TCBC merger proposal.
If, at the TCBC special meeting, the number of shares of TCBC common stock present or represented and voting in favor of the TCBC merger proposal is insufficient to approve the TCBC merger proposal, TCBC intends to move to adjourn the TCBC special meeting to enable the TCBC board of directors to solicit additional proxies for approval of the TCBC merger proposal. In that event, TCBC will ask the holders of TCBC common stock to vote upon the TCBC adjournment proposal, but not the TCBC merger proposal.
In this proposal, TCBC is asking the holders of TCBC common stock to authorize the holder of any proxy solicited by the TCBC board of directors on a discretionary basis to vote in favor of adjourning the TCBC special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from TCBC shareholders who have previously voted.
The TCBC board of directors unanimously recommends a vote “FOR” the TCBC adjournment proposal.
Assistance
If you need assistance in completing your proxy card, have questions regarding TCBC’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Scott McLean, Chief Financial Officer of TCBC by phone at (229) 584-1059 or by email at mac.mclean@tcfederal.com.

COLONY SPECIAL MEETING OF SHAREHOLDERS
Date, Time and Place of Colony Special Meeting
The Colony special meeting of shareholders will be held on [       ], 2025 at [       ], at [       ] local time. On or about [       ], 2025, Colony commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the Colony special meeting.
Matters to be Considered
At the Colony special meeting, the holders of Colony common stock will be asked to consider and vote upon the Colony stock issuance proposal and, if necessary, the Colony adjournment proposal. Completion of the merger is conditioned on, among other things, Colony shareholder approval of the Colony stock issuance proposal. No other business may be conducted at the Colony special meeting.
Recommendation of the Colony Board of Directors
On July 22, 2025, the Colony board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on Colony’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger — Colony’s Reasons for the Merger; Recommendation of the Colony Board of Directors” beginning on page 67, the Colony board of directors believes that the merger and the issuance of shares of Colony common stock as merger consideration is in the best interests of Colony shareholders.
Accordingly, the Colony board of directors unanimously recommends that its shareholders vote “FOR” the Colony stock issuance proposal and, if necessary, vote “FOR” the Colony adjournment proposal.
Record Date and Quorum
The Colony board of directors has fixed the close of business on [        ], 2025 as the Colony record date, which is the date for determining the holders of Colony common stock entitled to receive notice of and to vote at the Colony special meeting. As of the Colony record date, there were an aggregate of [       ] shares of Colony common stock outstanding and entitled to notice of, and to vote at, the Colony special meeting or any adjournment thereof, and such outstanding shares of Colony common stock were held by an aggregate of [       ] holders of record. Each share of Colony common stock entitles the holder to one vote at the Colony special meeting on each proposal to be considered at the Colony special meeting.
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Colony common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Colony special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of Colony common stock at the Colony special meeting unless a quorum is present. If the quorum is not present at the Colony special meeting, it will be postponed until the holders of the number of shares of Colony common stock required to constitute a quorum attend.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The Colony Stock Issuance Proposal.   Approval of the Colony stock issuance proposal requires the affirmative vote of holders representing a majority of the shares of Colony common stock represented at the meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed represented at the meeting, and it will have no effect on the proposal. If you mark “ABSTAIN” on your proxy card, with respect to the Colony stock issuance proposal, it will have the same effect as a vote “AGAINST” the proposal.
The Colony Adjournment Proposal.   Approval of the Colony adjournment proposal (if necessary or appropriate) requires the affirmative vote of holders representing a majority of the shares of Colony common stock represented at the meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed represented at the meeting, and it will have no effect on the proposal. If you mark “ABSTAIN” on your proxy card, with respect to the Colony adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal.
The Colony board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of Colony common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters. You may also vote by telephone or Internet by following the instructions on the enclosed proxy card.
Voting and Revocation of Proxies
Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Colony stock issuance proposal and “FOR” the Colony adjournment proposal, if applicable.
If you are a shareholder of record of Colony as of [       ], 2025, the Colony record date, you may submit your proxy before the Colony special meeting in any of the following ways:
•
by mail, by completing, signing, dating and returning the enclosed proxy card to Colony using the enclosed postage-paid envelope;

•
by telephone, by calling toll-free [       ] and following the recorded instructions; or

•
via the Internet, by accessing the website [       ] and following the instructions on the website.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 P.M. Eastern Time on the day before the Colony special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Colony special meeting.
If you are the record holder of your Colony shares, you may revoke your proxy at any time before it is voted at the special meeting by:
•
giving written notice to the Corporate Secretary of Colony;

•
submitting another properly completed proxy bearing a later date which is received prior to the Colony special meeting;

•
casting a new vote by telephone or via the Internet at any time before 11:59 P.M. Eastern Time on the day before the Colony special meeting; or

•
attending and voting in person at the Colony special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750, Attn: Corporate Secretary. Attendance at the Colony special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of Colony common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Colony special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the Colony special meeting.

If your broker, bank or other nominee holds your shares of Colony common stock in “street name,” your broker, bank or other nominee will vote your shares of Colony common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
Each director and executive officer of Colony, solely in their capacity as shareholders of Colony, have entered into voting agreements with TCBC pursuant to which they have agreed to vote their shares of Colony common stock in favor of the Colony stock issuance proposal. As of the Colony record date, [    ] shares of Colony common stock, or approximately [      ]% of the outstanding shares of Colony common stock entitled to vote at the Colony special meeting, are bound by the voting agreements.
Solicitation of Proxies; Expenses
This proxy solicitation is made by the Colony board of directors. Colony is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus to Colony shareholders. Proxies will be solicited through the mail. Additionally, directors and officers of Colony intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Colony will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Colony retains the discretion to engage a third-party proxy solicitor to assist Colony in soliciting proxies from the Colony shareholders.
Attending the Colony Special Meeting
All shareholders of Colony as of the Colony record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the Colony record date, are invited to attend the Colony special meeting. Shareholders of record of Colony common stock can vote in person at the Colony special meeting. If you are not a shareholder of record as of the Colony record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Colony special meeting. If you plan to attend the Colony special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, all Colony shareholders must bring a form of personal photo identification with you to be admitted. Colony reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Colony special meeting is prohibited without Colony’s express written consent.
A Colony shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the Colony special meeting in person must bring proof of beneficial ownership as of the Colony record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
Colony Stock Issuance Proposal
Colony is asking its shareholders to approve the Colony stock issuance proposal. Holders of Colony common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Colony board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, to be advisable and in the best interest of Colony and its shareholders. See “The Merger — Colony’s

Reasons for the Merger; Recommendation of the Colony Board of Directors” beginning on page 67 of this joint proxy statement/prospectus for a more detailed discussion of the Colony board of directors’ recommendation.
The Colony board of directors unanimously recommends a vote “FOR” the Colony stock issuance proposal.
Colony Adjournment Proposal
The Colony special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Colony special meeting to approve the Colony stock issuance proposal.
If, at the Colony special meeting, the number of shares of Colony common stock present or represented and voting in favor of the Colony stock issuance proposal is insufficient to approve the Colony stock issuance proposal, Colony intends to move to adjourn the Colony special meeting to enable the Colony board of directors to solicit additional proxies for approval of the Colony stock issuance proposal. In that event, Colony will ask the holders of Colony common stock to vote upon the adjournment proposal, but not the Colony stock issuance proposal.
In this proposal, Colony is asking the holders of Colony common stock to authorize the holder of any proxy solicited by the Colony board of directors on a discretionary basis to vote in favor of adjourning the Colony special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Colony shareholders who have previously voted.
The Colony board of directors unanimously recommends a vote “FOR” the Colony adjournment proposal.
Assistance
If you need assistance in completing your proxy card, have questions regarding Colony’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Edward L. Bagwell at Colony by phone at (229) 426-6000 or by email to lbagwell@colonybank.com.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Colony and TCBC urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the boards of directors of Colony and TCBC has unanimously approved the merger agreement and the transactions contemplated thereby including, in the case of the Colony board of directors, the issuance of shares of Colony common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, TCBC will merge with and into Colony, with Colony continuing as the surviving entity. Immediately following the merger, TC Federal Bank, TCBC’s wholly-owned banking subsidiary, will merge with and into Colony Bank, Colony’s wholly-owned banking subsidiary, with Colony Bank as the surviving bank.
If the merger agreement is approved by the shareholders of TCBC, the stock issuance is approved by the shareholders of Colony, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, each share of TCBC common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each TCBC shareholder, either: (i) $21.25 in cash (the “per share cash consideration”) or (ii) 1.25 shares of Colony common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that approximately 20% of TCBC shares will receive the cash consideration and the remaining 80% will receive the stock consideration (the consideration such holder receives, the “merger consideration”). The aggregate number of shares of Colony common stock to be issued as merger consideration in the merger will be 3,839,748. Following the completion of the merger, former TCBC shareholders will own approximately [    ]% of the combined company based on the number of shares of Colony common stock outstanding as of [      ].
If TCBC provides notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of Colony common stock relative to the price of S&P BMI Banks Index, Colony has the option (but not the obligation) to adjust the exchange ratio such that the aggregate stock consideration portion of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $50,930,417 or (ii) an amount equal to the product of the index ratio, 0.80, 3,839,748, and the average Colony closing price, divided by the Colony ratio (each as calculated per the merger agreement).
Immediately prior to the effective time of the merger, all outstanding shares of TCBC common stock subject to vesting restrictions granted under TCBC stock plans (which we refer to as “TCBC restricted stock”) will become fully vested and treated like any other issued and outstanding share of TCBC common stock. At the effective time of the merger, each option to purchase shares of TCBC common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of TCBC common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of TCBC common stock under such option, less applicable taxes.
Colony will not issue any fractional shares of Colony common stock in the merger. Instead, a TCBC shareholder who otherwise would have received a fraction of a share of Colony common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices for shares of Colony common stock for the twenty consecutive full trading days ending on the trading day immediately preceding the fifth business day prior to the date of closing of the merger on which such shares are actually traded on the New York Stock Exchange by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Colony common stock to which such shareholder would otherwise be entitled to receive.

Colony’s shareholders and TCBC’s shareholders are being asked to approve the Colony stock issuance proposal and the TCBC merger proposal, respectively. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 87 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
Since TCBC’s mutual to stock conversion on July 21, 2021, from time-to-time TCBC’s board of directors has reviewed and engaged in discussions of TCBC’s long-term strategies and objectives, considering ways that it might enhance shareholder value. In connection with its ongoing strategic planning, management of TCBC periodically consulted with investment banking firms and institutional investors to review TCBC’s financial performance and evaluate opportunities of strategic interest. The TCBC board of directors regularly met with Performance Trust Capital Partners, Inc. (“Performance Trust”), a nationally recognized investment bank that had assisted in TCBC’s conversion, to discuss strategic planning.
Subsequent to the mutual-to-stock conversion, management held direct conversations regarding potential strategic acquisitions of other depository institutions that might enhance shareholder value for TCBC’s shareholders, and, following the three-year anniversary of the conversion, discussions with numerous banks and credit unions regarding the potential acquisition of TCBC. These discussions included targets and strategic partners identified by Performance Trust, as well as other institutions brought to management’s intention by other investment banks.
In the fall of 2024, TCBC engaged in a series of meetings with a southeastern-based federal credit union regarding a potential acquisition of TCBC by the credit union. Following these discussions, the credit union indicated that it was discontinuing discussions.
On January 26, 2025, the Chief Executive Officers of TCBC and Colony met for lunch, where they shared insights about their respective banks and discussed if a potential merger of the banks might be in the best interest of their respective shareholders.
At TCBC’s March 20, 2025 board of directors meeting, the TCBC board of directors invited Performance Trust to participate in its annual evaluation of the various strategies that it might pursue, including organic growth, strategic mergers with small or similar-sized banks, or selling to or merging with a larger bank or credit union, each intended to maximize shareholder value. The board of directors discussed with Performance Trust the historical trends and future prospects, including the opportunities and competitive threats in TCBC’s existing markets, expectations and risks associated with continuing to operate as a stand-alone institution, and opportunities and risk associated with business combination transactions.
The management teams of TCBC and Colony continued to engage in conversations, and the parties executed a mutual non-disclosure agreement on April 18, 2025. Following the execution of the mutual non-disclosure agreement, the parties exchanged preliminary due diligence information and continued to engage in discussions regarding a potential business combination.
In May 2025, Colony communicated to Performance Trust that it was engaging Hovde Group (“Hovde”) to serve as its financial advisor in a potential transaction with TCBC and anticipated submitting a non-binding indication of interest in June 2025.
Based on prior conversations indicating a potential desire to acquire TCBC, and the TCBC’s board’s desire to learn if a significant cash price from a credit union was possible, Performance Trust contacted a southeastern-based state credit union (“Party B”) about its potential interest in acquiring TCBC. Performance Trust arranged an introductory meeting between the management teams of TCBC and Party B on May 19, 2025, and the parties executed a mutual non-disclosure agreement on May 21, 2025. Following the execution of the mutual non-disclosure agreement, TCBC provided Party B preliminary due diligence information regarding a potential business combination.

On April 17, 2025, Colony’s management presented to Colony’s board of directors a preliminary overview of a potential strategic transaction, including initial financial modeling and a high-level assessment of the opportunity. The purpose of the presentation was to inform the Colony board of directors of ongoing exploratory work and to solicit preliminary feedback. No formal proposals were submitted, and the Colony board of directors did not take any action or make any decisions with respect to the potential transaction at that time.
On May 22, 2025, the Colony board of directors met to consider submission of a proposed non-binding indication of interest related to the proposed merger of TCBC into Colony. Following receipt of information from Colony’s financial advisor and legal counsel, the Colony board of directors approved delivery of the indication of interest to TCBC.
On June 20, 2025, Colony provided TCBC with a proposed non-binding indication of interest regarding the proposed merger of TCBC with and into Colony. The indication of interest contemplated that TCBC shareholders would receive consideration for each share of TCBC common stock in the form of (i) 1.25 shares of Colony common stock or (ii) cash in the amount of $21.00, subject to election procedures so that the aggregate form of consideration would be a combination of 80% stock and 20% cash in the proposed merger. The indication of interest also provided for an exclusivity period of sixty days for the parties to negotiate and enter into a definitive transaction agreement. The terms of the indication of interest were consistent with financial terms that had been informally discussed between and modeled by the parties.
On June 25, 2025, Party B communicated to Performance Trust that it would not be submitting a non-binding indication of interest to acquire TCBC.
On July 1, 2025, the TCBC board of directors met to consider the indication of interest. In preparation for the TCBC board of directors meeting, management discussed legal matters related to the proposed indication of interest with Nelson Mullins Riley & Scarborough LLP, its legal counsel (“Nelson Mullins”). At the meeting, representatives of Performance Trust presented the financial terms of the Colony proposal to the TCBC board of directors, and the TCBC board of directors considered the financial, legal and other social terms of the proposal. Representatives of Nelson Mullins also attended the meeting and provided an overview of TCBC’s board of directors’ fiduciary duties in the context of its consideration of the proposal. The TCBC board of directors discussed with Performance Trust the Colony proposal in relation to other strategic alternatives that may be available to TCBC and the market for mergers and acquisitions involving financial institutions. The TCBC board of directors discussed the pros and cons of the proposed transaction with Colony, the strengths and weaknesses of Colony as a prospective transaction partner, and the potential for other acquirors within its market. After extensive discussion regarding the Colony proposal, the TCBC board of directors instructed Performance Trust to respond to Colony with a request to increase the offered consideration to 1.29 shares of Colony common stock or $21.25 in cash, subject to the 80% stock/20% cash allocation, and to also request a director position on the surviving entity’s board of directors. Following the board of directors meeting, Performance Trust relayed these requests to Hovde.
On July 2, 2025, Colony’s Chief Executive Officer relayed to TCBC’s Chief Executive Officer updated merger consideration of 1.27 shares of Colony common stock or $21.25 in cash and indicated an unwillingness to offer any director seats. TCBC’s Chief Executive Officer subsequently polled all members of the TCBC board of directors, and the TCBC board of directors unanimously approved the revised financial terms and authorized management to enter into the non-binding indication of interest regarding a potential transaction on such terms. Accordingly, TCBC and Colony executed the non-binding indication of interest on July 2, 2025.
Following execution of the non-binding indication of interest, the parties engaged in broader and more extensive reciprocal due diligence. Contemporaneously with the parties’ reciprocal due diligence, management of TCBC and Colony engaged in negotiations over the other business and legal terms of the proposed merger, and, on July 12, 2025, Alston & Bird, LLP, Colony’s legal counsel (“Alston & Bird”), distributed a draft merger agreement to TCBC and Nelson Mullins, which formed the basis of the further negotiation of deal terms. The financial terms of the Colony proposal were, in all material respects, the same as those contained in the previously executed indication of interest. Primary subjects of these negotiations included the mechanics of the termination and liquidation of TCBC’s employee stock ownership plan, employee matters; tax, accounting and contract issues relating to executive compensation arrangements; the scope of termination rights and the amount of any fees upon termination; and the scope of ancillary agreements.
Following the July 12, 2025, delivery of the initial draft of the merger agreement, representatives of Nelson Mullins and Alston & Bird exchanged drafts of the merger agreement and the related transaction documents.
The parties finalized aspects of due diligence, exchanged and reviewed disclosure schedules and engaged in final negotiations related to the definitive merger agreement. Colony also engaged in negotiations with certain senior executive officers of TCBC with respect to the terms of proposed employment agreements that would become effective at the effective time of the merger.
In connection with its due diligence of TCBC, on July 17, 2025, Colony determined that an adjustment to the financial terms of the transaction was required, and on July 18, 2025, proposed revised financial terms of 1.25 shares of Colony common stock or $21.25 in cash for each share of TCBC common stock, subject to the same aggregate 80% stock/20% cash as previously provided.
On July 18, 2025, the TCBC board of directors convened to review and consider the revised financial terms. At the meeting, representatives of Performance Trust and Nelson Mullins presented the revised terms of the Colony proposal to the TCBC board of directors, and the TCBC board of directors considered the financial, legal and other social terms of the proposal. After extensive discussion regarding the Colony proposal, the TCBC board of directors unanimously approved continuing to move forward with a potential transaction with Colony.
On July 22, 2025, the TCBC board of directors convened to review and consider the final form of the definitive merger agreement. At the meeting, representatives of Nelson Mullins reviewed TCBC’s board of directors’ fiduciary duties in the context of its consideration of the proposal. Representatives of Performance Trust reviewed the financial aspects of the proposed merger and summarized the strategic and financial rationale for the transaction for both parties and responded to questions by the TCBC board of directors. Performance Trust then delivered its oral opinion, which was confirmed in writing on July 23, 2025, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Performance Trust as set forth in its opinion, the merger consideration to be received by the TCBC shareholders in connection with the merger was fair, from a financial point of view, to the public holders of TCBC common stock. See “The Merger — Opinion of TCBC’s Financial Advisor.” Representatives of Nelson Mullins then explained the terms of the definitive agreement and related transaction documents and answered questions from the TCBC board of directors regarding the terms of the merger agreement and the ancillary agreements. After further discussion among the directors and TCBC’s advisors, including with respect to the factors described in “-TCBC’s Reasons for the Merger; Recommendation of the TCBC Board of Directors,” TCBC’s board of directors unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, TCBC and its shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the TCBC shareholders.
On July 22, 2025, the Colony board of directors held a meeting, which was attended by representatives of Hovde and Alston & Bird. Representatives of Alston & Bird reviewed the Colony’s board of directors’ fiduciary duties in the context of its consideration of the proposal and final terms of the proposed merger agreement and related transaction documents with the Colony board of directors. Also at this meeting, Hovde reviewed with the Colony board of directors its financial analysis of the merger consideration delivered to the Colony board of directors its written opinion, July 22, 2025, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the “aggregate consideration” to be issued and paid in the merger pursuant to the merger agreement, is fair, from a financial point of view, to Colony and its shareholders. See “The Merger — Opinion of Colony’s Financial Advisor.” Representatives of Alston & Bird answered questions from the Colony board of directors regarding the terms of the merger agreement and the ancillary agreements, the required regulatory approvals for the merger and the expected closing time of the merger. After taking into consideration the matters discussed during this meeting and prior meetings of the Colony board of directors, including the factors described under the section of this joint proxy statement/prospectus entitled “The Merger — Colony’s Reasons for the Merger; Recommendation of

the Colony Board of Directors,” and after extensive discussion, the Colony board of directors unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, Colony’s shareholders and unanimously approved the merger agreement and related actions and recommended the approval of the Colony stock issuance proposal to the Colony’s shareholders.
Subsequent to the meetings, the parties entered into the merger agreement and announced the transaction in a joint press release following the close of trading on July 23, 2025.
TCBC’s Reasons for the Merger; Recommendation of the TCBC Board of Directors
After careful consideration, at its meeting on July 22, 2025, the TCBC board of directors determined that the merger is in the best interests of TCBC and its shareholders and that the consideration to be received in the merger is fair to TCBC’s shareholders. Accordingly, the TCBC board of directors unanimously approved the merger agreement and recommended that the TCBC shareholders vote “FOR” the TCBC merger proposal.
In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the TCBC board of directors evaluated the merger and the merger agreement, in consultation with TCBC’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:
•
the consideration to be received by the shareholders of TCBC in connection with the merger relative to the book value and earnings per share of TCBC common stock;

•
its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of TCBC and Colony;

•
the historical performance of Colony common stock;

•
the fact that the merger consideration paid in the form of Colony common stock is expected to be tax-free to TCBC shareholders;

•
the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Colony;

•
the alternatives to the merger, including remaining an independent institution;

•
the competitive and regulatory environment for financial institutions generally;

•
the business prospects for TCBC going forward, as projected by management of TCBC, including future operating results and financial position of TCBC, and viewed in light of the changing economic and competitive landscape;

•
the terms of the merger agreement, and the presentation by TCBC’s legal advisors regarding the merger and the merger agreement;

•
the financial presentation and opinion of Performance Trust, to the TCBC board of directors to the effect that, as of July 22, 2025, and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received by the shareholders of TCBC in the merger was fair, from a financial point of view, to the shareholders of TCBC, as more fully described below under the section of this joint proxy statement/prospectus entitled “The Merger — Opinion of TCBC’s Financial Advisor”;

•
the impact of the merger on TCBC’s employees, customers, suppliers, and creditors, as well as the communities served by TC Bank;

•
the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions; and

•
the economy of the state of Georgia, Florida and the nation.

The TCBC board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

•
the potential negative impact of the announcement of the merger on TCBC’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•
the challenges of combining the businesses, assets and workforces of two financial institutions;

•
the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•
the risks and costs to TCBC if the merger is not completed;

•
the potential for a decline in the value of Colony common stock — whether before or after consummation of the merger — reducing the value of the consideration received by TCBC’s shareholders;

•
the provisions of the merger agreement restricting TCBC’s solicitation of third-party acquisition proposals and the fact that TCBC would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;

•
the restrictions on the conduct of TCBC’s business prior to completion of the merger, which may adversely affect TCBC’s ability to make certain decisions quickly and independently and may delay or prevent TCBC from undertaking business opportunities that may arise pending completion of the merger;

•
the requirement that TCBC submit the merger agreement to its shareholders for approval even if TCBC’s board of directors withdraws its recommendation to approve the merger agreement; and

•
the interests of certain of TCBC’s directors and executive officers in the merger that are different from, or in addition to, their interests as TCBC shareholders, which are further described in the section of this joint proxy statement/prospectus entitled “The Merger — Interests of TCBC’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the TCBC board of directors is not intended to be exhaustive but is believed to include the material factors considered by the TCBC board of directors. The TCBC board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the TCBC board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the TCBC board of directors did not find it useful, and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the TCBC board of directors may have given different weight to different factors. The TCBC board of directors conducted an overall analysis of the factors described above including thorough discussions with TCBC’s management and advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of the TCBC board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”
THE TCBC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TCBC SHAREHOLDERS VOTE “FOR” THE TCBC MERGER PROPOSAL AT THE TCBC SPECIAL MEETING.
Opinion of TCBC’s Financial Advisor
TCBC retained Performance Trust to act as financial advisor to the TCBC board of directors in connection with TCBC’s consideration of a possible business combination. TCBC selected Performance Trust to act as its financial advisor based on, among other things, its view that Performance Trust is a leading investment banking firm in the community banking industry. In the ordinary course of its investment banking business, Performance Trust is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Performance Trust acted as financial advisor to the TCBC board of directors in connection with the merger and participated in the negotiations leading to the execution of the merger agreement. At the July 22,

2025 meeting where the TCBC board of directors considered the merger and the merger agreement, Performance Trust delivered to the TCBC board of directors its oral opinion, which was subsequently confirmed in writing on July 23, 2025, to the effect that, as of such date, the merger consideration was fair to the holders of TCBC common stock from a financial point of view. The full text of Performance Trust’s opinion is attached as Annex B to this joint proxy statement /prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of TCBC common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Performance Trust’s opinion was directed to the TCBC board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of TCBC as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement. Performance Trust’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of TCBC common stock and did not address the underlying business decision of TCBC to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for TCBC or the effect of any other transaction in which TCBC might engage. Performance Trust also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of TCBC, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Performance Trust’s opinion was approved by Performance Trust’s fairness opinion committee.
In connection with its opinion, Performance Trust reviewed and considered, among other things:
•
a draft of the merger agreement and certain related documents;

•
reviewed certain publicly available business and financial information relating to TCBC and Colony, including reports filed with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve;

•
reviewed certain other business, financial and operating information relating to TCBC and Colony provided by management of TCBC and Colony, including financial forecasts for TCBC prepared by the management of TCBC and financial forecasts for Colony prepared by the management of Colony (which were reviewed solely for informational purposes) and publicly available consensus “street estimates” of Colony;

•
reviewed certain estimates of cost savings and other synergies anticipated by the management of Colony (and approved for our use by the management of TCBC) to result from the Transaction;

•
discussed the past and current operations, financial condition, and the prospects of TCBC and Colony with senior executives of both institutions, including discussions regarding the proposed transaction;

•
reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain similar transactions that have been effected or announced;

•
reviewed certain financial data of TCBC and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and

•
considered such other documents, information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.

In rendering its opinion, Performance Trust assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Performance Trust by TCBC and Colony and formed a substantial basis for its opinion. Performance Trust further relied upon the assurances of the management of TCBC that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. Performance Trust relied upon the management of TCBC as to the reasonableness and achievability of the projections prepared by TCBC (and the assumptions and bases therefor), and Performance Trust assumed that such information had been reasonably prepared on bases reflecting and represented, the future financial performance of TCBC and that the forecasts, projections, and estimates reflected in such information would be realized in the amounts and in the time periods estimated. Performance Trust relied upon the management of Colony as to the reasonableness and achievability of the publicly available consensus “street estimates of Colony and the projections prepared by Colony (and the assumptions and bases therefor), and Performance Trust assumed that such information had been reasonably prepared on bases reflecting and represented, or in the case of the Colony “street estimates” referred to above that such estimates were consistent with, the best available estimates and judgments of the management of Colony as to the future financial performance of Colony and that the forecasts, projections, and estimates reflected in such information would be realized in the amounts and in the time periods estimated. With respect to the estimate of synergies, Performance Trust assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Colony as to the cost savings and synergies anticipated to result from the transaction (including the amount and timing thereof).
In addition, Performance Trust assumed that the transaction would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that the merger agreement would not differ in any respect material to its analyses or opinion from the draft thereof furnished to it. Performance Trust assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed transaction. Performance Trust was not acting as legal, tax, or regulatory advisors. Performance Trust served as financial advisors only and relied upon, without independent verification, the assessment of TCBC and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters.
Performance Trust did not express an opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of the TCBC officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of TCBC common stock in the transaction. Performance Trust’s opinion did not address how the shares of Colony common stock to be issued in the transaction will trade following the closing of the transaction or at any time. Performance Trust did not make any independent valuation or appraisal of the assets or liabilities of TCBC or Colony, nor was it furnished with any such valuations or appraisals, with the exception of a third-party loan review of TCBC prepared by consultants retained by Colony. In addition, Performance Trust is not an expert in evaluating loan, lease, investment, or trading portfolios for purposes of assessing the adequacy of the allowances for losses or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. Performance Trust did not make an independent evaluation of the adequacy of TCBC’s or Colony’s allowances for such losses, nor did Performance Trust review any individual loan or credit files or investment or trading portfolios. In all cases, Performance Trust assumed that TCBC’s and Colony’ s allowances for such losses were adequate to cover such losses. Performance Trust did not evaluate the solvency of TCBC or Colony or the solvency or fair value of TCBC, Colony, or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters.
Performance Trust’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring or coming to its attention after the date of the opinion may affect the opinion and the assumptions used in preparing it, and Performance Trust does not assume any obligation to update, revise or reaffirm its opinion. Performance Trust expressed no view as to, and its opinion does not address, the underlying business decision of TCBC to proceed with the transaction or the relative merits of the transaction as compared to any alternative business strategies that might be available for TCBC.
In preparing its analyses, Performance Trust used balance sheet and earnings per share estimates for TCBC based on TCBC management guidance for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2027 through December 31, 2029, as provided to Performance Trust by TCBC management. Performance Trust used balance sheet and earnings per share estimates for Colony based on publicly available consensus estimates for the years ending December 31, 2025 and December 31, 2026 and estimated long-term annual earnings per share growth rate for the years ending December 31, 2027 through December 31, 2029, as provided to Performance Trust by Colony’s financial advisor. Performance Trust also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by Colony.
In rendering its opinion, Performance Trust performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Performance Trust’s opinion or the presentation made by Performance Trust to the TCBC board of directors but is a summary of the material analyses performed and presented by Performance Trust. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Performance Trust believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Performance Trust’s comparative analyses described below is identical to TCBC or Colony and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of TCBC and Colony and the companies to which they were compared. In arriving at its opinion, Performance Trust did not attribute any particular weight to any analysis or factor that it considered. Rather, Performance Trust made qualitative judgments as to the significance and relevance of each analysis and factor. Performance Trust did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Performance Trust made its determination as to the fairness of the merger consideration to the holders of TCBC common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. In performing its analyses, Performance Trust also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of TCBC, Colony and Performance Trust. The analyses performed by Performance Trust are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Performance Trust prepared its analyses solely for purposes of rendering its opinion and provided such analyses to TCBC’s board of directors at its July 22, 2025 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Performance Trust’s analyses do not necessarily reflect the value of TCBC common stock or Colony common stock or the prices at which TCBC or Colony common stock may be sold at any time. The analyses of Performance Trust and its opinion were among a number of factors taken into consideration by the TCBC board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the TCBC board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics
Performance Trust reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, and for purposes of this opinion, Performance Trust assumed that each share of TCBC common stock issued and outstanding immediately prior to the effective time will be converted into and exchanged for the right to receive either (i) a cash payment, without interest, in an amount equal to $21.25 or (ii) 1.250 shares of Colony common stock. Holders of record of TCBC common stock may elect to receive either a cash payment or shares of Colony common stock, provided that the aggregate number of Colony shares issued will be 3,839,748, subject to potential adjustments as provided in the merger agreement. In addition, each option to purchase TCBC common stock, whether vested or unvested, that is outstanding shall be cancelled and the holder shall be entitled to receive from an amount in cash, without interest, equal to the product of (i) the total number of shares of TCBC common stock subject to such options times (ii) the excess, if any, of the $21.25 cash payment over the exercise price per share of TCBC common stock under such options.
Performance Trust calculated an aggregate implied transaction value of approximately $86.0 million and an implied purchase price per share of $21.71 based on the closing price of Colony common stock on July 17, 2025 and TCBC shares outstanding of 3,839,948 as of July 17, 2025, excluding an additional 144,866 ESOP cancellation shares, and including the cash out of 407,510 of options with a weighted average strike price of $14.77.
Colony 5-Day Volume Weighted Average Price ($)(1)	17.46
Exchange Ratio	1.250
Cash Deal Value Per Share	21.25
Consideration To Common Shareholders ($mm)(2)	83.4
Consideration To Option Holders ($mm)(3)	2.6
Aggregate Merger Consideration ($mm)	86.0

(1)
Colony 5-day volume weighted average price as of July 17, 2025.

(2)
Based on TCBC shares outstanding of 3,839,615 excluding 144,866 ESOP cancellation shares.

(3)
Based on TCBC current outstanding options of 407,510.

Based upon financial information for TCBC as of or for the last twelve months (“LTM”) ended June 30, 2025 and the closing price of TCBC common stock and 5-day volume weighted average price of Colony common stock on July 17, 2025, Performance Trust calculated the following implied transaction metrics:
Transaction Metrics Based on Consideration To Common Shareholders:
One-day Market Premium (%)(1)	34.3
Deal Value / Tangible Common Equity (06/30/25) (%)	109.4
Deal Value / LTM Q2 2025 Actual Earnings (x)	51.7
Premium to Core Deposits (06/30/25) (%)(2)	1.9
Transaction Metrics Based on Aggregate Consideration With Options:
Deal Value / Tangible Common Equity (06/30/25) (%)	112.8
Deal Value / LTM Q2 2025 Actual Earnings (x)	53.4
Premium to Core Deposits (06/30/25) (%)(2)	2.5

(1)
Based on TCBC closing price on July 17, 2025.

(2)
Calculated as total deposits less time deposit accounts with balances over $100,000.

Comparable Company Analyses
Performance Trust used publicly available information to compare selected financial information for TCBC with a group of financial institutions selected by Performance Trust (the “TCBC Peer Group”). The TCBC Peer Group included major exchange traded banks (NASDAQCM, NASDAQGM, NASDAQGS, and NYSE) headquartered in the U.S with assets between $250 million and $1.5 billion, an LTM Return on Average Assets (“ROAA”) between 0.00% and 1.00%, and tangible common equity to tangible assets (“TCE Ratio”) greater than 9.0%; targets of pending announced mergers and mutuals were excluded. The TCBC Peer Group consisted of the following companies:

TCBC Peer Group:
1	CB Financial Services, Inc.	7	Magyar Bancorp, Inc.
2	ECB Bancorp, Inc.	8	Affinity Bancshares, Inc.
3	BankFinancial Corporation	9	First Seacoast Bancorp, Inc.
4	Provident Financial Holdings, Inc.	10	Fifth District Bancorp, Inc.
5	Broadway Financial Corporation	11	Texas Community Bancshares, Inc.
6	Sound Financial Bancorp, Inc.	12	Catalyst Bancorp, Inc.
The analysis compared financial information for TCBC as of or for the quarter ended June 30, 2025 with corresponding data for the TCBC Peer Group as of or for the quarter ended March 31, 2025 with pricing data as of July 17, 2025. The table below sets forth the data for TCBC and the median, 75th percentile, and 25th percentile data for the TCBC Peer Group.
TCBC Comparable Company Analysis:
	TCBC	TCBC Peer Group Median	TCBC Peer Group 75th Percentile	TCBC Peer Group 25th Percentile
Balance Sheet (MRQ):
Total Assets ($mm)	571	1,046	1,397	546
TCE / TA (%)	13.34	11.04	11.84	9.83
Income Statement (LTM):
Return on Average Assets (%)	0.29	0.46	0.68	0.17
Return on Average Equity (%)	2.1	3.7	5.0	1.1
Net Interest Margin (%)	3.04	3.04	3.43	2.29
Net Overhead Ratio (%)(1)	2.56	2.13	2.08	2.46
Market Valuation:
Market Capitalization ($mm)	64.7	105.4	134.7	58.1
90-day Average Daily Trading Volume (shares)	3,459	9,224	21,237	8,315
Price / MRQ Tangible Book Value per Share (%)	85.0	90.6	99.9	72.3
Price / LTM Earnings per Share (x)	40.3	22.9	29.7	15.6

(1)
Net overhead ratio defined as noninterest expense less noninterest income, gain or loss on sale of securities, and amortization of intangibles divided by average assets.

Performance Trust used publicly available information to perform a similar analysis for Colony by comparing selected financial information for Colony with a group of financial institutions selected by Performance Trust (the “Colony Peer Group”). The Colony Peer Group included major exchange traded banks (NASDAQCM, NASDAQGM, NASDAQGS, and NYSE) headquartered in the Southeast (as defined by S&P Capital IQ Pro as AL, AR, FL, GA, MS, NC, SC, TN, VA, and WV) with assets between $2.0 billion and $4.0 billion; targets of pending announced mergers, companies with an LTM ROAA less than 0.00%, and mutuals were excluded. The Colony Peer Group consisted of the following companies:
Colony Peer Group:
1	MetroCity Bankshares, Inc.	6	John Marshall Bancorp, Inc.
2	First Community Bankshares, Inc.	7	FVCBankcorp, Inc.
3	MVB Financial Corp.	8	CoastalSouth Bancshares, Inc.
4	USCB Financial Holdings, Inc.	9	First Community Corporation
5	C&F Financial Corporation	10	First National Corporation

The analysis compared financial information for Colony as of or for the quarter ended June 30, 2025 with corresponding data for the Colony Peer Group as of or for the quarter ended March 31, 2025 with pricing data as of July 17, 2025. The table below sets forth the data for Colony and the median, 75th percentile, and 25th percentile data for the Colony Peer Group.
Colony Comparable Company Analysis:
	Colony	Colony Peer Group Median	Colony Peer Group 75th Percentile	Colony Peer Group 25th Percentile
Balance Sheet (MRQ):
Total Assets ($mm)	3,116	2,442	3,071	2,153
TCE / TA (%)	7.80	9.61	11.09	7.92
Income Statement (LTM):
Return on Average Assets (%)	0.90	0.86	1.26	0.74
Return on Average Equity (%)	10.0	9.8	13.0	7.1
Net Interest Margin (%)	2.81	3.47	3.75	2.92
Net Overhead Ratio(1)	1.41	1.67	1.34	2.20
Market Valuation:
Market Capitalization ($mm)	308.2	263.0	442.6	209.1
90-day Average Daily Trading Volume (shares)	56,266	37,826	50,654	20,201
Price / MRQ Tangible Book Value per Share (%)	131.3	117.5	163.8	104.6
Price / LTM Core Earnings per Share (x)(1)	11.2	12.9	15.7	11.0
Price / NTM Earnings per Share (x)	10.2	11.1	15.7	10.6

(1)
Net overhead ratio defined as noninterest expense less noninterest income, gain or loss on sale of securities, and amortization of intangibles divided by average assets.

No company used as a comparison in the above comparable company analysis is identical to TCBC or Colony. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Analysis of Precedent Transactions
Performance Trust reviewed two groups of merger and acquisition transactions which included a regional and a national group. The regional group consisted of Southeast (as defined by S&P Capital IQ Pro as AL, AR, FL, GA, MS, NC, SC, TN, VA, and WV) bank M&A transactions since June 30, 2022 where the target, at announcement, had assets between $250 million and $1.5 billion and an LTM ROAA between 0.00% and 1.00%; transactions where deal value was not disclosed, less than 100% of equity ownership was acquired, the buyer was a credit union and / or the transaction is classified as a “Merger of Equals” (as defined by S&P Capital IQ Pro) were excluded (the “Regional Precedent Transactions”). The national group consisted of U.S. bank M&A transactions since June 30, 2022 where the target, at announcement, had assets between $250 million and $1.5 billion, tangible equity to tangible assets greater than 10.0%, and an LTM ROAA between 0.00% and 1.00%; transactions where deal value was not disclosed, less than 100% of equity ownership was acquired, the buyer was a credit union, and / or the transaction is classified as a “Merger of Equals” (as defined by S&P Capital IQ Pro) were excluded (the “National Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:
Regional Precedent Transactions:
	Acquiror	Target
1	TowneBank	Old Point Financial Corporation
2	United Community Banks, Inc.	ANB Holdings, Inc.
3	Georgia Banking Company, Inc.	Primary Bancshares Corporation
4	TowneBank	Village Bank and Trust Financial Corp.
5	First National Corporation	Touchstone Bankshares, Inc.
6	Dogwood State Bank	Community First Bancorporation
7	TowneBank	Farmers Bankshares, Inc.
The National Precedent Transactions group was composed of the following transactions:
National Precedent Transactions:
	Acquiror	Target
1	Norwood Financial Corp.	PB Bankshares, Inc.
2	Old Second Bancorp, Inc.	Bancorp Financial, Inc.
3	First Commonwealth Financial Corp.	CenterGroup Financial, Inc.
4	United Community Banks, Inc.	ANB Holdings, Inc.
5	Business First Bancshares, Inc.	Oakwood Bancshares, Inc.
6	Equity Bancshares, Inc.	Rockhold Bancorp
7	LCNB Corp.	Cincinnati Bancorp, Inc.
8	First Bank	Malvern Bancorp, Inc.
9	Byline Bancorp, Inc.	Inland Bancorp, Inc.
10	The Bank of Princeton	Noah Bank
11	SR Bancorp, Inc.	Regal Bancorp, Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Performance Trust reviewed the following transaction metrics: Transaction price to tangible book value per share of the target; transaction price to last-twelve-months earnings per share of the target, and core deposit premium. Performance Trust compared the indicated transaction metrics for the transaction to the median, 75th percentile, and 25th percentile metrics of the Regional Precedent Transactions group as well as to the median, 75th percentile, and 25th percentile metrics of the National Precedent Transactions group.

Regional Precedent Transactions:
	Colony / TCBC	Regional Precedent Transactions
		Median	75th Percentile	25th Percentile
Target Financials:
MRQ Total Assets ($mm)	571	659	748	439
MRQ TCE / TA (%)	13.34	7.74	9.38	6.75
LTM Return on Average Assets (%)	0.29	0.59	0.90	0.35
LTM Return on Average Equity (%)	2.1	8.3	8.6	3.8
MRQ NPAs / Assets (%)	0.54	0.11	0.05	0.32
Transaction Multiples:
Deal Value ($mm)	83.4	58.9	121.2	47.0
Price / Tangible Book Value per Share (%)	112.8	149.9	179.2	110.0
Price / LTM Earnings per Share (x)	53.4	21.1	37.5	13.7
Core Deposit Premium(1)	2.5	5.9	8.5	0.6

Note: Financial data as of most recent quarter before announcement; proposed merger value and implied per share values based on consideration to common shareholders excluding options.
(1)
Core deposits calculated as total deposits less time deposit accounts with balances over $100,000 and foreign deposits.

National Precedent Transactions:
	Colony / TCBC	National Precedent Transactions
		Median	75th Percentile	25th Percentile
Target Financials:
MRQ Total Assets ($mm)	571	467	1,044	348
MRQ TCE / TA (%)	13.34	12.31	13.19	10.60
LTM Return on Average Assets (%)	0.29	0.63	0.77	0.48
LTM Return on Average Equity (%)	2.1	5.2	7.3	4.3
MRQ NPAs / Assets (%)	0.54	0.31	0.11	0.57
Transaction Multiples:
Deal Value ($mm)	83.4	69.5	150.1	46.2
Price / Tangible Book Value per Share (%)	112.8	123.1	144.5	106.6
Price / LTM Earnings per Share (x)	53.4	22.2	24.9	18.3
Core Deposit Premium(1)	2.5	3.8	7.4	1.7

Note: Financial data as of most recent quarter before announcement; proposed merger value and implied per share values based on consideration to common shareholders excluding options.
(1)
Core deposits calculated as total deposits less time deposit accounts with balances over $100,000 and foreign deposits.

No company or transaction used as comparison in the above transaction analyses is identical to TCBC or Colony, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies.

Stock Trading History
Performance Trust reviewed the publicly available historical closing stock price of Colony common stock for the one-year period ended July 17, 2025. Performance Trust then compared the relationship between the movements in the price of Colony common stock to movements in its peer group (as described above) as well as certain stock indices.
Stock Price Percentage Change From 07/17/24 To 07/17/25:
Colony	29.0
Colony Peer Group Median	12.0
S&P 500	12.7
NASDAQ Bank	7.2
Net Present Value Analyses
Performance Trust performed an analysis that estimated the net present value per share of TCBC common stock, assuming TCBC performed in accordance with balance sheet and earnings per share estimates for TCBC for the years ending December 31, 2025 and December 31, 2026, based on internal guidance from TCBC’s management team, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2027 through December 31, 2029. To approximate the terminal value of a share of TCBC common stock, Performance Trust applied price to 2029 earnings multiples ranging from 12.0x to 14.0x and multiples of December 31, 2029 tangible book value ranging from 110.0% to 130.0%. The terminal values were then discounted to present values using different discount rates ranging from 13.86% to 15.86%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of TCBC common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of TCBC common stock of $15.03 to $18.25 when applying multiples of earnings and $15.75 to $19.37 when applying multiples of tangible book value.
Discount Rate (%)	Earnings per Share Multiple (x)
	12.00x	13.00x	14.00x
13.86%	$16.04	$17.15	$18.25
14.86%	$15.52	$16.59	$17.65
15.86%	$15.03	$16.05	$17.07
Discount Rate (%)	Tangible Book Value per Share Multiples (%)
	110.0%	120.0%	130.0%
13.86%	$16.82	$18.09	$19.37
14.86%	$16.27	$17.50	$18.72
15.86%	$15.75	$16.93	$18.11
Performance Trust also performed an analysis that estimated the net present value per share of Colony common stock, assuming Colony performed in accordance with balance sheet and earnings per share estimates for Colony for the years ending December 31, 2025 and December 31, 2026, based on publicly available consensus estimates for Colony, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2027 through December 31, 2029. To approximate the terminal value of a share of Colony common stock, Performance Trust applied price to 2029 earnings multiples ranging from 12.0x to 14.0x and multiples of December 31, 2029 tangible book value ranging from 110.0% to 130.0%. The terminal values were then discounted to present values using different discount rates ranging from 11.12% to 13.12%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Colony common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Colony common stock of $17.58 to $21.38 when applying multiples of earnings and $16.50 to $20.23 when applying multiples of tangible book value.

Discount Rate (%)	Earnings per Share Multiple (x)
	12.00x	13.00x	14.00x
11.12%	$18.90	$20.14	$21.38
12.12%	$18.22	$19.42	$20.61
13.12%	$17.58	$18.72	$19.87
Discount Rate (%)	Tangible Book Value per Share Multiples (%)
	110.0%	120.0%	130.0%
11.12%	$17.73	$18.98	$20.23
12.12%	$17.10	$18.30	$19.50
13.12%	$16.50	$17.65	$18.80
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of TCBC and Colony. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Pro Forma Impact Analysis
Performance Trust analyzed certain potential pro forma effects of the merger on the combined company assuming the transaction closes on December 31, 2025. Performance Trust utilized the following information and assumptions: (i) closing balance sheet estimates as of December 31, 2025 for Colony and TCBC based on publicly available consensus estimates for Colony and management guidance for TCBC (ii) assumed financial forecasts Colony based on consensus estimates and TCBC based on management guidance for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2027 through December 31, 2029, as provided by Colony or its Financial Advisor, and (iii) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by Colony or its Financial Advisor. This analysis indicated the merger could be accretive to Colony’s estimated 2026 EPS and could be dilutive to Colony’s estimated tangible book value per share at closing assumed as of December 31, 2025.
In connection with this analysis, Performance Trust considered and discussed with the TCBC board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Performance Trust’s Relationship
Performance Trust is acting as TCBC’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.85% of the total consideration of the transaction, which fee is contingent upon the closing of the merger (except as noted below). Performance Trust received a $150 thousand fee from TCBC upon rendering its opinion (regardless of the conclusion reached in the opinion), which opinion fee will be credited in full towards the advisory fee. Performance Trust also received a $200 thousand fee from TCBC upon the signing of the definitive agreement relating to the transaction, which progress fee will be credited in full towards the advisory fee. TCBC has also agreed to indemnify Performance Trust against certain claims and liabilities arising out of Performance Trust’s engagement and to reimburse Performance Trust for certain of its out-of-pocket expenses incurred in connection with Performance Trust’s engagement.
Performance Trust did not provide any investment banking services to TCBC or Colony in the two years preceding the date thereof. In the ordinary course of Performance Trust’s business as a broker-dealer, Performance Trust may purchase securities from and sell securities to TCBC, Colony and their respective affiliates. Performance Trust may also actively trade the equity and debt securities of TCBC, Colony and their respective affiliates for Performance Trust’s account and for the accounts of Performance Trust’s customers.

Colony’s Reasons for the Merger; Recommendation of the Colony Board of Directors
After careful consideration, the Colony board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, are in the best interests of Colony and its shareholders. Accordingly, the Colony board of directors unanimously approved the merger agreement and the transactions contemplated thereby.
In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, the Colony board of directors consulted with Colony’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Colony board of directors considered a number of factors, including the following material factors:
•
the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;

•
the impact of the issuance of Colony common stock in the merger on the existing shareholders of Colony, including the expected earnback period for the resulting dilution;

•
the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

•
each of Colony’s, TCBC’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;

•
TCBC’s established presence in Georgia and Florida which will add increased scale and density for Colony in Georgia and Florida;

•
the opportunity to add seasoned bankers in TCBC’s markets and strengthen Colony’s presence and leadership in Georgia and Florida;

•
the potential to broaden the scale of Colony’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;

•
the anticipated benefits resulting from the expected larger market capitalization of Colony resulting from the merger;

•
the expectation of annual cost savings resulting from the merger, enhancing efficiencies;

•
the current and prospective industry and economic conditions facing the financial services industry, including national, state, and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Colony both with and without the merger;

•
TCBC’s complementary management team, the compatible corporate cultures of TCBC and Colony and the employment contracts entered into by Colony with certain key employees of TCBC, all of which Colony believes should facilitate integration and implementation of the merger and retention of key TCBC employees;

•
its review and discussions with Colony’s management concerning the due diligence investigation of TCBC, including its review of TCBC’s financial and regulatory condition, results of operation, asset quality, market areas, growth potential, and quality of senior management;

•
the structure of the merger as a combination in which the combined company would operate under Colony’s brand;

•
Colony’s successful track record of creating shareholder value through acquisitions, including Colony’s proven experience in successfully integrating acquired businesses and retaining key personnel, and Colony’s management’s belief that it will be able to successfully integrate TCBC with Colony;

•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of TCBC’s business between the date of the merger agreement and the date of completion of the merger;

•
the written opinion of Hovde, Colony’s financial advisor, dated as of July 22, 2025, delivered to Colony’s board of directors to the effect that, and subject to and based on the various assumptions set forth in the opinion, the issuance of the merger consideration was fair, from a financial point of view, to Colony’s shareholders; and

•
other alternatives to the merger.

The Colony board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:
•
the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•
the impact of the dilution resulting from the stock issuance on Colony’s current shareholders, and the ability of Colony to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;

•
the possibility of encountering difficulties in completing the merger;

•
the possibility of encountering difficulties in successfully integrating TCBC’s business, operations, and workforce with those of Colony;

•
certain anticipated merger-related costs;

•
the diversion of management attention and resources from the operation of Colony’s business towards the completion of the merger;

•
the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

•
the possibility of litigation in connection with the merger;

•
the possibility of negative investor perception of the merger, including as a result of the perceived heightened risk associated with a merger of this size; and

•
other risks associated with business combinations in the financial services industry, including those set forth in this joint proxy statement/prospectus under the heading “Risk Factors” beginning on page 27.

The foregoing discussion of the factors considered by the Colony board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the Colony board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration, the Colony board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Colony board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Colony board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 25.
THE COLONY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COLONY SHAREHOLDERS VOTE “FOR” THE COLONY STOCK ISSUANCE PROPOSAL AT THE COLONY SPECIAL MEETING.

Opinion of Colony’s Financial Advisor
Hovde was engaged by Colony to provide the board of directors of Colony with a fairness opinion with respect to the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with Colony. The board of directors of Colony selected Hovde to provide a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Hovde reviewed the financial aspects of the proposed merger with the board of directors of Colony and on July 22, 2025 delivered a written opinion to the board of directors of Colony that, subject to the review, assumptions and limitations set forth in the opinion, the total value of the merger is fair, from a financial point of view, to the shareholders of Colony common stock. In requesting Hovde’s advice and opinion, no limitations were imposed by Colony upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
For purposes of Hovde’s analysis and opinion, the term “Agreement” as used herein shall refer to the draft Agreement and Plan of Merger dated July 15, 2025 provided to Hovde by Colony. Capitalized terms used in this discussion of Hovde’s opinion that are not otherwise defined shall have the same meanings attributed to them in the Agreement.
Hovde’s opinion was directed to the board of directors of Colony and addresses only the fairness of the total value of the merger to the shareholders of Colony common stock pursuant to the Agreement in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion did not constitute a recommendation to Colony as to whether or not Colony should enter into the Agreement or to any shareholders of Colony as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger. Hovde’s opinion should not be construed as implying that the total value of the merger is necessarily the lowest or best price that could be obtained by Colony in an acquisition, merger, or combination transaction with TCBC. Hovde does not express any opinion as to the value of Colony common stock following the announcement of the proposed merger, or the value of Colony common stock following the consummation of the merger, or the prices at which shares of Colony common stock may be purchased or sold at any time. Other than as specifically set forth herein, Hovde is not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Colony or TCBC.
Colony engaged Hovde on July 9, 2025 to issue a fairness opinion to the board of directors of Colony in connection with the proposed merger. Hovde’s fairness opinion was approved by Hovde’s fairness opinion committee. Pursuant to Colony’s engagement agreement with Hovde, Hovde received from Colony a fairness opinion fee upon the delivery of the fairness opinion to Colony, and upon consummation of the merger, Hovde will receive a completion fee less the fairness opinion fee. Additionally, Colony has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and has agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than this present engagement, during the two years preceding the date of the opinion, Hovde has not provided any investment banking or financial advisory services to either Colony or TCBC for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from Colony in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge, none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, Colony or TCBC or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of Colony or TCBC for its own accounts and for the accounts of customers. Except for the foregoing, during the two years preceding the date of the opinion there have not been, and there currently are, no mutual understandings contemplating in the future any material relationships between Hovde and Colony.
In rendering its opinion, Hovde reviewed the terms of the proposed merger as set forth in the Agreement and performed a variety of financial analyses. With the knowledge and consent of Colony and for purposes of its analysis and opinion, Hovde assumed that (i) the Agreement will not be terminated, (ii) there will be no adjustment to either the Exchange Ratio or the Stock Conversion Maximum as set forth in Section 7.01(i) of the Agreement, (iii) all closing conditions will be satisfied, and (iv) the merger will proceed and be consummated substantially in accordance with the terms of the Agreement.
With the knowledge and consent of Colony for purposes of its analysis and opinion, Hovde assumed that (i) the Stock Election Shares are equal to 80.0% of the 3,839,748 total shares of TCBC common stock outstanding (ii) the Stock Conversion Maximum is not adjusted, (ii) the 5-day volume weighted average price per share of Colony common stock is $17.48, and (iii) therefore, based on the Exchange Ratio of 1.25, the total value of the per share stock consideration is $67,118,803. Hovde also assumed (i) the Cash Election Shares are equal to 20.0% of the total shares of TCBC common stock outstanding, and (ii) therefore, based on the per share cash consideration of $21.25, the total value of the per share cash consideration is $16,318,931 and the total value of the merger consideration is $83,437,734 (i.e., the sum of the total value of the per share stock consideration and the total value of the per share cash consideration). Additionally, Hovde assumed that there are 407,510 TCBC stock options outstanding with a weighted average exercise price of $14.77, and therefore, the total value of the TCBC stock options is $2,641,164. As a result, Hovde assumed that the total value of the merger to be paid by Colony to the holders of shares of TCBC common stock would be $86,078,898 which is the sum of the total value of the merger consideration of $83,437,734 and the total value of the TCBC stock options of $2,641,164. Based upon the total value of the merger of $86,078,898, Hovde calculated the following implied transaction metrics:
	TCBC Financial Data	Total Merger Value Multiples
Price to Common Tangible Book Value
Common Tangible Book Value	$76,212,762	123.2%
Price to Earnings
LTM Earnings	$1,612,000	53.4x
2025E Earnings	$2,613,396	32.9x
Purchase Price Premium/Core Deposits
Core Deposits	$385,694,000	2.56%
Price/Tangible Book Value
Pay-to-Trade Ratio
Pay-to-Trade Ratio	125.6%	90.0%
During the course of its engagement and for the purposes of its fairness opinion, Hovde:
(i)
reviewed a draft of the Agreement dated July 15, 2025 as provided to Hovde by Colony;

(ii)
reviewed audited financial statements of TCBC for the twelve-month periods ended December 31, 2024, December 31, 2023, and December 31, 2022 and the unaudited financial statement of TCBC for the three-month periods ended March 31, 2025 and June 30, 2025;

(iii)
reviewed certain historical publicly available business and financial information concerning TCBC;

(iv)
reviewed certain internal financial statements and other financial and operating data concerning TCBC;

(v)
worked with Colony and TCBC to develop a financial forecast for TCBC and a pro forma projection of the combined company following the merger;

(vi)
discussed with certain members of senior management of Colony the business, financial condition, results of operations and future prospects of each entity; the history and past and current operations of TCBC and Colony; TCBC’s and Colony’s historical financial performance; and their assessment of the rationale for the merger;

(vii)
reviewed and analyzed materials detailing the merger prepared by Colony and TCBC, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (the “Merger Adjustments”);

(viii)
analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and such other metrics Hovde deemed relevant, giving effect to the merger based on assumptions relating to the Merger Adjustments;

(ix)
assessed current general economic, market and financial conditions;

(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(xi)
took into consideration Hovde’s experience in other similar transactions and securities valuations as well as Hovde’s knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

(xiii)
performed such other analyses and considered such other factors as Hovde deemed appropriate.

Hovde assumed, without investigation, that there have been, and from the date of its opinion through the effective time of the merger there will be, no material changes in the financial condition and results of operations of TCBC or Colony since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by TCBC and Colony are true and complete. Hovde relied upon the managements of Colony and TCBC as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Colony and TCBC, and Hovde assumed such forecasts, projections and other forward-looking information have been reasonably prepared by Colony and TCBC on a basis reflecting the best currently available information and Colony’s and TCBC’s managements’ judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by Colony to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all the financial and other information that was available to Hovde from public sources that was provided to Hovde by Colony or TCBC or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of Colony and TCBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the Agreement would advise it promptly if any information previously provided to it became inaccurate or was required to be updated during the period of its review.

Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Colony and TCBC are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Colony or TCBC, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did it review any loan or credit files of Colony or TCBC.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Colony or TCBC is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with Colony’s consent, that neither Colony nor TCBC is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the Agreement.
Hovde relied upon and assumed with the consent of Colony and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by Colony or TCBC or any other party to the Agreement and that the final Agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. Colony has advised Hovde that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Colony or TCBC or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on Colony or its shareholders; (ii) any advice or opinions provided by any other advisor to the board of directors of Colony; (iii) any other strategic alternatives that might be available to Colony; or (iv) whether Colony has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the merger.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing Hovde’s opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.
In arriving at its opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to Colony’s board of directors on July 22, 2025 in connection with the delivery of its fairness opinion. This summary is not a complete description of all the analyses underlying the fairness opinion or the presentation prepared by Hovde for the board of directors of Colony, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. Therefore, the tables below are not a complete description of the financial analyses performed by Hovde.
Market Approach — Comparable Merger and Acquisition Transactions.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia announced since January 1, 2024 in which the targets’ total assets were between $250 million and $850 million. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2024 in which the targets’ total assets were between $400 million and $700 million. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (10 transactions for the Regional Group and 12 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Acquired Company (State)
First Community Bankshares, Inc. (VA)	Hometown Bancshares, Inc. (WV)
Seacoast Banking Corporation of Florida (FL)	Heartland Bancshares, Inc. (FL)
Cadence Bank (MS)	FCB Financial Corp. (GA)
United Community Banks, Inc. (GA)	ANB Holdings, Inc. (FL)
Georgia Banking Company, Inc. (GA)	Primary Bancshares Corporation (GA)
TowneBank (VA)	Village Bank & Trust Financial Corp. (VA)
Capital Bancorp, Inc. (MD)	Integrated Financial Holdings, Inc. (NC)
First National Corporation (VA)	Touchstone Bankshares, Inc. (VA)
Southern States Bancshares, Inc. (AL)	CBB Bancorp (GA)
Dogwood State Bank (NC)	Community First Bancorporation (SC)
Nationwide Group:
Buyer (State)	Acquired Company (State)
First Community Bankshares, Inc. (VA)	Hometown Bancshares, Inc. (WV)
Norwood Financial Corp. (PA)	PB Bankshares, Inc. (PA)
Citizens & Northern Corporation (PA)_	Susquehanna Community Financial, Inc. (PA)
Bar Harbor Bankshares (ME)	Guaranty Bancorp, Inc. (NH)
Plumas Bancorp (NV)	Cornerstone Community Bancorp (CA)
Cadence Bank (MS)	FCB Financial Corp. (GA)
United Community Banks, Inc. (GA)	ANB Holdings, Inc. (FL)
ESL Federal Credit Union (NY)	Generations Bank (NY)
Capital Bancorp, Inc. (MD)	Integrated Financial Holdings, Inc. (NC)
First National Corporation (VA)	Touchstone Bankshares, Inc. (VA)
Dogwood State Bank (NC)	Community First Bancorporation (SC)
Hudson Valley Credit Union (NY)	Catskill Hudson Bancorp, Inc. (NY)
For each precedent transaction, Hovde compared the implied multiple of the merger consideration to certain financial characteristics of the targets as follows:
•
the multiple of the value of the merger consideration to the acquired company’s LTM (Latest Twelve Months) net earnings per share (the “Price-to-LTM Earnings Multiple”);

•
the multiple of the value of the merger consideration to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);

•
the multiple of the value of the merger consideration to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”); and

•
the multiple of the difference between the value of the merger consideration and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the Merger were based upon the total value of the merger of $86.1 million and were based on June 30, 2025 financial results for TCBC.
	Price-to-LTM Earnings Multiple	Price-to-Common Tangible Book Value Multiple	Price-to-Adjusted Common Tangible Book Value Multiple(1)	Premium-to-Core Deposits Multiple(2)
Total Merger Value	53.4x	112.9%	121.6%	2.56%
Precedent Merger Transactions Regional Group:
Minimum	5.75x	105.0%	105.0%	0.57%
Median	12.1x	143.7%	152.5%	6.40%
Maximum	46.7x	238.8%	238.8%	10.4%
Precedent Merger Transactions Nationwide Group:
Minimum	5.75x	79.9%	79.9%	(3.26)%
Median	13.9x	119.2%	119.2%	2.14%
Maximum	29.1x	238.8%	238.8%	10.4%

(1)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of the merger consideration less excess capital (assumes dollar-for-dollar payment of excess capital), unless the product thereof is greater than Tangible Book Value, in which case Adjusted Tangible Book Value is assumed equal to Tangible Book Value.

(2)
Represents the premium of the merger consideration over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of TCBC with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance highlights are based on June 30, 2025 financial results of TCBC.
	Tangible Equity/ Tangible Assets	Net Loans/ Deposits	LTM ROAA(1)	LTM ROAE(1)	Efficiency Ratio	NPAs/ Assets(2)	LLR/ NPLS(3)
TCBC	13.3%	87.3%	0.31%	2.10%	89.3%	0.54%	166.0%
Precedent Transactions
– Regional Group Median:	8.38%	81.6%	1.03%	10.1%	64.5%	0.11%	529.5%
Precedent Transactions
– Nationwide Group Median:	7.25%	86.0%	0.46%	7.54%	79.4%	0.25%	223.5%

(1)
LTM (Latest Twelve Months) ROAA and LTM ROAE are shown tax-affected for S-Corporations.

(2)
Nonperforming assets as a percentage of total assets (includes restructured loans and leases).

(3)
Loan Loss Reserve (“LLR”) as a percentage nonperforming loans (“NPLs”).

No company or transaction used as a comparison in the above transaction analyses is identical to TCBC, and no transaction was consummated on terms identical to the terms of the Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $19.5 million and $109.5 million with a four factor valuation average of $82.5 million compared to the total value of the Merger of $86.1 million. The resulting values of the Precedent Transactions Nationwide Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $22.4 million and $90.8 million with a four factor valuation average of $70.7 million compared to the total value of the merger of $86.1 million.
Market Approach — Pay-to-Trade Ratio Analysis.    As part of its analysis, using the publicly available information, Hovde compared the Pay-to-Trade Ratio of the merger with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The Pay-to-Trade Ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.
Pay-to-Trade Ratios(1)
Merger Pay-to-Trade Ratio	90.0%
Precedent Merger Transactions Regional Group:
Minimum	69.2%
Median	99.5%
Maximum	118.1%
Precedent Merger Transactions Nationwide Group:
Minimum	69.2%
Median	93.8%
Maximum	109.9%

(1)
Pay-to-Trade Ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.

The resulting values of the Regional Group using the minimum and maximum Pay-to-Trade Ratios set forth above indicated an implied aggregate valuation ranging between $66.2 million and $113.0 million with a median valuation of $95.3 million compared to the total value of the merger of $86.1 million. The resulting values of the Nationwide Group using the minimum and maximum Pay-to-Trade Ratios set forth above indicated an implied aggregate valuation ranging between $66.2 million and $105.1 million with a median valuation of $89.8 million compared to the total value of the merger of $86.1 million.
Income Approach — Discounted Cash Flow Analysis.   Taking into account various factors including, but not limited to, TCBC’s recent performance, the current banking environment and the local economy in which TCBC operates, and in consultation with and based on information provided by the managements of Colony and TCBC of the net income estimates for TCBC over a forward looking four and one half year period, the forward-looking projections and key assumptions which formed the basis for the discounted cash flow analyses were developed by Hovde. The resulting projections estimated TCBC’s net income used for the analysis to be $2.6 million for 2025, $5.6 million for 2026, $7.7 million for 2027, $8.3 million for 2028 and $8.9 million for 2029.
To determine present values of TCBC based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and (2) Terminal Price/Adjusted Tangible Book Value Multiple (“DCF Terminal Adjusted P/ TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of TCBC common stock was calculated based on the present value of TCBC’s net income utilizing the projections developed as described above for TCBC over the four- and one-half year projection period. The projected 2029 net income amount was

$8.9 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2029 by applying a five point range of price-to-earnings multiples of 12.0x to 14.0x, which is based around the average of the median LTM price-to-earnings multiple from the two Comparable M&A Transaction Groups of 13.0x. The present value of TCBC’s projected terminal value was then calculated assuming a range of discount rates between 11.75% and 13.75%, with a midpoint of 12.75% discounted over a period of 4.50 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of TCBC’s stock. The range of discount rates utilized the build-up method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 12.75% used as the midpoint of the five point range of discount rates of 11.75% to 13.75%. The resulting aggregate values of TCBC common stock based on the DCF Terminal P/E Multiple applied to the 2029 projected net income and then discounted over a 4.50 year period utilizing the five point range of discount rates set forth above indicated an implied aggregate valuation ranging between $61.4 million and $77.3 million with a midpoint of $69.1 million compared to the total value of the merger of $86.1 million.
In the DCF Terminal Adjusted P/TBV Multiple analysis, the same earnings estimates and projected annual dividends were used as in the preceding DCF Terminal P/E Multiple analysis to determine the projected common tangible book value for TCBC as of December 31, 2029 of $106.4 million, an adjusted tangible book value of $66.6 million and an excess tangible book value of $39.8 million. For purposes of the analysis Hovde applied a five point range of price-to-adjusted common tangible book value multiples of 1.16x to 1.56x utilizing as a midpoint of the range the average of the median price-to-adjusted common tangible book value multiple from the two Comparable M&A Transaction Groups of 1.36x. The present value of the projected terminal value (including the Excess Tangible Book Value of $39.8.5 million for an aggregate terminal value of $130.3 million) was then calculated assuming the same range of discount rates between 11.75% and 13.75%, with a midpoint of 12.75% discounted over a period of 4.50 years as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied aggregate values of TCBC common stock based on the DCF Terminal Adjusted P/TBV Multiple analysis ranged between $67.0 million and $88.6 million with a midpoint of $77.4 million compared to the total value of the Merger of $86.1 million.
These DCF analyses and their underlying assumptions yielded a range of implied multiple values for TCBC common stock which are outlined in the table below:
Implied Multiple Value for TCBC common stock Based On:	Aggregate Merger Consideration ($m)	Price-to-LTM Earnings Multiple(1)	Price-to-Tangible Book Value Multiple(1)	Price-to- Adjusted Tangible Book Value Multiple(1)(2)	Premium-to- Core Deposits Multiple(1)(3)
Total Value of the Merger	$86.1	53.4x	112.9%	121.6%	2.56%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$69.1	42.9x	90.7%	90.7%	(1.84)%
DCF Analysis – Terminal Adjusted P/ TBV Multiple
Midpoint Value	$77.4	48.0x	101.6%	102.6%	0.31%

(1)
Pricing multiples based on the value of the total value of the Merger of $86.1 million; DCF Analysis — Terminal P/E Multiple median merger value of $69.1 million; and a DCF Analysis — Terminal Adjusted P/ TBV Multiple median merger value of $77.4 million.

(2)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of aggregate Merger Consideration less excess capital (assumes dollar-for-dollar payment of excess capital), unless the product thereof is greater than Tangible Book value, in which case Adjusted Tangible Book Value is assumed equal to Tangible Book Value.

(3)
Represents the premium of the implied merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected aggregate values of TCBC common stock.
The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.
Summary of Valuation Methodologies(1):
Total Value of the Merger: $86,079
Six Factor Average Implied Merger Value(2): $80,794
Implied Value for TCBC common stock Based Upon:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$19,489	$109,537	$82,532
Comparable M&A Transactions – Nationwide Group	$22,358	$90,838	$70,660
Pay-to-Trade Implied Value – Regional Group Group(4)	$66,192	$113,036	$95,257
Pay-to-Trade Implied Value– Nationwide Group	$66,192	$105,134	$89,801
DCF – Terminal P/E Multiple	$61,433	$77,319	$69,101
DCF – Terminal P/ Adjusted TBV Multiple	$66,964	$88,632	$77,414

(1)
All values are rounded to the nearest thousand.

(2)
Rounded to the nearest thousand; reflects the average of the two Implied Merger Values (four factor average) from the two market approach Comparable M&A Transactions groups, two Implied Aggregate Merger Values (median values) from the two market approach Pay-to-Trade Ratio Analysis groups and the two DCF present values calculated using the two terminal median valuation multiples and a 12.75% annual discount rate over a period of 4.50 years.

(3)
Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Pro Forma Impact Analysis — For informational purposes only, Hovde performed a pro forma financial impact analysis that combined projected balance sheet and estimated EPS information of CBAN and TCBC over the projection period of years ended December 31, 2025 through 2029. Using (i) closing balance sheet estimates as of December 31, 2025 for each of CBAN and TCBC; (ii) financial forecasts and projections for each of CBAN and TCBC for the years ending December 31, 2025 through 2029; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the Merger, as well as the purchase accounting adjustments), each of which were provided by CBAN management. Hovde analyzed the estimated financial impact of the Merger on certain projected financial results for the combined organization. This analysis indicated that, based on pro forma shares to be outstanding, the Merger (i) could be dilutive to CBAN’s estimated tangible book value per share at estimated closing of December 31, 2025 becoming accretive by 2028 with an estimated tangible book value payback period of 2.9 years and (ii) could be immediately accretive to CBAN’s estimated earnings per share over the projection period. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to the current market environment; the merger and acquisition environment, movements in the common stock valuations of selected publicly-traded banking companies, and movements in the Russell 3000 Index.

Hovde is acting as Colony’s financial advisor in connection with the transaction and will receive a completion fee for such services in an amount equal to 1.00% of the total value of the merger, which fee is contingent upon the closing of the merger. Hovde received a $150 thousand fee from Colony upon rendering its opinion (regardless of the conclusion reached in the opinion), which opinion fee will be credited in full towards the completion fee. Colony has also agreed to indemnify Hovde against certain claims and liabilities arising out of Hovd’s engagement and to reimburse Hovde for certain of its out-of-pocket expenses incurred in connection with Hovde’s engagement.
Hovde did not provide any investment banking services to TCBC or Colony in the two years preceding the date thereof. In the ordinary course of Hovde’s business as a broker/dealer, Hovde may purchase securities from and sell securities to Colony, TCBC and their respective affiliates. Hovde may also actively trade the equity and debt securities of Colony, TCBC and their respective affiliates for Hovde’s account and for the accounts of Hovde’s customers.
Conclusion. Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the total value of the Merger is fair, from a financial point of view, to the shareholders of CBAN common stock.
Each CBAN shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex C to this joint proxy statement/prospectus.
Board Composition and Management of Colony after the Merger
Following the effective time, the current members of the board of directors of Colony shall be the members of the board of directors of Colony immediately prior to the effective time. Additionally, following the effective time, the executive officers of Colony will remain the same, provided, however, that Greg Eiford, the current President and Chief Executive Officer of TCBC, will be appointed as Executive Vice President and Chief Community Banking Officer of Colony Bank.
Information regarding the executive officers and directors of Colony is contained in documents filed by Colony with the SEC and incorporated by reference into this joint proxy statement/prospectus, including Colony’s Annual Report on Form 10-K for the year ended December 31, 2024 and its definitive proxy statement on Schedule 14A for its 2025 annual meeting, filed with the SEC on March 14, 2025 and April 17, 2025, respectively. See “Where You Can Find More Information” and “Additional Information.”
Interests of TCBC’s Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of TCBC will receive the same merger consideration for their shares of TCBC common stock as other TCBC shareholders. In considering the recommendation of the TCBC board of directors with respect to the merger agreement, TCBC shareholders should be aware that certain of TCBC’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of TCBC shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of TCBC shareholders include the following. The TCBC board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.
Treatment of Equity Awards
Vesting of restricted stock awarded to executive officers and directors of TCBC will accelerate as a result of the merger. Pursuant to the terms of the merger agreement, immediately prior to the effective time of the merger, all outstanding shares of TCBC stock subject to vesting restrictions granted under TCBC benefit plans will become fully vested. At the effective time of the merger, each share of TCBC restricted stock that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder, either the per share cash consideration or the per share stock consideration in respect of each share of TCBC restricted stock.

Certain officers and directors of TCBC will receive cash payments in connection with options awarded to such individuals. Officers and directors of TCBC who hold options to purchase shares of TCBC common stock, whether vested or unvested, will be entitled to the same cash payments as other holders of options to purchase shares of TCBC common stock. Pursuant to the terms of the merger agreement, at the effective time of the merger, each option to purchase shares of TCBC common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of TCBC common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of TCBC common stock under such option, less applicable taxes.
The following table sets forth, as of June 30, 2025, the aggregate number of options to purchase shares of TCBC common stock and unvested shares of restricted stock held by each of TCBC’s executive officers and directors, plus an approximation of the value that each of them may become entitled to receive in connection with their outstanding equity awards, assuming continued employment or service through the completion of the merger, that the completion of the merger occurs prior to December 1, 2025, and that the per share cash equivalent at the effective time of the merger is $21.25 (which represents the fixed per share cash consideration to be received by shareholders of TCBC in the merger):
Name	Number of TCBC options (#)	Value of TCBC options ($)	Number of shares of TCBC restricted stock subject to acceleration (#)	Value of accelerated shares of TCBC restricted stock ($)	Total value to be received in connection with outstanding equity awards ($)
Matt Brown	8,572	$137,152	3,428	$72,845	$209,997
Travis Bryant	8,572	$137,152	3,428	$72,845	$209,997
Peter A. DeSantis, III	8,572	$137,152	3,428	$72,845	$209,997
Charles Dixon	8,572	$137,152	3,428	$72,845	$209,997
Jeff Johnson	8,572	$137,152	3,428	$72,845	$209,997
Stephanie Tillman	8,572	$137,152	3,428	$72,845	$209,997
Fortson Rumble	8,572	$137,152	3,428	$72,845	$209,997
Greg Eiford	50,000	$800,000	20,000	$425,000	$1,225,000
Scott McLean	12,000	$112,050	6,400	$136,000	$248,050
Michael Penney	14,000	$160,000	3,200	$68,000	$228,000
Nathan Higdon	20,000	$320,000	12,000	$255,000	$575,000
Termination of Existing Employment Agreements
TC Bank previously entered into employment agreements with its executive officers that provide for benefits and compensation payable in connection with a change in control of TCBC, including: (1) an employment agreement with Greg Eiford, Chief Executive Officer of TC Bank, dated January 27, 2023 (the “Eiford Agreement”), (2) an employment agreement with Nathan Higdon, Executive Vice President, dated November 15, 2024, (3) an employment agreement with Michael Penney, Executive Vice President and Chief Credit Officer of TC Bank, dated April 17, 2024, and (4) an employment agreement with Scott McLean, Executive Vice President and Chief Financial Officer of TC Bank, dated February 1, 2023. These existing employment agreements contain termination provisions under which the executive would be entitled to their current annual base salary payable over 12 months, in the event of their termination of employment for good reason or without cause. These existing employment agreements also contain change in control provisions under which, and subject to certain time periods and conditions precedent, the executive would also be entitled to receive a lump-sum payment in an amount equal to one (1) times (or, under the Eiford Agreement, two (2) times) the aggregate amount of the executive’s then-current base salary plus the average annual bonus paid to the executive during the preceding three years if the executive terminates employment for good reason (as defined in the existing employment agreement) or TC Bank or its successor terminates the executive’s employment (other than for cause) (as such term is defined in the existing employment agreement), during the period beginning six (6) months prior to and ending twelve (12) months after a change in control. In general, a change in control occurs when: (i) the board of directors of TCBC is reconstituted within a twelve (12) month period resulting in at least 50% of the board of directors of TCBC to be replaced; (ii) any person or group acquires more than 50% of the total voting power or fair market value of TCBC; or (iii) any person or group acquires more than 50% of the total gross fair market value of the assets of TCBC or TC Bank.
Each of the existing employment agreements will be terminated immediately prior to the effective time and conditioned upon consummation of the merger pursuant to a termination agreement with TC Bank. Such termination agreement will provide for the termination of the corresponding employment agreement, including the right of the executive to receive the change in control payment to which the executive would be entitled to receive pursuant to their employment agreement and, in exchange for such termination, the receipt of a lump-sum termination payment. The termination payment expected to be paid to Messrs. Eiford, Higdon, Penney, and McLean, in exchange for the termination of their existing employment agreement with TC Bank is $1,122,329, $487,928, $417,926 and $456,300, respectively, in each case, assuming the merger is consummated on or prior to December 1, 2025. The payment will be reduced to the extent necessary to avoid it constituting an “excess parachute payment” under Section 280G of the Code.
Termination of Supplemental Executive Retirement Plans
TC Bank maintains supplemental executive retirement plans, or SERPs, for the benefit of each of Matt Brown, Greg Eiford, and Nathan Higdon, which are intended to provide supplemental benefits upon the executive reaching normal retirement or death prior to retirement. Immediately prior to the effective time and conditioned upon consummation of the merger, the existing SERPs will be terminated and, in exchange therefor, each of the individuals will be entitled to receive a payment equal to the estimated present value of the benefits to which they would otherwise be entitled to under the SERP. The estimated pre-tax values to which Messrs. Brown, Eiford, and Higdon well become entitled to receive as a result of the termination of their SERPs are $497,177, $572,747, and $368,392, respectively.
Termination of Non-Employee Director Retirement Plan
Certain directors of TCBC are participants in a non-employee director retirement plan which will be terminated in connection with the merger. Immediately prior to the effective time and conditioned upon consummation of the merger, the non-employee director retirement plan will be terminated and, in exchange therefor, each of the participating directors will be entitled to receive a lump sum payment equal to the aggregate amount of all monthly retirement benefits payable to them under the plan. TCBC directors Fortson Rumble, Charles Dixon, Jefferson Johnson, and Stephanie Tillman, are each a participant in the non-employee director retirement plan and as a result of the termination of the plan, will each be entitled to receive a cash payment equal to $99,000.
Termination of Thomas County Federal Savings & Loan Association Retirement Plan
TC Bank sponsors the Thomas County Federal Savings & Loan Association Retirement Plan (the “TC Pension Plan”), a frozen tax-qualified defined benefit retirement plan. In connection with the merger, TC Bank will approve the termination and liquidation of the TC Pension Plan and, subject to the consummation of the merger, the assets of the TC Pension Plan will be distributed to the participants in satisfaction of the benefits the participants would be entitled to under the TC Pension Plan. Benefits will be distributed in the form elected by each participant, as set forth in the TC Pension Plan, or may be rolled over into a tax-qualified plan sponsored by Colony for participants continuing with Colony after the Merger, or another tax-qualified plan or individual retirement account. Each of Greg Eiford and Nathan Higdon are participants in the TC Pension Plan and will receive distributions upon termination of the TC Pension Plan in the form elected by each individual (as provided in the TC Pension Plan) which are the actuarial equivalent of their respective annual accrued benefit of $25,918.72 and $13,440.91.
Shares of TCBC Common Stock Held by the TCBC ESOP Allocated to Executive Officers
The executive officers of TCBC and TC Bank participate in an Employee Stock Ownership Plan, or ESOP, established by TCBC. As of the record date of the TCBC meeting, an aggregate of approximately 14,000 shares held by the ESOP were allocated to executive officers of TCBC and/or TC Bank. In connection with the merger, the ESOP will automatically terminate pursuant to its terms effective on the date immediately prior to the date of the merger, which will allow for participants to either roll over distributions of TCBC common stock to a tax-qualified plan sponsored by Colony Bank or another tax-qualified plan or individual retirement account or to take a taxable distribution of the shares. Those participants electing a taxable distribution may be entitled to favorable tax treatment upon such distribution. Executive officers will not receive any benefit that is different from, or in addition to, the benefit received by shareholders generally in connection with shares allocated to such executive officer in the ESOP other than potentially favorable tax treatment, depending upon their personal circumstances.
In addition to the approximately 14,000 shares of TCBC common stock held by the ESOP allocated to executive officers of TCBC, as of an anticipated ESOP termination date of December 1, 2025, approximately 313,500 shares of TCBC common stock held by the ESOP will remain unallocated to participant accounts. Management of TCBC anticipates that approximately 155,000 of these unallocated shares of TCBC common stock will remain unallocated as of the date of termination of the ESOP following repayment of the ESOP loan. Pursuant to the terms of the ESOP, the unallocated shares which remain in the ESOP after the repayment of the ESOP loan will be allocated among the participants of the ESOP in proportion to the value of their account in the ESOP. As a result, executive officers of TCBC who are participants in the ESOP will have their ESOP accounts credited with a proportionate share of the unallocated shares of TCBC common stock held by the ESOP as earnings, pursuant to the ESOP’s plan termination provisions. Based upon the current proportion of shares held by the ESOP allocated to executive officers of TCBC, it is estimated that approximately 21.5% of the unallocated shares, in the aggregate, will be credited to executive officers of TCBC.
Compensation Arrangements with Colony Bank
In connection with the execution of the merger agreement, Colony Bank entered into new employment agreements with each of Greg Eiford and Nathan Higdon, which will become effective upon completion of the merger for a term of two years. The employment agreement for Mr. Eiford provides that Mr. Eiford will serve as Executive Vice President and Chief Community Banking Officer of Colony Bank at an annual base salary of $327,600. Mr. Higdon will serve as a senior officer of Colony Bank with an annual base salary of $240,000. Each individual will also be eligible to participate in existing Colony Bank bonus plans and all welfare benefit plans and programs sponsored by Colony Bank. Each of Messrs. Eiford and Higdon is entitled to severance payments if his employment is terminated by Colony Bank without “cause” or by the individual for “good reason” (as such terms are defined in their employment agreements) in an amount equal to one (1) times his then-current base salary, if such termination occurs prior to or more than twelve (12) months following a change in control of Colony Bank. If, however, such termination occurs within twelve (12) months following a change in control of Colony Bank, then the severance payment with respect to Mr. Eiford’s agreement is equal to one and one-half (1.5) times the sum of his then-current base salary plus an amount equal to the annual bonus paid with respect to the calendar year immediately preceding the effective date of the termination, and with respect to Mr. Higdon’s agreement, such severance payment is one (1) times the sum of his then-current base salary plus an amount equal to the annual bonus paid with respect to the calendar year immediately preceding the effective date of the termination. Pursuant to the employment agreements, each of Messrs. Eiford and Higdon has agreed not to compete with Colony Bank or to solicit its employees or customers during the term of the agreement and for a period of one year following their termination of employment.
It is possible that other employees will enter into new compensation agreements, arrangements or understandings with Colony Bank. As of [       ], 2025, TCBC is not aware of any compensation agreements, arrangements or understandings between its executive officers other than Messrs. Eiford and Higdon and Colony Bank.
Indemnification of TCBC Directors and Officers
Colony has agreed to indemnify the directors and officers of TCBC and its subsidiaries following the effective time of the merger. Colony has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 200% of the last annual premium paid by TCBC.
Interests of TCBC Directors Combined
In conjunction with the execution of the merger agreement, members of TCBC’s board of directors each executed a voting agreement pursuant to which they agreed to vote their respective beneficially owned shares in favor of the merger and also executed non-competition and non-disclosure agreements as described more fully in this joint proxy statement/prospectus. As of the closing date of the merger, members of TCBC’s board of directors and the board of directors of TC Bank will resign from those boards.
Trading Markets and Dividends
Colony
Colony’s common stock is listed for trading on the New York Stock Exchange under the symbol “CBAN” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, Colony will cause the shares of common stock to be issued to TCBC’s shareholders in the merger to be approved for listing on the New York Stock Exchange.
The following table sets forth the closing sale prices of Colony common stock as reported on the New York Stock Exchange on July 22, 2025, the last full trading day before the public announcement of the merger agreement, and on [        ], 2025, the latest practicable trading date before the date of this joint proxy statement/prospectus.
	Colony Common Stock	Implied Value of One Share of TCBC Common Stock to be Converted to Merger Consideration
July 22, 2025	$17.73	$22.16
[ ], 2025
TCBC
As of June 30, 2025, there were 3,984,481 shares of TCBC common stock, $0.01 par value per share (including shares subject to vesting restrictions), outstanding, which were held by approximately 464 holders of record.
TCBC’s common stock is quoted on the OTCQX Best Market under the symbol “TCBC.” The OTCQX Best Market prices are quotations, which reflect interdealer prices, without retail mark-up, markdown, or commissions and may not represent actual transactions.
The following table sets forth the last sale price of TCBC common stock as quoted on the OTCQX Best Market on July 22, 2025, the last full trading day before the public announcement of the merger agreement, and on [            ], 2025, the latest practicable trading date before the date of this joint proxy statement/prospectus.
TCBC Common Stock
July 22, 2025	$16.31
[ ], 2025
Under the merger agreement, TCBC is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than its regular semi-annual cash dividend of $0.05 per share, without the prior written consent of Colony. TCBC’s ability to pay dividends is also subject to state and federal laws and regulations.

Restrictions on Resale of Colony Common Stock
The shares of Colony common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Colony for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Colony include individuals or entities that control, are controlled by, or are under common control with Colony and may include the executive officers, directors and significant shareholders of Colony.
Dissenters’ Rights
The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law. This description is qualified in its entirety by the full text of Article 13 of the GBCC which is reprinted in its entirety as Annex D to this joint proxy statement/prospectus. If you desire to exercise your appraisal rights, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.
Under the terms of applicable Georgia law, holders of TCBC common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of their shares of TCBC common stock. Set forth below is a summary of the procedures that must be followed by the holders of TCBC common stock to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this joint proxy statement/prospectus as Annex D. Any holder of record of TCBC common stock who objects to the TCBC merger proposal, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise) will be entitled to demand and receive payment for all of his or her shares of TCBC common stock if the merger is consummated.
A shareholder of TCBC who objects to the TCBC merger proposal and desires to receive payment of the “fair value” of his or her TCBC common stock: (i) must deliver to TCBC, prior to the time the shareholder vote on the TCBC merger proposal is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the TCBC merger proposal.
A failure to vote against the TCBC merger proposal will not constitute a waiver of dissenters’ rights. A vote against the approval of the TCBC merger proposal alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.
Any notice required to be given to TCBC must be sent to TC Bancshares, Inc., 113 South Dawson Street, Thomasville, Georgia 31792, Attention: Scott McLean.
If the TCBC merger proposal is approved, TCBC (or Colony as successor to TCBC in connection with the merger) will mail, no later than 10 days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished TCBC in writing or, if none, at the shareholder’s address as it appears on the records of TCBC. The dissenter’s notice will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which TCBC must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC.
Within 10 days after the later of the effective date of the merger, or the date on which TCBC receives a payment demand, TCBC will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that TCBC estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (i) TCBC’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim statements, if any; (ii) a statement of TCBC’s estimate of the fair value of the shares;

(iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.
A dissenting shareholder choosing to accept TCBC’s offer of payment must do so by written notice to TCBC within 30 days after receipt of TCBC’s offer of payment. A dissenting shareholder not responding to that offer within the 30-day period will be deemed to have accepted the offer of payment. TCBC must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of TCBC common stock.
If a dissenting shareholder does not accept, within 30 days after TCBC’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then TCBC, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares. If TCBC does not commence the proceedings within the 60-day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.
In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against TCBC, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against TCBC and in favor of any or all dissenters if the court finds TCBC did not substantially comply with the dissenters’ provisions; or (ii) against TCBC or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against TCBC, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
TCBC shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of TCBC common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
Failure by a TCBC shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold shares of TCBC common stock and are considering dissenting from the approval of the TCBC merger proposal and exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.
Regulatory Approvals Required for the Merger
Federal Reserve Board
The merger of TCBC with and into Colony is subject to approval by, or a waiver of the applicable approval requirements from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.
Merger transactions between bank holding companies are generally eligible for a waiver from the general requirement of prior approval of the Federal Reserve Board if the transaction is part of the merger or consolidation of the bank with a subsidiary bank of the acquiring bank holding company, and if: (i) the bank merger occurs simultaneously with the merger of the holding companies, and the bank is not operated by the acquiring bank holding company as a separate entity; (ii) the transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act; (iii) the transaction does not involve the acquisition of any nonbank company that would require approval under Section 4 of the BHC Act; (iv) both before and after the transaction, the acquiring bank holding company satisfies the Federal Reserve Board’s capital adequacy guidelines; and (v) at least ten days prior to the transaction, the acquiring bank holding company has provided notice to the Federal Reserve Board regarding the transaction and the proposed application for the waiver. Colony has determined that the merger transaction meets the eligibility requirements for a waiver of the applicable approval requirements from the Federal Reserve Board under Section 3 of the BHC Act. Colony filed a request for waiver from the application requirements of Section 3 of the BHC Act on August 25, 2025. The companies are not aware of any reason why the Federal Reserve Board would fail to grant the waiver of application requirements.
Federal Deposit Insurance Corporation
The merger of TC Federal Bank with and into Colony Bank must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on August 25, 2025. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate. The companies are not aware of any reason why the FDIC would fail to approve the bank merger as contemplated under this joint proxy statement/prospectus.
The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and FDIC to challenge the approval on antitrust grounds. While Colony and TCBC do not know of any reason that the Department of Justice would challenge regulatory approval or waiver, as applicable, by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Georgia Department of Banking and Finance
The merger of TCBC with and into Colony requires the approval of commissioner of the GDBF pursuant to O.C.G.A. § 7-1-606. Under Georgia law, the commissioner of the GDBF shall consider the financial and managerial resources and future prospects of TCBC and Colony and the combined company and whether the convenience and needs of the community will be served by the merger. The application to the GDBF with respect to the merger is also subject to public comment. An application for approval of the merger was filed with the GDBF on August 25, 2025. The companies are not aware of any reason why the GDBF would fail to approve the merger as contemplated under this joint proxy statement/prospectus.
The merger of TC Federal Bank with and into Colony Bank requires the approval of the commissioner of the GDBF pursuant to O.C.G.A. § 7-1-530 and O.C.G.A. § 7-1-628.5. Under Georgia law, the commissioner of the GDBF shall consider the financial history and condition of the parties, the future prospects of the existing and proposed institutions, the character of their management, and whether the convenience and needs of the community will be served. An application for approval of the bank merger was filed with the

GDBF on August 25, 2025. The companies are not aware of any reason why the GDBF would fail to approve the bank merger contemplated under this joint proxy statement/prospectus.
Notifications and/or applications requesting approval of the merger, or other transactions contemplated by the merger agreement, may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
Colony and TCBC are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
Each of the boards of directors of Colony and TCBC has unanimously approved the merger agreement. Under the merger agreement, TCBC will merge with and into Colony, with Colony continuing as the surviving entity. Immediately following the merger, TC Federal Bank, TCBC’s wholly-owned banking subsidiary, will merge with and into Colony Bank, Colony’s wholly-owned banking subsidiary.
Prior to the effective time, Colony may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated by the merger agreement so long as (1) there are no material adverse federal income tax consequences to the shareholders of TCBC common stock as a result of such modification, (2) the consideration to be paid to holders of TCBC common stock, shares of TCBC restricted stock or options to purchase shares of TCBC common stock under the merger agreement is not thereby changed in kind or reduced in amount solely because of such modification, (3) such modification will not be likely to materially impede or delay the consummation of the merger, and (4) such modification does not require submission to or approval by TCBC’s shareholders after the TCBC shareholders have approved the TCBC merger proposal. In the event of such election, the parties agree to execute an appropriate amendment to the agreement to reflect such election.
Merger Consideration
If the merger agreement is approved by the shareholders of TCBC, the stock issuance is approved by the shareholders of Colony, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, each share of TCBC common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each TCBC shareholder, either: (i)  $21.25 in cash (the “per share cash consideration”) or (ii) 1.25 shares of Colony common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that approximately 20% of TCBC shares will receive the cash consideration and the remaining 80% will receive the stock consideration (the consideration such holder receives, the “merger consideration”). The aggregate number of shares of Colony common stock to be issued as merger consideration in the merger will be 3,839,748.
As discussed below under the heading “Termination of the Merger Agreement,” If TCBC provides notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of Colony common stock relative to the price of S&P BMI Banks Index, Colony has the option (but not the obligation) to adjust the exchange ratio such that the aggregate stock consideration portion of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $50,930,417 or (ii) an amount equal to the product of the index ratio, 0.80, 3,839,748, and the average Colony closing price, divided by the Colony ratio (each as calculated per the merger agreement).
Following the completion of the merger, former TCBC shareholders will own approximately [       ]% of the combined company based upon the number of Colony shares outstanding as of [       ].
Although the number of shares of Colony common stock that TCBC shareholders may choose to receive is fixed, the market value of the per share stock consideration and the aggregate merger consideration will fluctuate with the market price of Colony common stock and will not be known at the time TCBC or Colony shareholders vote on the merger. Colony common stock is currently quoted on the New York Stock Exchange under the symbol “CBAN.” Based on the last reported sale price of Colony common stock of $17.73 per share on July 22, 2025, the last full trading day before the public announcement of the merger agreement, the 1.25 exchange ratio represented approximately $22.16 in value for each share of TCBC common stock to be converted into Colony common stock. Based on the closing sale price of Colony common

stock of $[     ] per share on [         ], 2025, the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[     ] in value for each share of TCBC common stock to be converted into Colony common stock. TCBC common stock is quoted the OTCQX Best Market under the symbol “TCBC” and the last sale price on July 22, 2025, the last full trading day before the public announcement of the merger agreement, was $16.31 per share, and the most recent reported closing sale price of TCBC common stock on [          ], 2025 was $[      ] per share.
Anti-Dilutive Adjustments
The consideration to be received by TCBC shareholders is subject to an anti-dilutive adjustment only if the number of shares of Colony common stock or TCBC common stock issued and outstanding prior to the effective time are increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there will be any extraordinary dividend or distribution with respect to such stock, and the record date therefor will be prior to the effective time. In that case, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of TCBC common stock the same economic effect as contemplated by the merger agreement prior to such event. However, no adjustment will be made regarding Colony common stock if (i) Colony issues additional shares of Colony common stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Colony issues employee or director stock grants or similar equity awards pursuant to a Colony benefit plan. There are no other adjustments to the merger consideration contemplated under the merger agreement.
Fractional Shares
Colony will not issue any fractional shares of Colony common stock in the merger. Instead, a TCBC shareholder who otherwise would have received a fraction of a share of Colony common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the average of the daily closing prices for shares of Colony common stock for the twenty consecutive full trading days ending on the trading day immediately preceding the fifth business day prior to the date of closing of the merger on which such shares are actually traded on the New York Stock Exchange by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Colony common stock to which such shareholder would otherwise be entitled to receive.
Treatment of TCBC Restricted Stock
Immediately prior to the effective time of the merger, all outstanding shares of TCBC common stock subject to vesting restrictions granted under TCBC stock plans (with we refer to as “TCBC restricted stock”) will become fully vested. At the effective time of the merger, each share of TCBC restricted stock that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder and subject to allocation procedures described in the merger agreement, either the per share cash consideration or the per share stock consideration in respect of each share of TCBC restricted stock.
Treatment of Options to Purchase Shares of TCBC Common Stock
At the effective time of the merger, each option to purchase shares of TCBC common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of TCBC common stock subject to such option and (2) the excess, if any, of the per share cash consideration over the exercise price per share of TCBC common stock under such option, less applicable taxes.

Closing and Effective Time
The merger will be closed only after all of the conditions to closing have been satisfied or waived in accordance with the terms of the merger agreement, including receipt of all necessary regulatory and corporate approvals and the expiration of all mandatory waiting periods. The effective time of the merger will be the later of (1) the date and time of the filing of the articles of merger with the Secretary of State of the State of Georgia or (2) the date and time when the merger becomes effective as set forth in the articles of merger. It currently is anticipated that the merger will be completed as early as the fourth quarter of 2025, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Colony nor TCBC can guarantee when or if the merger will be completed. See “The Merger Agreement — Conditions to Complete the Merger” beginning on page 101.
Organizational Documents of the Surviving Company
At the effective time of the merger, the Articles of Incorporation, as amended, and the Amended and Restated Bylaws of Colony in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.
Election Procedures; Allocation of Merger Consideration; Exchange of Certificates
The merger agreement allows each TCBC shareholder to make an election to exchange their shares of TCBC common stock for either the per share cash consideration, the per share stock consideration, or a combination thereof. No less than twenty business days prior to the election deadline, Colony’s exchange agent will mail to each holder of record of each share of TCBC common stock an election form and a letter of transmittal and instructions for electing the holder’s merger consideration and the surrender of the holder’s TCBC common stock certificate(s) for the merger consideration (including cash in lieu of any fractional shares of Colony common stock). Those election materials will provide the deadline by which such elections must be received, which will be the later of [        ], 2025 or a date that the parties agree is approximately five business days prior to closing.
Each TCBC shareholder may (i) elect to receive the per share cash consideration with respect to each share of TCBC common stock held, (ii) elect to receive the per share stock consideration with respect to each share of TCBC common stock held, (iii) elect to receive a mix of the per share cash consideration and the per share stock consideration, or (iv) indicate that such shareholder makes no such election. Shares for which a valid election to receive the per share cash consideration has been made on or prior to the election deadline are referred to as “cash election shares.” Shares for which a valid election to receive the per share stock consideration has been made on or prior to the election deadline are referred to as “stock election shares.” Shares for which no valid election was made on or prior to the election deadline are referred to as “no-election shares.”
The merger agreement provides that 3,839,748 shares of Colony common stock shall be issued in the merger. Based on the exchange ratio and assuming there are no adjustments to merger consideration, approximately [       ] shares of TCBC common stock shall be converted Colony common stock, with the remainder being converted to cash.
In the event that the aggregate amount of per share stock consideration that TCBC shareholders have elected to receive exceeds 3,839,748 shares of Colony common stock:
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all cash election shares will be converted into the right to receive the per share cash consideration;

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all no-election shares will be converted into the right to receive the per share cash consideration; and

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stock election shares will be deemed to be cash election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,839,748 shares.

In the event that the aggregate amount of per share stock consideration that TCBC shareholders have elected to receive is less than 3,839,748 shares of Colony common stock (the difference between the amount of per share stock consideration as elected and 3,839,748 we refer to as the “shortfall number”):

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all stock election shares will be converted into the right to receive the per share stock consideration;

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if the number of no-election shares, when converted to the per share stock consideration, is less than or equal to the shortfall number, then all no-election shares will be converted into the right to receive the per share stock consideration and cash election shares will be deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,839,748 shares (after taking into consideration the stock election shares and the converted no-election shares); and

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if the number of no-election shares, when converted to the per share stock consideration, is greater than the shortfall number, then no-election shares will be deemed to be stock election shares, on a pro rata basis, to the extent necessary for the total number of shares of Colony common stock to be issued as per share stock consideration to equal 3,839,748 shares (after taking into consideration the stock election shares) and all cash election shares will be converted into the right to receive the per share cash consideration.

Prior to the effective time of the merger, Colony shall authorize the issuance of, and make available to the exchange agent, a sufficient number of shares of Colony common stock and cash for payment of the merger consideration. Such amount of cash and shares of Colony common stock, together with any cash payable in lieu of fractional shares and, if applicable, cash amounts sufficient to make payment to TCBC shares who exercise dissenters’ rights, are referred to as the “exchange fund.”
After the effective time of the merger, the exchange agent shall deliver to each former TCBC shareholder (other than holders of shares as to which dissenters’ rights of appraisal have been perfected), upon proper completion of a letter of transmittal and the surrender of such TCBC shareholder’s certificates representing all shares of TCBC common stock owned at the effective time, the merger consideration that each such TCBC shareholder is entitled to receive pursuant to the election and allocation procedures described above.
No interest will be paid or accrued on any amount payable upon surrender of a TCBC common stock certificate. Any portion of the exchange fund that remains unclaimed by former TCBC shareholders one year after the effective time of the merger shall, subject to applicable abandoned property, escheat or similar laws, be paid to Colony, or its successor in interest.
If a certificate for TCBC common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration deliverable in respect of TCBC common stock represented by such certificate upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by Colony or the exchange agent, the posting of a bond in an amount as Colony or the exchange agent may direct as indemnity against any claim that may be made against the surviving entity or TCBC with respect to such certificate.
After the effective time, there will be no transfers on the share transfer books of TCBC of shares of TCBC common stock that were outstanding immediately before such time.
Withholding
Colony or the exchange agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to any holder of TCBC common stock or otherwise payable pursuant to the merger agreement, such amounts as Colony or the exchange agent, in its reasonable discretion, determines it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to Colony common stock will be paid to the holder of any unsurrendered certificates of TCBC common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the shares of Colony common stock represented by such certificate.
Representations and Warranties
The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Colony and TCBC, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Colony and TCBC rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Colony, TCBC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Colony or TCBC. The representations and warranties and other provisions of the merger agreement should not be read alone but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus.
The merger agreement contains customary representations and warranties of each of Colony and TCBC relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.
The merger agreement contains representations and warranties made by TCBC relating to a number of matters, including the following:
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corporate matters, including due organization and qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and consummation of the transactions contemplated thereby;

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the absence of conflicts with, or violations of, organizational documents, contracts or other obligations as a result of the merger;

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financial statements;

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adequacy of allowance for credit losses;

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legal proceedings;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

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absence of undisclosed liabilities;

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title to tangible assets;

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the absence of certain changes or events;

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certain contracts, leases and agreements;

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employee benefit plans;

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certain tax matters;

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insurance matters;

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loan portfolio;

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deposit matters;

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investment securities and commodities;

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employee relationship matters;

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condition of tangible assets;

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environmental matters;

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regulatory compliance matters;

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the absence of certain business practices;

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books and records;

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internal controls;

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compliance with applicable laws, permits and instruments;

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receipt by the TCBC board of directors of an opinion from its financial advisor;

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the ability to obtain regulatory approvals;

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transaction costs;

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transactions with affiliates;

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trust business and the administration of fiduciary accounts;

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trustees of the employee stock ownership plan;

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questionable payments and bribes;

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mortgage loan matters;

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intellectual properties;

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the lack of any antitakeover provisions applicable to the transaction; and

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the accuracy of representations and warranties and due diligence materials.

The merger agreement contains representations and warranties made by Colony relating to a more limited number of matters, including the following:
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corporate matters, including due organization and qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and consummation of the transactions contemplated thereby;

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the absence of conflicts with, or violations of, organizational documents, contracts or other obligations as a result of the merger;

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SEC filings, financial statements, internal controls and accounting matters;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

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the absence of certain changes or events;

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compliance with applicable laws, permits and instruments, and regulatory compliance and report;

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taxes and tax returns;

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loans and loan portfolio;

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employee benefit plans; and

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the accuracy of representations and warranties and due diligence materials.

Definition of  “Material Adverse Effect”
Certain representations and warranties of Colony and TCBC are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” with respect to either party means (a) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (b) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement; provided, however, that, in the case of clause (a) only, a material adverse effect shall not be deemed to include the impact of (i) changes after the date of the merger agreement in banking and similar laws of general applicability or interpretations of law by any governmental authority (except to the extent that such change disproportionately adversely affects TCBC or Colony, as the case may be, compared to other companies of similar size operating in the same industry in which TCBC and Colony operate, in which case only the disproportionate effect will be taken into account), (ii) changes after the date of the merger agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects TCBC or Colony, as the case may be, compared to other companies of similar size operating in the same industry in which TCBC and Colony operate, in which case only the disproportionate effect will be taken into account), (iii) changes after the date of the merger agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions in the United States or the State of Georgia affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects TCBC or Colony, as the case may be, compared to other companies of similar size operating in the same industry in which TCBC and Colony operate, in which case only the disproportionate effect will be taken into account), (iv) public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement, (v) any failure by TCBC or Colony to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period, (vi) changes in the trading price or trading volume of Colony common stock, and (vii) the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement).
Covenants and Agreements
Conduct of Business Prior to the Completion of the Merger
Pursuant to the merger agreement, Colony and TCBC have agreed to certain restrictions on their activities until the effective time of the merger. Colony has agreed that it will carry on its business consistent with prudent banking practices and in compliance with all material respects with applicable laws. TCBC has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, TCBC has agreed that it will use commercially reasonable efforts to:
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preserve its business organization and assets intact;

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keep available to itself and Colony the present services of the current officers and employees of TCBC and its subsidiaries;

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preserve for itself and Colony the goodwill of its customers, employees, lessors and others with whom business relationships exists; and

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continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

Colony has also agreed that until the effective time of the merger, it and its subsidiaries will not take any or knowingly fail to take any action that is intended or is reasonably likely to:

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prevent, delay or impair Colony’s ability to consummate the merger or the transactions contemplated by the merger agreement;

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agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement;

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result in the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

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take any action that is likely to materially impair Colony’s ability to perform any of its obligations under the merger agreement or Colony Bank to perform any of its obligations under the bank plan of merger; or

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agree or commit to do any of the foregoing.

TCBC has agreed that, prior to the closing date and subject to specified exceptions, it will not, without the prior written consent of Colony:
•
(i) issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any new award or grant under the TCBC stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by the merger agreement, accelerate the vesting of any existing rights, or (iii) except as expressly permitted by the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time of the merger;

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except for dividend from wholly-owned subsidiaries to TCBC and normal, recurring semi-annual cash dividends of $0.05 per share, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock,

•
enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of TCBC or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of TCBC or its subsidiaries other than annual increases in base compensation and year-end bonuses previously disclosed to Colony, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, (iv) to satisfy contractual obligations, or (v) as previously disclosed to Colony;

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(i) hire any person as an employee of TCBC or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $100,000 or (ii) promote any employee except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement and were previously disclosed to Colony;

•
enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with Colony, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to Colony, (iii) as previously disclosed to Colony, or (iv) as may be required pursuant to the terms of the merger agreement) any TCBC benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of TCBC or any of its subsidiaries;

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except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously disclosed to Colony, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;

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except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to TCBC or any of its subsidiaries;

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acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by Colony;

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make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that Colony shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two business days of its receipt of a written request from TCBC;

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amend its Articles of Incorporation or Bylaws or any equivalent documents of TCBC’s subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

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except as previously disclosed to Colony, enter into, amend, modify, terminate, extend, or waive any material provision of, any TCBC material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to TCBC or any of its subsidiaries, or enter into any contract that would constitute a TCBC material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations reasonably requested by Colony;

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other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which TCBC or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by TCBC or any of its subsidiaries of an amount which exceeds $50,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of TCBC or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

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(i) enter into any new material line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

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enter into any derivative transaction;

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incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

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(i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the TCBC investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320;

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make any changes to deposit pricing other than such changes made in the ordinary course of business or acquire any “brokered deposits” except for any extensions or renewals of existing brokered deposits;

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except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to Colony, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by TCBC or any of its subsidiaries to such borrower or its affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with TCBC’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of TCBC or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $2,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where TCBC or any of its subsidiaries retains any servicing rights; however, any loan in excess of the limits set forth above can be made following the prior written approval of the President or Chief Executive Officer of Colony Bank, which approval or rejection must be given in writing within one business day after the loan package is delivered to such individual;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by TCBC or its subsidiaries;

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except as required by applicable law, make or change any material tax election, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, provided that, for purposes of the foregoing, “material” means affecting or relating to $50,000 or more in taxes or $150,000 or more of taxable income;

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take any action that is intended or is reasonably likely to result in either the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code;

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commit any act or omission which constitutes a material breach or default by TCBC or any of its subsidiaries under any agreement with any governmental authority or under any TCBC material contract, material lease or other material agreement or material license to which TCBC or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;

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foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental site assessment of the property in accordance with specified standards, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;

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take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair TCBC’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

•
unless previously disclosed to Colony, directly or indirectly repurchase, redeem or otherwise acquire any shares of TCBC capital stock or any securities convertible into or exercisable for any shares of TCBC capital stock;

•
except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Colony;

•
merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•
compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than any loan workout in the ordinary course of business;

•
enter into any contract, with respect to, adopt any resolutions of its board of directors in support of, or otherwise agree or commit to do, any of the foregoing; or

•
take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law.

Regulatory Matters
Each party will cooperate and use reasonable best efforts to prepare and file or cause to be filed applications for all regulatory approvals required to be obtained in connection with the merger agreement and the transactions contemplated thereby, including the necessary application for the prior approval of the merger, or waiver thereof, by the Federal Reserve, FDIC and GDBF. Each party has the right to review and comment upon the non-confidential portions of regulatory applications prior to submission, provided that they review and provide comments in a reasonably prompt manner. Each party will use its commercially reasonable best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. Each party has agreed to keep the other party reasonably informed as to the status of such applications and filings, and to promptly furnish the other party and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.
Special Meeting and Recommendation of Colony’s and TCBC’s Board of Directors
Colony has agreed to submit to its shareholders the Colony stock issuance proposal and TCBC has agreed to submit to its shareholders the TCBC merger proposal as soon as practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective by the SEC. Colony has agreed to recommend to its shareholders to vote in favor of the Colony stock issuance proposal, and TCBC has agreed to recommend to its shareholders to vote in favor of the TCBC merger proposal.
However, should TCBC receive an unsolicited acquisition proposal from a third party that it deems to be superior to the terms of the merger agreement, then under certain conditions, the TCBC board of directors may change its recommendation. Please see “The Merger Agreement — Covenants and Agreements — Agreement Not to Solicit Other Offers” below. Additionally, a change in recommendation by the TCBC board of directors may permit Colony to terminate the merger agreement, in which case TCBC may have to pay a termination fee of $3,443,000 to Colony. Please see “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fee” below.
Employee Matters
Following the effective time of the merger, for a period of six (6) months, Colony must maintain employee benefit plans and compensation opportunities for those persons who are full-time employees of TCBC and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Colony or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of Colony or its subsidiaries). Colony shall give the covered employees credit for their prior service with TCBC and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Colony in which covered employees may be eligible to participate.
With respect to any Colony health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year that includes the closing, if the covered employee is eligible to participate in such plans, Colony or its applicable subsidiary must use its commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the TCBC benefit plan in which the covered employee participated immediately prior to the effective time of the merger.
Covered employees will be credited with an amount of paid time off equal to such covered employee’s accrued but unused paid time off at TC Federal Bank, provided, however, that such accrued but unused paid time off will be forfeited if not used in accordance with the terms of Colony Bank’s policies with respect to paid time off.
Employees of TCBC (other than those who will enter into termination agreements with Colony and/or Colony Bank in connection with the transaction) who (i) become employees of Colony or Colony Bank at the effective time of the merger and (ii) is terminated within one year following the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation based on the number of years of service with TCBC, with a minimum of four weeks and a maximum of twenty-six weeks paid to any such employee.
As soon as practicable following the execution of the merger agreement, TCBC will request that the ESOP trustees initiate a pass-through vote of ESOP participants to direct the voting of TCBC common stock allocated to their plan accounts in connection with the merger. TCBC will provide Colony with all materials intended for distribution to ESOP participants in advance of the vote, and Colony will have five business days to review and comment. TCBC will also cause TC Federal Bank to terminate the ESOP immediately prior to the effective time of the merger, with all participant accounts becoming fully vested. Colony will take commercially reasonable steps to facilitate direct rollovers of ESOP distributions into the Colony Bankcorp, Inc. 401(k) Plan upon request by TCBC employees who become Colony employees in connection with the merger. In addition, TCBC will take all actions requested by Colony to terminate or modify other TCBC benefit plans as of or immediately prior to the effective time of the merger, including ceasing benefit accruals, continuing certain contracts or policies, or merging plans into Colony’s benefit programs.

Prior to the effective time of the merger, TCBC will terminate all agreements relating to employment, change in control, severance, salary continuation, deferred compensation, supplemental retirement, or similar arrangements with any current or former employee, director, or consultant of TCBC or its subsidiaries. TCBC will pay any amounts owed in connection with such terminations.
Indemnification and Directors’ and Officers’ Insurance
Colony has agreed to indemnify the directors and officers of TCBC and its subsidiaries following the effective time of the merger to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of TCBC in effect as of the date of the merger agreement. Colony has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering the current and former officers and directors of TCBC. The insurance policy must contain at least the same coverage and amounts and contain terms and conditions no less advantageous to the directors and officers of TCBC as currently provided, subject to a cap on the cost of such policy equal to 200% of the annual premiums paid by TCBC for such insurance in effect as of the date of the merger agreement. If the cost of such directors’ and officers’ liability insurance policy exceeds the 200% cap, Colony will obtain insurance coverage with the greatest coverage available for a cost not exceeding the cap.
Agreement Not to Solicit Other Offers
TCBC has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of TCBC or any of its subsidiaries to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Colony) any information or data with respect to TCBC or any of its subsidiaries or otherwise relating to an acquisition proposal; (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which TCBC is a party; or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any inquiry, offer, or proposal (other than an inquiry, offer or proposal from Colony), whether or not in writing, contemplating, relating to, or that could be reasonably expected to lead to (1) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving TCBC or any of its subsidiaries; (2) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of TCBC or any of its subsidiaries; (3) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of TCBC or any of its subsidiaries; (4) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of TCBC or any of its subsidiaries; or (5) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing (each such transaction described above is referred to collectively as an “acquisition transaction”).
However, at any time prior to the TCBC special meeting, TCBC may take any of the actions described in the first paragraph of this “The Merger Agreement — Covenants and Agreements — Agreement Not to Solicit Other Offers” section if, but only if  (1) TCBC receives a bona fide unsolicited acquisition proposal that did not result from a breach of the non-solicitation covenant, (2) the TCBC board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and it is reasonably necessary to take such actions to comply with its fiduciary duties to TCBC’s shareholders under applicable law, (3) TCBC has provided Colony with at least three business days prior notice of such determination, and (4) prior to furnishing or affording access to any information or data with respect to TCBC or any of its subsidiaries or otherwise relating to an acquisition proposal, TCBC receives from such person a confidentiality agreement with terms no less favorable to TCBC than those contained in the confidentiality agreement with Colony. TCBC must promptly provide to Colony any non-public information regarding TCBC or any of its subsidiaries provided to any other person which was not previously provided to Colony, and such additional information must be provided no later than the date of provision of such information to such other party.
A “superior proposal” means a bona fide, unsolicited acquisition proposal (1) that if consummated would result in a third party (or in the case of a direct merger between such third party and TCBC or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding TCBC common stock or more than 50% of the assets of TCBC and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (2) that the board of directors of TCBC reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by Colony in response to such acquisition proposal, as contemplated by the merger agreement, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of TCBC from a financial point of view than the merger.
TCBC must promptly (and in any event within twenty-four hours) notify Colony in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, TCBC or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). TCBC has agreed that it will keep Colony informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Subject to limited exceptions, neither the board of directors of TCBC nor any committee thereof will (1) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Colony in connection with the transactions contemplated by the merger agreement (including the merger), the TCBC recommendation, (2) approve or recommend, or propose to approve or recommend, an acquisition proposal, (3) enter into, or cause TCBC or any of its subsidiaries to enter into, any letter of intent, agreement in principal, acquisition agreement or other agreement (A) related to an acquisition transaction (other than a confidentiality agreement entered into in accordance with the terms of the merger agreement or (B) requiring TCBC to abandon, terminate or fail to consummate the merger or any transaction contemplated by the merger agreement, (4) fail to reaffirm the TCBC recommendation within three business days following a request by Colony, or make any statement, filing or release, in connection with the TCBC special meeting or otherwise, inconsistent with the TCBC recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the TCBC recommendation) (each such action described above is referred to collectively as an “adverse recommendation action”).
Notwithstanding the foregoing, prior to the date of the TCBC special meeting, the board of directors of TCBC may withdraw, qualify, amend or modify the TCBC recommendation (“TCBC subsequent determination”) or cause or permit TCBC to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal after the fifth business day following Colony’s receipt of a notice (the “notice of superior proposal”) from TCBC advising Colony that the board of directors of TCBC has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (1) the board of directors of TCBC has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to TCBC’s shareholders under applicable law, (2) during the five business day period after receipt of the notice of superior proposal by Colony (the “notice period”), TCBC and the board of directors of TCBC will have cooperated and negotiated in good faith with Colony to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable TCBC to proceed with the TCBC recommendation in favor of the merger with Colony without a TCBC subsequent determination; provided, however, that Colony does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (3) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Colony since its receipt of such notice of superior proposal, the board of directors of TCBC has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, TCBC is required to deliver a new notice of superior proposal to Colony and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.
Notwithstanding any TCBC subsequent determination, unless the merger agreement has been terminated in accordance with its terms, the merger agreement will be submitted to TCBC’s shareholders at the TCBC special meeting for the purpose of voting on the approval of the merger proposal and nothing contained in the merger agreement will be deemed to relieve TCBC of such obligation; provided, however, that if the board of directors of TCBC makes a TCBC subsequent determination with respect to a superior proposal, then the board of directors of TCBC may recommend approval of such superior proposal by the shareholders of TCBC and may submit the merger proposal to TCBC’s shareholders without recommendation, in which event the board of directors of TCBC will communicate the basis for its recommendation of such superior proposal and the basis for its lack of a recommendation with respect to the merger proposal to TCBC’s shareholders in an appropriate amendment or supplement to this joint proxy statement/prospectus.
Other Agreements
In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:
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each party will keep the proprietary information of the other confidential;

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each party will notify the other of certain events and circumstances, including material litigation, a material adverse change, or other events and circumstances specified in the merger agreement;

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TCBC will terminate certain employee benefit plans and its ESOP;

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Colony and TCBC will use their commercially reasonable efforts to facilitate the integration of TCBC with the business of Colony following consummation of the merger and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of TCBC and its subsidiaries;

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TCBC will terminate certain material contracts; and

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Colony will use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the merger.

Conditions to Complete the Merger
Colony’s and TCBC’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

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the approval of the Colony stock issuance proposal by the requisite vote of Colony shareholders and the approval of the TCBC merger proposal by the requisite vote of TCBC shareholders;

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the receipt of all required regulatory approvals upon terms agreeable to the parties, and no such regulatory approvals containing any burdensome condition;

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no court or regulatory authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

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the receipt of opinions from Nelson Mullins Riley & Scarborough LLP and Alston & Bird LLP that the merger qualifies as a reorganization under Section 368(a) of the Code; and

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the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part with respect to the Colony common stock to be issued upon the consummation of the merger and the absence of any stop order or proceedings to suspend the effectiveness of the registration statement.

In addition to the conditions applicable to both parties, Colony’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:
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all representations and warranties of TCBC remain accurate, as of the date of the merger agreement and the closing date (except to the extent expressly made as of an earlier date);

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TCBC having performed or observed, in all material respects, the covenants and obligations to be performed on or before the closing date by TCBC;

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receipt of all documents and instruments required to be delivered by TCBC at or prior to closing;

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holders of no more than 7.5% of the issued and outstanding shares of TCBC common stock have properly exercised dissenters’ rights under the GBCC;

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receipt of certain of waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement, or instrument to which TCBC or any of its subsidiaries is a party or by which any of their respective properties is bound, in order to prevent the consummation of the transactions contemplated by the merger agreement from constituting a default under such contract, agreement, or instrument or creating any lien, claim, or charge upon any of the assets of TCBC or any of its subsidiaries;

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neither TCBC nor TC Federal Bank has experienced a material adverse effect since the date of the merger agreement and no circumstance or event has occurred that would reasonably be expected to have a material adverse effect with respect to TCBC or TC Federal Bank;

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receipt of a certificate from TCBC confirming that TCBC is not and has not been a United States real property holding corporation within the meaning of Treasury Regulations Section 1.1445-2(c)(3); and

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delivery by TCBC of a notice to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h), in form and substance reasonably acceptable to Colony.

In addition to the conditions applicable to both parties, TCBC’s obligations to complete the merger are also subject to the satisfaction or waiver of the following conditions:
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all representations and warranties of Colony remain accurate, as of the date of the merger agreement and the closing date (except to the extent expressly made as of an earlier date);

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Colony having performed or observed, in all material respects, the covenants and obligations to be performed on or before the closing date by Colony;

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receipt of all documents and instruments required to be delivered by Colony at or prior to closing; and

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neither Colony nor Colony Bank has experienced a material adverse effect since the date of the merger agreement and no circumstance or event has occurred that would reasonably be expected to have a material adverse effect with respect to Colony or Colony Bank.

Neither TCBC nor Colony can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to the effective time of the merger in the following circumstances, whether before or after approval of the TCBC merger proposal by the TCBC shareholders or approval of the Colony stock issuance proposal by the Colony shareholders:
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upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;

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by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority unless the failure to obtain the requisite regulatory approvals is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party as set forth in the merger agreement;

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by either party (1) if the requisite TCBC vote shall not have been obtained at the TCBC special meeting, or (2) if the requisite Colony vote shall not have been obtained at the Colony special meeting; provided that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite TCBC or Colony shareholder approval at the respective meeting;

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by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 30 days after notice from the non-breaching party or such breach cannot be cured;

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by either party if the merger has not been consummated by the close of business on March 31, 2026 (which shall be automatically extended to April 30, 2026 if the only outstanding condition to closing is receipt of only or more of the requisite regulatory approvals), unless a failure to comply with the terms of the agreement or breach of a representation or warranty by the party desiring to terminate the merger agreement has materially contributed to the failure to consummate the merger by either such date;

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by Colony if (1) TCBC has breached its covenant not to solicit acquisition proposals, (2) the TCBC board of directors withdraws, qualifies, amends, modifies, withholds, or fails to affirm its recommendation to its shareholders with regard to the TCBC merger proposal, (3) the TCBC board of directors has materially breached its obligation to call, given notice, and hold a meeting of the shareholders of TCBC for the purpose of voting on the TCBC merger proposal, (4) the TCBC board of directors has resolved to accept or recommends another acquisition proposal, or (5) the TCBC board of directors fails to publicly recommend against another publicly announced acquisition proposal within three days after receipt of notice from Colony;

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by TCBC if the Colony board of directors (1) withdraws, qualifies, amends, modifies, withholds, or fails to affirm its recommendation to its shareholders with regard to the Colony stock issuance proposal (2) the Colony board of directors has materially breached its obligation to call, given notice, and hold the Colony special meeting, or (3) the Colony board of directors fails to publicly recommend against another publicly announced acquisition proposal within three days after receipt of notice from TCBC; or

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by TCBC if at any time before the receipt of approval for the merger from TCBC’s shareholders, TCBC receives an unsolicited proposal for the acquisition of all or substantially all of TCBC’s capital stock or assets and the TCBC board of directors determines that such acquisition proposal is superior, from a financial point of view, to the merger agreement and it enters into a binding definitive agreement with respect to such acquisition proposal; provided, however, that Colony may renegotiate the terms of the merger agreement such that the TCBC board of directors may not accept the third party proposal on the basis that it is superior, from a financial point of view, to Colony’s.

TCBC also may terminate the merger agreement if both of the following conditions are met during any time period beginning on the fifth business day prior to closing (which we refer to as the “determination date”):
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the number obtained by dividing the average Colony closing price by $16.58 (the “Colony ratio”) is less than 0.80; and

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the Colony ratio is less than the number obtained by (i) dividing the average of the daily closing value of the S&P BMI Banks Index for the 20 consecutive trading days ending on the determination date (the “index ratio”) by $[       ] and (ii) subtracting 0.20 from such index ratio.

If TCBC elects to exercise this termination right, prompt written notice must be provided to Colony. Colony then has the option (but not the obligation), within five business days following its receipt of such written notice, to increase the exchange ratio such that the aggregate value of the merger consideration is equal to or greater than the lesser of (i) an amount equal to $50,930,417 or (ii) an amount equal to the product of the index ratio, 0.80, 3,839,748, and the average Colony closing price, divided by the Colony ratio (each as calculated per the merger agreement). If Colony elects to make this adjustment, Colony must provide prompt written notice to TCBC, which shall contain the revised exchange ratio. Once this notice is received by TCBC, the merger agreement shall continue in full force and effect.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to the effect of termination of the merger agreement, the confidential treatment of information and certain other provisions specified in the merger agreement, and (2) each of Colony and TCBC will remain liable for any liabilities or damages arising out of fraud or its willful and material breach of any provision of the merger agreement.
Termination Fee
Provided that Colony is not in material breach of the merger agreement, TCBC may be required to pay a termination fee of $3,443,000 to Colony if:
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the merger agreement is terminated by TCBC to enter into a binding definitive agreement with respect to an unsolicited proposal that the TCBC board of directors determines to be a superior proposal to the merger agreement;

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the merger agreement is terminated by Colony because TCBC takes an adverse recommendation action (see “The Merger Agreement — Covenants and Agreements — Agreement Not to Solicit Other Offers”) or materially breaches its obligations described in the section of this joint proxy statement/prospectus titled “The Merger Agreement — Covenants and Agreements — Agreement Not to Solicit Other Offers” or its obligations with respect to obtaining shareholder approval; or

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(1) a competing acquisition proposal was made known to TCBC prior to the termination of the merger agreement, (2) the merger agreement is terminated by (A) either party because TCBC’s shareholder approval has not been obtained at the TCBC special meeting and any adjournment thereof or (B) by Colony because of TCBC’s breach of its representations and warranties or obligations under the merger agreement, and (3) TCBC enters into an agreement relating to another acquisition proposal within 12 months after such termination.

Expenses and Fees
Except as specifically provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and all agreements and documents contemplated thereby, and the consummation of the transactions contemplated thereby, will be paid by the party incurring such costs or expenses.
Amendment, Waiver and Extension of the Merger Agreement
Colony and TCBC may jointly amend the merger agreement, and each of Colony and TCBC may waive its right to require the other party to comply with particular provisions of the merger agreement.

However, Colony and TCBC may not amend the merger agreement or waive their respective rights after the Colony shareholders have approved the Colony stock issuance proposal or the TCBC shareholders have approved the TCBC merger proposal if applicable law requires that the amendment or waiver be approved by the Colony shareholders or the TCBC shareholders, as applicable, without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.
At any time before the closing date, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party in the manner provided above.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
TCBC Voting Agreements
In connection with, and as a condition to, Colony entering into the merger agreement, each director and executive officer of TCBC entered into a voting agreement with Colony. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit A to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the voting agreements, each such director and executive officer has agreed to appear at the TCBC special meeting (in person or by proxy) and to vote his or her shares of TCBC common stock:
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in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the TCBC board of directors);

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in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement;

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against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of TCBC contained the merger agreement or the voting agreement; and

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against any acquisition proposal or other action, agreement, or transaction that is intended or could reasonably be expected, to impede, interfere, or be inconsistent with, delay, postpone, discourage, or materially and adversely affect consummation of the transactions contemplated by the merger agreement and the voting agreement.

In addition, the voting agreements provide that each such director and executive officer will not directly or indirectly, without the prior written consent of Colony sell, transfer, pledge, assign or otherwise dispose of or encumber prior to the record date for the TCBC special meeting, any or all of his or her shares of TCBC common stock, subject to limited exceptions.
Each director and executive officer also agreed in the voting agreements, subject to certain exceptions, not to:
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vote or execute any written consent to rescind or amend in any manner adverse to Colony any prior vote or written consent, as a shareholder of TCBC, to approve or adopt the merger agreement unless the voting agreement is terminated;

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invite or seek any acquisition proposal, support (or suggest that anyone else should support) any acquisition proposal that may be made, or ask the TCBC board of directors to consider, support or seek any acquisition proposal, or otherwise take any action designed to make any acquisition proposal more likely; and

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meet or otherwise communicate with any person that has made or is considering making an acquisition proposal or any representative of such person after becoming aware that the person has made or is considering making an acquisition proposal.

The voting agreements will automatically terminate upon the earlier of (1) the effective time of the merger, (2) the amendment of the merger agreement in a manner that materially and adversely affects the shareholder’s rights set forth in the merger agreement, (3) termination of the merger agreement, or (4) three (3) years from the date of the voting agreement.
As of the TCBC record date, the directors and executive officers who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [       ] shares of TCBC common stock, which represented approximately [       ]% of the shares of TCBC common stock outstanding on that date.

Colony Voting Agreements
In addition, in connection with, and as a condition to, TCBC entering into the merger agreement, each director and executive officer of Colony entered into a voting agreement with TCBC. The following summary of the Colony voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit B to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the Colony voting agreements, each such director and executive officer has agreed to appear at the Colony special meeting (in person or by proxy) and to vote his or her shares of Colony common stock: (1) to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Colony common stock as merger consideration; (2) to approve any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement; and (3) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Colony or such director or executive officer contained in the merger agreement.
As of the Colony record date, Colony directors and executive officer who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [       ] shares of Colony common stock, which represented approximately [       ]% of the shares of Colony common stock outstanding on that date.
Director Restrictive Covenant Agreements
At the time of the execution of the merger agreement, each director of TCBC and TC Federal Bank entered into a Non-Competition and Non-Disclosure Agreement (which we refer to as a “director restrictive covenant agreement”) with Colony in the form attached as Exhibit D to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. The following summary of the director restrictive covenant agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit D to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the director restrictive covenant agreement, each such director has agreed to, among other things:
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from and after the effective time of the merger, will maintain in strict confidence and will not, directly or indirectly, disclose, use or permit the use of any confidential information or trade secrets of TCBC for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

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for a period of two years following the closing the merger:

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not serve as a director, officer, manager, or employee of another business in the geographic area comprised of each county in Georgia and Florida where TC Federal Bank operates a banking office at the effective time of the merger and each county contiguous to each of such counties in a business similar to that of Colony, Colony Bank, TCBC, or TC Federal Bank as of the date of the support agreement or the effective time of the merger, subject to certain exceptions;

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solicit or attempt to solicit any customer of Colony, Colony Bank, TCBC, or TC Federal Bank, including actively sought prospective customers of TC Federal Bank as of the effective time of the merger for the purpose of providing banking services (collectively, the “protected parties”); and

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solicit, recruit or attempt to solicit or recruit any employee of Colony, Colony Bank, TCBC, or TC Federal Bank to cease working for such party and will not assist any other person in such activities; provided that this restriction will not prevent the placement of any general solicitation not specifically targeted towards customers of any protected party or providing products or services as a result thereof.

The restrictions in the director support agreements will automatically terminate upon the earlier of (1) the termination of the merger agreement, or (2) two years after the effective date of the merger.

Claims Letters
At the time of the execution of the merger agreement, each director and executive officer of TCBC and TC Federal Bank executed a letter agreement with Colony in the form attached as Exhibit E to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the letter agreement, each such director released and discharged, effective upon the consummation of the merger, TCBC and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Colony and Colony Bank), from any and all liabilities or claims that the director and/or officer has or claims to have as of the effective time of the merger, with certain exceptions.
Under the letter agreement, each such director and executive officer, effective upon consummation of the merger, irrevocably and unconditionally released, waived and forever discharged TCBC and TC Federal Bank and their respective subsidiaries and successors from any and all liabilities and claims relating to, arising out of or in connection with TCBC or TC Federal Bank and their respective businesses or assets, including any claims arising out of or resulting from the releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of TCBC or TC Federal Bank for all periods occurring prior to the effective time of the merger. The release does not apply to any obligations or liabilities: (1) for compensation for services that have accrued but have not been paid in the ordinary course of business or other contract rights relating to severance, employment, stock options, and restricted stock grants which have been disclosed to Colony on or prior to the date of the merger agreement; (2) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either TCBC or TC Federal Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of TCBC or TC Federal Bank and which applies to the releasor or the other releasor persons; (3) in connection with any deposits, loans, or accounts of the releasor or the other releasor persons at TC Federal Bank as of the date of the release; (4) any merger consideration to which the releasor or the other releasor persons are entitled; (5) any rights or claims of the releasor or the other releasor persons under the merger agreement; (6) in connection with claims the undersigned may have in any capacity other than as an officer, director or employee of TCBC or TC Federal Bank; and (7) any claims that are based on facts and circumstances arising after the date of the letter agreement and before the closing and have been asserted in writing to Colony and TCBC prior to the closing.

THE COMPANIES
Colony Bankcorp, Inc.
Colony Bankcorp, Inc. is a financial holding company headquartered in Fitzgerald, Georgia, and the parent company of Colony Bank, a Georgia state-chartered bank and community-based financial institution. Colony operates a full-service commercial, consumer, and mortgage borrowing business through 38 locations throughout Georgia, Florida and Alabama. As of June 30, 2025, on a consolidated basis, Colony had total assets of $3.12 billion, total net loans of $1.99 billion, total deposits of $2.56 billion and shareholders’ equity of $293.9 million.
Colony’s common stock is listed on the New York Stock Exchange under the symbol “CBAN.”
Colony’s principal office is located at 115 South Grant Street, Fitzgerald, Georgia 31750, and its telephone number at that location is (229) 426-6000. Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Colony is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 169.
TC Bancshares, Inc.
TC Bancshares, Inc. is a bank holding company headquartered in Thomasville, Georgia, and the sole shareholder of TC Federal Bank. TCBC was formed as part of the bank holding company reorganization of TC Federal Bank, which was completed on July 20, 2021. TCBC has no material business operations at the holding company level other than owning and managing TC Federal Bank.
TC Federal Bank is a federal savings association that offers a full range of banking products and services from four full-service branch locations located in South Georgia and North Florida. TC Federal Bank has elected to be treated as a covered savings association. As of June 30, 2025, TCBC had $571.4 million in total consolidated assets, $409.1 million in total loans, net of the allowance for credit losses and deferred fees, $469.1 million in total deposits and $76.2 million in shareholders’ equity.
As a bank holding company, TCBC is subject to supervision and regulation by the Federal Reserve. As a covered savings association, TC Federal Bank is subject to supervision and regulation by the Office of the Comptroller of the Currency.
TCBC’s common stock is quoted on the OTCQX Best Market under the symbol “TCBC.”
TCBC’s principal office is located at 131 South Dawson Street, Thomasville, Georgia 31792, and its telephone number at that location is (229) 226-3221. TCBC’s website is www.tcfederal.com. The information on TCBC’s website is not part of this joint proxy statement/prospectus, and the reference to the TCBC website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.
Products and Services
TCBC’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations in one-to-four family residential real estate loans, commercial real estate and multi-family loans, acquisition, development and land loans, commercial and industrial loans, home equity loans and lines of credit and consumer loans.
TC Federal Bank offers a diversified portfolio of lending products. TC Federal Bank grants loans and extensions of credit to individuals and a variety of small businesses in its market areas. The loan portfolio generally consists of one-to-four family residential real estate loans, commercial and multi-family real estate loans, construction and land development loans, commercial and industrial loans and consumer loans.
TC Federal Bank’s deposits are generated primarily from its branch banking network. Its primary deposit products are personal checking accounts, business checking accounts, savings accounts, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. In addition, TC Federal Bank utilizes brokered deposits as an additional source of funding and as a balance sheet management tool.
Market Area and Competition
TCBC faces competition within its market areas both in making loans and attracting deposits. TCBC’s market area has a concentration of financial institutions that include large money center and regional banks, as well as community banks and credit unions. TCBC also faces competition from savings institutions, mortgage banking firms, consumer finance companies and, with respect to deposits from money market funds, brokerage firms, mutual funds and insurance companies.
The following table lists TC Federal Bank’s deposit market share as of June 30, 2024 (the most recent date for which date is available) for each county in which TC Federal Bank has a branch, as reported in the FDIC’s Summary of Deposits.
Market Area (County)	Market Rank	No. of Institutions in Market	Deposits in Markets (in 000’s)	Market Share
Chatham County, Georgia	21	21	8,456,113	0.38%
Duval County, Florida	21	29	89,088,499	0.07%
Leon County, Florida	14	19	8,185,915	1.21%
Thomas County, Georgia	3	7	1,991,720	10.14%
Legal Proceedings
From time to time, TCBC and TC Federal Bank may become a party to various litigation matters incidental to the conduct of its business. However, neither TCBC nor TC Federal Bank is presently party to any legal proceeding the resolution of which, in the opinion of TCBC’s management, would be expected to have a material adverse effect on TCBC’s business, operating results, financial condition or prospects.
Employees
As of June 30, 2025, TCBC had a total of 67 employees, 65 of which are full time employees. No employee of TCBC is covered by a collective bargaining agreement. TCBC considers its relationship with its employees to be good.
Description of Property
The principal properties of TCBC consist of the properties of TC Federal Bank. TCBC’s headquarters is located at 131 South Dawson Street, Thomasville, Georgia 31792. TC Federal Bank currently operates out of its main office in Thomasville, Georgia, as well as additional branch banking locations in Tallahassee and Jacksonville, Florida and in Savannah, Georgia. TC Federal Bank also operates two Loan Production Offices (LPOs), one in Tallahassee and a second in Jacksonville, Florida. TC Federal Bank owns its main office and Tallahassee branch and leases its remaining locations. TC Federal Bank believes that its banking offices are in good condition and are suitable and adequate to its needs.

SECURITY OWNERSHIP OF CERTAIN TCBC BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the record date for the TCBC special meeting, the beneficial ownership of TCBC common stock by each of TCBC’s directors and executive officers, by TCBC’s directors and executive officers as a group, and by each person known to TCBC to beneficially own more than 5% ownership of the issued and outstanding shares of TCBC common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o TC Bancshares, Inc., 131 South Dawson Street, Thomasville, Georgia 31792.
The percentages of beneficial ownership in the following table are calculated in relation to the 3,984,481 shares of TCBC common stock that were issued and outstanding as of the record date for the TCBC special meeting. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with Colony in connection with entering into the merger agreement, to TCBC’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name	Shares Beneficially Owned	Percent of Class
Directors and executive officers:
G. Matthew Brown	20,453(1)	*
J. Travis Bryant	46,468(2)	1.16%
Peter A. DeSantis, III	35,428(3)	*
Charles M. Dixon	45,018(4)	1.13%
Gregory H. Eiford	127,906(5)	3.15%
Nathan L. Higdon	70,478(6)	1.76%
Jefferson L. Johnson	30,028(7)	*
Scott McLean	13,504(8)	*
Michael S. Penney	21,677(9)	*
Fortson T. Rumble	49,891(10)	1.25%
Stephanie B. Tillman	33,103(11)	*
All directors and executive officers, as a group (11 persons)	493,954	11.78%

*
Less than 1%.

(1)
Includes vested options to acquire 12,858 shares of TCBC common stock.

(2)
Includes vested options to acquire 12,858 shares of TCBC common stock.

(3)
Includes vested options to acquire 12,858 shares of TCBC common stock.

(4)
Includes vested options to acquire 12,858 shares of TCBC common stock.

(5)
Includes 5,601 shares held by the TCBC ESOP allocated to Mr. Eiford and vested options to acquire 75,000 shares of TCBC common stock.

(6)
Includes 4,403 shares held by the TCBC ESOP allocated to Mr. Higdon and vested options to acquire 30,000 shares of TCBC common stock.

(7)
Includes vested options to acquire 12,858 shares of TCBC common stock.

(8)
Includes 485 shares held by the TCBC ESOP allocated to Mr. McLean and vested options to acquire 3,000 shares of TCBC common stock.

(9)
Includes 3,338 shares held by the TCBC ESOP allocated to Mr. Penney and vested options to acquire 11,000 shares of TCBC common stock.

(10)
Includes vested options to acquire 12,858 shares of TCBC common stock.

(11)
Includes vested options to acquire 12,858 shares of TCBC common stock.

Beneficial Owners of 5% or more voting power	Shares Beneficially Owned	Percent of Class
TC Federal Bank Employee Stock Ownership Plan	387,478	9.72%
c/o TC Bancshares, Inc. 131 South Dawson Street Thomasville, Georgia 31792

TC BANCSHARES, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following is a discussion of the financial condition of TCBC as of June 30, 2025, December 31, 2024, and December 31, 2023, and its results of operations for each of the six months ended June 30, 2025, and 2024, as well as the two years ended December 31, 2024, and 2023. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Special Cautionary Note regarding Forward-Looking Statements,” “Risk Factors,” and TCBC’s consolidated financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus. As used in this section, unless the context otherwise requires, references to “TCBC” refers to TC Bancshares, Inc. and its consolidated subsidiary, unless the context indicates otherwise.
Overview
TC Bancshares, Inc.
TCBC is a holding company incorporated under the laws of the State of Georgia on March 5, 2021, to serve as the holding company for TC Federal Bank. TCBC owns 100% of the outstanding stock of TC Federal Bank. TC Federal Bank is a covered savings association headquartered in Thomasville, Georgia that opened in 1934.
TCBC was formed as part of the bank holding company reorganization of TC Federal Bank, which was completed on July 20, 2021. In connection with the reorganization, TCBC sold 4,898,350 shares of its common stock at a price of $10.00 per share to the depositors of TC Federal Bank for net proceeds of approximately $49.0 million. On July 21, 2021, TCBC’s common stock commenced trading on the NASDAQ Stock Market under the symbol “TCBC”. On August 2, 2024, TCBC delisted from the NASDAQ Stock Market and began trading its shares on the OTC Markets Group, Inc. (OTCQX) under the same symbol.
TC Federal Bank
TC Federal Bank was organized in 1934 as Thomas County Federal Savings & Loan Association and chartered by the Federal Home Loan Bank Board as a mutual savings and loan association owned 100% by its depositors. Effective January 1, 2018, TC Federal Bank amended its corporate name to TC Federal Bank. TCBC’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations in one-to-four family residential real estate loans, commercial real estate and multi-family loans, acquisition, development and land loans, commercial and industrial loans, home equity loans and lines of credit and consumer loans. In recent years, TCBC increased its focus, consistent with what TCBC believes to be conservative underwriting standards, originating higher yielding commercial real estate and commercial and industrial loans.
TCBC conducts its business from its main office in Thomasville, Georgia, as well as additional branch banking locations in Tallahassee and Jacksonville, Florida and in Savannah, Georgia. TCBC also operates two Loan Production Offices (“LPOs”), one in Tallahassee and a second in Jacksonville, Florida and provides a variety of financial services to individual and commercial customers in the markets it serves.
TCBC’s results of operations are largely dependent on net interest income, which is the difference between the interest earned on loans and securities and interest paid on deposits and borrowings. TCBC generates non-interest income largely from its customer service fees and the sale of residential mortgages into the secondary market. TCBC’s results of operations are also impacted by TCBC’s level of operating expenses, the provision for credit losses, the impact of federal and state income taxes, the relative levels of interest rates and local and national economic activity. As of June 30, 2025, TCBC had total consolidated assets of $571.4 million, loans, net of the allowance for credit losses and deferred fees, of $409.1 million, total deposits of $469.1 million and stockholders’ equity of $76.2 million.

Results of Operations for the Six Months ended June 30, 2025, and 2024
Performance Summary
For the six months ended June 30, 2025, TCBC generated net income of $1.1 million, or $0.27 per diluted share which compared favorably to the net income of $67,000, or $0.02 per diluted share, produced during the six months ended June 30, 2024. These results were primarily driven by a combination of a stronger yield on a larger earning asset base, coupled with a reduction in its overall cost of funds.
Net Interest Income
Net interest income increased by $1.5 million, or 21.3%, to $8.5 million for the six months ended June 30, 2025, from $7.0 million for the six months ended June 30, 2024. During the first half of 2025, TCBC’s average earning asset base grew to $520.1 million, an increase of $61.2 million, or 13.3%, when compared to the $458.9 million of average earning assets outstanding during the first six months of 2024. In addition, the yield on average earning assets for the six month period ended June 30, 2025, totaled 5.65%, a 20 basis point increase when compared to the 5.45% yield generated during the same six month period of 2024. Between the end of September and the end of December of 2024, the Federal Reserve lowered the Federal funds rate by 100 basis points, allowing us, and others in the banking industry, to begin lowering the rates paid to TCBC’s depositors. As a result, TCBC’s overall cost of funds for the first half of 2025 was 2.70%, an eight basis points improvement when compared to the 2.78% cost incurred during the first half of 2024.
As a result of the above, TCBC’s net interest rate spread increased to 2.60% for the six months ended June 30, 2025, from 2.30% for the six months ended June 30, 2024. TCBC’s net interest margin gained 22 basis points to 3.28% for the six months ended June 30, 2025, from 3.06% for the same six month period of 2024.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. The balance of loans that are classified as nonaccrual are reflected in average outstanding balances for the period. For the six months ended June 30, 2025, and 2024, interest income not recognized on nonaccrual loans was immaterial. The average total loans reflected below are net of deferred loan fees and discounts.

	For the six months ended June 30,
	2025			2024
	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$408,309	$12,201	6.03%	$383,442	$10,837	5.68%
Securities available-for-sale	93,626	2,010	4.29%	53,204	1,023	3.85%
Interest-earning deposits	16,273	321	3.98%	20,378	511	5.04%
Other interest-earning assets	1,844	57	6.18%	1,849	63	6.81%
Total interest-earning assets	520,052	14,589	5.65%	458,873	12,434	5.45%
Non-interest-earning assets	17,001			16,785
Total assets	$537,053			$475,658
Interest-bearing liabilities:
Savings and money market accounts	$184,663	2,534	2.77%	$171,210	2,716	3.19%
Interest-bearing checking accounts	51,924	199	0.77%	52,407	203	0.78%
Certificate accounts	152,782	3,072	4.05%	108,212	2,166	4.03%
Total interest-bearing deposits	389,369	5,805	3.01%	331,829	5,085	3.08%
Borrowings	13,878	301	4.31%	15,091	357	4.68%
Total interest-bearing liabilities	403,247	6,106	3.05%	346,920	5,442	3.15%
Non-interest-bearing liabilities	57,799			51,551
Total liabilities	461,046			398,471
Total equity	76,007			77,187
Total liabilities and equity	$537,053			$475,658
Net interest income		$8,483			$6,992
Net earning assets	$116,805			$111,953
Net interest rate spread(1)			2.60%			2.30%
Net interest margin(2)			3.28%			3.06%

(1)
Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)
Net interest margin represents net interest income divided by average total interest-earning assets.

The following table presents the effect of net income for changes in the average outstanding volumes of interest-earning assets and interest-bearing liabilities and the rates earned and paid on these assets and liabilities from June 30, 2025, to June 30, 2024:

	For the six months ended June 30,
	2025 vs. 2024
	Increase/(decrease) due to		Total increase/(decrease)
	Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$818	$604	$1,422
Securities available-for-sale	1,004	(19)	985
Interest-earning deposits	(91)	(95)	(186)
Other interest-earning assets	—	(5)	(5)
Total interest-earning assets	1,731	485	2,216
Interest-bearing liabilities:
Savings and money market accounts	199	(367)	(168)
Interest-bearing checking accounts	(1)	(1)	(2)
Certificate accounts	963	(45)	918
Total interest-bearing deposits	1,161	(413)	748
Borrowings	(27)	(27)	(54)
Total interest-bearing liabilities	1,134	(440)	694
Change in net interest income	$597	$925	$1,522
Provision for Credit Losses
TCBC’s provision for credit losses is an entry to income to bring its allowance for credit losses to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the allowance for credit losses (“ACL”). The provision for credit losses was a reversal of prior charges of $100,000 for the six months ended June 30, 2025, and $144,000 of expense for the six month period ended June 30, 2024.
The allowance for credit losses was $5.1 million, or 1.23% of total loans, at June 30, 2025, and $5.2 million, or 1.26% of total loans, at December 31, 2024, and $4.8 million, or 1.28% of total loans, at June 30, 2024.
Non-interest Income
The primary sources of TCBC’s non-interest income are service charges on deposit accounts and other services charges and fees. Income from the investment in bank-owned life insurance (“BOLI”) is the other major contributor to TCBC’s non-interest income. Service charges on accounts includes maintenance charges as well as fees for non-sufficient funds/overdrafts. Other service charges and fees includes ATM and debit card income. The following table presents, for the periods indicated, the major categories of non-interest income:
	For the six months ended June 30,		Change
	2025	2024	Amount	Percent
	(Dollars in thousands)
Service charges on deposit accounts	$217	$217	—	0.0%
Gain on sale of loans	68	82	(14)	(17.1)
Income on bank-owned life insurance	187	147	40	27.2
Other	14	15	(1)	(6.7)
Total non-interest income	$486	$461	$25	5.4%

Non-interest income for the six months ended June 30, 2025, increased $25,000, or 5.4%, to $486,000, compared to $461,000 for the same period in 2024. This increase is primarily due to additional income from TCBC’s BOLI investments.
Non-interest Expense
TCBC’s non-interest expense category is composed of all employee expenses and costs associated with operating TCBC’s facilities, obtaining and retaining customer relationships and providing banking services. The largest component of non-interest expense is salaries and employee benefits. Non-interest expense also includes operational expenses, such as occupancy expenses, depreciation and amortization, professional and regulatory fees, including FDIC assessments, data processing expenses, and costs associated with advertising and promotions.
The following table presents, for the periods indicated, the major categories of non-interest expenses:
	For the six months ended June 30,		Change
	2025	2024	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$4,533	$4,222	$311	7.4%
Occupancy and equipment	707	693	14	2.0
Advertising	112	125	(13)	(10.4)
Audit	127	211	(84)	(39.8)
Checking account related expenses	28	37	(9)	(24.3)
Consulting and advisory fees	25	26	(1)	(3.8)
Data processing fees	371	361	10	2.8
Director fees	276	276	—	0.0
Legal	62	96	(34)	(35.4)
Insurance	71	105	(34)	(32.4)
Other	1,337	1,075	262	24.4
Total non-interest expense	$7,649	$7,227	$422	5.8%
Non-interest expenses for the six months ended June 30, 2025, increased $422,000, or 5.8%, to $7.6 million compared to $7.2 million for the same six month period in 2024.
The cost of salaries and other employee benefits remains the largest component of non-interest expenses for TCBC. These costs include salaries, incentive compensation, benefit plans, health insurance and payroll taxes. These categories totaled $4.5 million for the six months ending June 30, 2025, an increase of $311,000 or 7.4% when compared to the same six month period of 2024. As of June 30, 2025, TCBC had 68 full-time equivalent employees, compared to 67 full-time equivalent employees as of June 30, 2024.
Equipment and occupancy expenses for the six months ended June 30, 2025, increased by $14,000, or 2.0%, to $707,000 compared to $693,000 for the same period in 2024.
Other operating expenses for the six months ended June 30, 2025, increased by $97,000, or 4.2%, to $2.4 million compared to $2.3 million for the same period in 2024. The increase for 2025 is primarily attributable to a $114,000, or 193.2%, increase in TCBC’s provision for unfunded loan commitments.
Income Tax Expense
TCBC had income tax expense of $337,000 for the six months ended June 30, 2025, compared to $14,000 of income tax expense for the six months ended June 30, 2024. This increase was the result of the $1.3 million increase in income before taxes for the comparable six month periods. TCBC’s effective tax rates were 23.7% and 17.7% for the six months ended June 30, 2025, and 2024, respectively.

Results of Operations for the Years Ended December 31, 2024, and 2023
Performance Summary
For the year ended December 31, 2024, TCBC generated $595,000 of net income, or $0.14 per diluted share, compared to $266,000, or $0.06 per diluted share, for the year ended December 31, 2023. This improvement was driven by higher yields on a growing earning asset base, resulting in a year-over-year increase of $647,000 in TCBC’s net interest income.
Net Interest Income
For the year ended December 31, 2024, net interest income totaled $14.6 million versus $13.9 million for the twelve month period ended December 31, 2023. While TCBC was able to produce gains in the level of, as well as the yield on its earning assets, the need to increase the offering rates to attract and retain deposits in a highly competitive market for funding resulted in an increase in TCBC’s cost of funds that outpaced TCBC’s gains on the asset side of the balance sheet during 2024. Interest income benefited from improved yields on a larger average earning asset base. Average earning assets totaled $474.7 million and $420.9 million, respectively for the twelve months ended December 31, 2024, and 2023, an increase of $53.8 million. Over this same period the yield on TCBC’s average earning asset gained 59 basis points to 5.54% for 2024, compared to the 4.95% realized during 2023. This earning asset growth was funded primarily through a $50.2 million increase in TCBC’s average interest bearing deposits outstanding over this same period. The cost of TCBC’s average interest bearing liabilities increased 97 basis points, from 2.27% for the year ended December 31, 2023, to 3.24% for the year ended December 31, 2024. As a result, TCBC’s net interest margin compressed 24 basis points from 3.31% to 3.07% for the years ended December 31, 2023, and 2024, respectively.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. The balance of loans that are classified as nonaccrual are reflected in average outstanding balances for the period. For the twelve months ended December 31, 2024, and 2023, interest income not recognized on nonaccrual loans was immaterial. The average total loans reflected below are net of deferred loan fees and discounts.

	For the years ended December 31,
	2024			2023
	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$388,587	$22,578	5.81%	$349,195	$18,130	5.19%
Securities available-for-sale	59,646	2,350	3.94%	47,110	1,499	3.18%
Interest-earning deposits	24,769	1,230	4.97%	23,340	1,101	4.72%
Other interest-earning assets	1,747	121	6.93%	1,269	86	6.78%
Total interest-earning assets	474,749	26,279	5.54%	420,914	20,816	4.95%
Non-interest-earning assets	16,938			16,546
Total assets	$491,687			$437,460
Interest-bearing liabilities:
Savings and money market accounts	$175,779	5,621	3.20%	$146,439	3,463	2.36%
Interest-bearing checking accounts	52,056	416	0.80%	53,763	241	0.45%
Certificate accounts	120,053	5,078	4.23%	97,513	2,915	2.99%
Total interest-bearing deposits	347,888	11,115	3.19%	297,715	6,619	2.22%
Borrowings	12,753	592	4.64%	6,167	273	4.43%
Total interest-bearing liabilities	360,641	11,707	3.24%	303,882	6,892	2.27%
Non-interest-bearing liabilities	54,131			50,626
Total liabilities	414,772			354,508
Total equity	76,915			82,952
Total liabilities and equity	$491,687			$437,460
Net interest income		$14,572			$13,924
Net earning assets	$114,108			$117,032
Net interest rate spread(1)			2.30%			2.68%
Net interest margin(2)			3.07%			3.31%

(1)
Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)
Net interest margin represents net interest income divided by average total interest-earning assets.

The following table presents the effect of net income for changes in the average outstanding volumes of interest-earning assets and interest-bearing liabilities and the rates earned and paid on these assets and liabilities from December 31, 2023, to December 31, 2024:

	For the years ended December 31,
	2024 vs. 2023
	Increase/(decrease) due to		Total increase/(decrease)
	Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$2,258	$2,143	$4,401
Securities available-for-sale	694	156	850
Interest-earning deposits	67	58	125
Other interest-earning assets	33	2	35
Total interest-earning assets	3,052	2,359	5,411
Interest-bearing liabilities:
Savings and money market accounts	698	1,450	2,148
Interest-bearing checking accounts	(8)	183	175
Certificate accounts	1,226	929	2,155
Total interest-bearing deposits	1,916	2,562	4,478
Borrowings	305	14	319
Total interest-bearing liabilities	2,221	2,576	4,797
Change in net interest income	$831	$(217)	$614
Provision for Credit Losses
The provision for credit losses was a reversal of prior charges of $56,000 for the twelve months ended December 31, 2024, and $175,000 of expense for the twelve month period ended December 31, 2023.
The allowance for credit losses was $5.2 million, or 1.26% of total loans, at December 31, 2024, and $4.8 million, or 1.28% of total loans, at December 31, 2023.
Non-interest Income
The following table presents, for the periods indicated, the major categories of TCBC’s non-interest income:
	For the years ended December 31,		Change
	2024	2023	Amount	Percent
	(Dollars in thousands)
Service charges on deposit accounts	$438	$548	$(110)	(20.1)%
Gain on sale of loans	164	245	(81)	(33.1)
Income on bank-owned life insurance	327	286	41	14.3
Other	33	77	(44)	(57.1)
Total non-interest income	$962	$1,156	$(194)	(16.8)%
Non-interest income for the twelve months ended December 31, 2024, decreased $194,000, or 16.8%, to $962,000, when compared to $1.2 million realized for the same twelve month period of 2023. This decrease is primarily due to lower fees generated from service charges on deposit accounts, coupled with lower income generated from the sale of mortgage loans into the secondary market.

Non-interest Expense
The following table presents, for the periods indicated, the major categories of non-interest expense:
	For the years ended December 31,		Change
	2024	2023	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$8,521	$8,527	$(6)	(0.1)%
Occupancy and equipment	1,426	1,295	131	10.1
Advertising	291	339	(48)	(14.2)
Audit	368	451	(83)	(18.4)
Checking account related expenses	60	83	(23)	(27.7)
Consulting and advisory fees	58	71	(13)	(18.3)
Data processing fees	710	459	251	54.7
Director fees	549	537	12	2.2
Legal	159	185	(26)	(14.1)
Other real estate loss/(gain) on sale and	—	38	(38)	(100.0)
Insurance	185	227	(42)	(18.5)
Other	2,482	2,319	163	7.0
Total non-interest expense	$14,809	$14,531	$278	1.9%
Non-interest expenses for the year ended December 31, 2024, increased $278,000, or 1.9%, to $14.8 million compared to $14.5 million for the same twelve month period in 2023.
Salaries and other employee benefit expenses remained flat at $8.5 million for the years ended December 31, 2024, and 2025. While the salaries increased year-over-year, lower commissions paid to mortgage originators, as well as reduced costs for some employee benefits were enough to off-set the rise in salaries. Salary expense for 2024, totaled $5.7 million, an increase of $337,000, or 6.2%, over the $5.4 million of salary expense for the same twelve month period of 2023. Over this same period of time the cost of some of TCBC’s retirement benefits, primarily due to a reduction in pension related expenses, experienced a $184,000 reduction. In addition, with lower non-interest income generated from a lower year-over-year volume of mortgage loan sales, the commissions paid were reduced by $164,000.
Equipment and occupancy expenses for the twelve months ended December 31, 2024, increased by $131,000, or 10.1%, to $1.4 million compared to $1.3 million for the same period in 2023.
Other operating expenses for the year ended December 31, 2024, increased by $153,000, or 3.2%, to $4.9 million compared to $4.7 million for the same period in 2023. The increase for 2024 is primarily attributable to a $251,000, or 54.7%, increase in TCBC’s data processing fees with a full year of expense for TCBC’s two new branch locations. In addition, TCBC’s provision for unfunded loan commitments increase by $319,000 on a year-over-year basis. These increases were partially offset by a variety of items including reductions in accounting, legal, and other operating expenses as TCBC delisted from the NASDAQ Stock Market and deregistered from the Securities and Exchange Commission mid-year 2024.
Financial Condition
As of June 30, 2025, total assets were $571.4 million, an increase of $55.4 million, or 10.7%, from the prior year end. Total assets were $516.0 million as of December 31, 2024, an increase of $49.5 million, or 10.6%, when compared to the $466.6 million of total assets as of December 31, 2023. Deposit growth during the first six months of 2025 drove TCBC’s level of cash and cash equivalents to $42.9 million as of June 30, 2025, an increase of $28.7 million when compared to the $14.2 million of cash on-hand as of December 31, 2024. The cash balance for TCBC at year-end 2023, was $25.0 million.

Investment Securities
Total investments were $95.7 million as of June 30, 2025, versus $73.7 million as of December 31, 2024, and $44.6 million at December 31, 2023. Investment securities available-for-sale (AFS) as of June 30, 2025, December 31, 2024, and 2023, are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Fair Value as % of Total
June 30, 2025:
US treasuries	$5,058,536	—	$341,544	$4,716,992	5%
SBAs	1,272,178	—	3,356	1,268,822	1%
Mortgage-backed securities	63,127,289	305,009	855,254	62,577,044	67%
Collateralized mortgage obligations	14,783,348	241	583,584	14,200,005	15%
Municipal bonds	8,752,758	—	962,308	7,790,450	9%
Corporate obligations	3,125,000	—	403,548	2,721,452	3%
	$96,119,109	$305,250	$3,149,594	$93,274,765	100%
December 31, 2024:
US treasuries	$5,068,562	—	$467,058	$4,601,504	6%
SBAs	1,368,753	—	31,151	1,337,602	2%
Mortgage-backed securities	42,693,569	34,140	1,296,074	41,431,635	58%
Collateralized mortgage obligations	14,931,267	2,062	609,748	14,323,581	20%
Municipal bonds	8,754,717	—	1,183,403	7,571,314	10%
Corporate obligations	3,125,000	—	399,819	2,725,181	4%
	$75,941,868	$36,202	$3,987,253	$71,990,817	100%
December 31, 2023:
US treasuries	$10,089,682	—	$555,847	$9,533,835	22%
Mortgage-backed securities	10,157,271	43,157	787,592	9,412,836	22%
Collateralized mortgage obligations	14,676,623	—	722,772	13,953,851	33%
Municipal bonds	8,758,636	—	1,292,743	7,465,893	17%
Corporate obligations	3,125,000	—	526,920	2,598,080	6%
	$46,807,212	$43,157	$3,885,874	$42,964,495	100%

The following outlines the unrealized losses and estimated fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position as of June 30, 2025, December 31, 2024, and 2023:
	June 30, 2025		December 31, 2024		December 31, 2023
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
US treasuries	—	—	—	—	—	—
SBAs	1,268,822	3,356	1,337,602	31,151	—	—
Mortgage-backed securities	18,614,767	235,971	28,524,463	552,304	—	—
Collateralized mortgage obligations	1,551,666	27,205	990,211	45,342	—	—
Municipal bonds	—	—	—	—	—	—
Corporate obligations	—	—	—	—	—	—
Total less than 12 months	$21,435,255	$266,532	$30,852,276	$628,797	—	—
Unrealized loss for more than 12 months:
US treasuries	4,716,992	341,543	4,601,504	467,058	9,533,835	555,847
SBAs	—	—	—	—	—	—
Mortgage-backed securities	8,283,072	619,282	8,222,266	743,770	8,406,330	787,592
Collateralized mortgage obligations	11,703,665	556,379	12,374,688	564,406	13,953,851	722,772
Municipal bonds	7,790,450	962,308	7,571,314	1,183,403	7,465,893	1,292,743
Corporate obligations	2,721,452	403,548	2,725,181	399,819	2,598,080	526,920
Total more than 12 months	35,215,631	2,883,060	35,494,953	3,358,456	41,957,989	3,885,874
Total	$56,650,886	$3,149,592	$66,347,229	$3,987,253	$41,957,989	$3,885,874
At June 30, 2025, December 31, 2024, and 2023, TCBC had unrealized losses in the investment portfolio related to debt securities. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades or the repayment sources of principal and interest backed by government entities. As of June 30, 2025, TCBC had a total of 101 individual positions in its AFS bond portfolio, of which 68 obligations contained unrealized losses. At December 31, 2024, TCBC held a total of 91 individual positions in its AFS bond portfolio, of which 82 obligations contained unrealized losses. At December 31, 2023, 47 of the 49 individual securities contained unrealized losses. TCBC does not intend to sell the investments, and it is not likely that TCBC will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity.

The following table presents the number and aggregate depreciation from TCBC’s amortized cost basis of debt securities available-for-sale in an unrealized loss position by security type at June 30, 2025:
	Number of Securities	Aggregate Depreciation
US treasuries	3	-6.8%
SBAs	2	0.0%
Mortgage-backed securities	36	-3.1%
Collateralized mortgage obligations	12	-4.2%
Municipal bonds	9	-11.0%
Corporate obligations	6	-12.9%
Total	68	-5.3%
As of June 30, 2025, no ACL has been recognized on AFS securities in an unrealized loss position as management does not believe any of the securities are impaired due to reasons of credit quality. This is based upon TCBC’s analysis of the underlying risk characteristics, including credit ratings, and other qualitative factors related to TCBC’s AFS securities and in consideration of TCBC’s historical credit loss experience and internal forecasts. The issuers of these securities continue to make timely principal and interest payments under the contractual terms of the securities. Furthermore, management does not have the intent to sell any of the securities classified as AFS in the table above and believes that it is more likely than not that TCBC will not have to sell any such securities before a recovery of cost. The unrealized losses are due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline.
As of June 30, 2025, December 31, 2024, and 2023, accrued interest on investment securities was approximately $376,000, $303,000 and $214,000, respectively.

The amortized cost, estimated fair value, and weighted average yield of investment securities available-for-sale at June 30, 2025, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as some issuers have the right to call or prepay certain obligations with or without call or prepayment penalties.
	June 30, 2025 Investment securities with maturities
	Amortized Cost	Estimated Fair Value	Wt. Avg. Yield
US treasuries
Maturing within one year	—	—	—
Maturing in one to five years	5,058,536	4,716,992	1.28%
Maturing in five to ten years	—	—	—
Maturing after ten years	—	—	—
Total US treasuries	5,058,536	4,716,992	1.28%
SBAs
Maturing within one year	—	—	—
Maturing in one to five years	280,444	278,499	3.83%
Maturing in five to ten years	991,734	990,323	4.48%
Maturing after ten years	—	—	—
Total SBAs	1,272,178	1,268,822	4.34%
Mortgage-backed securities
Maturing within one year	7,662	7,619	3.33%
Maturing in one to five years	13,788,066	13,740,960	4.41%
Maturing in five to ten years	35,472,538	35,249,858	4.84%
Maturing after ten years	13,859,023	13,578,607	5.20%
Total mortgage-backed securities	63,127,289	62,577,044	4.82%
Collateralized mortgage obligations
Maturing within one year	—	—	—
Maturing in one to five years	3,596,751	3,458,881	3.30%
Maturing in five to ten years	—	—	—
Maturing after ten years	11,186,597	10,741,124	4.88%
Total collateralized mortgage obligations	14,783,348	14,200,005	4.49%
Municipal bonds
Maturing within one year	—	—	—
Maturing in one to five years	6,236,854	5,648,960	1.73%
Maturing in five to ten years	2,515,904	2,141,490	1.69%
Maturing after ten years	—	—	—
Total municipal bonds	8,752,758	7,790,450	1.72%
Corporate obligations
Maturing within one year	—	—	—
Maturing in one to five years	—	—	—
Maturing in five to ten years	3,125,000	2,721,452	3.80%
Maturing after ten years	—	—	—
Total corporate obligations	3,125,000	2,721,452	3.80%
Total investment securities	$96,119,109	$93,274,765	4.26%
The weighted average yield on investment securities is calculated using the current yield of each bond position, multiplied by its current book value to generate its individual annualized interest income. The sum of the annual interest income generated per investment security category is then compared to the total book value of that same category to derive its weighted average yield.
TCBC did not sell any AFS investment securities during 2025, 2024, or 2023. As of June 30, 2025, and December 31, 2024, securities with market values of approximately $2.3 million were pledged to secure public deposits. As of December 31, 2023, approximately $2.0 million of bonds were pledged to secure public deposits.
Loans and Allowance for Credit Losses
Major classifications of loans, by purpose code, at June 30, 2025, December 31, 2024, and 2023, are summarized as follows:
	June 30, 2025	Percent	December 31, 2024	Percent	December 31, 2023	Percent
Real estate loans:
Residential	$150,591,037	36.26%	$153,259,888	37.28%	$148,533,603	39.29%
Home equity	11,294,843	2.72%	11,650,618	2.83%	11,099,027	2.94%
Multi-family	22,256,128	5.36%	16,673,369	4.06%	19,137,789	5.06%
Commercial	161,622,431	38.92%	152,758,191	37.16%	123,572,774	32.69%
Construction and land development	43,453,994	10.46%	47,795,940	11.63%	55,461,430	14.67%
Total real estate loans	389,218,433		382,138,006		357,804,623
Consumer loans	8,136,968	1.96%	8,496,548	2.07%	3,345,453	0.88%
Commercial and industrial loans	17,953,945	4.32%	20,435,461	4.97%	16,918,558	4.47%
Total loans	415,309,346	100.00%	411,070,015	100.00%	378,068,634	100.00%
Less: Allowance for credit losses	5,083,946		5,151,886		4,836,878
Deferred loan fees	1,132,499		1,109,616		1,168,666
Loans, net	$409,092,901		$404,808,513		$372,063,090
The contractual maturity of loans as of the date indicated are summarized in the following tables:
	June 30, 2025
	1 Year or Less	1 to 5 Years	5 to 15 Years	After 15 Years	Total
Real estate loans:
Residential	$7,207,494	$21,903,967	$15,132,700	$106,346,876	$150,591,037
Home equity	97,402	1,260,124	9,937,317	—	11,294,843
Multi-family	6,646,292	10,375,286	3,264,660	1,969,890	22,256,128
Commercial	27,629,001	66,252,305	44,110,949	23,630,176	161,622,431
Construction and land development	11,808,777	18,174,470	6,280,101	7,190,646	43,453,994
Total real estate loans	53,388,966	117,966,152	78,725,727	139,137,588	389,218,433
Consumer loans	218,522	885,269	7,033,177	—	8,136,968
Commercial and industrial loans	4,702,257	10,642,236	2,609,452	—	17,953,945
Total loans	$58,309,745	$129,493,657	$88,368,356	$139,137,588	$415,309,346

	December 31, 2024
	1 Year or Less	1 to 5 Years	5 to 15 Years	After 15 Years	Total
Real estate loans:
Residential	$7,273,832	$23,521,647	$16,079,069	$106,385,340	$153,259,888
Home equity	67,771	779,454	10,803,393	—	11,650,618
Multi-family	1,389,627	11,081,543	3,923,792	278,407	16,673,369
Commercial	20,866,468	65,826,715	44,413,298	21,651,710	152,758,191
Construction and land development	20,485,295	15,111,683	5,456,630	6,742,332	47,795,940
Total real estate loans	50,082,993	116,321,042	80,676,182	135,057,789	382,138,006
Consumer loans	185,058	722,541	7,588,949	—	8,496,548
Commercial and industrial loans	4,368,149	13,467,144	2,600,168	—	20,435,461
Total loans	$54,636,200	$130,510,727	$90,865,299	$135,057,789	$411,070,015
	December 31, 2023
	1 Year or Less	1 to 5 Years	5 to 15 Years	After 15 Years	Total
Real estate loans:
Residential	$4,543,210	$20,567,379	$21,246,146	$102,176,868	$148,533,603
Home equity	7,356	496,231	10,595,440	—	11,099,027
Multi-family	1,308,372	13,364,466	4,179,254	285,697	19,137,789
Commercial	10,982,864	54,362,602	42,863,356	15,363,952	123,572,774
Construction and land development	17,898,415	23,356,498	5,333,874	8,872,643	55,461,430
Total real estate loans	34,740,217	112,147,176	84,218,070	126,699,160	357,804,623
Consumer loans	74,318	807,349	2,463,786	—	3,345,453
Commercial and industrial loans	2,473,458	11,144,250	3,300,850	—	16,918,558
Total loans	$37,287,993	$124,098,775	$89,982,706	$126,699,160	$378,068,634
The following table presents that Company’s loans that were maturing in greater than one year, that had adjustable and fixed rate as of the date indicated:
	June 30, 2025		December 31, 2024		December 31, 2023
	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate
Real estate loans:
Residential	$86,334,467	$57,049,076	$84,343,949	$61,642,107	$77,745,730	$66,244,663
Home equity	11,197,441	—	11,582,847	—	11,091,671	—
Multi-family	10,239,231	5,370,605	4,252,307	11,031,435	1,282,833	16,546,584
Commercial	70,208,179	63,785,251	67,008,489	64,883,234	39,615,672	72,974,238
Construction and land development	17,089,915	14,555,302	13,633,418	13,677,227	14,418,518	23,144,497
Total real estate loans	195,069,233	140,760,234	180,821,010	151,234,003	144,154,424	178,909,982
Consumer loans	491,981	7,426,465	374,514	7,936,976	332,787	2,938,348
Commercial and industrial loans	3,271,127	9,980,561	4,902,077	11,165,235	2,292,040	12,153,060
Total loans	$198,832,341	$158,167,260	$186,097,601	$170,336,214	$146,779,251	$194,001,390

TCBC grants loans and extensions of credit to individuals, as well as a variety of firms and corporations throughout its footprint. Although TCBC has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent on the real estate market.
TCBC has divided the loan portfolio into seven portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by TCBC are real estate — residential, real estate — home equity, real estate — multi-family, real estate — commercial, real estate — construction and land development, consumer loans and commercial and industrial loans.
Real Estate — Residential:   TCBC originates residential real estate loans for the purchase or refinancing of a mortgage. These loans are primarily collateralized by owner-occupied properties and rental properties located primarily in TCBC’s market areas.
Real Estate — Home Equity:   TCBC originates home equity real estate loans to provide home equity lines of credit and closed-end home equity loans. These loans are primarily collateralized by owner-occupied properties located primarily in TCBC’s market areas.
Real Estate — Multi-family:   Multi-family loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to multifamily properties. These loans may be secured by, but are not limited to, first liens on apartments, mobile home parks or other multi-family properties primarily located within TCBC’s market areas. TCBC’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s and borrower’s related entities’ financial condition, and a detailed analysis of the borrower’s underlying cash flows. Multi-family loans are larger than residential or home equity loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential or home equity real estate loans.
Real Estate — Commercial:   Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans may be secured by first liens on office buildings, farms, retail and mixed-use properties, churches, warehouses and restaurants primarily located within TCBC’s market areas. TCBC’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s and borrower’s related entities’ financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.
Real Estate — Construction and land development:   These loans are made to borrowers to build commercial structures, a primary or secondary residence and, in some cases, to real estate investors to acquire and develop land. These loans are more difficult to evaluate since they are significantly more vulnerable to changes in economic conditions. In addition, these loans possess a higher degree of credit risk since they are made based on estimates of the future worth of a project and the estimated costs required for completion. TCBC limits its overall investment in this portfolio segment due both to management’s assessment of risk and certain percentage guidance set by the regulatory agencies.
Consumer:   Consumer loans mainly consist of personal loans, revolving credit plans and other loans. TCBC’s consumer loans may be uncollateralized and rely on the borrower’s income for repayment.
Commercial and industrial:   Commercial and industrial loans consist generally of business loans and lines of credit to companies in TCBC’s market area. Commercial and industrial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Such loans are usually collateralized by the financed assets, although a portion may be made on an unsecured basis and contain the guarantee of the business principals. TCBC’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial and industrial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business.
As of June 30, 2025, December 31, 2024, and 2023, accrued interest on loans was approximately $1.7 million, $1.6 million, and $1.4 million, respectively.
TCBC’s estimate of the ACL reflects losses expected over the remaining contractual life of the assets. The following tables present the activity in the ACL by class of loans for the six month period ended June 30, 2025, and the years ended December 31, 2024, and 2023.
	Real Estate Loans					Consumer loans	Commercial and Industrial loans	Unallocated	Total
	Residential	Home Equity	Multi- family	Commercial	Construction and Land Development
	Six Months Ended June 30, 2025
Allowance for credit losses:
Beginning balance	$2,920,075	$108,666	$65,026	$1,304,790	$550,935	$83,397	$65,997	$53,000	$5,151,886
Charge-offs	—	—	—	—	—	(12,326)	—	—	(12,326)
Recoveries	—	—	—	—	11,345	216	32,825	—	44,386
Provision	(4,591)	(3,624)	48,480	(4,522)	(105,589)	(9,018)	(18,136)	(3,000)	(100,000)
Balance at June 30, 2025	$2,915,484	$105,042	$113,506	$1,300,268	$456,691	$62,269	$80,686	$50,000	$5,083,946
	Year Ended December 31, 2024
Allowance for credit losses:
Beginning balance	$3,077,852	$117,716	$82,293	$1,092,137	$306,149	$27,930	$132,801	—	$4,836,878
Charge-offs	—	—	—	—	—	(15,912)	(69,660)	—	(85,572)
Recoveries	119,927	—	—	—	22,690	33	313,930	—	456,580
Provision	(277,704)	(9,050)	(17,267)	212,653	222,096	71,346	(311,074)	53,000	(56,000)
Balance at December 31, 2024	$2,920,075	$108,666	$65,026	$1,304,790	$550,935	$83,397	$65,997	$53,000	$5,151,886
	Year Ended December 31, 2023
Allowance for credit losses:
Beginning balance	$1,960,955	$186,733	$225,869	$1,632,241	$264,589	$615	$81,182	$9,994	$4,362,178
ASC 326 adoption	$1,028,700	$(27,875)	$(68,217)	$(694,135)	$(102,349)	$48,540	$80,330	$(9,994)	255,000
Charge-offs	—	—	—	—	—	(33,879)	(77,940)	—	(111,819)
Recoveries	36,000	—	—	—	22,690	2,897	94,932	—	156,519
Provision	52,197	(41,142)	(75,359)	154,031	121,219	9,757	(45,703)	—	175,000
Balance at December 31, 2023	$3,077,852	$117,716	$82,293	$1,092,137	$306,149	$27,930	$132,801	—	$4,836,878
As of June 30, 2025, TCBC’s ACL was $5.1 million and had nonaccrual loans of $2.8 million, which represented 1.23% and 0.69% of total loans outstanding, respectively. The ACL as of June 30, 2025, covered the level of nonaccrual loans 1.79 times. During the six months ended June 30, 2025, TCBC had net loan recoveries of approximately $32,000 or 0.01% of average loans outstanding during the period. As of

December 31, 2024, TCBC’s ACL was $5.2 million and had nonaccrual loans of $3.0 million, which represented 1.26% and 0.73% of total loans outstanding, respectively. The ACL as of December 31, 2024, covered the level of nonaccrual loans 1.71 times. During the twelve months ended December 31, 2024, TCBC had net loan recoveries of approximately $371,000 or 0.10% of average loans outstanding during the period. As of December 31, 2023, TCBC’s ACL was $4.8 million and had nonaccrual loans of $1.3 million, which represented 1.28% and 0.34% of total loans outstanding, respectively. The ACL as of December 31, 2023, covered the level of nonaccrual loans 3.75 times. During the twelve months ended December 31, 2023, TCBC had net loan recoveries of approximately $45,000 or 0.01% of average loans outstanding during the period.
TCBC uses the weighted-average remaining maturity (“WARM”) method as the basis for the estimation of expected credit losses. The WARM method uses a historical average annual charge-off rate containing loss content over a historical lookback period and is used as a foundation for estimating the credit loss reserve for the remaining outstanding balances of loans in a segment at the balance sheet date. The average annual charge-off rate is applied to the contractual term, further adjusted for estimated prepayments, to determine the unadjusted historical charge-off rate. The calculation of the unadjusted historical charge-off rate is then adjusted, using qualitative factors for current conditions and for reasonable and supportable forecast periods. Qualitative loss factors are based on TCBC’s judgment of TCBC, market, industry or business specific data, differences in loan-specific risk characteristics such as underwriting standards, portfolio mix, risk grades, delinquency level or term. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio that are not reflected in TCBC’s historical loss factors. Additionally, TCBC has adjusted for changes in expected environmental and economic conditions, such as changes in unemployment rates, property values and other relevant factors over the next 12 to 24 months. Management adjusted the historical loss experience for these expectations. No reversion adjustments were necessary, as the starting point for TCBC’s estimate was a cumulative loss rate covering the expected contractual term of the portfolio.
The ACL is measured on a collective segment basis when similar risk characteristics exist. TCBC’s loan portfolio is segmented first by the seven portfolio segments described above, and second, by internally identified risk grades (see description below). Consistent forecasts of the loan drivers are used across the loan segments. For loans that do not share general risk characteristics with segments, TCBC estimates a specific reserve on an individual basis. A reserve is recorded when the carrying amount of the loan exceeds the discounted estimated cash flows using the loan’s initial effective interest rate or the fair value of collateral for collateral-dependent loans.
TCBC closely monitors economic conditions and loan performance trends to manage and evaluate the exposure to credit risk. Key factors tracked by TCBC and utilized in evaluating the credit quality of the loan portfolio include trends in delinquency ratios, the level of nonperforming assets, borrower’s repayment capacity and collateral coverage.

The following tables present information relative to individually and collectively evaluated loans by portfolio segment as of June 30, 2025, December 31, 2024, and 2023:
	Loans		Allowance for credit losses
	Individually evaluated for impairment	Collectively evaluated for impairment	Individually evaluated for impairment	Collectively evaluated for impairment
June 30, 2025:
Real estate loans:
Residential	$308,787	$150,282,250	—	$2,915,484
Home equity	—	11,294,843	—	105,042
Multi-family	—	22,256,128	—	113,506
Commercial	—	161,622,431	—	1,300,268
Construction and development	—	43,453,994	—	456,691
Total real estate loans	308,787	388,909,646	—	4,890,991
Consumer loans	—	8,136,968	—	62,269
Commercial and industrial loans	2,532,331	15,421,614	—	80,686
Unallocated	—	—	—	50,000
Total	$2,841,118	$412,468,228	—	$5,083,946
December 31, 2024:
Real estate loans:
Residential	$410,073	$152,849,815	—	$2,920,075
Home equity	—	11,650,618	—	108,666
Multi-family	—	16,673,369	—	65,026
Commercial	—	152,758,191	—	1,304,790
Construction and development	—	47,795,940	—	550,935
Total real estate loans	410,073	381,727,933	—	4,949,492
Consumer loans	—	8,496,548	—	83,397
Commercial and industrial loans	2,598,565	17,836,896	—	65,997
Unallocated	—	—	—	53,000
Total	$3,008,638	$408,061,377	—	$5,151,886
December 31, 2023:
Real estate loans:
Residential	$512,611	$148,020,992	—	$3,077,852
Home equity	47,078	11,051,949	4,986	112,730
Multi-family	—	19,137,789	—	82,293
Commercial	—	123,572,774	—	1,092,137
Construction and development	—	55,461,430	—	306,149
Total real estate loans	559,689	357,244,934	4,986	4,671,161
Consumer loans	—	3,345,453	—	27,930
Commercial and industrial loans	728,483	16,190,075	69,660	63,141
Unallocated	—	—	—	—
Total	$1,288,172	$376,780,462	$74,646	$4,762,232
Collateral-Dependent Loans:
A loan is considered collateral dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. The following table presents collateral dependent loans by portfolio segment and collateral type, including those loans with and without a related allowance allocation as of June 30, 2025, December 31, 2024, and 2023.

	Collateral Type
	Real Estate	Other Business Assets	Total	Without an Allowance	With an Allowance	Allowance Allocation
June 30, 2025:
Real estate loans:
Residential	$308,787	—	$308,787	$308,787	—	—
Home equity	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Total real estate loans	308,787	—	308,787	308,787	—	—
Consumer loans	—	—	—	—	—	—
Commercial and industrial loans	—	2,532,331	2,532,331	2,532,331	—	—
Total	$308,787	$2,532,331	$2,841,118	$2,841,118	—	—
December 31, 2024:
Real estate loans:
Residential	$410,073	—	$410,073	$410,073	—	—
Home equity	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Total real estate loans	410,073	—	410,073	410,073	—	—
Consumer loans	—	—	—	—	—	—
Commercial and industrial loans	—	2,598,565	2,598,565	2,598,565	—	—
Total	$410,073	$2,598,565	$3,008,638	$3,008,638	—	—
December 31, 2023:
Real estate loans:
Residential	$512,611	—	$512,611	$512,611	—	—
Home equity	47,078	—	47,078	29,078	18,000	4,986
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Total real estate loans	559,689	—	559,689	541,689	18,000	4,986
Consumer loans	—	—	—	—	—	—
Commercial and industrial loans	—	728,483	728,483	48,536	679,947	69,660
Total	$559,689	$728,483	$1,288,172	$590,225	$697,947	$74,646

Past Due and Nonaccrual Loans:
The following tables present the aging of the recorded investment in past due loans and nonaccrual loans as of June 30, 2025, December 31, 2024, and 2023, by class of loans:
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total	Non-accrual
June 30, 2025:
Real estate loans:
Residential	—	$687,882	—	$687,882	$149,903,155	$150,591,037	$308,787
Home equity	—	—	—	—	11,294,843	11,294,843	—
Multi-family	—	—	—	—	22,256,128	22,256,128	—
Commercial	—	—	—	—	161,622,431	161,622,431	—
Construction and land development	—	—	—	—	43,453,994	43,453,994	—
Total real estate loans	—	687,882	—	687,882	388,530,551	389,218,433	308,787
Consumer loans	19,304	—	—	19,304	8,117,664	8,136,968	—
Commercial and industrial loans	—	—	—	—	17,953,945	17,953,945	2,532,331
	$19,304	$687,882	—	$707,186	$414,602,160	$415,309,346	$2,841,118
December 31, 2024:
Real estate loans:
Residential	$789,538	$468,607	—	$1,258,145	$152,001,743	$153,259,888	$410,073
Home equity	—	—	—	—	11,650,618	11,650,618	—
Multi-family	—	—	—	—	16,673,369	16,673,369	—
Commercial	—	—	—	—	152,758,191	152,758,191	—
Construction and land development	—	—	—	—	47,795,940	47,795,940	—
Total real estate loans	789,538	468,607	—	1,258,145	380,879,861	382,138,006	410,073
Consumer loans	—	—	—	—	8,496,548	8,496,548	—
Commercial and industrial loans	—	—	—	—	20,435,461	20,435,461	2,598,565
	$789,538	$468,607	—	$1,258,145	$409,811,870	$411,070,015	$3,008,638
December 31, 2023:
Real estate loans:
Residential	$153,793	$89,089	$11,951	$254,833	$148,278,770	$148,533,603	$512,611
Home equity	—	—	47,078	47,078	11,051,949	11,099,027	47,078
Multi-family	—	—	—	—	19,137,789	19,137,789	—
Commercial	—	—	—	—	123,572,774	123,572,774	—
Construction and land development	—	—	—	—	55,461,430	55,461,430	—
Total real estate loans	153,793	89,089	59,029	301,911	357,502,712	357,804,623	559,689
Consumer loans	—	993	—	993	3,344,460	3,345,453	—
Commercial and industrial loans	—	—	—	—	16,918,558	16,918,558	728,483
	$153,793	$90,082	$59,029	$302,904	$377,765,730	$378,068,634	$1,288,172
As of June 30, 2025, December 31, 2024, and 2023, there were no loans greater than 90 days past due and still accruing.
As of June 30, 2025, and December 31, 2024, none of TCBC’s nonaccrual loans had a specific allowance. As of December 31, 2023, there was one nonaccrual commercial and industrial loan with a balance of $680,000 that had a related specific allowance of $70,000. In addition, there was one nonaccrual home equity loan with a balance of $18,000 that had a related specific allowance of $5,000.
Loan Restructurings:
TCBC evaluates all loan restructurings according to the accounting guidance for loan modifications to determine if the restructuring results in a new loan or a continuation of the existing loan. Loan modifications to borrowers experiencing financial difficulty that result in a direct change in the timing or amount of contractual cash flows include situations where there is a principal forgiveness, interest rate reduction, other-than-insignificant payment delay, term extension, or combinations of the listed modifications. Therefore, the disclosures related to loan restructurings are only for modifications that directly affect cash flows.
A loan that is considered a restructured loan may be subject to the individually evaluated loan analysis; otherwise, the restructured loan remains in the appropriate segment in the ACL model and associated reserves are adjusted based on changes in the discounted cash flows resulting from the modification of the restructured loan.
During the six month period ended June 30, 2025, TCBC granted no modifications for borrowers experiencing financial difficulty. During the year ended December 31, 2024, TCBC granted three modifications for borrowers experiencing financial difficulty. These modifications were considered to be in the best interest of all parties involved, as TCBC believes this will allow the customers to fulfill their financial obligations. As of June 30, 2025, and December 31, 2024, these loans had a total outstanding balance of $2.5 million and $2.6 million, respectively, with no specific reserves. None of these loans were past due as of June 30, 2025, or December 31, 2024. In addition, none of the loans that have been modified since the adoption of ASU 2022-02 have defaulted.
Credit Quality:
TCBC categorized loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. TCBC analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. TCBC uses the following definitions for its risk ratings:
Special Mention.   Evidence of financial deterioration exists, or file documentation is inadequate or not available to determine the borrower’s financial status or ability to repay. The loan possesses potential weakness which may, if not reversed or corrected, weaken the credit or inadequately protect TCBC’s position.
Substandard.   A well-defined weakness or weaknesses exists that jeopardizes the liquidation of the debt. The loan is characterized by the distinct possibility that TCBC will sustain some loss if the deficiencies are not corrected.
Doubtful.   All of the weaknesses of a substandard loan exist, with the added characteristic that the weaknesses jeopardize the collection and/or liquidation of the debt. Loss exposure, while evident, is not clearly determinable. Special workout negotiations and/or litigation should be initiated.
Loss.   Considered uncollectible in full and of such little value that its continuance as a bankable asset is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future.
Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of June 30, 2025, December 31, 2024, and 2023, and based on the most recent analysis performed, the risk category of loans by class of loans and origination year is as follows:

	Amortized cost basis by origination year						Revolving Loans
	2025	2024	2023	2022	2021	Prior		Total
June 30, 2025:
Real estate loans:
Residential
Pass	$2,537,210	$11,041,851	$13,936,905	$56,113,110	$23,582,556	$40,393,199	$1,331,956	$148,936,787
Substandard	—	—	13,281	579,897	—	361,072	700,000	1,654,250
Total residential	2,537,210	11,041,851	13,950,186	56,693,007	23,582,556	40,754,271	2,031,956	150,591,037
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Home equity
Pass	—	—	—	—	—	—	11,267,591	11,267,591
Substandard	—	—	—	—	—	—	27,252	27,252
Total home equity	—	—	—	—	—	—	11,294,843	11,294,843
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Multi-family
Pass	2,762,913	1,393,133	329,593	912,817	3,431,948	13,425,724	—	22,256,128
Substandard	—	—	—	—	—	—	—	—
Total multi-family	2,762,913	1,393,133	329,593	912,817	3,431,948	13,425,724	—	22,256,128
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Commercial
Pass	7,235,683	29,809,612	31,693,747	13,832,603	21,215,663	46,789,205	2,680,667	153,257,180
Special Mention	—	—	—	1,373,093	—	—	—	1,373,093
Substandard	—	1,556,226	—	—	449,300	2,633,430	2,353,202	6,992,158
Total commercial	7,235,683	31,365,838	31,693,747	15,205,696	21,664,963	49,422,635	5,033,869	161,622,431
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Construction and land development
Pass	7,911,863	13,870,806	2,885,965	3,592,286	6,560,830	699,756	7,890,601	43,412,107
Special Mention	—	—	—	—	—	41,887	—	41,887
Substandard	—	—	—	—	—	—	—	—
Total construction and land development	7,911,863	13,870,806	2,885,965	3,592,286	6,560,830	741,643	7,890,601	43,453,994
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Total real estate loans	20,447,669	57,671,628	48,859,491	76,403,806	55,240,297	104,344,273	26,251,269	389,218,433
Consumer loans
Pass	274,774	5,787,937	1,667,145	134,885	39,499	35,801	196,927	8,136,968
Substandard	—	—	—	—	—	—	—	—
Total consumer loans	274,774	5,787,937	1,667,145	134,885	39,499	35,801	196,927	8,136,968
YTD Gross Charge- offs	12,326	—	—	—	—	—	—	12,326
Commercial and industrial loans
Pass	1,370,073	2,892,686	1,559,361	2,096,806	644,484	1,229,638	4,960,240	14,753,288
Special Mention	—	61,438	35,372	64,392	—	1	—	161,203
Substandard	—	2,296,926	70,481	436,642	235,405	—	—	3,039,454
Total commercial and industrial loans	1,370,073	5,251,050	1,665,214	2,597,840	879,889	1,229,639	4,960,240	17,953,945
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
	$22,092,516	$68,710,615	$52,191,850	$79,136,531	$56,159,685	$105,609,713	$31,408,436	$415,309,346
YTD Gross Charge-offs	$12,326	—	—	—	—	—	—	$12,326

	Amortized cost basis by origination year						Revolving Loans
	2024	2023	2022	2021	2020	Prior		Total
December 31, 2024:
Real estate loans:
Residential
Pass	$9,719,859	$14,493,285	$57,725,821	$24,375,127	$10,219,779	$33,653,189	$1,377,512	$151,564,572
Substandard	—	15,980	585,243	—	81,583	312,510	700,000	1,695,316
Total residential	9,719,859	14,509,265	58,311,064	24,375,127	10,301,362	33,965,699	2,077,512	153,259,888
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Home equity
Pass	—	—	—	—	—	—	11,622,674	11,622,674
Substandard	—	—	—	—	—	—	27,944	27,944
Total home equity	—	—	—	—	—	—	11,650,618	11,650,618
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Multi-family
Pass	—	353,141	927,023	3,544,553	5,323,003	6,525,649	—	16,673,369
Substandard	—	—	—	—	—	—	—	—
Total multi-family	—	353,141	927,023	3,544,553	5,323,003	6,525,649	—	16,673,369
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Commercial
Pass	32,302,379	27,448,151	14,795,415	21,541,820	12,857,794	33,859,676	1,543,945	144,349,180
Special Mention	—	—	277,547	—	—	2,659,327	—	2,936,874
Substandard	—	—	—	463,891	2,655,044	—	2,353,202	5,472,137
Total commercial	32,302,379	27,448,151	15,072,962	22,005,711	15,512,838	36,519,003	3,897,147	152,758,191
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Construction and land development
Pass	13,953,431	16,774,840	4,169,905	6,873,552	48,331	687,417	4,142,503	46,649,979
Special Mention	—	—	1,100,588	—	—	—	—	1,100,588
Substandard	—	—	—	—	—	45,373	—	45,373
Total construction and land development	13,953,431	16,774,840	5,270,493	6,873,552	48,331	732,790	4,142,503	47,795,940
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Total real estate loans	55,975,669	59,085,397	79,581,542	56,798,943	31,185,534	77,743,141	21,767,780	382,138,006
Consumer loans
Pass	6,291,425	1,883,252	175,289	47,275	15,548	36,527	47,232	8,496,548
Substandard	—	—	—	—	—	—	—	—
Total consumer loans	6,291,425	1,883,252	175,289	47,275	15,548	36,527	47,232	8,496,548
YTD Gross Charge- offs	15,912	—	—	—	—	—	—	15,912
Commercial and industrial loans
Pass	4,241,714	1,846,027	2,443,201	708,130	861,540	678,403	6,155,764	16,934,779
Special Mention	68,070	41,062	117,745	56,206	17,502	397	—	300,982
Substandard	2,332,422	82,542	518,594	266,142	—	—	—	3,199,700
Total commercial and industrial loans	6,642,206	1,969,631	3,079,540	1,030,478	879,042	678,800	6,155,764	20,435,461
YTD Gross Charge- offs	—	—	69,660	—	—	—	—	69,660
	$68,909,300	$62,938,280	$82,836,371	$57,876,696	$32,080,124	$78,458,468	$27,970,776	$411,070,015
YTD Gross Charge- offs	$15,912	—	$69,660	—	—	—	—	$85,572

	Amortized cost basis by origination year						Revolving Loans
	2023	2022	2021	2020	2019	Prior		Total
December 31, 2023:
Real estate loans:
Residential
Pass	$14,694,776	$57,063,833	$23,699,662	$12,943,574	$5,972,902	$31,534,700	$1,162,823	$147,072,270
Substandard	—	595,374	—	103,571	103,813	358,575	300,000	1,461,333
Total residential	14,694,776	57,659,207	23,699,662	13,047,145	6,076,715	31,893,275	1,462,823	148,533,603
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Home equity
Pass	—	—	—	—	—	—	11,051,949	11,051,949
Substandard	—	—	—	—	—	—	47,078	47,078
Total home equity	—	—	—	—	—	—	11,099,027	11,099,027
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Multi-family
Pass	700,663	954,603	3,763,531	6,310,552	879,044	6,529,396	—	19,137,789
Substandard	—	—	—	—	—	—	—	—
Total multi-family	700,663	954,603	3,763,531	6,310,552	879,044	6,529,396	—	19,137,789
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Commercial
Pass	21,791,642	15,233,118	24,305,955	13,608,050	19,709,850	20,421,922	74,946	115,145,483
Special Mention	—	—	—	—	—	3,605,149	—	3,605,149
Substandard	—	—	491,804	2,742,136	—	—	1,588,202	4,822,142
Total commercial	21,791,642	15,233,118	24,797,759	16,350,186	19,709,850	24,027,071	1,663,148	123,572,774
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Construction and land development
Pass	25,084,297	9,150,217	8,140,282	53,356	31,944	2,118,212	10,821,270	55,399,578
Special Mention	—	—	—	—	—	10,416	—	10,416
Substandard	—	—	—	—	—	51,436	—	51,436
Total construction and land development	25,084,297	9,150,217	8,140,282	53,356	31,944	2,180,064	10,821,270	55,461,430
YTD Gross Charge- offs	—	—	—	—	—	—	—	—
Total real estate loans	62,271,378	82,997,145	60,401,234	35,761,239	26,697,553	64,629,806	25,046,268	357,804,623
Consumer loans
Pass	2,813,398	313,560	68,213	42,768	43,689	23,673	40,152	3,345,453
Substandard	—	—	—	—	—	—	—	—
Total consumer loans	2,813,398	313,560	68,213	42,768	43,689	23,673	40,152	3,345,453
YTD Gross Charge- offs	28,198	5,681	—	—	—	—	—	33,879
Commercial and industrial loans
Pass	2,168,653	2,730,858	1,272,875	1,546,208	334,685	881,462	3,589,607	12,524,348
Special Mention	288,188	—	2,596,029	—	—	—	—	2,884,217
Substandard	105,369	1,356,088	—	—	—	—	48,536	1,509,993
Total commercial and industrial loans	2,562,210	4,086,946	3,868,904	1,546,208	334,685	881,462	3,638,143	16,918,558
YTD Gross Charge- offs	—	77,940	—	—	—	—	—	77,940
	$67,646,986	$87,397,651	$64,338,351	$37,350,215	$27,075,927	$65,534,941	$28,724,563	$378,068,634
YTD Gross Charge- offs	$28,198	$83,621	—	—	—	—	—	$111,819
There were no loans classified in the “doubtful” or “loss” risk rating categories for any of the periods ended June 30, 2025, December 31, 2024, or 2023.

Deposits
Total deposits as of June 30, 2025, were $469.1 million, an increase of $41.0 million, or 9.6%, compared to December 31, 2024. Total deposits as of December 31, 2024, were $428.1 million, an increase of $58.2 million, or 15.7%, compared to $369.9 million as of December 31, 2023.
Noninterest-bearing deposits as of June 30, 2025, were $55.3 million, an increase of $4.4 million, or 8.8%, compared to December 31, 2024. Noninterest-bearing deposits as of December 31, 2024, were $50.8 million, an increase of $9.3 million, or 22.3%, compared to $41.6 million as of December 31, 2023.
As of June 30, 2025, December 31, 2024, and 2023, the amount of uninsured deposits was approximately $94.0 million, $98.2 million, and $79.0 million, respectively. These levels of uninsured deposits represented 20.0%, 22.9%, and 21.4% of total deposits for these same period ends, respectively.
As of June 30, 2025, December 31, 2024, and 2023, the amount of brokered deposits was $31.9 million, $17.4 million, and $13.5 million, respectively. These levels of brokered deposits represented 6.8%, 4.1%, and 3.6% of total deposits for these same period ends, respectively.
Average deposits for the six months ended June 30, 2025, were $441.6 million, an increase of $64.1 million, or 17.0% over the average for the six months ended June 30, 2024, of $337.5 million. The average rate paid on total interest-bearing deposits decreased over this period from 3.08% for the six months ended June 30, 2024, to 3.01% for the six months ended June 30, 2025.
Average deposits for the year ended December 31, 2024, were $396.0 million, an increase of $54.0 million, or 15.8%, over the average for the year ended December 31, 2023. The average rate paid on total interest-bearing deposits increased over this period from 2.22% for the year ended December 31, 2023, to 3.19% for the year ended December 31, 2024.
The ratio of average noninterest-bearing deposits to average total deposits for the six months ended June 30, 2025, and 2024 was 11.8% and 12.1%, respectively. The ratio of average noninterest-bearing deposits to average total deposits for the years ended December 31, 2024, and 2023, was 12.1% and 13.0%, respectively.
The following table sets forth the amounts of certificates of deposit by time remaining until maturity:
	As of June 30, 2025	As of December 31, 2024	As of December 31, 2023
3 months or less	$50,867,492	$54,293,690	$45,712,919
Over 3 months through 6 months	32,501,282	35,333,829	29,936,389
Over 6 months through 12 months	33,278,566	36,174,547	24,962,772
More than 1 year	39,665,291	9,910,932	10,340,772
	$156,312,631	$135,712,998	$110,952,852
Borrowings
TCBC can borrow funds through various credit facilities including the Federal Home Loan Bank of Atlanta (FHLB), the Federal Reserve Bank of Atlanta’s Discount Window (FRB), as well as unsecured Federal funds lines provided by its correspondent banks. As of June 30, 2025, TCBC had $141.1 million of remaining availability under its credit facilities.
The FHLB advances are collateralized by TCBC’s FHLB stock and a blanket lien on certain loans. Given its pledged collateral position, TCBC had approximately $38.0 million, $58.2 million and $69.8 million in borrowing capacity with the FHLB at June 30, 2025, December 31, 2024, and 2023, respectively. In addition, as of June 30, 2025, and December 31, 2024, TCBC had an $8.0 million letter of credit outstanding with the FHLB which TCBC utilizes to secure public deposits.
TCBC also had approximately $34.0 million, $46.9 million and $24.8 million in available borrowing capacity through the Federal Reserve Bank of Atlanta (FRB) at June 30, 2025, December 31, 2024, and 2023, respectively. The available borrowing capacity with the Federal Reserve Bank is collateralized by a blanket lien on certain loans with a carrying value of approximately $49.2 million, $65.8 million, and $35.2 million at June 30, 2025, December 31, 2024, and 2023, respectively. Unsecured federal funds lines of credit totaling $28.5 million were available to TCBC for overnight borrowing through correspondent banks at June 30, 2025, December 31, 2024, and 2023. There were no borrowings against any of these facilities at June 30, 2025, December 31, 2024, or 2023.
Liquidity and Capital Resources
Liquidity
Liquidity involves the ability to readily fund TCBC’s customers’ lending and deposit needs, while being able to meet TCBC’s payment and ongoing operating obligations. For all periods presented, TCBC’s primary source of liquidity is met by its deposit base, as well as cash flow from its investment and loan portfolios. TCBC has built additional access to liquidity through brokered deposits, unsecured Federal funds lines from correspondent banks, as well as the ability to access funding through secured lines of credit with the FHLB and FRB. Furthermore, the investment portfolio provides TCBC with an additional source of liquidity as bonds, if needed, could either be pledged or sold as an additional source of cash.
TC Bancshares’s primary source of funding comes from TCBC’s deposit base. Deposits totaled $469.1 million as of June 30, 2025, this was an increase of $41.0 million, or 9.6%, compared to the $428.1 million of deposits as of December 31, 2024, and a $99.2 million, or 26.8%, increase when compared to total deposits as of December 31, 2023. Over this same time period TCBC’s loan portfolio has grown from $376.9 million as of December 31, 2023, to $410.0 million as of December 31, 2024, to $414.2 million at June 30, 2025. As a result of these changes in TCBC’s balance sheet, the ratio of loan-to-deposits has fallen from 101.9% to 95.8%, and to 88.3% as of December 31, 2023, December 31, 2024, and June 30, 2025, respectively.
TCBC maintains a level of liquid assets to support the needs of TCBC’s customers while providing income to the institution. In TCBC’s branch network TCBC maintains cash on-hand to meet the immediate needs of its customers. Excess cash is invested in interest bearing deposits with TCBC’s correspondent banks or with the FRB. These funds are available to support the larger deposit or credit needs of TCBC’s customers.
As of June 30, 2025, TC Bancshares had cash and due from banks of $42.9 million, compared to $14.2 million as of December 31, 2024, and $25.0 million as of December 31, 2023. Additionally, TCBC invest funds into its AFS bond portfolio. As of June 30, 2025, this portfolio totaled $93.3 million and represented 16.3% of total assets. As of December 31, 2024, and 2023, this portfolio totaled $72.0 million and $43.0 million and represented 14.0% and 9.2% of total assets, respectively.
Capital Resources
Stockholders’ equity totaled $76.2 million as of June 30, 2025, a decrease of $1.1 million, or 1.4% versus December 31, 2024. The lower level of equity at June 30, 2025, was primarily due to $3.3 million of common shares repurchased during the period, and, to a lesser degree, the declaration of a $199,000 semi-annual cash dividend. These amounts were partially offset by $1.1 million of net income, coupled with an $825,000 improvement in TCBC’s net mark-to-market on TCBC’s AFS portfolio during the six month period ended June 30, 2025. Stockholders’ equity totaled $77.3 million as of December 31, 2024, compared to $79.6 million as of December 31, 2023, a decrease of $2.3 million, or 2.9%. The year-over-year decrease in equity was primarily due to $4.1 million of common shares repurchased during the period, and, to a lesser degree, the declaration of $418,000 in cash dividends to TCBC’s stockholders. These amounts were partially offset by $595,000 of net income, coupled with a $548,000 increase in other comprehensive income due to the after tax effects of the mark-to-market on TCBC’s AFS portfolio and TCBC’s employee pension during the twelve month period ended December 31, 2024.
The decision to repurchase shares, as well as the declaration and payment of cash dividends to TCBC’s shareholders, including the amounts thereof, are subject to the discretion of the Board and depend upon its results of operations, financial condition, capital levels, cash requirements, future prospects and other factors deemed relevant by the Board.

TC Federal Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on TC Federal Bank’s financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, TC Federal Bank must meet specific capital guidelines that involve quantitative measures of TC Federal Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. TC Federal Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require TC Federal Bank to maintain minimum amounts and ratios of total common equity Tier 1, total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of June 30, 2025, December 31, 2024, and 2023, that TC Federal Bank met all capital adequacy requirements to which it is subject.
As of June 30, 2025, December 31, 2024, and 2023, the most recent notification from the FDIC categorized TC Federal Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, TC Federal Bank must maintain minimum common equity Tier 1 risk-based, total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution’s category.
TC Federal Bank’s actual capital amounts and ratios, and minimum amounts under current regulatory standards, as of June 30, 2025, December 31, 2024, and 2023, are presented in the following table:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
June 30, 2025:
Common Equity Tier 1 Capital to Risk-Weighted Assets	$57,166	14.07%	$18,287	4.50%	$26,415	6.50%
Total Capital to Risk-Weighted Assets	$62,253	15.32%	$32,510	8.00%	$40,638	10.00%
Tier 1 Capital to Risk-Weighted Assets	$57,166	14.07%	$24,383	6.00%	$32,510	8.00%
Tier I Capital to Average Assets	$57,166	10.55%	$21,677	4.00%	$27,096	5.00%
December 31, 2024:
Common Equity Tier 1 Capital to Risk-Weighted Assets	$70,650	18.20%	$17,471	4.50%	$25,236	6.50%
Total Capital to Risk-Weighted Assets	$75,512	19.45%	$31,060	8.00%	$38,824	10.00%
Tier 1 Capital to Risk-Weighted Assets	$70,650	18.20%	$23,295	6.00%	$31,060	8.00%
Tier I Capital to Average Assets	$70,650	13.64%	$20,724	4.00%	$25,905	5.00%
December 31, 2023:
Common Equity Tier 1 Capital to Risk-Weighted Assets	$68,463	19.71%	$15,631	4.50%	$22,578	6.50%
Total Capital to Risk-Weighted Assets	$72,812	20.96%	$27,788	8.00%	$34,735	10.00%
Tier 1 Capital to Risk-Weighted Assets	$68,463	19.71%	$20,841	6.00%	$27,788	8.00%
Tier I Capital to Average Assets	$68,463	15.16%	$18,068	4.00%	$22,585	5.00%
Off-Balance Sheet Items
In the normal course of business TCBC is party to off-balance sheet financial instruments to help meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement TCBC has in particular classes of financial instruments.
TCBC’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. TCBC uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, TCBC requires collateral or other security to support financial instruments with credit risk.
	June 30, 2025	December 31, 2024	December 31, 2024
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$81,136,000	$60,631,000	$47,871,000
Stand-by letters of credit	$669,000	$609,000	$719,000
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. TCBC evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by TCBC, upon extension of credit is based on management’s credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, or personal property.
Standby letters of credit are conditional commitments issued by TCBC to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within TCBC’s trade area.
The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. TCBC holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for these commitments at June 30, 2025, December 31, 2024, and 2023, varies.
TCBC maintain an ACL on unfunded lending commitments and letters of credit to provide for the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the ACL for loans, modified to take into account the probability of a drawdown on the commitment. The ACL on unfunded loan commitments is classified as a liability account on the balance sheet within other liabilities, while the corresponding provision for these credit losses is recorded as a component of other expense. The allowance for credit losses on unfunded commitments was $623,000, $450,000 and $140,000 at June 30, 2025, December 31, 2024, and 2023, respectively.
The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the six month period ended June 30, 2025, and the years ended December 31, 2024, and 2023.
Allowance for Credit Losses — Unfunded Commitments
Balance, December 31, 2023	$140,000
Provision for unfunded commitments	310,000
Balance, December 31, 2024	$450,000
Provision for unfunded commitments	173,000
Balance, June 30, 2025	$623,000
Interest Rate Sensitivity and Market Risk
As a financial institution, TCBC’s most significant form of market risk is interest rate risk because the majority of its assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of

TCBC’s operations is to manage interest rate risk and limit the exposure of its financial condition and results of operations to changes in market interest rates. TC Federal Bank’s Asset/Liability Management Committee is responsible for evaluating the interest rate risk inherent in TCBC’s assets and liabilities, for determining the level of risk that is appropriate, given TCBC’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by TCBC’s board of directors. TCBC currently utilizes a third-party modeling program, prepared on a quarterly basis, to evaluate TCBC’s sensitivity to changing interest rates, given the business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the TCBC board of directors.
TCBC analyzes its sensitivity to changes in interest rates through an interest rate risk model, developed by a third-party provider. Net interest income is the difference between the interest income TCBC earns on its interest-earning assets, such as loans and securities, and the interest TCBC pays on its interest-bearing liabilities, such as deposits and borrowings. TCBC estimates what its net interest income would be for a 12-month period. TCBC then calculates what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases or decreases instantly by up to 300 basis points, in 100 point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. One basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 2.0% to 3.0% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.
The table below sets forth, as of June 30, 2025, the calculation of the estimated changes in TC Federal Bank’s net interest income that would result from the designated immediate changes in the United States Treasury yield curve.
Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
(Dollars in thousands)
+300	$(2,066)	(11.05)%
+200	(1,333)	(7.13)
+100	(633)	(3.39)
Level	—	—
-100	134	0.72
-200	170	0.91
-300	128	0.68
Critical Accounting Policies
TC Federal Bank currently conducts business out of its four branch banking locations as well as its two loan production offices. TC Federal Bank’s primary lending products consist of single-family residential mortgage loans and commercial and multi-family real estate loans. Its deposit products are the primary source of funding. TC Federal Bank is regulated by the Office of the Comptroller of the Currency (“OCC”), and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). TC Federal Bank undergoes periodic examinations by the OCC. TCBC is subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).
Basis of Presentation:
The accounting and financial reporting policies of TCBC conform, in all material respects to accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. The consolidated financial statements have been prepared in accordance with GAAP and include the accounts and transactions of TCBC and its wholly owned subsidiary, TC Federal Bank. All significant intercompany balances and transactions have been eliminated in the consolidation process. In preparing financial statements management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates.

Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of the post-retirement obligation, and valuation allowance associated with the realization of deferred tax assets, which are based on future taxable income.
Cash and Cash Equivalents:
For purposes of reporting cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within 90 days. Effective March 26, 2020, the Federal Reserve eliminated reserve requirements for depository institutions. These reserve requirements are subject to annual adjustment by the Federal Reserve.
Investment Securities:
TCBC classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which TCBC has the ability and intent to hold the security until maturity. All other securities, not included in trading or held-to-maturity, are classified as available-for-sale. As of June 30, 2025, December 31, 2024, and 2023, all of TCBC’s securities were classified as available-for-sale.
Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums and accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from income and are reported as a separate component of accumulated other comprehensive income in stockholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.
TCBC evaluates individual available-for-sale securities in an unrealized loss position by first determining whether the decline in fair value below the amortized cost basis of the security has resulted from a credit loss or other factors. A credit loss exists when the present value of cash flows expected to be collected from the security is less than the amortized cost basis of the security. In determining whether a credit loss exists, TCBC considers the extent to which the fair value is less than the amortized cost basis, adverse conditions related to the security, the industry, or geographic areas, the payment structure of the debt security, failure of the issuer to make scheduled payments, and any changes to the rating of the security. Impairment related to credit losses is recognized through an allowance for credit losses up to the amount that the fair value is less than the amortized cost basis. Changes to the allowance are recognized through earnings as a provision for (or a recovery of) credit losses. Impairment related to other factors is recognized in other comprehensive income.
Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available-for-sale are included in income and are derived using the specific identification method for determining the cost of securities sold.
Other Investments:
Other investments are carried at cost and consist of Federal Reserve Bank and Federal Home Loan Bank of Atlanta stock, which are held in accordance with certain lender and/or member requirements and are stated at cost, which approximates fair value. TC Federal Bank is required to hold the FHLB stock as a member of the FHLB, and transfer of the stock is substantially restricted. The stock is pledged as collateral for outstanding FHLB advances. In addition, TCBC has an investment in a Small Business Administration (SBA) fund, which is held on its books at cost.
Loans, Loan Fees and Interest Income on Loans:
Loans are stated at the principal amount outstanding, net of the allowance for credit losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal. Interest income on certain, well collateralized nonaccrual loans, may be recognized using the cash-basis method of accounting.
Loan fees, net of certain origination costs, are deferred and amortized over the lives of the respective loans.
Allowance for Credit Losses:
The allowance for credit losses (“ACL”) is evaluated on a regular basis and established through charges to earnings in the form of a provision for credit losses. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
a. Portfolio Segmentation (“Collectively Evaluated Loans”)
Portfolio segmentation is defined as the pooling of loans based upon similar risk characteristics such that quantitative methodologies and qualitative adjustment factors for estimating the ACL are constructed for each segment. TCBC has identified seven portfolio segments of loans including; real estate — residential, real estate — home equity, real estate — multi-family, real estate — commercial, real estate — construction and land development, consumer loans and commercial and industrial loans.
The ACL for Collectively Evaluated Loans estimate is based upon periodic review of the collectability of the loans quantitatively correlating historical loss experience with reasonable and supportable forecasts using forward looking information. Adjustments to the quantitative evaluation may be made for differences in current or expected qualitative risk characteristics. TCBC has determined the nine “universal” qualitative adjustments categories prescribed by the 2006 Interagency Policy Statement are appropriate given TCBC’s markets and pool of loans. These criteria are evaluated quarterly to ensure additional criteria do not need to be added, nor do the ranges assigned to each category need to be changed. The nine factors are as follows:
1. Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses.
2. Changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments.
3. Changes in the nature and volume of the portfolio and in the terms of loans.
4. Changes in the experience, ability, and depth of lending management and other relevant staff.
5. Changes in the volume and severity of past-due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans.
6. Changes in the quality of the institution’s loan review system.
7. Changes in the value of underlying collateral for collateral-dependent loans.
8. The existence and effect of any concentrations of credit, and changes in the level of such concentrations.
9. The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institution’s existing portfolio.
b. Individually Evaluated Loans
TCBC establishes a specific reserve for individually evaluated loans which do not share similar risk characteristics with the loans included in the collectively evaluated loan pools. These individually evaluated loans are removed from the pooling approach discussed above for the collectively evaluated loan pools, and may include nonaccrual loans, loan modifications to borrowers with financial difficulty, and other loans deemed appropriate by management.
c. Available-for-Sale (“AFS”) Debt Securities
For AFS securities in an unrealized loss position, management first assesses whether (i) TCBC intends to sell, or (ii) it is more likely than not that TCBC will be required to sell the security before recovery of its amortized cost basis. If either case is affirmative, any previously recognized allowances are charged-off and the security’s amortized cost is written down to fair value through income. If neither case is affirmative, the security is evaluated to determine whether the decline in fair value has resulted from credit losses or other factors. In making this assessment management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and any adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income. If there were any adjustments to the allowance, they would be reported in TCBC’s income statement as a component of credit loss expense. AFS securities are charged-off against the allowance or, in the absence of any allowance, written down through income when deemed uncollectible by management or when either of the aforementioned criteria regarding intent or requirement to sell is met.
d. Accrued Interest Receivable
Upon adoption of ASU 2016-13 and its related amendments on January 1, 2023, TCBC made the following elections regarding accrued interest receivable:
•
Presenting accrued interest receivable balances within another line item on the consolidated balance sheets labeled “accrued interest receivable and other assets”.

•
Excluding accrued interest receivable that is included in the amortized cost of financing receivables and debt securities from related disclosure requirements.

•
Continuing TCBC’s policy to write off accrued interest receivable by reversing interest income. The write-off of accrued interest on loans typically occurs upon becoming 90 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Historically, TCBC has not experienced uncollectible accrued interest receivable on its investment securities. However, TCBC would generally write off accrued interest receivables by reversing interest income if TCBC does not reasonably expect to receive payments. Due to the timely manner in which accrued interest receivables are written off, the amounts of such write offs are immaterial.

e. Reserve for Unfunded Commitments
The reserve for unfunded commitments (the “Unfunded Reserve”) represents the expected credit losses on off-balance sheet commitments such as unfunded commitments to extend credit and standby letters of credit. However, a liability is not recognized for commitments unconditionally cancellable by TCBC. The same segmentation is utilized for off-balance sheet commitments as is applied to the funded loan portfolio. The Unfunded Reserve is recognized as a liability (accrued interest payable and other liabilities in the consolidated balance sheets), with adjustments to the reserve recognized as an expense in other expenses in the consolidated statements of income. The Unfunded Reserve is determined by estimating expected future fundings, under each segment, and applying to the expected loss rates. Expected future fundings are based on historical averages of funding rates (i.e., the likelihood of draws taken) for each loan segment. TCBC then applies the loss rates that were derived on the funded loan portfolio, by loan segment, to calculate the Unfunded Reserve.

Mortgage Loans Held for Sale:
TC Federal Bank sells mortgage loans for an amount equal to the principal amount of loans with yields to investors based upon current market rates. Realized gains and losses related to loan sales are included in gains on sale of loans and are determined using the specific identification method. For financial reporting purposes, TC Federal Bank classifies a portion of its loans as “Mortgage loans held for sale”. Included in this category are loans which TC Federal Bank has the current intent to sell and loans which are available to be sold in the event TC Federal Bank determines that loans should be sold to support TC Federal Bank’s investment and liquidity objectives. Loans included in this category for which TC Federal Bank has the current intention to sell are recorded at the lower of the aggregate cost or fair value. As of June 30, 2025, December 31, 2024, and 2023, TC Federal Bank had $307,000, zero, and $289,000, respectively, in loans classified as “Mortgage loans held for sale.”
Premises and Equipment:
Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs, which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment is:
Building and improvements	3 – 40 years
Furniture, automobiles and equipment	3 – 10 years
Leases:
ASC 842, “Leases” (“ASC 842”) requires a lessee to recognize a right-of-use asset and a lease liability for all leases with a term greater than 12 months on its consolidated balance sheet regardless of whether the lease is classified as financing or operating.
All of TCBC’s lessee arrangements are operating leases, being real estate leases for TCBC facilities. Under these arrangements, TCBC records right-of-use assets and corresponding lease liabilities, each of which is based on the present value of the remaining lease payments discounted using the risk-free rate practical expedient allowable under ASC 842. Right-of-use assets and the related lease liabilities are reported on separate line items on the consolidated balance sheets. All leases are recorded on the consolidated balance sheet except for leases with an initial term less than 12 months, for which TCBC elected short-term lease recognition under ASC 842. Lease terms may contain renewal and extension options and early termination features. Many leases include one or more options to renew, with renewal terms that can extend the lease term from one to ten years or more. The exercise of lease renewal options is at TCBC’s sole discretion. Renewal options which are reasonably certain to be exercised in the future were included in the measurement of right-of-use assets and lease liabilities.
Lease expense is recognized on a straight-line basis over the lease term and is recorded in the “Occupancy and equipment” line item in the consolidated statements of operations. TCBC does not have any material sublease agreements currently in place.
Advertising Costs:
Advertising costs are expensed as incurred.
Other Real Estate Owned:
Other real estate owned (“OREO”) represents properties acquired through or by deed in lieu of loan foreclosure and is initially recorded at fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for credit losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. As of June 30, 2025, December 31, 2024, and 2023, TCBC had no OREO on its books.

Bank owned life insurance:
TC Federal Bank has purchased life insurance policies on certain key executives and members of management. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other changes or other amounts due that are probable of settlement.
Income Taxes:
TCBC uses the liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, this method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.
In the event the future tax consequences of differences between the financial reporting bases and the tax bases of TCBC’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.
TCBC currently evaluates income tax positions judged to be uncertain. A loss contingency reserve is accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.
TCBC and TC Federal Bank file consolidated income tax returns, with income tax expense or benefit computed and allocated on a separate return basis.
Post-Retirement Defined Benefit Obligation:
TC Federal Bank accounts for its post-retirement defined benefit obligations under Accounting Standards Codification (“Codification” or “ASC”) Topic 715, Retirement Benefits (“ASC 715”). The under or over funded status of TC Federal Bank’s post-retirement defined benefit obligations are recognized as a liability or asset in the balance sheet. To the extent these obligations are funded, changes in funded status are reflected in other comprehensive income. Net actuarial gains and losses and adjustments to prior service costs that are not recorded as components of the net periodic benefit cost are charged to other comprehensive income.
Employee Stock Ownership Plan:
TCBC sponsors an employee stock ownership plan (“ESOP”) that covers all employees who meet certain service requirements. TCBC will make annual contributions to the ESOP in amounts as defined by the plan document. These contributions are used to pay debt service and purchase additional shares. Certain ESOP shares are pledged as collateral for debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.
In connection with TCBC’s initial public stock offering, the ESOP borrowed $3.9 million payable to TCBC for the purpose of purchasing shares of TCBC’s common stock. A total of 391,868 shares were purchased with the loan proceeds. The residual balance of unearned ESOP shares are reflected as a reduction of stockholders’ equity on TCBC’s balance sheet.

Equity Incentive Plan:
On September 21, 2022, TCBC’s stockholders approved the TC Bancshares, Inc. 2022 Equity Incentive Plan (“Equity Plan”) which provides for the grant of stock options, restricted stock awards and other equity awards to TCBC’s officers, employees, directors, advisors, and consultants. During the six month period ended June 30, 2025, an additional 5,000 restricted stock awards and 10,000 stock options were granted. During the year ended December 31, 2024, 16,000 restricted stock awards and 40,000 stock options were granted under the Equity Plan. No restricted stock awards or stock options were granted during the year ended December 31, 2023. During the six months ended June 30, 2025, there were 3,200 restricted stock awards and 8,000 stock options that vested. As of June 30, 2025, there were 79,796 restricted stock awards and 185,004 stock options that remained unvested. As of June 30, 2025, none of the vested stock option awards have been exercised.
Stock Based Compensation:
TCBC accounts for its stock-based compensation plan using a fair value-based method of accounting, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.
Revenue from Contracts with Customers:
Accounting Standards Codification (“ASC”) Topic 606 focuses on revenues from contracts earned over time. Fee income is generally earned over a short period of time, such as monthly, or is earned concurrently with a specific transaction. TCBC records a gain or loss from the sale of other real estate owned (“OREO”) when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. There are no ASC Topic 606 implications unless TCBC finances the sale of the OREO property. ASC Topic 606 could change the timing of revenue recognition in the case of seller financing. TCBC’s other revenue streams are outside the scope of ASC Topic 606.
Comprehensive Income:
TCBC has elected to present comprehensive income in a separate statement of comprehensive income. Accumulated other comprehensive income includes the net of tax effect of unrealized gains (losses) on securities available-for-sale and the unfunded post-retirement benefit obligation of TCBC’s defined benefit plans.
Treasury Stock:
Treasury stock is accounted for by the cost method. Subsequent reissuances are accounted for at average cost. It is the current practice of TCBC to retire shares as they are repurchased.
Earnings per Share:
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of incremental commons shares (computed using the treasury method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. Unallocated employee stock ownership plan shares are not deemed outstanding for earnings per share calculations.

DESCRIPTION OF CAPITAL STOCK OF COLONY
As a result of the merger, holders of TCBC common stock who receive shares of Colony common stock in the merger will become shareholders of Colony. The rights of Colony shareholders are governed by Georgia law and the Articles of Incorporation, as amended, and Amended and Restated Bylaws of Colony. The following briefly summarizes the material terms of Colony common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Colony’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the GBCC and the Colony Articles of Incorporation, as amended, and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which Colony and TCBC urge you to read. Copies of Colony’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of TCBC’s governing documents, see “Where You Can Find More Information” beginning on page 169.As used in this section, unless the context otherwise requires, references to “Colony,” “we,” “us” and “our” refer to Colony Bankcorp, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.
Overview
Colony is incorporated in the state of Georgia. Accordingly, the rights of its shareholders are generally covered by Georgia law, including the Georgia Business Corporation Code, or GBCC, and its Articles of Incorporation, as amended, and its Amended and Restated Bylaws, as the same may be amended from time to time.
Colony’s Articles of Incorporation authorize the issuance of up to 50,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, no par value per share. The authorized but unissued shares of Colony common stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
As of [      ], 2025, [      ] shares of Colony common stock were issued and outstanding and held by approximately [      ] shareholders of record, and no shares of preferred stock were issued and outstanding. Also, as of [      ], 2025, there were outstanding stock options and warrants to purchase [      ] shares of Colony common stock held by its employees, officers and directors. Colony has also reserved an additional 1,200,000 shares for issuance in connection with share-based payment awards that may be granted under the Colony Bankcorp, Inc. 2020 Incentive Plan.
Description of Common Stock
Voting Rights.   Each holder of Colony common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Colony may issue. Colony’s Articles of Incorporation, as amended, do not provide for cumulative voting in the election of directors. Directors are elected by the affirmative vote of a majority of the shares represented at the annual meeting of shareholders.
Dividend Rights.   Subject to certain regulatory restrictions discussed in or incorporated by reference into this joint proxy statement/prospectus and to the rights of holders of any preferred stock that Colony may issue, all shares of Colony common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.
No Preemptive Rights.   No holder of Colony common stock has a right under the GBCC, or Colony’s Articles of Incorporation or Amended and Restated Bylaws, to purchase shares of common stock upon any future issuance.
Liquidation Rights.   In the event of Colony’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of its common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of Colony preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to Colony common stock.

Other Rights.   Holders of Colony common stock have no conversion rights or other subscription rights.
Action by Written Consent.   Under the GBCC, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the articles of incorporation specifically allows action to be taken by the written consent of shareholders holding at least the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though the consent is not signed by all of the corporation’s shareholders. Colony’s Articles of Incorporation do not provide for shareholder action by less than unanimous written consent.
Certain Articles of Incorporation and Bylaw Provisions Potentially Having an Anti-Takeover Effect
Certain provisions of Colony’s Articles of Incorporation, as amended, and Amended and Restated Bylaws, and the corporate and banking laws applicable to Colony, may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management.
Authorized but Unissued Shares.   The corporate laws and regulations applicable to Colony enable its board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of Colony’s common or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of the board of directors to issue authorized but unissued shares of Colony’s common or preferred stock at its sole discretion may enable Colony’s board to sell shares to individuals or groups who the board perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of Colony. In addition, the ability of the board of directors to issue authorized but unissued shares of Colony capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.
Preferred Stock.   Colony’s Articles of Incorporation, as amended, contain provisions that permit the board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.
Board Size and Vacancies.   Colony’s Amended and Restated Bylaws provide that the size of the board of directors shall not be less than 3, nor more than 25 persons, with the exact number within such minimum and maximum lists to be fixed and determined from time to time by resolution of the board of directors, or by resolution of the shareholders at any annual or special meeting of shareholders. As a result, the board of directors is able to increase the size of the board between annual meetings. Colony’s Amended and Restated Bylaws provide that the board of directors, even if less than a quorum, may fill a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors. In addition, Section 14-2-810 of the GBCC provides that the shareholders may fill a vacancy on the board of directors. The GBCC also provides that if the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill the vacancy.
Removal of Directors.   Colony’s Amended and Restated Bylaws allow for the removal of the entire board of directors or any individual director from the board with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.

No Cumulative Voting.   The GBCC does not permit cumulative voting in the election of directors, unless expressly provided in a corporation’s articles of incorporation, and Colony’s articles do not provide for such authority. In the absence of cumulative voting, the holders of a majority of the shares of Colony common stock may elect all of the directors standing for election, if they should so choose.
Special Meetings of Shareholders.   The Amended and Restated Bylaws of Colony require that special meetings of shareholders or a special meeting in lieu of the annual meeting of shareholders be called by Colony upon the written request of the holders of 45% or more of all the shares of capital stock entitled to vote in an election of directors. Special meetings of the shareholders may be called at any time by the Chief Executive Officer, Chairman of the Board, or the board of directors. Colony must give written or printed notice of the place, day and hour of each special shareholders’ meeting no fewer than 10 days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of a special meeting must state the general nature of the business to be transacted.
Advance Notice Procedures for Director Nominations and Shareholder Proposals.   The Amended and Restated Bylaws of Colony require shareholders to provide timely notice in proper form of their intent to bring a matter for shareholder action at an annual meeting of the shareholders. To be timely given, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary of Colony not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper form, a shareholder’s notice to the Secretary shall be in writing and shall set forth: (a) the name and record address of the shareholder who intends to propose the business and the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such shareholder; (b) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; (c) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by the shareholder under Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Under Rule 14a-8 of the Securities Exchange Act, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.
Amendment of the Articles of Incorporation or Bylaws.   The Colony Articles of Incorporation may be amended in accordance with the GBCC, which generally requires the approval of the Colony board of directors and the holders of a majority of the votes entitled to be cast on the amendment. Colony’s Amended and Restated Bylaws may be altered or amended, and new bylaws may be adopted by the shareholders or by the board of directors; provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the bylaws shall be given in the notice of meeting. The shareholders may provide by resolution that any bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the board of directors. Except as otherwise provided in the Articles of Incorporation, action by the shareholders with respect to bylaws shall be taken by an affirmative vote of a majority of all shares entitled to elect directors, and action by the board of directors with respect to bylaws shall be taken by an affirmative vote of a majority of all directors then holding office.
Notice and Approval Requirements.   Federal banking laws also impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or “indirect” control of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956 and the Change in Bank Control Act.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of Colony’s shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of Colony common stock at that time. In addition, these provisions may have the effect of assisting the board of directors and management in retaining their respective positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of Colony’s business.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Both Colony and TCBC are incorporated under Georgia law. Upon completion of the merger, the Colony articles of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Because both Colony and TCBC are organized under the laws of the State of Georgia, differences in the rights of holders of Colony common stock and the rights of holders of TCBC common stock arise only from differing provisions of their respective articles of incorporation and bylaws. The material differences between the rights of holders of Colony common stock and the rights of holders of TCBC common stock resulting from any differing provisions of their articles of incorporation and bylaws are summarized below.
The following summary does not purport to be a complete statement of the rights of Colony shareholders and TCBC shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders of Colony or TCBC, respectively, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the GBCC and the governing documents of Colony and TCBC, to which the shareholders of TCBC are referred. Copies of the governing documents of Colony are available, without charge, to any person, including any beneficial owner of TCBC common stock to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 169.
	COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS
Corporate Governance
Colony is a Georgia corporation.
The rights of Colony shareholders are governed by the GBCC, the Articles of Incorporation, as amended (which we refer to as the “Colony articles,” and the Amended and Restated Bylaws of Colony (which we refer to as the “Colony bylaws”).

TCBC is a Georgia corporation.
The rights of TCBC shareholders are governed by the GBCC, the TCBC Articles of Incorporation (which we refer to as the “TCBC articles”), and the TCBC Amended and Restated Bylaws (which we refer to as the “TCBC bylaws”).

Authorized Capital Stock
The Colony articles authorize it to issue 50,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, no par value per share.
The Colony articles authorize Colony’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Colony preferred stock in each series.
As of [      ], 2025, the record date for the Colony special meeting, there were [      ] shares of Colony common stock issued and outstanding and no shares of

The TCBC articles authorize it to issue 20,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share.
The TCBC articles authorize TCBC’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations, or restrictions of the shares of TCBC preferred stock in each series.
As of [      ], 2025 the record date for the TCBC special meeting, there were [      ] shares of TCBC common stock issued and outstanding and no shares of

	COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS
	its preferred stock were issued and outstanding.	preferred stock issued and outstanding.
Preemptive Rights	No holder of Colony common stock has a right under the GBCC, or the Colony articles or the Colony bylaws to purchase shares of common stock upon any future issuance.	No holder of TCBC common stock has a right under the GBCC, or the TCBC articles, or the TCBC bylaws, to purchase shares of common stock upon any future issuance.
Voting Rights	Each holder of Colony common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Colony may issue.	Each share of TCBC common stock is entitled to one vote on each matter brought before the shareholders.
Cumulative Voting	The Colony articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.	The TCBC articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.
Restrictions on Transfers	Colony shareholders are not subject to any agreements restricting transfer of shares.	TCBC shareholders are not subject to any agreements restricting transfer of shares.
Size of the board of directors	The Colony bylaws provide for a board of directors consisting of between three and 25 directors as fixed from time to time by Colony’s board or by resolution of the shareholders. Currently, there are 8 directors on Colony’s board of directors.	The TCBC bylaws provide for a board of directors consisting of between five and 25 directors, divided into three classes. Currently there are eight directors on TCBC’s board of directors.
Independent Directors	A majority of the Colony board of directors must be comprised of independent directors as defined in the listing rules of the New York Stock Exchange.	TCBC is not subject to any requirement with respect to independent directors.
Term of Directors and Classified Board	Colony’s directors serve a one-year term and are elected at the annual meeting of shareholders, and each director, including a director elected to fill a vacancy, will hold office until his successor is elected and qualified or until his earlier death, resignation or removal.	The TCBC articles provide for a classified board divided into three classes in as nearly equal numbers as possible. Except with respect to a vacancy on the board of directors, TCBC directors are elected at the annual meeting of shareholders for a term of three years and each director,

	COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS

including a director elected to fill a vacancy, holds office until his successor is elected and qualified or until his earlier death, resignation or removal.
The TCBC bylaws also set an age limitation for serving on the TCBC board of directors. Pursuant to the TCBC bylaws, any individual 75 or older cannot be elected, reelected, appointed, or reappointed to the TCBC board of directors. Additionally, if a current director turns 75 while serving, the TCBC bylaws prohibit such director for continuing to serve as a director of TCBC following the annual meeting after turning 75.

Election of Directors	Colony’s directors are elected by the affirmative vote of a majority of the votes cast with respect to that director’s election at the meeting of shareholders in which the director is elected; provided, however, that directors are to be elected by a plurality of votes cast in connection with the election of directors with respect to shareholder nominations of directors.	TCBC’s directors are elected by plurality of the votes cast at a meeting at which a quorum is present.
Removal of Directors	The Colony bylaws allow for the removal of the entire board of directors or any individual director from the board with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.	The entire board of directors or an individual director of TCBC may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of TCBC entitled to vote at an annual election of directors. The TCBC bylaws also provide that a director of TCBC may also be removed by the board of directors if such director (i) is adjudicated an incompetent by a court, (ii) is convicted of a felony, (iii) does not, within 60 days after being elected, properly accept the office and fill other requirements for holding the office of director, (iv) fails to attend regular meetings of the board of directors for three consecutive

	COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS
meetings without having been excused by the board, or (v) was an employee or officer of TCBC and was discharged, or resigned at the request of the board of directors, for reasons relating to performance of duties as an employee or officer of TCBC.
Filling Vacancies of Directors
The Colony bylaws provide that the board of directors, even if less than a quorum, may fill a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors.
In addition, Section 14-2-810 of the GBCC provides the shareholders may fill a vacancy on the board of directors. The GBCC also provides that if the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill the vacancy.
Any vacancy occurring on TCBC’s board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum or by the sole remaining director. Shareholders are also able to fill vacancies on the board of directors of TCBC under the provisions of the GBCC.
Amendments to Articles	The Colony articles may be amended in accordance with the GBCC, which generally requires the approval of the Colony board of directors and the holders of a majority of the votes entitled to be cast on the amendment.	The TCBC articles may be amended in accordance with the GBCC, which generally requires the approval of the TCBC board of directors and the holders of a majority of the votes entitled to be cast on the amendment.
Bylaw Amendments	The Colony bylaws may be altered or amended, and new bylaws may be adopted by the shareholders or by the board of directors; provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the bylaws shall be given in the notice of meeting. The shareholders may provide by resolution that any bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by	The TCBC bylaws may be altered or amended and new bylaws may be adopted by the board of directors or by the shareholders of TCBC.

	COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS
the board of directors. Except as otherwise provided in the Colony articles, action by the shareholders with respect to bylaws shall be taken by an affirmative vote of a majority of all shares entitled to elect directors, and action by the board of directors with respect to bylaws shall be taken by an affirmative vote of a majority of all directors then holding office.
Merger, Consolidations, or Sales of Substantially All Assets; Anti-Takeover Provisions	Under the GBCC, subject to certain exceptions, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the: (i) affirmative vote of a majority of all the votes entitled to be cast on the matter; and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation. Colony’s articles and bylaws do not contain any provisions regarding approval of fundamental business transactions by the holders of Colony common stock.	The provisions of the GBCC are also applicable to TCBC shareholders.
Annual Meetings of the Shareholders	The Colony bylaws provide that the annual meeting of the shareholders is to be held within six months after the end of each fiscal year of the corporation. The time and place of such meeting shall be determined by the board of directors of Colony.	TCBC’s bylaws provide that the annual meeting of the shareholders is held on a date each year designated by the board of directors. At the annual meeting, the shareholders elect a board of directors and transact such other business as may properly come before the meeting.
Special Meetings of the Shareholders	Under the Colony bylaws, special meetings of the shareholders or a special meeting in lieu of the annual meeting of shareholders	The TCBC bylaws provide that special meetings of TCBC’s shareholders may be called by the Chairman of the board of

	COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS
	may be called by the Chairman of the Board, the Chief Executive Officer, or the board of directors, or upon written request of the holders of 45% or more of all the shares of capital stock entitled to vote in an election of directors.	directors, the President, the Chief Executive Officer, or the board of directors pursuant to a resolution adopted by a majority of the board. The TCBC bylaws also permit the shareholders of TCBC to call a special meeting of the shareholders upon the written request by of the holders of 25% or more of the outstanding shares of TCBC common stock.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings	The Colony bylaws require shareholders to provide timely notice in proper form of their intent to bring a matter for shareholder action at an annual meeting of the shareholders. To be timely given, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary of Colony not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth (10th) day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper form, a shareholder’s notice to the Secretary shall be in writing and shall set forth: (a) the name and record address of the shareholder who intends to propose the business and the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such shareholder; (b) a representation that the shareholder is a holder of record	The TCBC bylaws require shareholders to provide timely notice in proper form of their intent to bring a matter for shareholder action at an annual meeting of the shareholders. To be timely given, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary of TCBC not less than 90 days, nor more than 100 days, prior to the anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on such date that is not less than 90 days nor more than 100 days prior to the anniversary of the prior year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth (10th) day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper form, a shareholder’s notice to the Secretary shall be in writing and shall set forth: (a) a brief

	COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS

of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; (c) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by the shareholder under Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Rule 14a-8 promulgated by the SEC under the Exchange Act establishes the rules for shareholder proposals intended to be included in a public company’s proxy statement. Rule 14a-8 applies to Colony. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.

description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (b) the name and record address of the shareholder who intends to propose the business and the beneficial owner, if any, on whose behalf the proposal is made; (c) the class or series and number of shares of TCBC common stock which are owned beneficially or of record by such shareholder; (d) a description of all arrangements or understandings between such shareholder and any other person in connection with the proposal and any material interest of such shareholder in such business; and (e) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the business specified in the notice.
Rule 14a-8 of the Exchange Act does not apply to TCBC.

Notice of Shareholder Meetings	Colony must give written or printed notice of the place, day and hour of each annual and special shareholders’ meeting no fewer than 10 days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required	TCBC must give each shareholder entitled to vote at a meeting written or printed notice of a meeting of shareholders stating the place, date and time of the meeting and, in the case of a special meeting, the general nature of the business to be transacted at the meeting, not less than 10 nor more than 60 days before the day of the meeting, by

	COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS
	by the bylaws. The notice of a special meeting, however, must state the general nature of the business to be transacted.	or at the direction of the president, the secretary, or other officer or persons calling the meeting.
Indemnification of Directors and Officers
The Colony bylaws allow Colony to indemnify any person, his or her heirs, executors, or administrators for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or she will be made a party by reason of the fact that he or she is or was a director, trustee, officer, employee, or agent of the corporation, or that he or she was serving, at the request of the corporation, trust or other organization or enterprise. No person will be indemnified or reimbursed if he or she is finally adjudicated to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties. No person will be indemnified or reimbursed in any action, suit, or proceeding which has been in the subject of a compromise settlement, except with the approval of (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of the corporation, or (iii) a majority of the members of the board of directors then holding office (excluding the votes of any directors who are parties to the same or substantially same action, suit or proceeding).
The Colony bylaws allow for expenses incurred in defending any action to be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer,
The TCBC bylaws provide for mandatory indemnification of TCBC’s directors and officers against liabilities arising out of their status as directors or officers of TCBC, subject to a determination that such director or officer is entitled to indemnification pursuant to the applicable provisions of the GBCC.

	COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS

employee or agent to repay such amount unless it will ultimately be determined that he or she is entitled to be indemnified by the corporation as provided in the Colony bylaws.
The GBCC requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Limitation of Director Liability
The GBCC provides that a corporation’s articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions; or (iv) for any transaction from which the director received an improper personal benefit; provided, in each case, that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
The Colony articles do not provide for limitation of director liability.
The provisions of the GBCC also apply to TCBC. The TCBC articles provide for limitation of director liability as provided for by the GBCC.
Dividends	The GBCC prohibits a Georgia corporation from making any distributions to its shareholders if, after giving it effect, (1) the corporation would not be able to	The provisions of the GBCC regarding dividends also apply to TCBC.

	COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS

pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving distribution.
The Colony articles allow the board of directors, with respect to each series of preferred stock to determine the dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series.

Dissenters’ Rights
Under the GBCC, a shareholder is entitled to dissent from and obtain the fair value in cash of his or her shares in connection with certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.
A shareholder of a corporation is not entitled to dissent in connection with a merger under the GBCC if:
•
the corporation is a parent corporation merging into its 90% owned subsidiary;

•
surviving corporation, with
each shareholder of the corporation whose shares were outstanding immediately prior to the merger will receive a like number of shares of the

TCBC shareholders are entitled to dissenters’ rights. The provisions of the GBCC are also applicable to TCBC and its shareholders.

COLONY SHAREHOLDER RIGHTS	TCBC SHAREHOLDER RIGHTS

designations, preferences, limitations, and relative rights identical to those previously held by each such shareholder; and
•
the number and kind of shares of the surviving corporation outstanding immediately following the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, will not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the merger.

Additionally, except in limited circumstances, dissenters’ rights are not available to holders of shares: (1) listed on a national securities exchange; or (2) held of record by more than 2,000 shareholders.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Colony (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of TCBC common stock that exchange their shares for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of TCBC common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.
The discussion applies only to U.S. holders of shares of TCBC common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of TCBC common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States; (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia: (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996 and has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes; or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds TCBC common stock, the tax treatment of a partner in the partnership who would constitute a U.S. holder (if otherwise treated as a beneficial owner of TCBC common stock) generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds TCBC common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in those laws after the date of this joint proxy statement/prospectus.
Tax Consequences of the Merger Generally
The parties expect the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus is a part, Alston & Bird LLP, counsel to Colony, has rendered its tax opinion to Colony and Nelson Mullins Riley & Scarborough LLP, counsel to TCBC, has rendered its tax opinion to TCBC, in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.
The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Colony and TCBC of tax opinions from Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both Colony and TCBC. Neither Colony nor TCBC currently intends to waive this condition to its obligation to consummate the merger. If either Colony or TCBC waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to TCBC shareholders have materially changed, Colony and TCBC will recirculate appropriate materials to resolicit the votes of TCBC shareholders.
The opinions of Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP provided to Colony and TCBC, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and completion of the merger strictly in accordance with the merger agreement and the registration statement of which this joint proxy statement/prospectus forms a part. In rendering their legal opinions, Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP will rely on representations and covenants of Colony and TCBC, including those representations contained in certificates of officers of Colony and TCBC, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a count considering the issues. Colony and TCBC have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions.
The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders that Exchange TCBC Common Stock Solely for Colony Common Stock
Subject to the discussion below relating to the receipt of cash instead of a fractional share, a U.S. holder that exchanges TCBC common stock solely for shares of Colony common stock:
•
would generally not recognize any gain or loss on the exchange of shares of TCBC common stock solely for shares of Colony common stock in the merger (except with respect to cash received in lieu of a fractional share of Colony common stock);

•
would generally have an aggregate tax basis in the Colony common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the TCBC common stock surrendered in exchange therefor; and

•
would generally have a holding period for the shares of Colony common stock received (including fractional shares of Colony common stock deemed received and exchanged for cash, as discussed below) in the merger that includes its holding period for its shares of TCBC common stock surrendered in exchange therefor.

If you acquired different blocks of TCBC common stock at different times or at different prices, the adjusted tax basis and holding period of each block of Colony common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of TCBC common stock surrendered in exchange therefor. U.S. holders should consult their tax advisors regarding the manner in which shares of Colony common stock should be allocated among different blocks of their TCBC common stock surrendered in the merger.
U.S. Holders that Exchange TCBC Common Stock Solely for Cash
A U.S. holder that exchanges TCBC common stock solely for cash would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its TCBC common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of TCBC common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
U.S. Holders that Exchange TCBC Common Stock for a Combination of Colony Common Stock and Cash
A U.S. holder that exchanges shares of TCBC common stock for a combination of Colony common stock and cash would generally recognize gain (but not loss) in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of Colony common stock received as merger consideration over such U.S. holder’s adjusted tax basis in its TCBC common stock surrendered in exchange therefor, or (2) the amount of cash received by such U.S. holder in in the merger. This gain generally would be capital gain and would be long-term capital gain if the U.S. holder’s holding period for its shares of TCBC common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. If a U.S. holder acquired different blocks of TCBC common stock at different times or at different prices, such holder’s gain, if any, must be calculated separately for each identifiable block of shares of TCBC common stock surrendered in the merger. U.S. holders should consult their tax advisor regarding the manner in which cash and shares of Colony common stock should be allocated among different blocks of TCBC common stock surrendered in the merger and the manner in which gain or loss should be determined.
The aggregate tax basis of a U.S. holder’s shares of Colony common stock received (including any fractional shares deemed received and exchanged for cash) in exchange for shares of TCBC common stock pursuant to the merger will be equal to the aggregate tax basis of its shares of TCBC common stock surrendered, reduced by the amount of cash such U.S. holder received in exchange for shares of TCBC common stock pursuant to the merger (other than cash received in lieu of a fractional share of Colony common stock) and increased by the amount of gain, if any, recognized by such U.S. holder on the exchange (other than any gain or dividend income recognized on the receipt of cash for a fractional share of Colony common stock). The holding period of the shares of Colony common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will include such U.S. holder’s holding period of the shares of TCBC common stock surrendered in the merger. If a U.S holder acquired different blocks of TCBC common stock at different times or at different prices, the basis and holding period of Colony common stock received in the merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of TCBC common stock exchanged for such Colony common stock. Holders should consult their tax advisors regarding the manner in which shares of Colony common stock should be allocated among different blocks of their TCBC common stock surrendered in the merger. In addition, gains recognized on the exchange of shares of TCBC common stock pursuant to the merger may be subject to the net investment income tax. See “— Net Investment Income Tax” below.

Cash In Lieu of Fractional Shares
If a U.S. holder receives cash instead of a fractional share of Colony common stock, the U.S. holder would generally be treated as having received such fractional share of Colony common stock in the merger and then as having exchanged the fractional share of Colony common stock for cash. As a result, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of Colony common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of TCBC common stock surrendered therefor) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
Shareholders Exercising Dissenters’ Rights
Upon its exercise of dissenters’ rights, a U.S. holder TCBC common stock would exchange all of its TCBC common stock for cash. A U.S. holder that receives only cash in exchange for its TCBC common stock would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its TCBC common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of TCBC common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
Net Investment Income Tax
A non-corporate U.S. holder of TCBC common stock is generally subject to an additional 3.8% tax on the lesser of (1) the holder’s “net investment income” for the relevant taxable year or (2) the excess of the holder’s modified adjusted gross income for the taxable year over a certain threshold which depends on the holder’s U.S. federal income tax filing status. Net investment income generally would include any capital gain recognized in connection with the merger (or pursuant to exercise of dissenters’ rights). U.S. holders should consult their tax advisors as to the application of the net investment income tax to their circumstances.
Potential Dividend Treatment
In some cases, if a U.S. holder of TCBC common stock also actually or constructively owns shares of Colony common stock (other than the Colony common stock received as consideration in connection with the merger), the U.S. holder’s recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. Holder’s ratable share of Colony’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination in such circumstances of whether a U.S. holder will recognize capital gain or dividend income as a result of its exchange of TCBC common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult his, her, or its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of TCBC common stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.

Certain Reporting Requirements
If a U.S. holder that receives Colony common stock in the merger is considered a “significant holder,” such U.S. holder would be required to (1) file a statement with its U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the TCBC common stock surrendered by such U.S. holder in the merger and (2) retain permanent records relating to the merger. A “significant holder” is any TCBC shareholder that, immediately before the merger owned (1) at least 1% (by vote or value) of the outstanding shares of TCBC common stock or (2) TCBC securities with a tax basis of  $1.0 million or more.
This discussion of certain material U.S. federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger. It is for general information purposes only and is not intended to be and does not constitute tax advice. Holders of TCBC common stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger (or exercise of appraisal rights), in light of their particular situations, as well as any tax consequences arising under any other U.S. federal tax laws, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of TCBC common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this joint proxy statement/prospectus.
LEGAL MATTERS
The validity of the Colony common stock to be issued in the merger will be passed upon for Colony by Alston & Bird LLP, Atlanta, Georgia. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Colony by Alston & Bird LLP, Atlanta, Georgia, and for TCBC by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia.
EXPERTS
The consolidated financial statements of Colony as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 and the effectiveness of Colony’s internal control over financial reporting as of December 31, 2024 have been audited by Mauldin & Jenkins, LLC, an independent registered public accounting firm, as set forth in their reports appearing in our Annual Report on Form 10-K for the year ended December 31, 2024 and incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The consolidated financial statements of TCBC as of December 31, 2023 and 2024 and for each of the two years in the period ended December 31, 2024 have been audited by Wipfli LLP, an independent public accounting firm, as set forth in their report, which has been included in this joint proxy statement/prospectus. Such consolidated financial statements have been included in this joint proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
SHAREHOLDER PROPOSALS
Colony shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in Colony’s proxy statement and form of proxy for Colony’s 2026 annual meeting must submit their proposals so that they are received by Colony at Colony’s principal executive offices, addressed to Colony’s Corporate Secretary, no later than December 8, 2025. Colony shareholder proposals not submitted for inclusion in Colony’s next year’s proxy statement and form of proxy, but instead sought to be presented directly at Colony’s 2026 annual meeting of shareholders, may be brought before the Colony annual meeting as long as the notice of the proposal is in writing and received by Colony, directed to the attention of Colony’s Corporate Secretary, no earlier than 5:00 p.m., Eastern Time, on January 22, 2026, which is 120 calendar days before the anniversary of Colony’s 2025 annual meeting, nor later than 5:00 p.m., Eastern Time, on February 21, 2026, which is 90 calendar days before the anniversary of Colony’s 2025 annual meeting. Any such proposal must comply in all respects with the Colony’s Amended and Restated Bylaws and with the rules and regulations of the SEC. Upon timely receipt of any such proposal, Colony will determine whether to include it, if requested, in its proxy statement and proxy in accordance with applicable rules and regulations governing the solicitation of proxies.

To have a nominee included in Colony’s proxy statement and form of proxy for Colony’s annual meeting to be held in 2026, notice of such nomination must be submitted by the nominating Colony shareholder on a Schedule 14N to Colony no earlier than 5:00 p.m., Eastern Time, on January 22, 2026 nor later than 5:00 p.m., Eastern Time on February 15, 2026, with such notice to also be filed with the SEC no later than February 21, 2026.
HOUSEHOLDING
The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Colony and certain intermediaries are householding this joint proxy statement/prospectus for Colony shareholders of record in connection with the Colony special meeting. This means that:
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Only one copy of this joint proxy statement/prospectus will be delivered to multiple Colony shareholders sharing an address unless you notify your broker or the Colony to the contrary.

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You can contact Colony by calling (229) 426-6000 or writing Edward L Bagwell at 115 South Grant Street, Fitzgerald, Georgia 31750 to request a separate copy of this joint proxy statement/prospectus. You can also contact your broker to make a similar request.

OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the Colony board of directors nor the TCBC board of directors knows of any matters that will be presented for consideration at their respective meetings of shareholders, other than as described in this joint proxy statement/prospectus. If any other matters properly come before the Colony special meeting or the TCBC special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxies as to any of these matters.
WHERE YOU CAN FIND MORE INFORMATION
Colony has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that TCBC shareholders will be entitled to receive in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about Colony and Colony common stock. The rules and regulations of the SEC allow Colony to omit certain information included in the registration statement from this joint proxy statement/prospectus.
Colony also files annual, quarterly and current reports, and other information with the SEC. Colony’s SEC filings are available to the public at the SEC’s web site at www.sec.gov. You will also be able to obtain these documents, free of charge, from Colony by accessing Colony’s website at www.colonybank.com. Copies can also be obtained, free of charge, by directing a written request to:
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
Attention: Edward L. Bagwell
Telephone: (229) 426-6000
The SEC allows Colony to “incorporate by reference” into this joint proxy statement/prospectus certain information in documents filed by Colony with the SEC, which means that Colony can disclose important information to you by referring you to those documents without actually including the specific information in this joint proxy statement/prospectus. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. You should not assume that the information in this joint proxy statement/prospectus is current as of any date other than the date of this joint proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Colony incorporates by reference into this joint proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•
Colony’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2025;

•
Colony’s Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting, filed on April 17, 2025;

•
Colony’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 22, 2025, February 27, 2025, March 19, 2025, May 23, 2025 and July 23, 2025;

•
Colony’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, filed with the SEC on May 9, 2025 and August 8, 2025, respectively; and

•
the description of Colony’s common stock included as Exhibit 4.1 on Form 10-K, filed with the SEC on March 14, 2025, and any other amendment or report filed for the purposes of updating such description.

All reports and other documents Colony subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof deemed furnished and not filed in accordance with SEC rules), prior to the termination of this offering, will also be incorporated by reference into this joint proxy statement/prospectus and deemed to be part of this joint proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that Colony files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this joint proxy statement/prospectus commencing on the date on which the document is filed.
You may obtain from Colony a copy of any documents incorporated by reference into this joint proxy statement/prospectus without charge to you either from Colony or from the SEC as described above.
TCBC is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from TCBC, please send a request in writing or by telephone to TCBC at the following address:
TC Bancshares, Inc.
113 South Dawson Street
Thomasville, Georgia 31792
Attention: Scott McLean
Telephone: (229) 226-3221
If you would like to request documents, please do so by [       ], 2025 to receive them before the TCBC special meeting, and by [       ], 2025 to receive them before the Colony special meeting. If you request any incorporated documents from Colony, then Colony will mail them to you by first-class mail, or another equally prompt means, within one business day after Colony receives your request.
Colony has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Colony, and TCBC has supplied all information contained in this joint proxy statement/prospectus relating to TCBC.
Neither Colony nor TCBC has authorized anyone to give any information or make any representation about the merger, the Colony common stock to be received by TCBC shareholders in the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

TC BANCSHARES, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets at June 30, 2025 (unaudited) and December 31, 2024 and 2023	F-46
Consolidated Statements of Income for the six months ended June 30, 2025 and 2024 and for the years ended December 31, 2024 and 2023 (unaudited)	F-47
Consolidated Statements of Comprehensive Income for the six months ended June 30, 2025 and 2024 and for the years ended December 31, 2024 and 2023 (unaudited)	F-48
Consolidated Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2025 and for the years ended December 31, 2024 and 2023 (unaudited)	F-49
Consolidated Statements of Cash Flows for the six months ended June 30, 2025 and 2024 and for the years ended December 31, 2024 and 2023 (unaudited)	F-50

Consolidated Financial Statements
Years Ended December 31, 2024, and 2023

TC BANCSHARES, INC AND SUBSIDIARY

Independent Auditor’s Report
To the Stockholders and Board of Directors
TC Bancshares, Inc. and Subsidiary
Thomasville, Georgia
Opinion
We have audited the consolidated financial statements (the “financial statements”) of TC Bancshares, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2024, and 2023, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of TC Bancshares, Inc. and Subsidiary as of December 31, 2024, and 2023, and the results of its operations for the years then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of TC Bancshares, Inc. and Subsidiary and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about TC Bancshares, Inc. and Subsidiary’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.
Auditor’s Responsibility for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of TC Bancshares, Inc. and Subsidiary’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about TC Bancshares, Inc. and Subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
Wipfli LLP
Atlanta, Georgia
March 12, 2025

TC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2024, AND 2023
	December 31, 2024	December 31, 2023
ASSETS
Cash and due from banks	$14,232,080	$25,039,214
Investment securities available-for-sale (amortized cost of $75,941,868 and $46,807,212; $0 allowance for credit losses)	71,990,817	42,964,495
Other investments	1,689,600	1,629,150
Mortgage loans held for sale	—	289,111
Loans	409,960,399	376,899,968
Allowance for credit losses	(5,151,886)	(4,836,878)
Net loans	404,808,513	372,063,090
Premises and equipment, net	4,429,116	4,782,760
Right-of-use asset	1,743,278	1,944,885
Bank owned life insurance	12,056,359	11,729,019
Accrued interest receivable and other assets	5,097,304	6,141,545
Total Assets	$516,047,067	$466,583,269
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$50,831,921	$41,571,035
Interest-bearing demand	51,281,802	52,721,981
Savings and money markets	190,271,627	164,622,926
Certificates of deposit	135,712,998	110,952,852
Total deposits	428,098,348	369,868,794
Federal Home Loan Bank advances	5,000,000	11,000,000
Lease liability	1,917,090	2,102,426
Accrued interest payable and other liabilities	3,705,789	3,977,628
Total liabilities	438,721,227	386,948,848
Stockholders’ Equity:
Common stock, $.01 par value, 20,000,000 shares authorized as of
December 31, 2024 and 2023; 4,179,481 shares and 4,461,667 shares issued and outstanding as of December 31, 2024 and 2023, respectively	41,795	44,617
Additional paid in capital	41,155,580	43,181,994
Retained earnings	41,840,660	42,863,945
Accumulated other comprehensive loss	(2,577,251)	(3,125,257)
Unearned ESOP 313,494 shares and 333,088 shares unallocated at
December 31, 2024 and 2023, respectively	(3,134,944)	(3,330,878)
Total stockholders’ equity	77,325,840	79,634,421
Total Liabilities and Stockholders’ Equity	$516,047,067	$466,583,269
The accompanying notes are an integral part of these consolidated financial statements.

TC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023
	Year Ended December 31,
	2024	2023
Interest and Dividend Income:
Interest and fees on loans	$22,578,279	$18,129,865
Interest and dividends on taxable investment securities	2,470,600	1,585,248
Interest on deposits with other banks and federal fund sold	1,230,161	1,101,382
Total interest and dividend income	26,279,040	20,816,495
Interest Expense:
Interest on deposits	11,115,026	6,619,095
Interest on borrowings	592,216	272,769
Total interest expense	11,707,242	6,891,864
Net interest income	14,571,798	13,924,631
(Reduction of) Provision for Credit Losses	(56,000)	175,000
Net interest income after provision for credit losses	14,627,798	13,749,631
Other Income:
Service charges on deposits accounts	438,043	547,766
Gain on sale of loans	163,732	245,362
Gain on sale of fixed assets	34	12,086
Bank owned life insurance income	327,341	286,366
Other	32,759	64,163
Total other income	961,909	1,155,743
Other Expense:
Salaries and employee benefits	8,521,202	8,526,759
Occupancy and equipment	1,426,360	1,294,952
Other real estate owned, net of operations, loss on sales and write-downs	—	37,844
Other	4,861,475	4,671,764
Total other expense	14,809,037	14,531,319
Income Before Income Taxes	780,670	374,055
Income Tax Expense	185,919	108,230
Net Income	$594,751	$265,825
Earnings per share:
Basic	$0.14	$0.06
Diluted	$0.14	$0.06
Weighted Average Shares Outstanding:
Basic	4,234,675	4,783,618
Diluted	4,253,313	4,796,488
The accompanying notes are an integral part of these consolidated financial statements.

TC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023
	Year Ended December 31,
	2024	2023
Net Income	$594,751	$265,825
Other Comprehensive Income,
Net of Income Taxes:
Unrealized (losses) gains on securities available-for-sale:
Holding (losses) gains arising during the period, net of taxes of ($27,538) and $214,747, respectively	(80,794)	680,379
Change in post-retirement benefit obligations, net of taxes of $211,281 and $167,802, respectively	628,800	499,403
Total other comprehensive income	548,006	1,179,782
Comprehensive Income	$1,142,757	$1,445,607
The accompanying notes are an integral part of these consolidated financial statements.

TC BANCSHARES, INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023
	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Unearned ESOP Shares	Total
Balance, January 1, 2023	$50,494	$48,267,762	$45,574,190	$(4,305,039)	$(1,085,265)	$(3,526,812)	$84,975,330
Net income	—	—	265,825	—	—	—	265,825
Other comprehensive income, net of tax	—	—	—	1,179,782	—	—	1,179,782
Restricted stock award			—	—	—	—	—
Amortization of unearned compensation associated with restricted stock	—	484,944	—	—	—	—	484,944
Stock based compensation	—	225,810	—	—	—	—	225,810
Repurchase of stock for tax obligation on restricted shares	(62)	(61,688)	(24,643)	—	—	—	(86,393)
Release of ESOP shares	—	74,651	—	—	—	195,934	270,585
Dividends	—	—	(463,076)	—	—	—	(463,076)
Repurchase of common stock				—	(6,062,999)		(6,062,999)
Retirement of common stock	(5,815)	(5,809,485)	(2,488,351)	—	7,148,264	—	(1,155,387)
Balance, December 31, 2023	$44,617	$43,181,994	$42,863,945	$(3,125,257)	—	$(3,330,878)	$79,634,421
Net income	—	—	594,751	—	—	—	594,751
Other comprehensive income, net of tax	—	—	—	548,006	—	—	548,006
Restricted stock award	160	(160)	—	—	—	—	—
Amortization of unearned compensation associated with restricted stock	—	497,270	—	—	—	—	497,270
Stock based compensation	—	319,376	—	—	—	—	319,376
Repurchase of stock for tax obligation on restricted shares	(65)	(65,604)	(44,992)	—	—	—	(110,661)
Release of ESOP shares	—	135,978	—	—	—	195,934	331,912
Dividends	—	—	(418,276)	—	—	—	(418,276)
Repurchase of common stock				—	(4,070,958)		(4,070,958)
Retirement of common stock	(2,917)	(2,913,274)	(1,154,768)	—	4,070,958	—	(1)
Balance, December 31, 2024	$41,795	$41,155,580	$41,840,660	$(2,577,251)	—	$(3,134,944)	$77,325,840
The accompanying notes are an integral part of these consolidated financial statements.

TC BANCSHARES, INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2024, AND 2023
	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities
Net income	$594,751	$265,825
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	504,169	686,348
Lease expense	201,607	157,541
Deferred income tax expense	183,415	113,086
Provision for credit losses	(56,000)	175,000
Net loss on sale of other real estate owned	—	30,848
(Gain) on sale of premises and equipment	(34)	(12,086)
Stock based compensation	816,646	710,754
ESOP expense	331,912	270,585
Increase in cash surrender value of bank owned life insurance	(327,341)	(286,366)
Write-down of other real estate owned	—	—
Gain on mortgage loans sold, net	(163,732)	(245,362)
Proceeds from the sale of mortgage loans held for sale	11,278,389	14,640,905
Originations of mortgage loans held for sale	(10,825,546)	(12,599,555)
Change in:
Accrued interest receivable and other assets	913,556	(140,985)
Accrued interest payable and other liabilities	146,437	265,592
Net cash provided by operating activities	3,598,229	4,032,130
Cash Flows from Investing Activities
Net change in interest-bearing deposits in other banks	—	1,739,000
Purchase of investment securities available-for-sale	(35,429,038)	(962,344)
Proceeds from calls, paydowns and maturities of investment securities available-for-sale	6,324,622	1,771,566
Purchase of other investments	(1,319,250)	(719,150)
Proceeds from sales of other investment	1,258,800	467,500
Net change in loans	(32,689,425)	(38,354,219)
Proceeds from sales of other real estate owned	—	652,952
Proceeds from sales of premises and equipment	1,500	18,500
Purchase of premises and equipment	(182,230)	(2,125,279)
Net cash used in investing activities	(62,035,021)	(37,511,474)
Cash Flows from Financing Activities
Net change in deposits	58,229,554	40,740,541
Proceeds from Federal Home Loan Bank advances	34,000,000	14,500,000
Repayments of Federal Home Loan Bank advances	(40,000,000)	(14,500,000)
Dividends	(418,276)	(463,076)
Repurchase and retirement of common stock	(4,070,959)	(7,218,386)
Repurchase of stock for tax obligation on restricted shares	(110,661)	(86,393)
Net cash provided by financing activities	47,629,658	32,972,686
Net Change in Cash and Cash Equivalents	(10,807,134)	(506,658)
Cash and Cash Equivalents, Beginning of Year	25,039,214	25,545,872
Cash and Cash Equivalents, End of Year	$14,232,080	$25,039,214
Supplement Disclosures of Cash Flow Information:
Cash paid during the period for interest	$11,760,155	$6,454,199
Non-Cash Investing and Financing Activities:
Change in unrealized losses on securities-for-sale, net of tax	$(80,794)	$680,379
Change in defined benefit pension obligations, net of tax	$628,800	$499,403
The accompanying notes are an integral part of these consolidated financial statements.

TC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND OPERATIONS
TC Bancshares, Inc.
TC Bancshares, Inc. (the “Company”) is a holding company incorporated under the laws of the State of Georgia on March 5, 2021, to serve as the holding company for TC Federal Bank (the “Bank”). The Company owns 100% of the outstanding stock of the Bank. The Bank is a covered savings association headquartered in Thomasville, Georgia that opened in 1934.
The Company was formed as part of the bank holding company reorganization of the Bank, which was completed on July 20, 2021. In connection with the reorganization, the Company sold 4,898,350 shares of its common stock at a price of $10.00 per share to the depositors of the Bank for net proceeds of approximately $49.0 million. On July 21, 2021, the Company’s common stock commenced trading on the NASDAQ Stock Market under the symbol “TCBC”. On August 2, 2024, the Company delisted from the NASDAQ Stock Market and began trading its shares on the OTC Markets Group, Inc. (OTCQX).
In this report, unless the context indicates otherwise, all references to “we,” “us” and “our” refer to the Company and the Bank, except if the discussions relate to a period before July 20, 2021, these terms refer solely to the Bank.
TC Federal Bank
The Bank was organized in 1934 as Thomas County Federal Savings & Loan Association and chartered by the Federal Home Loan Bank Board as a mutual savings and loan association owned 100% by its depositors. Effective January 1, 2018, the Bank amended its corporate name to TC Federal Bank. Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations in one-to-four family residential real estate loans, commercial real estate and multi-family loans, acquisition, development and land loans, commercial and industrial loans, home equity loans and lines of credit and consumer loans. In recent years, we have increased our focus, consistent with what we believe to be conservative underwriting standards, originating higher yielding commercial real estate and commercial and industrial loans.
We conduct our business from our main office in Thomasville, Georgia, as well as additional branch banking locations in Tallahassee and Jacksonville, Florida and in Savannah, Georgia. We also operate two Loan Production Offices (LPOs), one in Tallahassee and a second in Jacksonville, Florida. We provide a variety of financial services to individual and commercial customers in the markets we serve.
Our results of our operations are largely dependent on net interest income, which is the difference between the interest earned on loans and securities and interest paid on deposits and borrowings. We generate non-interest income largely from our customer service fees and the sale of residential mortgages into the secondary market. Our results of operations are also impacted by our level of operating expenses, the provision for credit losses, the impact of federal and state income taxes, the relative levels of interest rates and local and national economic activity. As of December 31, 2024, we had total consolidated assets of $516.0 million, loans, net of the allowance for credit losses and deferred fees, of $404.8 million, total deposits of $428.1 million and stockholders’ equity of $77.3 million.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations:
The Bank currently conducts business out of its four branch banking locations as well as its two LPOs. The Bank’s primary lending products consist of single-family residential mortgage loans and commercial and multi-family real estate loans. Its deposit products are the primary source of funding. The Bank is regulated by the Office of the Comptroller of the Currency (“OCC”) and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank undergoes periodic examinations by the

OCC. The Company is subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).
Basis of Presentation:
The accounting and financial reporting policies of the Company conform, in all material respects to accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. The consolidated financial statements have been prepared in accordance with GAAP and include the accounts and transactions of the Company and its wholly owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation process. In preparing financial statements management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of the post-retirement obligation, and valuation allowance associated with the realization of deferred tax assets, which are based on future taxable income.
Cash and Cash Equivalents:
For purposes of reporting cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within 90 days. Effective March 26, 2020, the Federal Reserve eliminated reserve requirements for depository institutions. These reserve requirements are subject to annual adjustment by the Federal Reserve.
Investment Securities:
The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities, not included in trading or held-to-maturity, are classified as available-for-sale. As of December 31, 2024, and 2023, all of the Company’s securities were classified as available-for-sale.
Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums and accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from income and are reported as a separate component of accumulated other comprehensive income in stockholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.
The Company evaluates individual available-for-sale securities in an unrealized loss position by first determining whether the decline in fair value below the amortized cost basis of the security has resulted from a credit loss or other factors. A credit loss exists when the present value of cash flows expected to be collected from the security is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company considers the extent to which the fair value is less than the amortized cost basis, adverse conditions related to the security, the industry, or geographic areas, the payment structure of the debt security, failure of the issuer to make scheduled payments, and any changes to the rating of the security. Impairment related to credit losses is recognized through an allowance for credit losses up to the amount that the fair value is less than the amortized cost basis. Changes to the allowance are recognized through earnings as a provision for (or a recovery of) credit losses. Impairment related to other factors is recognized in other comprehensive income.
Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available-for-sale are included in income and are derived using the specific identification method for determining the cost of securities sold.

Other Investments:
Other investments are carried at cost and consist of Federal Reserve Bank and Federal Home Loan Bank of Atlanta (“FHLB”) stock, which are held in accordance with certain lender and/or member requirements and are stated at cost, which approximates fair value. The Bank is required to hold the FHLB stock as a member of the FHLB, and transfer of the stock is substantially restricted. The stock is pledged as collateral for outstanding FHLB advances. In addition, the Company has an investment in a Small Business Administration (SBA) fund, which is held on its books at cost.
Loans, Loan Fees and Interest Income on Loans:
Loans are stated at the principal amount outstanding, net of the allowance for credit losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.
Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal. Interest income on certain, well collateralized nonaccrual loans, may be recognized using the cash-basis method of accounting.
Loan fees, net of certain origination costs, are deferred and amortized over the lives of the respective loans.
Allowance for Credit Losses:
The allowance for credit losses (“ACL”) is evaluated on a regular basis and established through charges to earnings in the form of a provision for credit losses. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
a.   Portfolio Segmentation (“Collectively Evaluated Loans”)
Portfolio segmentation is defined as the pooling of loans based upon similar risk characteristics such that quantitative methodologies and qualitative adjustment factors for estimating the ACL are constructed for each segment. The Company has identified seven portfolio segments of loans including; real estate — residential, real estate — home equity, real estate — multi-family, real estate — commercial, real estate — construction and land development, consumer loans and commercial and industrial loans.
The ACL for Collectively Evaluated Loans estimate is based upon periodic review of the collectability of the loans quantitatively correlating historical loss experience with reasonable and supportable forecasts using forward looking information. Adjustments to the quantitative evaluation may be made for differences in current or expected qualitative risk characteristics. The Company has determined the nine “universal” qualitative adjustments categories prescribed by the 2006 Interagency Policy Statement are appropriate given our markets and pool of loans. These criteria are evaluated quarterly to ensure additional criteria do not need to be added, nor do the ranges assigned to each category need to be changed. The nine factors are as follows:
1.   Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and   recovery practices not considered elsewhere in estimating credit losses.
2.   Changes in international, national, regional, and local economic and business conditions and developments that affect the   collectability of the portfolio, including the condition of various market segments.
3.   Changes in the nature and volume of the portfolio and in the terms of loans.
4.   Changes in the experience, ability, and depth of lending management and other relevant staff.

5.   Changes in the volume and severity of past-due loans, the volume of non-accrual loans, and the volume and severity of   adversely classified or graded loans.
6.   Changes in the quality of the institution’s loan review system.
7.   Changes in the value of underlying collateral for collateral-dependent loans.
8.   The existence and effect of any concentrations of credit, and changes in the level of such concentrations.
9.   The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated   credit losses in the institution’s existing portfolio.
b.   Individually Evaluated Loans
The Company establishes a specific reserve for individually evaluated loans which do not share similar risk characteristics with the loans included in the collectively evaluated loan pools. These individually evaluated loans are removed from the pooling approach discussed above for the collectively evaluated loan pools, and may include nonaccrual loans, loan modifications to borrowers with financial difficulty, and other loans deemed appropriate by management.
c.   Available-for-Sale (“AFS”) Debt Securities
For AFS securities in an unrealized loss position, management first assesses whether (i) the Company intends to sell, or (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either case is affirmative, any previously recognized allowances are charged-off and the security’s amortized cost is written down to fair value through income. If neither case is affirmative, the security is evaluated to determine whether the decline in fair value has resulted from credit losses or other factors. In making this assessment management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and any adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income. If there were any adjustments to the allowance, they would be reported in the Company’s income statement as a component of credit loss expense. AFS securities are charged-off against the allowance or, in the absence of any allowance, written down through income when deemed uncollectible by management or when either of the aforementioned criteria regarding intent or requirement to sell is met.
d.   Accrued Interest Receivable
Upon adoption of ASU 2016-13 and its related amendments on January 1, 2023, the Company made the following elections regarding accrued interest receivable:
•
Presenting accrued interest receivable balances within another line item on the consolidated balance sheets labeled “accrued interest receivable and other assets”.

•
Excluding accrued interest receivable that is included in the amortized cost of financing receivables and debt securities from related disclosure requirements.

•
Continuing the Company’s policy to write off accrued interest receivable by reversing interest income. The write-off of accrued interest on loans typically occurs upon becoming 90 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Historically, the Company has not experienced uncollectible accrued interest receivable on its investment securities. However, the Company would generally write off accrued interest receivables by reversing interest income if the Company does not reasonably expect to receive payments. Due to the timely manner in which accrued interest receivables are written off, the amounts of such write offs are immaterial.

e.   Reserve for Unfunded Commitments
The reserve for unfunded commitments (the “Unfunded Reserve”) represents the expected credit losses on off-balance sheet commitments such as unfunded commitments to extend credit and standby letters of credit. However, a liability is not recognized for commitments unconditionally cancellable by the Company. The same segmentation is utilized for off-balance sheet commitments as is applied to the funded loan portfolio. The Unfunded Reserve is recognized as a liability (accrued interest payable and other liabilities in the consolidated balance sheets), with adjustments to the reserve recognized as an expense in other expenses in the consolidated statements of income. The Unfunded Reserve is determined by estimating expected future fundings, under each segment, and applying to the expected loss rates. Expected future fundings are based on historical averages of funding rates (i.e., the likelihood of draws taken) for each loan segment. We then apply the loss rates that were derived on the funded loan portfolio, by loan segment, to calculate the Unfunded Reserve.
Mortgage Loans Held for Sale:
The Bank sells mortgage loans for an amount equal to the principal amount of loans with yields to investors based upon current market rates. Realized gains and losses related to loan sales are included in gains on sale of loans and are determined using the specific identification method. For financial reporting purposes, the Bank classifies a portion of its loans as “Mortgage loans held for sale”. Included in this category are loans which the Bank has the current intent to sell and loans which are available to be sold in the event the Bank determines that loans should be sold to support the Bank’s investment and liquidity objectives. Loans included in this category for which the Bank has the current intention to sell are recorded at the lower of the aggregate cost or fair value. As of December 31, 2024, and 2023, the Bank had zero and $289,000, respectively, in loans classified as “Mortgage loans held for sale.”
Premises and Equipment:
Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment is:
Building and improvements	3 – 40 years
Furniture, automobiles and equipment	3 – 10 years
Leases:
ASC 842, “Leases” (“ASC 842”) requires a lessee to recognize a right-of-use asset and a lease liability for all leases with a term greater than 12 months on its consolidated balance sheet regardless of whether the lease is classified as financing or operating.
All of the Company’s lessee arrangements are operating leases, being real estate leases for Company facilities. Under these arrangements, the Company records right-of-use assets and corresponding lease liabilities, each of which is based on the present value of the remaining lease payments discounted using the risk-free rate practical expedient allowable under ASC 842. Right-of-use assets and the related lease liabilities are reported on separate line items on the consolidated balance sheets. All leases are recorded on the consolidated balance sheet except for leases with an initial term less than 12 months for which the Company elected short-term lease recognition under ASC 842. Lease terms may contain renewal and extension options and early termination features. Many leases include one or more options to renew, with renewal terms that can extend the lease term from one to ten years or more. The exercise of lease renewal options is at the Company’s sole discretion. Renewal options which are reasonably certain to be exercised in the future were included in the measurement of right-of-use assets and lease liabilities.

Lease expense is recognized on a straight-line basis over the lease term and is recorded in the “Occupancy and equipment” line item in the consolidated statements of operations. The Company does not have any material sublease agreements currently in place.
Advertising Costs:
Advertising costs are expensed as incurred.
Other Real Estate Owned:
Other real estate owned (“OREO”) represents properties acquired through or by deed in lieu of loan foreclosure and is initially recorded at fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for credit losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. As of December 31, 2024, and 2023, the Company had no OREO on its books.
Bank owned life insurance:
The Bank has purchased life insurance policies on certain key executives and members of management. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other changes or other amounts due that are probable of settlement.
Income Taxes:
The Company uses the liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, this method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.
In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.
The Company currently evaluates income tax positions judged to be uncertain. A loss contingency reserve is accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.
The Company and the Bank file consolidated income tax returns, with income tax expense or benefit computed and allocated on a separate return basis.
Post-Retirement Defined Benefit Obligation:
The Bank accounts for its post-retirement defined benefit obligations under Accounting Standards Codification (“Codification” or “ASC”) Topic 715, Retirement Benefits (“ASC 715”). The under or over funded status of the Bank’s post-retirement defined benefit obligations are recognized as a liability or asset in the balance sheet. To the extent these obligations are funded, changes in funded status are reflected in other comprehensive income. Net actuarial gains and losses and adjustments to prior service costs that are not recorded as components of the net periodic benefit cost are charged to other comprehensive income.

Employee Stock Ownership Plan:
The Company sponsors an employee stock ownership plan (“ESOP”) that covers all employees who meet certain service requirements. The Company will make annual contributions to the ESOP in amounts as defined by the plan document. These contributions are used to pay debt service and purchase additional shares. Certain ESOP shares are pledged as collateral for debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.
In connection with the Company’s initial public stock offering, the ESOP borrowed $3.9 million payable to the Company for the purpose of purchasing shares of the Company’s common stock. A total of 391,868 shares were purchased with the loan proceeds. The residual balance of unearned ESOP shares are reflected as a reduction of stockholders’ equity on the Company’s balance sheet.
Equity Incentive Plan:
On September 21, 2022, the Company’s stockholders approved the TC Bancshares, Inc. 2022 Equity Incentive Plan (“Equity Plan”) which provides for the grant of stock options, restricted stock awards and other equity awards to our officers, employees, directors, advisors, and consultants. During the year ended December 31, 2024, 40,000 options were granted under the Equity Plan, while no stock options were granted during the year ended December 31, 2023. In addition, 16,000 restricted stock awards were granted during the year ended December 31, 2024, while no restricted stock awards were granted for the year ended December 31, 2023. During each of the years that ended December 31, 2024, and 2023, there were 30,998 restricted stock awards that vested, and there were 77,996 unvested as of December 31, 2024.
Stock Based Compensation:
The Company accounts for its stock-based compensation plan using a fair value-based method of accounting, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.
Revenue from Contracts with Customers:
Accounting Standards Codification (“ASC”) Topic 606 focuses on revenues from contracts earned over time. Fee income is generally earned over a short period of time, such as monthly, or is earned concurrently with a specific transaction. The Company records a gain or loss from the sale of other real estate owned (“OREO”) when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. There are no ASC Topic 606 implications unless the Company finances the sale of the OREO property. ASC Topic 606 could change the timing of revenue recognition in the case of seller financing. The Company’s other revenue streams are outside the scope of ASC Topic 606.
Comprehensive Income:
The Company has elected to present comprehensive income in a separate statement of comprehensive income. Accumulated other comprehensive income includes the net of tax effect of unrealized gains (losses) on securities available-for-sale and the unfunded post-retirement benefit obligation of the Company’s defined benefit plans.
Treasury Stock:
Treasury stock is accounted for by the cost method. Subsequent reissuances are accounted for at average cost. It is the current practice of the Company to retire shares as they are repurchased. See Note 15 for further discussion.

Earnings per Share:
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of incremental commons shares (computed using the treasury method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. Unallocated employee stock ownership plan shares are not deemed outstanding for earnings per share calculations.
Reclassifications:
Certain prior period amounts have been reclassified to conform to the current period presentation.
Subsequent Events:
We have evaluated subsequent events through March 12, 2025, which is the date the consolidated financial statements were available to be issued. As of March 12, 2025, there were no material reportable subsequent events.
NOTE 3 — INVESTMENT SECURITIES
Investment securities available-for-sale as of December 31, 2024, and 2023, are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Fair Value as % of Total
December 31, 2024:
US treasuries	$5,068,562	—	$467,058	$4,601,504	6%
SBAs	1,368,753	—	31,151	1,337,602	2%
Mortgage-backed securities	42,693,569	34,140	1,296,074	41,431,635	58%
Collateralized mortgage obligations	14,931,267	2,062	609,748	14,323,581	20%
Municipal bonds	8,754,717	—	1,183,403	7,571,314	10%
Corporate obligations	3,125,000	—	399,819	2,725,181	4%
	$75,941,868	$36,202	$3,987,253	$71,990,817	100%
December 31, 2023:
US treasuries	$10,089,682	—	$555,847	$9,533,835	22%
Mortgage-backed securities	10,157,271	43,157	787,592	9,412,836	22%
Collateralized mortgage obligations	14,676,623	—	722,772	13,953,851	33%
Municipal bonds	8,758,636	—	1,292,743	7,465,893	17%
Corporate obligations	3,125,000	—	526,920	2,598,080	6%
	$46,807,212	$43,157	$3,885,874	$42,964,495	100%
The following outlines the unrealized losses and estimated fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2024, and 2023:
	December 31, 2024		December 31, 2023
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
US treasuries	—	—	—	—
SBAs	1,337,602	31,151	—	—
Mortgage-backed securities	28,524,463	552,304	—	—

	December 31, 2024		December 31, 2023
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Collateralized mortgage obligations	990,211	45,342	—	—
Municipal bonds	—	—	—	—
Corporate obligations	—	—	—	—
Total less than 12 months	$30,852,276	$628,797	—	—
Unrealized loss for more than 12 months:
US treasuries	4,601,504	467,058	9,533,835	555,847
SBAs	—	—	—	—
Mortgage-backed securities	8,222,266	743,770	8,406,330	787,592
Collateralized mortgage obligations	12,374,688	564,406	13,953,851	722,772
Municipal bonds	7,571,314	1,183,403	7,465,893	1,292,743
Corporate obligations	2,725,181	399,819	2,598,080	526,920
Total more than 12 months	35,494,953	3,358,456	41,957,989	3,885,874
Total	$66,347,229	$3,987,253	$41,957,989	$3,885,874

At December 31, 2024, and 2023, unrealized losses in the investment portfolio related to debt securities. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades or the repayment sources of principal and interest are backed by government entities. At December 31, 2024, the Company held a total of 91 individual positions in its AFS bond portfolio, of which 82 obligations contained unrealized losses. At December 31, 2023, 47 of the 49 individual securities contained unrealized losses. The Bank does not intend to sell the investments and it is not likely that the Bank will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity.
The following table presents the number and aggregate depreciation from the Bank’s amortized cost basis of debt securities available-for-sale in an unrealized loss position by security type at December 31, 2024:
	Number of Securities	Aggregate Depreciation
US treasuries	3	-9.2%
SBAs	2	-2.3%
Mortgage-backed securities	50	-3.4%
Collateralized mortgage obligations	12	-4.4%
Municipal bonds	9	-13.5%
Corporate obligations	6	-12.8%
Total	82	-5.7%
As of December 31, 2024, no ACL has been recognized on AFS securities in an unrealized loss position as management does not believe any of the securities are impaired due to reasons of credit quality. This is based upon our analysis of the underlying risk characteristics, including credit ratings, and other qualitative factors related to our AFS securities and in consideration of our historical credit loss experience and internal forecasts. The issuers of these securities continue to make timely principal and interest payments under the contractual terms of the securities. Furthermore, management does not have the intent to sell any of the securities classified as AFS in the table above and believes that it is more likely than not that we will not have to sell any such securities before a recovery of cost. The unrealized losses are due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline.

As of December 31, 2024, and 2023, accrued interest on investment securities was approximately $303,000 and $214,000, respectively.
The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2024, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.
	Amortized Cost	Estimated Fair Value
Investment securities with maturities:
Within 1 year	—	—
1 to 5 years	9,815,785	8,867,255
5 to 10 years	8,501,247	7,368,346
Over 10 years
Mortgage-backed securities and collateralized mortgage obligations	57,624,836	55,755,216
Total	$75,941,868	$71,990,817
The Bank did not sell any available-for-sale investment securities during 2024 or 2023. Securities with market values of approximately $2.3 million and $2.0 million as of December 31, 2024, and 2023, respectively, were pledged to secure public deposits.
NOTE 4 — LOANS AND ALLOWANCE FOR CREDIT LOSSES
Major classifications of loans, by purpose code, at December 31, 2024, and 2023, are summarized as follows:
	December 31, 2024	Percent	December 31, 2023	Percent
Real estate loans:
Residential	$153,259,888	37.28%	$148,533,603	39.29%
Home equity	11,650,618	2.83%	11,099,027	2.94%
Multi-family	16,673,369	4.06%	19,137,789	5.06%
Commercial	152,758,191	37.16%	123,572,774	32.69%
Construction and land development	47,795,940	11.63%	55,461,430	14.67%
Total real estate loans	382,138,006		357,804,623
Consumer loans	8,496,548	2.07%	3,345,453	0.88%
Commercial and industrial loans	20,435,461	4.97%	16,918,558	4.47%
Total loans	411,070,015	100.00%	378,068,634	100.00%
Less: Allowance for credit losses	5,151,886		4,836,878
Deferred loan fees	1,109,616		1,168,666
Loans, net	$404,808,513		$372,063,090
The Company grants loans and extensions of credit to individuals, as well as a variety of firms and corporations throughout its footprint. Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent on the real estate market.
The Company has divided the loan portfolio into seven portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by the Company are real estate — residential, real estate — home equity, real estate — multi-family, real estate — commercial, real estate — construction and land development, consumer loans and commercial and industrial loans.

Real Estate — Residential:   The Company originates residential real estate loans for the purchase or refinancing of a mortgage. These loans are primarily collateralized by owner-occupied properties and rental properties located primarily in the Company’s market areas.
Real Estate — Home Equity:   The Company originates home equity real estate loans to provide home equity lines of credit and closed-end home equity loans. These loans are primarily collateralized by owner-occupied properties located primarily in the Company’s market areas.
Real Estate — Multi-family:   Multi-family loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to multifamily properties. These loans may be secured by, but are not limited to, first liens on apartments, mobile home parks or other multi-family properties primarily located within the Company’s market areas. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s and borrower’s related entities’ financial condition, and a detailed analysis of the borrower’s underlying cash flows. Multi-family loans are larger than residential or home equity loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential or home equity real estate loans.
Real Estate — Commercial:   Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans may be secured by first liens on office buildings, farms, retail and mixed-use properties, churches, warehouses and restaurants primarily located within the Company’s market areas. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s and borrower’s related entities’ financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.
Real Estate — Construction and land development:   These loans are made to borrowers to build commercial structures, a primary or secondary residence and, in some cases, to real estate investors to acquire and develop land. These loans are more difficult to evaluate since they are significantly more vulnerable to changes in economic conditions. In addition, these loans possess a higher degree of credit risk since they are made based on estimates of the future worth of a project and the estimated costs required for completion. The Company limits its overall investment in this portfolio segment due both to management’s assessment of risk and certain percentage guidance set by the regulatory agencies.
Consumer:   Consumer loans mainly consist of personal loans, revolving credit plans and other loans. The Company’s consumer loans may be uncollateralized and rely on the borrower’s income for repayment.
Commercial and industrial:   Commercial and industrial loans consist generally of business loans and lines of credit to companies in the Company’s market area. Commercial and industrial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Such loans are usually collateralized by the financed assets, although a portion may be made on an unsecured basis and contain the guarantee of the business principals. The Company’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial and industrial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business.
As of December 31, 2024, and 2023, accrued interest on loans was approximately $1.6 million and $1.4 million, respectively.
Allowance for Credit Losses:
The Company’s estimate of the ACL reflects losses expected over the remaining contractual life of the assets. The following tables present the activity in the ACL by class of loans for year ended December 31, 2024, and 2023.

	Real Estate Loans
	Residential	Home Equity	Multi-family	Commercial	Construction and Land Development	Consumer loans	Commercial and Industrial loans	Unallocated	Total
	Year Ended December 31, 2024
Allowance for credit losses:
Beginning balance	$3,077,852	$117,716	$82,293	$1,092,137	$306,149	$27,930	$132,801	—	$4,836,878
Charge-offs	—	—	—	—	—	(15,912)	(69,660)	—	(85,572)
Recoveries	119,927	—	—	—	22,690	33	313,930	—	456,580
Provision	(277,704)	(9,050)	(17,267)	212,653	222,096	71,346	(311,074)	53,000	(56,000)
Balance at December 31, 2024	$2,920,075	$108,666	$65,026	$1,304,790	$550,935	$83,397	$65,997	$53,000	$5,151,886
	Year Ended December 31, 2023
Allowance for credit losses:
Beginning balance	$1,960,955	$186,733	$225,869	$1,632,241	$264,589	$615	$81,182	$9,994	$4,362,178
ASC 326 adoption	$1,028,700	$(27,875)	$(68,217)	$(694,135)	$(102,349)	$48,540	$80,330	$(9,994)	$255,000
Charge-offs	—	—	—	—	—	(33,879)	(77,940)	—	(111,819)
Recoveries	36,000	—	—	—	22,690	2,897	94,932	—	156,519
Provision	52,197	(41,142)	(75,359)	154,031	121,219	9,757	(45,703)	—	175,000
Balance at December 31, 2023	$3,077,852	$117,716	$82,293	$1,092,137	$306,149	$27,930	$132,801	—	$4,836,878
The Company uses the weighted-average remaining maturity (WARM) method as the basis for the estimation of expected credit losses. The WARM method uses a historical average annual charge-off rate containing loss content over a historical lookback period and is used as a foundation for estimating the credit loss reserve for the remaining outstanding balances of loans in a segment at the balance sheet date. The average annual charge-off rate is applied to the contractual term, further adjusted for estimated prepayments, to determine the unadjusted historical charge-off rate. The calculation of the unadjusted historical charge-off rate is then adjusted, using qualitative factors described in Note 2, for current conditions and for reasonable and supportable forecast periods. Qualitative loss factors are based on the Company’s judgment of the Company, market, industry or business specific data, differences in loan-specific risk characteristics such as underwriting standards, portfolio mix, risk grades, delinquency level or term. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio that are not reflected in the Company’s historical loss factors. Additionally, the Company has adjusted for changes in expected environmental and economic conditions, such as changes in unemployment rates, property values and other relevant factors over the next 12 to 24 months. Management adjusted the historical loss experience for these expectations. No reversion adjustments were necessary, as the starting point for the Company’s estimate was a cumulative loss rate covering the expected contractual term of the portfolio.
The ACL is measured on a collective segment basis when similar risk characteristics exist. Our loan portfolio is segmented first by the seven portfolio segments described above, and second, by internally identified risk grades (see description below). Consistent forecasts of the loan drivers are used across the loan segments. For loans that do not share general risk characteristics with segments, we estimate a specific reserve on an individual basis. A reserve is recorded when the carrying amount of the loan exceeds the discounted estimated cash flows using the loan’s initial effective interest rate or the fair value of collateral for collateral-dependent loans.
The Company closely monitors economic conditions and loan performance trends to manage and evaluate the exposure to credit risk. Key factors tracked by the Company and utilized in evaluating the credit quality of the loan portfolio include trends in delinquency ratios, the level of nonperforming assets, borrower’s repayment capacity and collateral coverage.

The following tables present information relative to individually and collectively evaluated loans by portfolio segment as of December 31, 2024, and 2023:
	Loans		Allowance for credit losses
	Individually evaluated for impairment	Collectively evaluated for impairment	Individually evaluated for impairment	Collectively evaluated for impairment
December 31, 2024:
Real estate loans:
Residential	$410,073	$152,849,815	—	$2,920,075
Home equity	—	11,650,618	—	108,666
Multi-family	—	16,673,369	—	65,026
Commercial	—	152,758,191	—	1,304,790
Construction and development	—	47,795,940	—	550,935
Total real estate loans	410,073	381,727,933	—	4,949,492
Consumer loans	—	8,496,548	—	83,397
Commercial and industrial loans	2,598,565	17,836,896	—	65,997
Unallocated	—	—	—	53,000
Total	$3,008,638	$408,061,377	—	$5,151,886
December 31, 2023:
Real estate loans:
Residential	$512,611	$148,020,992	—	$3,077,852
Home equity	47,078	11,051,949	4,986	112,730
Multi-family	—	19,137,789	—	82,293
Commercial	—	123,572,774	—	1,092,137
Construction and development	—	55,461,430	—	306,149
Total real estate loans	559,689	357,244,934	4,986	4,671,161
Consumer loans	—	3,345,453	—	27,930
Commercial and industrial loans	728,483	16,190,075	69,660	63,141
Total	$1,288,172	$376,780,462	$74,646	$4,762,232
Collateral-Dependent Loans:
A loan is considered collateral dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. The following table presents collateral dependent loans by portfolio segment and collateral type, including those loans with and without a related allowance allocation as of December 31, 2024, and 2023.
	Collateral Type
	Real Estate	Other Business Assets	Total	Without an Allowance	With an Allowance	Allowance Allocation
December 31, 2024:
Real estate loans:
Residential	$410,073	—	$410,073	$410,073	—	—
Home equity	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Total real estate loans	410,073	—	410,073	410,073	—	—
Consumer loans	—	—	—	—	—	—
Commercial and industrial loans	—	2,598,565	2,598,565	2,598,565	—	—
Total	$410,073	$2,598,565	$3,008,638	$3,008,638	—	—

	Collateral Type
	Real Estate	Other Business Assets	Total	Without an Allowance	With an Allowance	Allowance Allocation
December 31, 2023:
Real estate loans:
Residential	$512,611	—	$512,611	$512,611	—	—
Home equity	47,078	—	47,078	29,078	18,000	4,986
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Total real estate loans	559,689	—	559,689	541,689	18,000	4,986
Consumer loans	—	—	—	—	—	—
Commercial and industrial loans	—	728,483	728,483	48,536	679,947	69,660
Total	$559,689	$728,483	$1,288,172	$590,225	$697,947	$74,646

Past Due and Nonaccrual Loans:
The following tables present the aging of the recorded investment in past due loans and nonaccrual loans as of December 31, 2024, and 2023, by class of loans:
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total	Non-accrual
December 31, 2024:
Real estate loans:
Residential	$789,538	$468,607	—	$1,258,145	$152,001,743	$153,259,888	$410,073
Home equity	—	—	—	—	11,650,618	11,650,618	—
Multi-family	—	—	—	—	16,673,369	16,673,369	—
Commercial	—	—	—	—	152,758,191	152,758,191	—
Construction and land development	—	—	—	—	47,795,940	47,795,940	—
Total real estate loans	789,538	468,607	—	1,258,145	380,879,861	382,138,006	410,073
Consumer loans	—	—	—	—	8,496,548	8,496,548	—
Commercial and industrial loans	—	—	—	—	20,435,461	20,435,461	2,598,565
	$789,538	$468,607	—	$1,258,145	$409,811,870	$411,070,015	$3,008,638
December 31, 2023:
Real estate loans:
Residential	$153,793	$89,089	$11,951	$254,833	$148,278,770	$148,533,603	$512,611
Home equity	—	—	47,078	47,078	11,051,949	11,099,027	47,078
Multi-family	—	—	—	—	19,137,789	19,137,789	—
Commercial	—	—	—	—	123,572,774	123,572,774	—
Construction and land development	—	—	—	—	55,461,430	55,461,430	—
Total real estate loans	153,793	89,089	59,029	301,911	357,502,712	357,804,623	559,689
Consumer loans	—	993	—	993	3,344,460	3,345,453	—
Commercial and industrial loans	—	—	—	—	16,918,558	16,918,558	728,483
	$153,793	$90,082	$59,029	$302,904	$377,765,730	$378,068,634	$1,288,172

As of December 31, 2024, and 2023, there were no loans greater than 90 days past due and still accruing.
As of December 31, 2024, none of our nonaccrual loans had a specific allowance. As of December 31, 2023, there was one nonaccrual commercial and industrial loan with a balance of $680,000 that had a related specific allowance of $70,000. In addition, there was one nonaccrual home equity loan with a balance of $18,000 that had a related specific allowance of $5,000.
Loan Restructurings:
Due to the removal of the TDR designation, the Company evaluates all loan restructurings according to the accounting guidance for loan modifications to determine if the restructuring results in a new loan or a continuation of the existing loan. Loan modifications to borrowers experiencing financial difficulty that result in a direct change in the timing or amount of contractual cash flows include situations where there is a principal forgiveness, interest rate reduction, other-than-insignificant payment delay, term extension, or combinations of the listed modifications. Therefore, the disclosures related to loan restructurings are only for modifications that directly affect cash flows.
A loan that is considered a restructured loan may be subject to the individually evaluated loan analysis; otherwise, the restructured loan remains in the appropriate segment in the ACL model and associated reserves are adjusted based on changes in the discounted cash flows resulting from the modification of the restructured loan. For a discussion with respect to reserve calculations regarding individually evaluated loans refer to the Assets Recorded at Fair Value on a Nonrecurring Basis section of Note 14, Fair Value Measurement, in the Notes to Consolidated Financial Statements.
During the year ended December 31, 2024, the Company granted three modifications for borrowers experiencing financial difficulty. One modification, with a recorded investment of $7,519, for payment deferral. One modification, with a recorded investment of $266,142, for interest rate reduction and payment delay. One modification, with a recorded investment of $2.3 million, for payment delay. These modifications were considered to be in the best interest of all parties involved, as we believe this will allow the customers to fulfill their financial obligations. As of December 31, 2024, these loans had a total outstanding balance of $2.6 million with no specific reserves. None of these loans were past due as of December 31, 2024. In addition, none of the loans that have been modified since the adoption of ASU 2022-02 have defaulted.
Credit Quality:
The Company categorized loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Company uses the following definitions for its risk ratings:
Special Mention.   Evidence of financial deterioration exists, or file documentation is inadequate or not available to determine the borrower’s financial status or ability to repay. The loan possesses potential weakness which may, if not reversed or corrected, weaken the credit or inadequately protect the Company’s position.
Substandard.   A well-defined weakness or weaknesses exists that jeopardizes the liquidation of the debt. The loan is characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful.   All of the weaknesses of a substandard loan exist, with the added characteristic that the weaknesses jeopardize the collection and/or liquidation of the debt. Loss exposure, while evident, is not clearly determinable. Special workout negotiations and/or litigation should be initiated.
Loss.   Considered uncollectible in full and of such little value that its continuance as a bankable asset is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of December 31, 2024, and 2023, and based on the most recent analysis performed, the risk category of loans by class of loans and origination year is as follows:
	Amortized cost basis by origination year						Revolving Loans
	2024	2023	2022	2021	2020	Prior		Total
December 31, 2024:
Real estate loans:
Residential
Pass	$9,719,859	$14,493,285	$57,725,821	$24,375,127	$10,219,779	$33,653,189	$1,377,512	$151,564,572
Substandard	—	15,980	585,243	—	81,583	312,510	700,000	1,695,316
Total residential	9,719,859	14,509,265	58,311,064	24,375,127	10,301,362	33,965,699	2,077,512	153,259,888
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Home equity
Pass	—	—	—	—	—	—	11,622,674	11,622,674
Substandard	—	—	—	—	—	—	27,944	27,944
Total home equity	—	—	—	—	—	—	11,650,618	11,650,618
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Multi-family
Pass	—	353,141	927,023	3,544,553	5,323,003	6,525,649	—	16,673,369
Substandard	—	—	—	—	—	—	—	—
Total multi-family	—	353,141	927,023	3,544,553	5,323,003	6,525,649	—	16,673,369
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Commercial
Pass	32,302,379	27,448,151	14,795,415	21,541,820	12,857,794	33,859,676	1,543,945	144,349,180
Special Mention	—	—	277,547	—	—	2,659,327	—	2,936,874
Substandard	—	—	—	463,891	2,655,044	—	2,353,202	5,472,137
Total commercial	32,302,379	27,448,151	15,072,962	22,005,711	15,512,838	36,519,003	3,897,147	152,758,191
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Construction and land development Pass	13,953,431	16,774,840	4,169,905	6,873,552	48,331	687,417	4,142,503	46,649,979
Special Mention	—	—	1,100,588	—	—	—	—	1,100,588
Substandard	—	—	—	—	—	45,373	—	45,373
Total construction and land development	13,953,431	16,774,840	5,270,493	6,873,552	48,331	732,790	4,142,503	47,795,940
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Total real estate loans	55,975,669	59,085,397	79,581,542	56,798,943	31,185,534	77,743,141	21,767,780	382,138,006

	Amortized cost basis by origination year						Revolving Loans
	2024	2023	2022	2021	2020	Prior		Total
Consumer loans
Pass	6,291,425	1,883,252	175,289	47,275	15,548	36,527	47,232	8,496,548
Substandard	—	—	—	—	—	—	—	—
Total consumer loans	6,291,425	1,883,252	175,289	47,275	15,548	36,527	47,232	8,496,548
YTD Gross Charge-offs	15,912	—	—	—	—	—	—	15,912
Commercial and industrial loans
Pass	4,241,714	1,846,027	2,443,201	708,130	861,540	678,403	6,155,764	16,934,779
Special Mention	68,070	41,062	117,745	56,206	17,502	397	—	300,982
Substandard	2,332,422	82,542	518,594	266,142	—	—	—	3,199,700
Total commercial and
industrial loans	6,642,206	1,969,631	3,079,540	1,030,478	879,042	678,800	6,155,764	20,435,461
YTD Gross Charge-offs	—	—	69,660	—	—	—	—	69,660
	$68,909,300	$62,938,280	$82,836,371	$57,876,696	$32,080,124	$78,458,468	$27,970,776	$411,070,015
YTD Gross Charge-offs	$15,912	—	$69,660	—	—	—	—	$85,572

	Amortized cost basis by origination year						Revolving Loans
	2023	2022	2021	2020	2019	Prior		Total
December 31, 2023:
Real estate loans:
Residential
Pass	$14,694,776	$57,063,833	$23,699,662	$12,943,574	$5,972,902	$31,534,700	$1,162,823	$147,072,270
Substandard	—	595,374	—	103,571	103,813	358,575	300,000	1,461,333
Total residential	14,694,776	57,659,207	23,699,662	13,047,145	6,076,715	31,893,275	1,462,823	148,533,603
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Home equity
Pass	—	—	—	—	—	—	11,051,949	11,051,949
Substandard	—	—	—	—	—	—	47,078	47,078
Total home equity	—	—	—	—	—	—	11,099,027	11,099,027
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Multi-family
Pass	700,663	954,603	3,763,531	6,310,552	879,044	6,529,396	—	19,137,789
Substandard	—	—	—	—	—	—	—	—
Total multi-family	700,663	954,603	3,763,531	6,310,552	879,044	6,529,396	—	19,137,789
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Commercial
Pass	21,791,642	15,233,118	24,305,955	13,608,050	19,709,850	20,421,922	74,946	115,145,483
Special Mention	—	—	—	—	—	3,605,149	—	3,605,149
Substandard	—	—	491,804	2,742,136	—	—	1,588,202	4,822,142
Total commercial	21,791,642	15,233,118	24,797,759	16,350,186	19,709,850	24,027,071	1,663,148	123,572,774

	Amortized cost basis by origination year						Revolving Loans
	2023	2022	2021	2020	2019	Prior		Total
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Construction and land development
Pass	25,084,297	9,150,217	8,140,282	53,356	31,944	2,118,212	10,821,270	55,399,578
Special Mention	—	—	—	—	—	10,416	—	10,416
Substandard	—	—	—	—	—	51,436	—	51,436
Total construction and land development	25,084,297	9,150,217	8,140,282	53,356	31,944	2,180,064	10,821,270	55,461,430
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Total real estate loans	62,271,378	82,997,145	60,401,234	35,761,239	26,697,553	64,629,806	25,046,268	357,804,623
Consumer loans
Pass	2,813,398	313,560	68,213	42,768	43,689	23,673	40,152	3,345,453
Substandard	—	—	—	—	—	—	—	—
Total consumer loans	2,813,398	313,560	68,213	42,768	43,689	23,673	40,152	3,345,453
YTD Gross Charge-offs	28,198	5,681	—	—	—	—	—	33,879
Commercial and industrial loans
Pass	2,168,653	2,730,858	1,272,875	1,546,208	334,685	881,462	3,589,607	12,524,348
Special Mention	288,188	—	2,596,029	—	—	—	—	2,884,217
Substandard	105,369	1,356,088	—	—	—	—	48,536	1,509,993
Total commercial and
industrial loans	2,562,210	4,086,946	3,868,904	1,546,208	334,685	881,462	3,638,143	16,918,558
YTD Gross Charge-offs	—	77,940	—	—	—	—	—	77,940
	$67,646,986	$87,397,651	$64,338,351	$37,350,215	$27,075,927	$65,534,941	$28,724,563	$378,068,634
YTD Gross Charge-offs	$28,198	$83,621	—	—	—	—	—	$111,819

There were no loans classified in the “doubtful” or “loss” risk rating categories for either of the periods ended December 31, 2024, or 2023.
NOTE 5 — PREMISES AND EQUIPMENT
Major classifications of premises and equipment at December 31, 2024, and 2023, are summarized as follows:
	December 31, 2024	December 31, 2023
Land	$181,212	$181,212
Buildings and improvements	4,875,553	4,875,553
Furniture and equipment	2,991,043	2,827,215
Leasehold improvements	1,231,271	1,214,628
Automobiles	92,956	92,956
	9,372,035	9,191,564
Less: Accumulated depreciation and amortization	4,942,919	4,408,804
Premises and equipment, net	$4,429,116	$4,782,760

Depreciation expense was approximately $534,000 and $468,000 for the years ended December 31, 2024, and 2023, respectively.
NOTE 6 — LEASES
The Company leases four locations with obligations which expire from 2025 to 2033. As of December 31, 2024, right-of-use assets and the related lease liabilities related to operating leases totaled $1.7 million and $1.9 million, respectively, with total operating lease expense of $296,000 for 2024.
The following table presents the maturities of the Company’s lease liabilities and the present value discount at December 31, 2024:
2025	$289,697
2026	275,415
2027	242,200
2028	252,609
2029	256,740
Thereafter	922,323
Total undiscounted cash flows	2,238,984
Less: present value discount	(321,894)
Total lease liabilities	$1,917,090
NOTE 7 — CERTIFICATES OF DEPOSIT
The aggregate amount of certificates of deposit, that exceed the FDIC insurance limit of $250,000, were approximately $32.7 million at December 31, 2024, and $23.6 million at December 31, 2023.
At December 31, 2024, the scheduled maturities of certificates of deposit were as follows:
2025	$125,802,067
2026	8,708,976
2027	507,605
2028	680,115
2029	—
Thereafter	14,235
$135,712,998
NOTE 8 — FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS
The following advances from the Federal Home Loan Bank (“FHLB”) were outstanding as of December 31, 2024, and 2023:
Advance Date	Amount	Rate	Interest Rate	Maturity	Call Feature
December 31, 2024 –
December 24, 2024	$5,000,000	Variable	4.57%	May 27, 2025	N/A
December 31, 2023 –
May 16, 2023	$5,000,000	Fixed	4.00%	May 15, 2026	N/A
November 16, 2023	3,000,000	Fixed	4.77%	November 16, 2026	N/A
November 16, 2023	3,000,000	Fixed	4.68%	November 16, 2027	N/A
	$11,000,000

The FHLB advances are collateralized by the Company’s FHLB stock and a blanket lien on certain loans with a lendable collateral value of $71.2 million and $80.8 million at December 31, 2024, and 2023, respectively. Given its pledged collateral position, the Company had approximately $58.2 million and $69.8 million in borrowing capacity with the FHLB at December 31, 2024, and 2023, respectively. In addition, as of December 31, 2024, the company had an $8.0 million letter of credit outstanding with the FHLB which we utilize to secure public deposits.
Unsecured federal funds lines of credit totaling $28.5 million were available to the Company for overnight borrowing through correspondent banks at December 31, 2024, and 2023. The Company also had approximately $46.9 million and $24.8 million in available borrowing capacity through the Federal Reserve Bank of Atlanta at December 31, 2024, and 2023, respectively. There were no borrowings against either of these facilities at December 31, 2024, or 2023. The available borrowing capacity with the Federal Reserve Bank is collateralized by a blanket lien on certain loans with a carrying value of approximately $65.8 million and $35.2 million at December 31, 2024, and 2023, respectively.
NOTE 9 — INCOME TAXES
The components of income tax expense (benefit) for the years ended December 31, 2024, and 2023, are as follows:
	2024	2023
Current – Alternative minimum tax	$2,574	$(4,856)
Deferred	(97,765)	(128,075)
Utilization of operating loss carryforward	354,372	264,776
Change in valuation allowance	(73,262)	(23,615)
	$185,919	$108,230
The difference between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31, 2024, and 2023, is as follows:
	2024	2023
Pretax income at statutory rate	$163,941	$78,552
Add (deduct):
State income tax expense, net of federal benefit	30,404	10,465
Tax-exempt income	(68,742)	(60,137)
Stock based compensation	93,997	36,537
Change in valuation allowance	—	(23,615)
Other	(33,681)	66,428
	$185,919	$108,230
The following summarizes the sources and expected tax consequences of future taxable deductions or income, which comprise the net deferred tax asset, which is included as a component of other assets at December 31, 2024, and 2023:
	2024	2023
Deferred income tax assets:
Deferred compensation	$477,858	$418,877
Net operating loss carryforward	99,930	454,302
Charitable contributions	25,092	—
State tax credits	71,732	144,994
Defined benefit plan	—	114,854
Accrued bonuses	68,627	74,274

	2024	2023
Non-accrual loans	80,323	78,240
Frozen pension accrual (tax qualified)	239,947	275,052
Unrealized loss on investment securities available-for-sale	1,004,357	976,819
Right of use asset/lease liability	44,260	40,052
Allowance for credit losses	1,421	15,655
Unfunded loan commitments	114,532	35,536
Other	82,763	25,314
Total gross deferred tax assets	2,310,842	2,653,969
Less: Valuation allowance	(71,732)	(144,994)
Net deferred tax asset	2,239,110	2,508,975
Deferred income tax liabilities:
Premises and equipment	37,586	12,331
Defined benefit plan	100,314	—
Director fee plan	23,821	27,708
Other	—	24,389
Total gross deferred tax liabilities	161,721	64,428
Net deferred tax asset	$2,077,389	$2,444,547

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance in the amount of approximately $72,000 and $145,000 as of December 31, 2024, and 2023, respectively was established as these deferred tax assets relate to state tax credit carryforwards that will likely expire prior to realization. As of December 31, 2024, the Company had federal net operating loss carryforwards of approximately $616,000 and state net operating loss carryforwards of approximately $2.7 million, which will begin to expire in 2035 unless previously utilized.
NOTE 10 — COMMITMENTS
Credit Related Financial Instruments:
In the normal course of business the Company is party to off-balance financial instruments to help meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Company requires collateral or other security to support financial instruments with credit risk.
	December 31, 2024	December 31, 2023
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$60,631,000	$47,871,000
Stand-by letters of credit	$609,000	$719,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, or personal property.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within the Company’s trade area.
The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for these commitments at December 31, 2024, and 2023, varies.
The Company maintain an ACL on unfunded lending commitments and letters of credit to provide for the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the ACL for loans, modified to take into account the probability of a drawdown on the commitment. The ACL on unfunded loan commitments is classified as a liability account on the balance sheet within other liabilities, while the corresponding provision for these credit losses is recorded as a component of other expense. The allowance for credit losses on unfunded commitments was $450,000 and $140,000 at December 31, 2024, and 2023, respectively.
The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the year ended December 31, 2024.
Allowance for Credit Losses – Unfunded Commitments
Balance, December 31, 2023	$140,000
Provision for unfunded commitments	310,000
Balance, December 31, 2024	$450,000
NOTE 11 — RELATED PARTY TRANSACTIONS
In the normal course of business, officers and directors of the Company and the Bank, and certain business organizations and individuals associated with them, maintain a variety of relationships with the Bank. Transactions with officers and directors are made on terms comparable to those available to other Bank customers. At December 31, 2024, and 2023, deposits from directors, executive officers, and their related interests aggregated approximately $3.3 million and $2.4 million, respectively. The following summary reflects related party loan activity during 2024 and 2023.
	2024	2023
Beginning balance	$450,277	$493,989
New loans and advancements	296,688	—
Repayments	(140,479)	(43,712)
Ending Balance	$606,486	$450,277

NOTE 12 — REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total common equity Tier 1, total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2024, and 2023, that the Bank met all capital adequacy requirements to which it is subject.
As of December 31, 2024, and 2023, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum common equity Tier 1 risk-based, total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution’s category.
The Bank’s actual capital amounts and ratios, and minimum amounts under current regulatory standards, as of December 31, 2024, and 2023, are presented in the following table:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2024:
Common Equity Tier 1 Capital to Risk- Weighted Assets	$70,650	18.20%	$17,471	4.50%	$25,236	6.50%
Total Capital to Risk-Weighted Assets	$75,512	19.45%	$31,060	8.00%	$38,824	10.00%
Tier 1 Capital to Risk-Weighted Assets	$70,650	18.20%	$23,295	6.00%	$31,060	8.00%
Tier I Capital to Average Assets	$70,650	13.64%	$20,724	4.00%	$25,905	5.00%
December 31, 2023:
Common Equity Tier 1 Capital to Risk- Weighted Assets	$68,463	19.71%	$15,631	4.50%	$22,578	6.50%
Total Capital to Risk-Weighted Assets	$72,812	20.96%	$27,788	8.00%	$34,735	10.00%
Tier 1 Capital to Risk-Weighted Assets	$68,463	19.71%	$20,841	6.00%	$27,788	8.00%
Tier I Capital to Average Assets	$68,463	15.16%	$18,068	4.00%	$22,585	5.00%
NOTE 13 — EMPLOYEE BENEFIT PLANS
401(k):
The Bank sponsors a 401(k) plan. The 401(k) plan covers substantially all employees and provides for an employer matching contribution based on a percentage of salary contributed to the plan. The Bank contributed approximately $220,000 and $169,000 to the 401(k) plan during 2024 and 2023, respectively.
Supplemental Executive Retirement Plans:
During 2019, the Bank entered into supplemental executive retirement agreements (each, a “SERP”) with certain of its officers whereby a specified monthly benefit is payable upon a normal retirement for a period of 10 years. Each SERP is a nonqualified deferred compensation arrangement that conditions payment of the full normal retirement benefit upon an officer’s attaining normal retirement age while in the service of the Bank. Otherwise, the retirement benefit is earned over time and, with the exception of the SERPs for a former and a current executive officer, is subject to a ten-year vesting schedule. Moreover, the amount and timing of payment of the retirement benefit may vary depending upon the circumstances of an officer’s earlier termination of employment, including death, disability, or in connection with a change in control. The retirement benefit is forfeited in the event of a termination of employment for cause or if grounds exist for such a termination. The earnings on life insurance policies owned by the Bank partially offset the expenses associated with the offering of the SERPs and other employee benefits. The cash surrender value on these insurance policies was approximately $12.1 million and $11.7 million as of December 31, 2024, and 2023, respectively. Additionally, at December 31, 2024, and 2023, the Bank has recorded a liability for the present value of the future retirement benefits of approximately $980,000 and $876,000, respectively, to be paid under the SERPs. Expense for the SERPs was approximately $104,000 and $183,000 for the years ended December 31, 2024, and 2023, respectively. In determining the SERPs obligation for 2024, and 2023, the discount rate used was 4.00%.
Director Deferred Fee Practice:
The Bank has maintained a discretionary practice of paying a retirement benefit to eligible non-employee directors who attain at least age 70 in the service of the Bank with at least 15 years of service to their credit. Under this practice, each eligible retired director received a monthly benefit in the amount of $825. In anticipation of the Reorganization, the Bank decided to formalize and revise this practice in 2020. The Bank has relinquished its discretion over the practice with respect to eligible retired directors and current non-employee directors who satisfied the eligibility criteria for the benefit as of December 31, 2019. The normal retirement benefit for this group will be a monthly benefit in the amount of $825 a month for the remaining life of the director. With respect to all other non-employee directors serving as of December 31, 2019, the amount of the normal monthly benefit will remain unchanged, but will be paid over a period of 10 years following retirement or, if less, the director’s remaining lifetime. The eligibility criteria for this group has been changed to the attainment of at least age 65 with at least 10 years of service. No future non-employee director will be eligible for a benefit under this formalized plan. The Bank has recorded and will continue to record a liability for these payments as post-retirement defined benefit obligations. The Bank recognized current year expense of $25,000 and $30,000 during the years ended December 31, 2024, and 2023, respectively. As of December 31, 2024, and 2023, the Bank had a projected defined benefit obligation of approximately $426,000 and $415,000, respectively, assuming the continuation of its then existing practice. The discount rate used in determining the accumulated post-retirement defined benefit obligation was 5.14% in 2024, and 4.54% in 2023. As of December 31, 2024, the Company had $71,000 included in other comprehensive income associated with this plan.
Tax-Qualified Frozen Defined Benefit Pension Plan:
The Bank also sponsors a tax-qualified defined benefit retirement plan. Effective March 31, 2019, eligibility for the plan was frozen so that no employee who was not then a participant in the plan could later become a participant and to freeze benefit accruals for all existing participants. For existing participants, the plan provides for retirement payments based on a formula using a participant’s years of creditable service and highest three years of annual compensation. Retirees age 66 and older are also eligible for an annual supplemental payment equal to one percent of their monthly benefit multiplied by the number of their retirement years beyond age 65. Participants who entered the plan prior to July 1, 1983, are also eligible for a one-time lump sum payment upon retirement after reaching age 55 equal to three times their monthly retirement benefit. A participant is also required to vest in any benefit earned under the plan formula by completing a minimum number of years of vesting service. The plan also provides for disability benefits and surviving spouse benefits in circumstances where the normal retirement benefit would not otherwise be payable.

The following is a summary of the components of the net periodic post-retirement benefit cost (benefit) during 2024 and 2023:
	2024	2023
Interest cost	$405,576	$424,632
Expected return on assets	(545,187)	(422,738)
Amortization of unrecognized loss	—	25,224
Periodic post-retirement (benefit) cost	$(139,611)	$27,118
The discount rate used in determining the accumulated post-retirement benefit obligation was 5.44% and 4.77% in 2024, and 2023, respectively. The expected long-term rate of return on assets was 7.00% during 2024, and 2023. There was no assumed rate of salary increase used in measuring the accumulated post-retirement benefit obligation during 2024, or 2023.
The Bank expects the plan to generate approximately $147,000 of periodic pension income during 2025. The following table presents the estimated benefit payments for each of the next five years and in the aggregate for the five years thereafter as of December 31, 2024:
2025	$572,373
2026	576,221
2027	573,138
2028	571,986
2029	567,873
2030 – 2034	2,710,631
$5,572,222
Tax-Qualified Frozen Defined Benefit Pension Plan (Continued):
The following is a reconciliation of the accumulated post-retirement benefit obligation as of December 31, 2024, and 2023:
	2024	2023
Projected benefit obligation at beginning of year	$8,785,685	$8,855,122
Interest cost	405,576	424,632
Actuarial (gain) loss	(528,002)	86,414
Benefits paid	(564,940)	(580,483)
Projected benefit obligation at end of year	$8,098,319	$8,785,685
The following is a summary of the change in plan assets during 2024, and 2023:
	2024	2023
Fair value of plan assets at beginning of year	$8,100,424	$7,369,637
Actual return on assets	938,619	1,196,133
Employer contributions	84,256	172,752
Administrative expenses	(65,897)	(57,615)
Benefits paid, net	(564,940)	(580,483)
Fair value of plan assets at end of year	$8,492,462	$8,100,424

The fair values of the Bank’s pension plan assets at December 31, 2024, and 2023, by asset category, are as follows:
	Assets Measured at Fair Value	Fair Value Measurements
		Level 1	Level 2	Level 3
December 31, 2024:
Cash and cash equivalents	$36,868	$36,868	—	—
Debt securities mutual funds	2,599,414	2,599,414	—	—
Equity securities mutual funds	5,856,180	5,856,180	—	—
	$8,492,462	$8,492,462	—	—
December 31, 2023:
Cash and cash equivalents	$80,325	$80,325	—	—
Debt securities mutual funds	2,556,666	2,556,666	—	—
Equity securities mutual funds	5,463,433	5,463,433	—	—
	$8,100,424	$8,100,424	—	—
The fair value of all pension assets are determined from quoted market prices and are considered Level 1 fair value measurements.
The plan’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges by major asset categories. The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plan’s actuarial assumptions and achieve asset returns that are competitive with like institutions employing similar investment strategies.
Tax-Qualified Frozen Defined Benefit Pension Plan (Continued):
The following is a summary of the amount recognized in other liabilities as of December 31, 2024, and 2023:
	2024	2023
Projected benefit obligation at end of year	$8,098,319	$8,785,685
Fair value of plan assets at end of year	(8,492,462)	(8,100,424)
Net pension (asset) liability	$(394,143)	$685,261
Amounts recognized in accumulated other comprehensive income (loss), net of tax, as of December 31, 2024, and 2023, were:
	2024	2023
Net income (loss)	$398,864	$(456,673)
Total accumulated other comprehensive income (loss)	$398,864	$(456,673)
Amounts recognized in the accumulated post-retirement benefit obligation and other comprehensive income for the years ended December 31, 2024, and 2023, were:
	2024	2023
Net gain	$(855,537)	$(629,366)
Amortization of net unrecognized loss	—	(25,224)
Total recognized in other comprehensive income	$(855,537)	$(654,590)

Employee Stock Ownership Plan:
As part of the Company’s initial stock offering, the Company established the TC Federal Bank Employee Stock Ownership Plan (“ESOP”) to provide eligible employees of the Company the opportunity to own Company stock. The ESOP is a tax-qualified retirement plan for the benefit of Company employees. Contributions are allocated to eligible participants on the basis of compensation, subject to federal limits. The Company uses the principal and interest method to determine the release of shares amounts. The number of shares committed to be released per year through 2040 is 19,593.
The ESOP funded its purchase of 391,868 shares through a loan from the Company equal to 100% of the aggregate purchase price of the common stock. The ESOP trustee will repay the loan principally through the Bank’s contributions to the ESOP over the remaining loan term of 16 years. As of December 31, 2024, and 2023, the remaining principal balance on the ESOP debt was $3.3 million and $3.4 million, respectively. Dividends and other earnings on shares are used for debt service.
Under applicable accounting requirements, the Company records compensation expense for the ESOP equal to the fair market value of shares when they are committed to be released from the suspense account to participants’ accounts under the plan. Total compensation expense recognized in connection with the ESOP for the year ended December 31, 2024, and 2023 was approximately $296,000 and $233,000, respectively.
	2024	2023
Shares held by the ESOP include the following:
Allocated	73,983	58,592
Committed to be allocated	—	—
Unallocated	313,495	333,088
Total	387,478	391,680
The market value of unallocated shares was approximately $5.3 million and $4.6 million at December 31, 2024, and 2023, respectively.
Equity Plan:
On September 21, 2022, the Company’s stockholders approved the TC Bancshares, Inc. 2022 Equity Incentive Plan (“Equity Plan”), which authorizes the issuance of up to 700,000 shares of the Company’s common stock. This plan allows for the grant of stock options, restricted stock awards and other equity awards to its officers, employees, directors, advisors and consultants.
Stock options time-vest over a four to five year period and have been fair valued as of the date of the grant. A summary of stock option activity for the years ended December 31, 2024, and 2023 is presented below:
		2024		2023
	Number of Options	Weighted Average Grant Date Fair Value	Number of Options	Weighted Average Grant Date Fair Value
Stock Options
Outstanding at beginning of year	357,510	$4.08	357,510	$4.08
Granted	40,000	4.37	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding at end of year	397,510	$4.11	357,510	$4.08
Exercisable at end of year	214,506	$4.08	143,004	$4.08
For the years ended December 31, 2024, and 2023, the Company recognized $319,000 and $226,000, respectively, in compensation cost related to stock options, which is included in salaries and employee benefits expense for our associates and in other noninterest expense for our directors in the accompanying consolidated statements of income. As of December 31, 2024, there was $727,000 of unrecognized compensation cost related to stock options, which is expected to be recognized over a period of four and one-half years.
The estimated fair value of stock options granted during the years ended December 31, 2024, and 2023, was determined as of the date of the grant, using the Black-Scholes options pricing model, under the following assumptions:
	2024	2023
Average-risk-free interest rate	4.26%	0.00%
Expected life in years	6.00	—
Expected dividend yield	0.73%	0.00%
Expected stock volatility	25.82%	0.00%
Restricted stock awards time-vest over a four or five year period and have been fair valued as of the date of the grant. A summary of restricted stock activity for the years ended December 31, 2024, and 2023, is presented below:
	2024		2023
	Number of shares	Weighted Average Grant Date Fair Value	Number of shares	Weighted Average Grant Date Fair Value
Restricted Stock Awards
Outstanding at beginning of year	92,994	$14.85	123,992	$14.85
Granted	16,000	13.78	—	—
Vested	(30,998)	14.85	(30,998)	14.85
Forfeited	—	—	—	—
Outstanding at end of year	77,996	$14.63	92,994	$14.85
For the years ended December 31, 2024, and 2023, the Company recognized $497,000 and $485,000, respectively, in compensation cost related to restricted stock awards, which is included in salaries and employee benefits expense for our associates and in other noninterest expense for our directors in the accompanying consolidated statements of income. As of December 31, 2024, there was $1.1 million of unrecognized compensation cost related to restricted stock awards, which is expected to be recognized over a period of four and one-half years. For our associates, the terms of the restricted stock agreements permit the surrender of shares to the Company upon vesting in order to satisfy applicable tax withholding burdens, and accordingly 6,567 and 6,175 shares were surrendered during 2024, and 2023, respectively.
NOTE 14 — FAIR VALUE MEASUREMENT
The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. From time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate owned. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets. Additionally, the Company is required to disclose, but not record, the fair value of other financial instruments.
Fair Value Hierarchy
The Company groups assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
Assets Recorded at Fair Value on a Recurring Basis.   The table below presents the recorded amount of assets measured at fair value on a recurring basis as of December 31, 2024, and 2023, all of which consisted of investment securities available-for-sale:
	Level 1	Level 2	Level 3	Total
December 31, 2024:
US treasuries	—	$4,601,504	—	$4,601,504
SBAs	—	1,337,602	—	1,337,602
Mortgage-backed securities	—	41,431,635	—	41,431,635
Collateralized mortgage obligations	—	14,323,581	—	14,323,581
Municipal bonds	—	7,571,314		7,571,314
Corporate obligations	—	2,725,181	—	2,725,181
Investment securities available-for-sale	—	$71,990,817	—	$71,990,817
December 31, 2023:
US treasuries	—	$9,533,835	—	$9,533,835
Mortgage-backed securities	—	9,412,836	—	9,412,836
Collateralized mortgage obligations	—	13,953,851	—	13,953,851
Municipal bonds		7,465,893	—	7,465,893
Corporate obligations	—	2,598,080	—	2,598,080
Investment securities available-for-sale	—	$42,964,495	—	$42,964,495
Assets Recorded at Fair Value on a Nonrecurring Basis.   The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2024, and 2023:
	Level 1	Level 2	Level 3	Total
December 31, 2024:
Other real estate owned	—	—	—	—
Individually evaluated loans	—	—	—	—
	—	—	—	—
December 31, 2023:
Other real estate owned	—	—	—	—
Individually evaluated loans	—	—	623,301	623,301
	—	—	$623,301	$623,301

The following tables show significant unobservable inputs used in the fair value measurement of Level 3 assets:
	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average Discount
December 31, 2024:
Other real estate owned	—	Third party appraisals and sales contracts	Collateral values, market discounts and estimated costs to sell	—
Individually evaluated loans	—	Third party appraisals and discounted cash flows	Collateral values, market discounts and estimated costs to sell	—
December 31, 2023:
Other real estate owned	—	Third party appraisals and sales contracts	Collateral values, market discounts and estimated costs to sell	—
Individually evaluated loans	$623,301	Third party appraisals and discounted cash flows	Collateral values, market discounts and estimated costs to sell	11%
The following methods and assumptions were used to estimate the fair value of each class of assets and liabilities either recorded or disclosed at fair value.
Cash and Cash Equivalents.   The carrying value of cash and cash equivalents is a reasonable estimate of fair value.
Certificates of deposit with other banks.   The carrying value of certificates of deposit with other banks is a reasonable estimate of fair value.
Investment Securities Available-for-Sale.   Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities and collateralized mortgage obligations issued by government sponsored enterprises and state, county and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.
Other Investments.   Other investments consist of FHLB and FRB stock as well as an investment in an SBA fund whose carrying value approximates its fair value.
Mortgage Loans Held for Sale.   The estimated fair value of mortgage loans held for sale, classified within Level 2, is approximated by the carrying value, given the short-term nature of the loans and similarly to what secondary markets are currently offering for portfolios of loans with similar characteristics.
Loans.   The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific allocation is established within the allowance for credit losses. Loans for which it is probable that payment of interest and/or principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans in which an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Bank records the impaired loan as nonrecurring Level 2. When an appraised value is utilized or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3.
Other Real Estate Owned.   Other real estate owned properties are adjusted to fair value less estimated selling costs upon transfer of the loans to other real estate owned. Subsequently, other real estate owned assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value is based on an observable market price, the Bank records the other real estate owned as nonrecurring Level 2. When the fair value is based on an appraised value, or when an appraised value is not available, the Bank records the other real estate owned asset as nonrecurring Level 3.
Bank Owned Life Insurance.   The carrying value of Bank Owned Life Insurance approximates fair value.
Commitments to Extend Credit.   Commitments to extend credit are short-term and, therefore, the carrying value and the fair value are considered immaterial for disclosure.
Deposits.   The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of savings accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities of time deposits.
Federal Home Loan Bank Advances.   Federal Home Loan Bank advances are carried at cost and the fair value is obtained from the Federal Home Loan Bank of Atlanta.
The carrying amounts and estimated fair values of the Bank’s financial instruments as of December 31, 2024, and 2023, are as follows:
	Carrying Amount	Fair Value Measurements at December 31, 2024
		Total	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$14,232,080	$14,232,080	$14,232,080	—	—
Investment securities available-for-sale	71,990,817	71,990,817	—	71,990,817	—
Other investments	1,689,600	1,689,600	—	1,689,600	—
Mortgage loans held for sale	—	—	—	—	—
Loans, net of deferred fees	409,960,399	395,419,000	—	—	395,419,000
Bank owned life insurance	12,056,359	12,056,359	12,056,359	—	—
Financial liabilities:
Deposits	428,098,348	427,752,350	292,385,350	—	135,367,000
FHLB advances	5,000,000	5,005,078	—	—	5,005,078

	Carrying Amount	Fair Value Measurements at December 31, 2023
		Total	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$25,039,214	$25,039,214	$25,039,214	—	—
Investment securities available-for-sale	42,964,495	42,964,495	—	42,964,495	—
Other investments	1,629,150	1,629,150	—	1,629,150	—
Mortgage loans held for sale	289,111	289,111	—	289,111	—
Loans, net of deferred fees	376,899,968	366,563,968	—	—	366,563,968
Bank owned life insurance	11,729,019	11,729,019	11,729,019	—	—
Financial liabilities:
Deposits	369,868,794	369,191,794	258,915,942	—	110,275,852
FHLB advances	11,000,000	11,068,109	—	—	11,068,109
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
NOTE 15 — STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE
Stockholders’ Equity:
On June 27, 2023, the Company announced its second program to repurchase up to 250,000 shares of its outstanding common stock. Then on December 15, 2023, a third plan to repurchase up to 450,000 outstanding shares was announced. Shares may be repurchased on the open market or through private transactions or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The timing and amount of repurchases depends on a number of factors including the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. During 2023, 506,358 shares of the Company’s common stock was repurchased at an average price of $14.26. During 2024, the Company repurchased an additional 291,619 common shares at an average cost of $13.96. Since beginning share repurchases in 2022, the Company has bought back 873,149 shares of its common stock at an average price of $14.17. All of the shares repurchased by the Company have been retired.

Earnings per Share:
Earnings per common share was computed based on the following:
	2024	2023
Numerator:
Income applicable to common shares	$594,751	$265,825
Denominator:
Weighted average common shares outstanding	4,234,675	4,783,618
Effect of dilutive securities:
Restricted stock	18,638	12,870
Stock options	—	—
Weighted average common shares outstanding – assuming dilution	4,253,313	4,796,488
Earnings per common share	$0.14	$0.06
Earnings per common share – assuming dilution	$0.14	$0.06
For the years ended December 31, 2024, and 2023, the Company excluded the effects of outstanding stock options totaling 397,510 and 357,510, respectively, from the computation of diluted earnings per share, as the impact of these potentially dilutive shares from the outstanding stock options would be anti-dilutive.
NOTE 16 — CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY
Financial information pertaining to TC Bancshares Inc. only is as follows:
CONDENSED BALANCE SHEETS
	December 31, 2024	December 31, 2023
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$5,991	$10,611
Investment in TC Federal Bank	68,173	65,757
Other assets	3,371	3,490
Total assets	$77,535	$79,858
LIABILITIES
Other liabilities	$209	$223
Total liabilities	209	223
STOCKHOLDERS’ EQUITY
Stockholders’ equity	77,326	79,635
Total liabilities and stockholders’ equity	$77,535	$79,858

CONDENSED STATEMENTS OF INCOME
	For the Year Ended
	December 31, 2024	December 31, 2023
	(Dollars in thousands)
INCOME
Interest income	$111	$120
EXPENSE
Other expense	276	261
(Loss) Income before income tax expense and equity in undistributed net income of TC Federal Bank	(165)	(141)
Income tax (benefit) expense	(40)	(33)
Net (loss) income before equity in undistributed net income of TC Federal Bank	(125)	(108)
Equity in undistributed net income of TC Federal Bank	720	374
Net income	$595	$266
CONDENSED STATEMENTS OF CASH FLOW
	For the Year Ended
	December 31, 2024	December 31, 2023
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$595	$266
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Undistributed net income of TC Federal Bank	(720)	(374)
ESOP expense	332	271
Amortization of unearned compensation associated with restricted stock
Stock based compensation	817	711
Decrease in other assets	119	151
(Decrease) increase in other liabilities	(14)	(121)
Net cash provided by operating activities	1,129	904
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital contribution to TC Federal Bank	(1,149)	(981)
Net cash used in investing activities	(1,149)	(981)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends	(418)	(463)
Purchase of common stock	(4,071)	(6,063)
Repurchase of stock	(111)	(1,242)
Net cash used in financing activities	(4,600)	(7,768)
Net decrease in cash	(4,620)	(7,845)
Cash at beginning of year	10,611	18,456
Cash at end of year	$5,991	$10,611

Board of Directors

Stephanie B. Tillman
Board Chair of TC Bancshares, Inc. & TC Federal Bank
Chief Legal Officer of Flower Foods, Inc., Thomasville, GA
Jeff L. Johnson
Board Vice Chair of TC Bancshares, Inc. & TC Federal Bank
Co-Owner of Johnson, Lee & Associates CPA Firm, Thomasville, GA
Greg Eiford
President and Chief Executive Officer
TC Bancshares, Inc. & TC Federal Bank, Thomasville, GA
G. Matthew Brown
Former Chief Executive Officer
TC Federal Bank, Thomasville, GA
Peter “Trey” DeSantis III
Partner with TLG Real Estate Services, PLLC
Tallahassee, FL
Charles M. Dixon
Retired President of Dixon Pest Services
Thomasville, GA
Fortson T. Rumble
Retired President of Rumble’s Inc.
Thomasville, GA
J. Travis Bryant
President and Chief Executive Officer of Coastal Forest Resources Company
Havana, FL

Corporate Information

Office Locations
Corporate Office & Main Branch 131 South Dawson Street Thomasville, GA 31792	Savannah Branch 7150 Hodgson Memorial Drive Savannah, GA 31406
Tallahassee Branch 2915-501 Kerry Forest Parkway Tallahassee, FL 32309	Jacksonville Branch 10970 San Jose Boulevard Jacksonville, FL 32223
Tallahassee Loan Production Office 6267 Old Water Oak Road Suite 205 Tallahassee, FL 32312	Jacksonville Loan Production Office 2950 Halcyon Lane Suites 603 & 604 Jacksonville, FL 32223
Regulatory & Securities Counsel
Nelson Mullins
Atlantic Station / Suite 1700
201 17th Street NW
Atlanta, GA 30363
Stock Transfer Agent Pacific Stock Transfer Company 6725 Via Austi Parkway Suite 300 Las Vegas, NV 89119	Independent Auditors Wipfli, LLP 7000 Central Pkwy Suite 1000 Atlanta, GA 30328
Annual Stockholders Meeting
The Annual Meeting of the stockholders of TC Bancshares, Inc. will be held on May 28, 2025, at 8:30am at the Marriott Courtyard located at 207 South Dawson Street, Thomasville, GA 31792.
Common Stock
The Company’s outstanding shares of common stock were held by approximately 475 stockholders of record (excluding shares held in street name) as of March 12, 2025.
Market for the Common Stock
The Company’s common stock is traded on the OTCQX under the ticker symbol “TCBC”. The closing price of the stock on December 31, 2024, was $16.94 per share.

TC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2025, DECEMBER 31, 2024, AND 2023
	(Unaudited) June 30, 2025	(*) December 31, 2024	(*) December 31, 2023
ASSETS
Cash and due from banks	$42,902,207	$14,232,080	$25,039,214
Investment securities available-for-sale	93,274,765	71,990,817	42,964,495
Other investments	2,452,400	1,689,600	1,629,150
Mortgage loans held for sale	307,194	—	289,111
Loans	414,176,847	409,960,399	376,899,968
Allowance for credit losses	(5,083,946)	(5,151,886)	(4,836,878)
Net loans	409,092,901	404,808,513	372,063,090
Premises and equipment, net	4,291,749	4,429,116	4,782,760
Right-of-use asset	1,865,458	1,743,278	1,944,885
Bank owned life insurance	12,243,295	12,056,359	11,729,019
Accrued interest receivable and other assets	4,983,963	5,097,304	6,141,545
Total Assets	$571,413,932	$516,047,067	$466,583,269
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$55,280,107	$50,831,921	$41,571,035
Interest-bearing demand	52,523,832	51,281,802	52,721,981
Savings and money markets	204,935,556	190,271,627	164,622,926
Certificates of deposit	156,312,631	135,712,998	110,952,852
Total deposits	469,052,126	428,098,348	369,868,794
Federal Home Loan Bank advances	20,000,000	5,000,000	11,000,000
Lease liability	2,037,718	1,917,090	2,102,426
Accrued interest payable and other liabilities	4,111,326	3,705,789	3,977,628
Total liabilities	495,201,170	438,721,227	386,948,848
Stockholders’ Equity:
Common stock, $.01 par value, 20,000,000 shares authorized as of June 30, 2025 and December 31, 2024 and 2023; 3,984,481 shares, 4,179,481 shares and 4,461,667 shares issued and outstanding as of June 30, 2025 and December 31, 2024 and 2023, respectively	39,845	41,795	44,617
Additional paid in capital	39,584,443	41,155,580	43,181,994
Retained earnings	41,475,285	41,840,660	42,863,945
Accumulated other comprehensive loss	(1,751,867)	(2,577,251)	(3,125,257)
Unearned ESOP 313,494 shares, 313,494 shares and 333,088 shares unallocated at June 30, 2025 and December 31, 2024 and 2023, respectively	(3,134,944)	(3,134,944)	(3,330,878)
Total stockholders’ equity	76,212,762	77,325,840	79,634,421
Total Liabilities and Stockholders’ Equity	$571,413,932	$516,047,067	$466,583,269
(*) — Derived from audited financial statements.

TC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2025, AND 2024
FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023
	(Unaudited) Six Months Ended June 30,		(*) Year Ended December 31,
	2025	2024	2024	2023
Interest and Dividend Income:
Interest and fees on loans	$12,200,617	$10,836,967	$22,578,279	$18,129,865
Interest and dividends on taxable investment securities	2,066,475	1,086,540	2,470,600	1,585,248
Interest on deposits with other banks and federal fund sold	321,449	510,834	1,230,161	1,101,382
Total interest and dividend income	14,588,541	12,434,341	26,279,040	20,816,495
Interest Expense:
Interest on deposits	5,805,009	5,084,526	11,115,026	6,619,095
Interest on borrowings	300,885	357,486	592,216	272,769
Total interest expense	6,105,894	5,442,012	11,707,242	6,891,864
Net interest income	8,482,647	6,992,329	14,571,798	13,924,631
(Reduction of) Provision for Credit Losses	(100,000)	144,000	(56,000)	175,000
Net interest income after provision for credit losses	8,582,647	6,848,329	14,627,798	13,749,631
Non-Interest Income:
Service charges on deposits accounts	216,764	216,352	438,043	547,766
Gain on sale of loans	68,073	82,049	163,732	245,362
Gain on sale of fixed assets	—	—	34	12,086
Bank owned life insurance income	186,936	146,562	327,341	286,366
Other	14,676	15,539	32,759	64,163
Total non-interest income	486,449	460,502	961,909	1,155,743
Non-Interest Expense:
Salaries and employee benefits	4,533,476	4,221,941	8,521,202	8,526,759
Occupancy and equipment	707,283	693,271	1,426,360	1,294,952
Other real estate owned, net of operations, loss on sales and write-downs	—	0	—	37,844
Other	2,407,952	2,312,182	4,861,475	4,671,764
Total non-interest expense	7,648,711	7,227,394	14,809,037	14,531,319
Income Before Income Taxes	1,420,385	81,437	780,670	374,055
Income Tax Expense	336,518	14,409	185,919	108,230
Net Income	$1,083,867	$67,028	$594,751	$265,825
Earnings per share:
Basic	$0.27	$0.02	$0.14	$0.06
Diluted	$0.27	$0.02	$0.14	$0.06
Weighted Average Shares Outstanding:
Basic	4,034,426	4,284,233	4,234,675	4,783,618
Diluted	4,052,243	4,287,476	4,253,313	4,796,488
(*) — Derived from audited financial statements.

TC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2025, AND 2024
FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023
	(Unaudited) Six Months Ended June 30,		(*) Year Ended December 31,
	2025	2024	2024	2023
Net Income	$1,083,867	$67,028	$594,751	$265,825
Other Comprehensive Income,
Net of Income Taxes:
Unrealized (losses) gains on securities available-for- sale:
Holding (losses) gains arising during the period, net of taxes of ($281,326), ($331,466), ($27,538) and $214,747, respectively	825,384	98,186	(80,794)	680,379
Change in post-retirement benefit obligations, net of taxes of $0, $0, $211,281, and $167,802, respectively	—	—	628,800	499,403
Total other comprehensive income	825,384	98,186	548,006	1,179,782
Comprehensive Income	$1,909,251	$165,214	$1,142,757	$1,445,607
(*) — Derived from audited financial statements.

TC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2025
FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023
	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Unearned ESOP Shares	Total
Balance, January 1, 2023	$50,494	$48,267,762	$45,574,190	$(4,305,039)	$(1,085,265)	$(3,526,812)	$84,975,330
Net income	—	—	265,825	—	—	—	265,825
Other comprehensive income, net of tax	—	—	—	1,179,782	—	—	1,179,782
Restricted stock award	—	—	—	—	—
Amortization of unearned compensation associated with restricted stock	—	484,944	—	—	—	—	484,944
Stock based compensation	—	225,810	—	—	—	—	225,810
Repurchase of stock for tax obligation on restricted shares	(62)	(61,688)	(24,643)	—	—	—	(86,393)
Release of ESOP shares	—	74,651	—	—	—	195,934	270,585
Dividends	—	—	(463,076)	—	—	—	(463,076)
Repurchase of common stock				—	(6,062,999)		(6,062,999)
Retirement of common stock	(5,815)	(5,809,485)	(2,488,351)	—	7,148,264	—	(1,155,387)
Balance, December 31, 2023	$44,617	$43,181,994	$42,863,945	$(3,125,257)	—	$(3,330,878)	$79,634,421
Net income	—	—	594,751	—	—	—	594,751
Other comprehensive income, net of tax	—	—	—	548,006	—	—	548,006
Restricted stock award	160	(160)	—	—	—	—	—
Amortization of unearned compensation associated with restricted stock	—	497,270	—	—	—	—	497,270
Stock based compensation	—	319,376	—	—	—	—	319,376
Repurchase of stock for tax obligation on restricted shares	(65)	(65,604)	(44,992)	—	—	—	(110,661)
Release of ESOP shares	—	135,978	—	—	—	195,934	331,912
Dividends	—	—	(418,276)	—	—	—	(418,276)
Repurchase of common stock				—	(4,070,958)		(4,070,958)
Retirement of common stock	(2,917)	(2,913,274)	(1,154,768)	—	4,070,958	—	(1)
Balance, December 31, 2024	$41,795	$41,155,580	$41,840,660	$(2,577,251)	—	$(3,134,944)	$77,325,840
Net income	—	—	1,083,867	—	—	—	1,083,867
Other comprehensive income, net of tax	—	—	—	825,384	—	—	825,384
Restricted stock award	50	(50)	—	—	—	—	—
Amortization of unearned compensation associated with restricted stock	—	—	—	—	—	—	—
Stock based compensation	—	426,913	—	—	—	—	426,913
Repurchase of stock for tax obligation on restricted shares	—	—	—	—	—	—	—
Release of ESOP shares	—	—	—	—	—	—	—
Dividends	—	—	(199,224)	—	—	—	(199,224)
Repurchase of common stock				—	(3,250,018)		(3,250,018)
Retirement of common stock	(2,000)	(1,998,000)	(1,250,018)	—	3,250,018	—	—
Balance, June 30, 2025	$39,845	$39,584,443	$41,475,285	$(1,751,867)	—	$(3,134,944)	$76,212,762

TC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2025, AND 2024
FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023
	(Unaudited) Six Months Ended June 30,		(*) Year Ended December 31,
	2025	2024	2024	2023
Cash Flows from Operating Activities
Net income	$1,083,867	$67,028	$594,751	$265,825
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	72,510	268,849	504,169	686,348
Lease expense	(1,552)	17,627	201,607	157,541
Deferred income tax expense	196,425	14,409	183,415	113,086
Provision for credit losses	(100,000)	144,000	(56,000)	175,000
Net loss on sale of other real estate owned	—	—	—	30,848
(Gain) on sale of premises and equipment	—	—	(34)	(12,086)
Stock based compensation	426,913	391,858	816,646	710,754
ESOP expense	—	—	331,912	270,585
Increase in cash surrender value of bank owned life insurance	(186,936)	(146,562)	(327,341)	(286,366)
Write-down of other real estate owned	—	—	—	—
Gain on mortgage loans sold, net	(68,073)	(82,049)	(163,732)	(245,362)
Proceeds from the sale of mortgage loans held for sale	4,453,397	5,353,355	11,278,389	14,640,905
Originations of mortgage loans held for sale	(4,692,518)	(4,982,195)	(10,825,546)	(12,599,555)
Change in:
Accrued interest receivable and other assets	(364,410)	761,285	913,556	(140,985)
Accrued interest payable and other liabilities	415,289	43,275	146,437	265,592
Net cash provided by operating activities	1,234,912	1,850,880	3,598,229	4,032,130
Cash Flows from Investing Activities
Net change in interest-bearing deposits in other banks	—	—	—	1,739,000
Purchase of investment securities available-for -sale	(22,458,217)	(13,980,052)	(35,429,038)	(962,344)
Proceeds from calls, paydowns and maturities of investment
securities available-for-sale	2,463,285	5,646,242	6,324,622	1,771,566
Proceeds from sales of investment securities available-for-sale	—	—	—	—
Purchase of other investments	(3,826,600)	(1,076,950)	(1,319,250)	(719,150)
Proceeds from sales of other investment	3,063,800	736,300	1,258,800	467,500
Net change in loans	(4,184,388)	(10,523,216)	(32,689,425)	(38,354,219)
Proceeds from sales of other real estate owned	—	—	—	652,952
Proceeds from sales of premises and equipment	—	—	1,500	18,500
Purchase of premises and equipment	(117,451)	(94,556)	(182,230)	(2,125,279)
Net cash used in investing activities	(25,059,571)	(19,292,232)	(62,035,021)	(37,511,474)
Cash Flows from Financing Activities
Net change in deposits	40,953,778	19,874,065	58,229,554	40,740,541
Proceeds from Federal Home Loan Bank advances	115,500,000	29,000,000	34,000,000	14,500,000
Repayments of Federal Home Loan Bank advances	(100,500,000)	(29,000,000)	(40,000,000)	(14,500,000)
Dividends	(208,974)	(223,083)	(418,276)	(463,076)
Repurchase and retirement of common stock	(3,250,018)	(4,070,959)	(4,070,959)	(7,218,386)
Repurchase of stock for tax obligation on restricted shares	—	—	(110,661)	(86,393)
Net cash provided by financing activities	52,494,786	15,580,023	47,629,658	32,972,686
Net Change in Cash and Cash Equivalents	28,670,127	(1,861,329)	(10,807,134)	(506,658)
Cash and Cash Equivalents, Beginning of Period	14,232,080	25,039,214	25,039,214	25,545,872
Cash and Cash Equivalents, End of Period	$42,902,207	$23,177,885	$14,232,080	$25,039,214
Supplement Disclosures of Cash Flow Information:
Cash paid during the period for interest	$6,191,379	$11,760,155	$11,760,155	$6,454,199
Non-Cash Investing and Financing Activities:
Change in unrealized losses on securities-for-sale, net of tax	$825,384	$98,186	$(80,794)	$680,379
Change in defined benefit pension obligations, net of tax	—	—	$628,800	$499,403
Dividend Declared	$199,224	$209,302	—	—
Right-of-use asset recorded in exchange for lease liabilities	$249,087	—	—	—
(*) — Derived from audited financial statements.

Annex A
AGREEMENT AND PLAN OF MERGER
by and between
COLONY BANKCORP, INC.
and
TC BANCSHARES, INC.
Dated as of July 23, 2025

A-i

A-ii

A-iii

Exhibit A — Form of TCBC Voting Agreement
Exhibit B — Form of CBAN Voting Agreement
Exhibit C — Form of Bank Plan of Merger and Merger Agreement
Exhibit D — Form of Director Non-Competition and Non-Disclosure Agreement
Exhibit E — Form of Claims Letter

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of July 23, 2025, by and between Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and TC Bancshares, Inc., a Georgia corporation (“TCBC” and, together with CBAN, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which TCBC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CBAN (the “Merger”), with CBAN as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as an inducement to CBAN to enter into this Agreement, each executive officer and director of TCBC have entered into a voting agreement (each a “TCBC Voting Agreement” and collectively, the “TCBC Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CBAN, pursuant to which each such executive officer, director or shareholder has agreed, among other things, to vote all shares of TCBC Stock owned by such executive officer, director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the TCBC Voting Agreements;
WHEREAS, as an inducement to TCBC to enter into this Agreement, each executive officer and director of CBAN has entered into a voting agreement (each a “CBAN Voting Agreement” and collectively, the “CBAN Voting Agreements”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with CBAN, pursuant to which each such executive officer or director has agreed, among other things, to vote all shares of CBAN Common Stock owned by such executive officer or director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the CBAN Voting Agreements;
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for federal income tax purposes, it is intended that each of the Merger and the Bank Merger (as defined herein) qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for each of the Merger and the Bank Merger for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.
Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, TCBC shall merge with and into CBAN pursuant to the terms of this Agreement. CBAN shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Georgia. As of the Effective Time, the separate corporate existence of TCBC shall cease.
Section 1.02   Articles of Incorporation and Bylaws; Officers and Directors.
(a)   At the Effective Time, the articles of incorporation of CBAN in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of CBAN in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
(b)   The directors of CBAN in office immediately prior to the Effective Time shall serve as the directors of the Surviving Entity in accordance with the bylaws of the CBAN.
(c)   The officers of CBAN in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the bylaws of the Surviving Entity.
Section 1.03   Bank Merger.
Immediately following the Effective Time, TC Federal Bank, a federal savings association and a direct wholly-owned subsidiary of TCBC (“TC Federal Bank”), shall be merged (the “Bank Merger”) with and into Colony Bank, a Georgia state-chartered bank and a direct wholly-owned subsidiary of CBAN, in accordance with the provisions of applicable federal and state banking laws and regulations, and Colony Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties have, on the date hereof, caused the board of directors of Colony Bank and TC Federal Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and have caused the Bank Plan of Merger to be executed and delivered on the date of this Agreement. Each of CBAN and TCBC shall also approve the Bank Plan of Merger in their capacities as sole shareholders of Colony Bank and TC Federal Bank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of Colony Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, TC Federal Bank shall continue to operate under its name; provided that prior to any such election, CBAN shall (a) reasonably consult with TCBC and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04   Effective Time; Closing.
(a)   Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Secretary of State of the State of Georgia, as provided in the GBCC, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger. Unless otherwise mutually agreed by the Parties, the Effective Time will occur on the first day of the calendar month following the day all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.
(b)   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day prior to the Effective Time (such date, the “Closing Date”) by electronic means or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to CBAN and TCBC the certificates and other documents required to be delivered under Article VI.
Section 1.05   Additional Actions.
If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective current and former officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Section 1.06   Reservation of Right to Revise Structure.
CBAN may at any time and without the approval of TCBC change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (a) alter or change the amount of the consideration to be issued to (i) Holders as Merger Consideration or (ii) holders of TCBC Options or TCBC Restricted Shares as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the federal income tax treatment of Holders in connection with the Merger, or (d) require submission to or approval of TCBC’s shareholders after the plan of merger set forth in this Agreement has been approved by TCBC’s shareholders. In the event that CBAN elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01   Merger Consideration.
Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of TCBC:
(a)   Each share of CBAN Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of TCBC Stock owned directly by CBAN, TCBC, or any of their respective Subsidiaries (excluding shares held in the ESOP, in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “TCBC Cancelled Shares”).
(c)   Notwithstanding anything in this Agreement to the contrary, all shares of TCBC Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Article 13 of the GBCC, shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the GBCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the GBCC and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of TCBC Stock under the applicable provisions of the GBCC. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the GBCC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per Share Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. TCBC shall give CBAN (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of TCBC Stock, attempted withdrawals of such notices and any other instruments served pursuant to the GBCC and received by TCBC relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the GBCC. TCBC shall not, except with the prior written consent of CBAN, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of TCBC Stock for which dissenters’ rights have been perfected shall be returned to CBAN upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s pro rata portion of the Merger Consideration, such excess amount shall not reduce the Per Share Merger Consideration paid to other Holders.
(d)   Subject to the allocation provisions of this Article II, each share of TCBC Stock (excluding Dissenting Shares and TCBC Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive either:
(i)   a cash payment, without interest, in an amount equal to $21.25 (the “Per Share Cash Consideration”); or
(ii)   1.25 (subject to adjustment as provided in Section 7.01(i), the “Exchange Ratio”) shares of CBAN Common Stock (the “Per Share Stock Consideration”).
(e)   If, between the date hereof and the Effective Time, the outstanding shares of CBAN Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Per Share Stock Consideration.
(f)   Notwithstanding anything to the contrary and for the avoidance of doubt, the Merger shall not be consummated unless at least 50% of the Merger Consideration shall be in the form of CBAN Common Stock.
Section 2.02   Election Procedures.
(a)   Election.
(i)   Prior to the Effective Time, CBAN shall appoint an Exchange Agent, which is acceptable to TCBC in its reasonable discretion, for the payment and exchange of the Merger Consideration.
(ii)   Holders of record of TCBC Stock may elect to receive either shares of CBAN Common Stock or cash in exchange for their shares of TCBC Stock, provided that the aggregate number of shares of CBAN stock to be issued as Per Share Stock Consideration pursuant to this Section 2.02 shall be 3,839,748 (the “Stock Conversion Maximum”); provided, however, the Stock Conversion Maximum is subject to adjustment as provided in Section 7.01(i).
(iii)   An election form (“Election Form”), together with a Letter of Transmittal (as defined in Section 2.07), shall be mailed no less than twenty (20) Business Days prior to the Election Deadline (as defined below) or on such earlier date as CBAN and TCBC shall mutually agree (the “Mailing Date”) to each Holder of record of TCBC Stock as of five (5) Business Days prior to the Mailing Date permitting such Holder, subject to the allocation and election procedures set forth in this Section 2.02, (1) to specify the number of shares of TCBC Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Cash Consideration (a “Cash Election”, and such shares subject to a Cash Election, the “Cash Election Shares”), in accordance with the provisions of Section 2.01(d)(i), (2) to specify the number of shares of TCBC Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Stock Consideration (a “Stock Election” and such shares subject to a Stock Election, the “Stock Election Shares”), in accordance with the provisions of Section 2.01(d)(ii), or (3) to indicate that such record Holder has no preference as to the receipt of cash or CBAN Common Stock for such shares. Holders of record of shares of TCBC Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of TCBC Stock held by each Representative for a particular beneficial owner. Any shares of TCBC Stock with respect to which the Holder thereof shall not, as of the Election Deadline (as defined in Section 2.02(a)(iv)), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed “Non-Election Shares.” CBAN shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of TCBC Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election

Deadline, and TCBC shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(iv)   The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (1) the date of the TCBC Meeting and (2) the date that CBAN and TCBC shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date, provided, however, that the Election Deadline will automatically be extended by five (5) Business Days in the event there is any change to the Merger Consideration pursuant to Section 7.01(i). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all the shares of TCBC Stock covered by such Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Shares of TCBC Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition, if a Holder of TCBC Stock either (A) does not submit a properly completed Election Form in a timely fashion or (B) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither CBAN nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
(b)   Allocation.   No later than five (5) Business Days after the Effective Time, CBAN shall cause the Exchange Agent to effect the allocation among Holders of TCBC Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration, which shall be effected by the Exchange Agent as follows:
(i)   If the aggregate number of shares of TCBC Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Maximum, then all Cash Election Shares and all Non-Election Shares of each Holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and the Stock Election Shares of each Holder thereof will be converted into the right to receive (1) the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (A) the number of Stock Election Shares held by such Holder by (B) the fraction, the numerator of which is the Stock Conversion Maximum and the denominator of which is the Stock Election Number, and (2) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Stock Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (1) above.
(ii)   If the Stock Election Number is less than the Stock Conversion Maximum (the amount by which the Stock Conversion Maximum exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(1)   If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and the Non-Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such Holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, and (B) the right to receive the

Per Share Cash Consideration in respect of the remainder of such Holder’s Non-Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above; and
(2)   If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Cash Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such Holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Cash Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above.
Section 2.03   TCBC Stock-Based Awards.
(a)   Immediately prior to the Effective Time, each share of TCBC Common Stock subject to vesting restrictions granted under any TCBC Stock Plan (a “TCBC Restricted Share”) that is outstanding immediately prior to the Effective Time shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, at the election of the Holder and subject to the allocation procedures set forth in Section 2.02(b), the Per Share Cash Consideration or the Per Share Stock Consideration, less the amount of any required withholding Tax, pursuant to Section 2.01(d).
(b)   At the Effective Time, each option to purchase TCBC Common Stock granted under any TCBC Stock Plan (each a “TCBC Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive from TCBC immediately prior to the Effective Time an amount in cash, without interest, equal to the product of (i) the total number of shares of TCBC Common Stock subject to such TCBC Option times (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of TCBC Common Stock under such TCBC Option, less applicable Taxes required to be withheld with respect to such payment. No holder of a TCBC Option that has an exercise price per share of TCBC Common Stock that is equal to or greater than the Per Share Cash Consideration shall be entitled to any payment with respect to such cancelled TCBC Option before, on, or after the Effective Time.
(c)   Prior to the Effective Time, the board of directors of TCBC (or, if appropriate, any committee thereof administering the TCBC Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.03.
Section 2.04   Rights as Shareholders; Stock Transfers.
At the Effective Time, all shares of TCBC Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of TCBC Stock, the Per Share Merger Consideration and any cash in lieu of fractional shares of CBAN Common Stock in accordance with this Article II. At the Effective Time, holders of TCBC Stock shall cease to be, and shall have no rights as, shareholders of TCBC, other than the right to receive the Per Share Merger Consideration and cash in lieu of fractional shares of CBAN Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of TCBC shall be closed, and there shall be no registration of transfers on the stock transfer books of TCBC of shares of TCBC Stock.
Section 2.05   Fractional Shares.
Notwithstanding any other provision hereof, no fractional shares of CBAN Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, CBAN shall pay or cause to be paid to each Holder who would otherwise receive a fractional share of CBAN Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CBAN Common Stock to which such Holder would otherwise be entitled by the Average Closing Price.
Section 2.06   Plan of Reorganization.
It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code for each of the Merger and the Bank Merger.
Section 2.07   Exchange Procedures.
CBAN shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to mail or otherwise caused to be delivered to each Holder who has not previously surrendered such Certificate or Certificates or Book Entry Shares, appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.08   Deposit and Delivery of Merger Consideration.
(a)   Prior to the Effective Time, CBAN shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of CBAN Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.05, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and CBAN, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of TCBC Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by CBAN or the Exchange Agent.
(b)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of TCBC for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to CBAN. Any shareholders of TCBC who have not theretofore complied with this Section 2.08 shall thereafter look only to CBAN for the Merger Consideration, any cash in lieu of fractional shares of TCBC Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of TCBC Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of TCBC Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of CBAN Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of CBAN (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. CBAN and the Exchange Agent shall be entitled to rely upon the stock transfer books of TCBC to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of TCBC Stock represented by any Certificate or Book-Entry Share, CBAN and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Per Share Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c)   CBAN or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as CBAN is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by CBAN or the Exchange Agent, as applicable.
Section 2.09   Rights of Certificate Holders after the Effective Time.
(a)   All shares of CBAN Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by CBAN in respect of the CBAN Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CBAN Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the CBAN Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of CBAN Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of CBAN Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of CBAN Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For the avoidance of doubt, Holders shall not have any right to participate in any dividends or other distributions declared by CBAN in respect of the CBAN Common Stock if the record date of such dividend or distribution is prior to the Effective Time.
(b)   In the event of a transfer of ownership of a Certificate representing TCBC Stock that is not registered in the stock transfer records of TCBC, the proper amount of cash and/or shares of CBAN Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such TCBC Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of CBAN that the Tax has been paid or is not applicable.
Section 2.10   Anti-Dilution Provisions.
If the number of shares of CBAN Common Stock or TCBC Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of TCBC Stock the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, no adjustment shall be made with regard to CBAN Common Stock if (i) CBAN issues additional shares of CBAN Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) CBAN issues employee or director stock grants or similar equity awards pursuant to a CBAN benefit plan.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TCBC
Except as set forth in the disclosure schedule delivered by TCBC to CBAN prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “TCBC Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the TCBC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TCBC that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material

Adverse Effect on TCBC and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (i) any other section of Article III specifically referenced or cross-referenced and (ii) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, TCBC hereby represents and warrants to CBAN as follows:
Section 3.01   Organization and Standing.
Each of TCBC and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to TCBC. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in TCBC Disclosure Schedule 3.01.
Section 3.02   Capital Stock.
(a)   The authorized capital stock of TCBC consists of 20,000,000 shares of TCBC Common Stock and 10,000,000 shares of TCBC Preferred Stock. As of the date hereof, there are 3,984,481 shares of TCBC Common Stock issued and outstanding (inclusive of TCBC Restricted Shares) and no shares of TCBC Preferred Stock issued and outstanding. As of the date hereof, there were TCBC Options to acquire 407,510 shares of TCBC Common Stock outstanding. There are no shares of TCBC Stock held by any of TCBC’s Subsidiaries.
(b)   TCBC Disclosure Schedule 3.02(b) sets forth, as of the date hereof, the name and address, as reflected on the books and records of TCBC, of each Holder, and the number and type of shares of TCBC Stock held by each such Holder. The issued and outstanding shares of TCBC Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any TCBC shareholder. All shares of TCBC’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(c)   TCBC Disclosure Schedule 3.02(c) sets forth, as of the date hereof, for each grant or award of TCBC Restricted Shares or TCBC Options, the (i) name of the grantee, (ii) date of the grant, (iii) vesting schedule and vesting status, (iv) number of shares of TCBC Common Stock, or any other security of TCBC, subject to such award, (v) for each TCBC Option, the exercise price per share underlying such TCBC Option and the expiration date, and (vi) the TCBC Stock Plan under which such award was granted. Each TCBC Option and TCBC Restricted Share is and has been at all times exempt from, or in compliance with, Section 409A of the Code and qualifies for the tax treatment afforded thereto in TCBC’s Tax Returns. Each grant of TCBC Restricted Shares or TCBC Options (A) was appropriately authorized by the board of directors of TCBC or the compensation committee thereof no later than the date on which the grant of such TCBC Restricted Share or TCBC Option was by its terms to be effective by all necessary corporate action, (B) was made in accordance with the terms of the TCBC Stock Plans and any applicable Law (including valid exemptions from registration under applicable securities Laws) and regulatory rules or requirements; and (C) for TCBC Options, has been granted with an exercise price equal to or greater than the fair market value (within the meaning of Section 409A of the Code) of a share of TCBC Common Stock on the date of grant. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which TCBC or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of TCBC or any of TCBC’s Subsidiaries or obligating TCBC or any of TCBC’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, TCBC or any of TCBC’s Subsidiaries other than those listed in TCBC Disclosure Schedule 3.02(c). There are no obligations, contingent or otherwise, of TCBC or any of TCBC’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of TCBC Stock or capital stock of any of TCBC’s Subsidiaries or any other securities of TCBC or any of TCBC’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the TCBC Voting

Agreements, there are no agreements, arrangements or other understandings with respect to the voting of TCBC’s capital stock and there are no agreements or arrangements under which TCBC is obligated to register the sale of any of its securities under the Securities Act.
(d)   TCBC Disclosure Schedule 3.02(d) sets forth a list of all repurchases by TCBC of TCBC Stock since January 1, 2022, including the date of such repurchase, the number, class, and series of the shares repurchased, and the price at which TCBC executed such repurchase. TCBC conducted all such repurchases were conducted in material compliance with applicable Laws. To the Knowledge of TCBC, all Affiliates of TCBC have, since January 1, 2022, conducted purchases and sales of TCBC in material compliance with applicable Laws.
(e)   TCBC is not a party to any agreement that provide holders of TCBC Stock with rights as holders of TCBC Stock that are in addition to those provided by TCBC’s articles of incorporation, TCBC’s bylaws, or by applicable Law.
Section 3.03   Subsidiaries.
(a)   TCBC Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of TCBC, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by TCBC. Except as set forth in TCBC Disclosure Schedule 3.03(a), (i) TCBC owns, directly or indirectly, all of the issued and outstanding equity securities of each TCBC Subsidiary, (ii) no equity securities of any of TCBC’s Subsidiaries are or may become required to be issued (other than to TCBC) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to TCBC or a wholly-owned Subsidiary of TCBC), (iv) there are no contracts, commitments, understandings or arrangements relating to TCBC’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by TCBC, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by TCBC or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither TCBC nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b)   Neither TCBC nor any of TCBC’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than TC Federal Bank. Neither TCBC nor any of TCBC’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04   Corporate Power; Minute Books.
(a)   TCBC and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and TCBC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite TCBC Shareholder Approval.
(b)   TCBC has made available to CBAN a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of TCBC and each of its Subsidiaries, the minute books of TCBC and each of its Subsidiaries, and the stock ledgers and stock transfer books of TCBC and each of its Subsidiaries. Neither TCBC nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of TCBC and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of TCBC and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of TCBC and each of its Subsidiaries.

Section 3.05   Corporate Authority.
Subject only to the receipt of the Requisite TCBC Shareholder Approval at the TCBC Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of TCBC and the board of directors of TCBC on or prior to the date hereof. The board of directors of TCBC has directed that this Agreement be submitted to TCBC’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite TCBC Shareholder Approval in accordance with the GBCC and TCBC’s articles of incorporation and bylaws, no other vote or action of the shareholders of TCBC is required by Law, the articles of incorporation or bylaws of TCBC or otherwise to approve this Agreement and the transactions contemplated hereby. To the Knowledge of TCBC, there is no shareholder holding 5% or more of the outstanding shares of TCBC Common Stock who intends to vote against the approval of this Agreement. TCBC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CBAN, this Agreement is a valid and legally binding obligation of TCBC, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”)).
Section 3.06   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by TCBC or any of its Subsidiaries in connection with the execution, delivery or performance by TCBC of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NYSE, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the OCC, and applicable state banking agencies, the Georgia Department of Banking and Finance and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing by CBAN with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the OCC, the Secretary of State of the State of Georgia or other applicable Governmental Authorities to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CBAN Common Stock pursuant to this Agreement (the “CBAN Common Stock Issuance”) and approval of listing of such CBAN Common Stock on NYSE. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite TCBC Shareholder Approval and as set forth on TCBC Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by TCBC do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of TCBC or any of its respective Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TCBC or any of its Subsidiaries, or any of their respective properties or assets, (C) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on TCBC or could reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of TCBC or any of its Subsidiaries or to which TCBC or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (D) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a material impact on TCBC or result in a material financial penalty.
(b)   As of the date hereof, TCBC has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07   Financial Statements; Internal Controls.
(a)   TCBC has previously delivered or made available to CBAN copies of TCBC’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2024, 2023 and 2022, accompanied by the unqualified audit reports of Wipfli, LLP, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the six (6) months ended June 30, 2025 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of TCBC and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to (A) the absence of consolidated statements of changes in stockholders’ equity, consolidated statements of comprehensive income (loss), and consolidated statements of cash flow, (B) normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to TCBC), and (C) the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than TCBC’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of TCBC. The audits of TCBC have been conducted in accordance with GAAP. Except as set forth in TCBC Disclosure Schedule 3.07(a), since December 31, 2024, neither TCBC nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2024. True, correct and complete copies of the Financial Statements are set forth in TCBC Disclosure Schedule 3.07(a).
(b)   The financial statements contained in the Consolidated Reports of Condition and Income (the “Call Reports”) of TC Federal Bank for the periods ended on or after December 31, 2022, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of TC Federal Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments, in compliance with the rules and regulations of applicable federal banking authorities. The financial statements contained in the Call Reports of TC Federal Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of TC Federal Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of TC Federal Bank for the respective periods set forth therein, subject to year-end adjustments, in compliance with the rules and regulations of applicable federal banking authorities.
(c)   The records, systems, controls, data and information of TCBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TCBC or its Subsidiaries or accountants (including all means of access thereto and therefrom). TCBC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. TCBC has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of TCBC (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect TCBC’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TCBC’s internal control over financial reporting.
(d)   Except as set forth in TCBC Disclosure Schedule 3.07(d), since December 31, 2022, (x) neither TCBC nor any of its Subsidiaries nor, to TCBC’s Knowledge, any director, officer, employee, auditor, accountant or representative of TCBC or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the integrity of the Financial Statements, any financial statements of any Subsidiary of TCBC, including the Call Reports, the accounting or auditing practices, procedures, methodologies or methods of TCBC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TCBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing TCBC or any of its Subsidiaries, whether or not employed by TCBC or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by TCBC or any of its officers, directors, employees, or agents to the board of directors of TCBC or any committee of the board of directors or, to TCBC’s Knowledge, to any director or officer of TCBC. To TCBC’s Knowledge, there have been no instances of fraud by TCBC or any of its Subsidiaries, whether or not material
(e)   Except for (i) those liabilities that are fully reflected or reserved for in the Financial Statements, (ii) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2024 in amounts consistent with past practice, (iii) liabilities that have been discharged or paid in full before the Closing Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither TCBC nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in clause (i)-(iv), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to TCBC.
(f)   The Financial Statements to be prepared by TCBC after the date of this Agreement and prior to the Closing (i) will be true, accurate and complete in all material respects, (ii) will be prepared from, and in accordance with, the books and records of TCBC and its Subsidiaries, (iii) will be prepared in accordance with GAAP, consistently applied and (iv) will fairly present in all material respects the consolidated financial condition, results of operations, changes in shareholders’ equity and cash flows of TCBC and its Subsidiaries as of the respective dates and for the respective periods covered thereby, subject to normal year-end adjustments and the absence of footnotes in the case of unaudited interim financial statements.
(g)   The independent registered public accounting firm that audited the Annual Financial Statements is, and has been throughout the periods covered by such financial statements, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, such accounting firm has not resigned or been dismissed as a result of or in connection with any disagreement with TCBC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
Section 3.08   Regulatory Reports.
Since January 1, 2022, TCBC and its Subsidiaries have timely filed with the FRB, the FDIC, the OCC, any SRO and any other applicable Governmental Authority, in correct form, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified TCBC or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of TCBC, threatened an investigation into the business or operations of TCBC or any of its Subsidiaries since January 1, 2022. Subject to Section 9.11, (i) there is no material and unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of TCBC or any of its Subsidiaries, and (ii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of TCBC or any of its Subsidiaries since January 1, 2022.
Section 3.09   Absence of Certain Changes or Events.
Except as set forth in TCBC Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2024, (a) TCBC and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to TCBC, and (c) neither TCBC nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u), or Section 5.01(z).
Section 3.10   Legal Proceedings.
(a)   There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of TCBC, threatened against TCBC or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which TCBC or any of its Subsidiaries or any of their current or former director or executive officer, in their capacities as such, is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   Subject to Section 9.11, there is no material injunction, order, judgment or decree or regulatory restriction imposed upon TCBC or any of its Subsidiaries, or the assets of TCBC or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither TCBC nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of TCBC or any of TCBC’s Subsidiaries.
Section 3.11   Compliance with Laws.
(a)   TCBC and each of its Subsidiaries is, and has been since January 1, 2022, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2022, neither TCBC nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers. Neither TCBC nor any of its Subsidiaries has been advised by any Governmental Authority of any material deficiencies or concerns in respect of its compliance with applicable Laws.
(b)   TCBC and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to TCBC’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither TCBC nor any of its Subsidiaries has received, since January 1, 2022, written or, to TCBC’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to TCBC’s Knowledge, do any grounds for any of the foregoing exist).
Section 3.12   TCBC Material Contracts; Defaults.
(a)   Other than the TCBC Benefit Plans, neither TCBC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of TCBC or any of its Subsidiaries to indemnification from TCBC or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of TCBC or its respective Subsidiaries; (iii) related to the borrowing by TCBC or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by TCBC or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $30,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by TCBC or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of TCBC or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, CBAN or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; (xi) pursuant to which TCBC or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (xii) which provides that the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (xiii) any debt securities or any swaps, hedging or derivatives arrangements (or the guarantee of any of the foregoing by TCBC or any of its Subsidiaries); (xiv) any employment, severance, termination, consulting, retention or retirement agreement; (xv) any agreement with any Affiliate, officer, director, employee, or consultant of TCBC or any of its Subsidiaries (other than ordinary course loans or deposits); or (xvi) any agreement that provides rights to investors, including registration, preemptive, anti-dilution or board designation rights; (each such contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is listed in TCBC Disclosure Schedule 3.12(a), and is referred to herein as a “TCBC Material Contract”). TCBC has previously made available to CBAN true, complete and correct copies of each such TCBC Material Contract, including any and all amendments and modifications thereto. All indebtedness for borrowed money of TCBC or any of its Subsidiaries is prepayable without penalty or premium, except as set forth in TCBC Disclosure Schedule 3.12(a).
(b)   (i) Each TCBC Material Contract is valid and binding on TCBC and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that TCBC hereby represents and warrants that, to its Knowledge, each TCBC Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a

Material Adverse Effect with respect to TCBC; (ii) TCBC and each of its Subsidiaries and, to the Knowledge of TCBC, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each TCBC Material Contract; and (iii) and neither TCBC nor any of its Subsidiaries is in default under any TCBC Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by TCBC or any of its Subsidiaries is currently outstanding.
(c)   TCBC Disclosure Schedule 3.12(c) sets forth a true and complete list of all TCBC Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by TCBC of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
(d)   TCBC Disclosure Schedule 3.12(d) contains a schedule showing the estimated, with reasonable precision, present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance, salary continuation, deferred compensation, supplemental retirement or similar contract, plan or arrangement with or which covers any present or former employee, director or consultant of TCBC or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any TCBC Benefit Plan or TCBC Material Contract for each such person, specifying the assumptions in such schedule. The failure of TCBC to include immaterial amounts (both individually or in the aggregate) under this Section 3.12(d) shall not constitute a breach hereof.
Section 3.13   Agreements with Regulatory Agencies.
Subject to Section 9.11, neither TCBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “TCBC Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of TCBC’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has TCBC or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any TCBC Regulatory Agreement. To TCBC’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to TCBC or any of its Subsidiaries.
Section 3.14   Brokers; Fairness Opinion.
Neither TCBC nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that TCBC has engaged, and will pay a fee or commission to Performance Trust Capital Partners, LLC (“TCBC Financial Advisor”), in accordance with the terms of a letter agreement between TCBC Financial Advisor and TCBC, a true, complete and correct copy of which has been previously delivered by TCBC to CBAN. TCBC has received the opinion of the TCBC Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to CBAN) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of TCBC Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.15   Employee Benefit Plans.
(a)   TCBC Disclosure Schedule 3.15(a) sets forth a true and complete list of each TCBC Benefit Plan. For purposes of this Agreement, “TCBC Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of TCBC or any of its Subsidiaries

(such current and former employees collectively, the “TCBC Employees”), (ii) covering current or former directors of TCBC or any of its Subsidiaries, or (iii) with respect to which TCBC, any of its Subsidiaries, Controlled Group Members, or ERISA Affiliates has or may have any liability or contingent liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)   With respect to each TCBC Benefit Plan, TCBC has provided or made available to CBAN true and complete copies of such TCBC Benefit Plan (or a written summary of such TCBC Benefit Plan where no plan document exists), any trust instruments and insurance contracts forming a part of any TCBC Benefit Plans and all amendments thereto, the most current summary plan descriptions and summaries of material modifications, IRS Form 5500, including applicable schedules and reports required to be filed therewith (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, or advisory letters with respect thereto, and any correspondence from any Governmental Authority. In addition, with respect to the TCBC Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and material communications (e.g. award agreements, summary of benefits and coverage, employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5), and coverage and nondiscrimination testing data and results (e.g. under Code Sections 105(h), 125, 129, 410, 401(k), and 401(m), as applicable), have been provided or made available to CBAN.
(c)   All TCBC Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each TCBC Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“TCBC 401(a) Plan”) has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to TCBC’s Knowledge, there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter, and nothing has occurred that would be expected to result in the TCBC 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All TCBC Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to TCBC’s Knowledge, threatened litigation or regulatory action relating to the TCBC Benefit Plans. Neither TCBC nor any of its Subsidiaries has engaged in a transaction with respect to any TCBC Benefit Plan that could reasonably be expected to subject TCBC or any of its Subsidiaries to a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. No TCBC 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries, investigations, or proceedings pending or, to TCBC’s Knowledge, threatened by any Governmental Authority, or participant claims (other than claims for benefits in the normal course of business), with respect to any TCBC Benefit Plan. Neither TCBC nor any administrator or fiduciary of any TCBC Benefit Plan (or any agent of any of the foregoing) that is an employee of TCBC has engaged in any transaction, or acted or failed to act in any manner with respect to any TCBC Benefit Plan that could subject it to any direct or indirect material liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the TCBC Benefit Plans has been made to TCBC Employees that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.
(d)   Neither TCBC nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of TCBC or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. TCBC has not contributed to (or been obligated to contribute to) a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither TCBC nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA. Neither TCBC nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40).

(e)   All contributions required to be made with respect to all TCBC Benefit Plans have been timely made or accrued on TCBC’s financial statements.
(f)   Except as set forth in TCBC Disclosure Schedule 3.15(f), no TCBC Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any TCBC Employee, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.
(g)   All TCBC Benefit Plans that are group health plans have been operated in all material respects in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred or no such liabilities are expected to be assessed. TCBC may amend or terminate any such TCBC Benefit Plan at any time.
(h)   Except as otherwise provided for in this Agreement or as set forth in TCBC Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any TCBC Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any TCBC Employee to severance pay or any increase in severance pay, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under or increase the amount payable any of the TCBC Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the TCBC Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of TCBC or, after the consummation of the transactions contemplated hereby, CBAN or any of its Subsidiaries, to merge, amend or terminate any of the TCBC Benefit Plans.
(i)   Except as set forth in TCBC Disclosure Schedule 3.15(i), each TCBC Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code. Neither TCBC nor any of its Subsidiaries (i) has any obligation to reimburse or indemnify any participant in a TCBC Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, and (ii) except as set forth in TCBC Disclosure Schedule 3.15(i), has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j)   No TCBC Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither TCBC nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)   TCBC has made available to CBAN copies of any Code Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
(l)   TCBC Disclosure Schedule 3.15(l) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance, or similar contract, plan, or arrangement with or which covers any present or former director, officer, employee, or consultant of TCBC or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any TCBC Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
Section 3.16   Labor Matters.
(a)   Neither TCBC nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to TCBC’s Knowledge threatened, asserting that TCBC or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel TCBC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against TCBC pending or, to TCBC’s Knowledge, threatened, nor to TCBC’s Knowledge is there any activity involving TCBC Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, TCBC and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for TCBC or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To TCBC’s Knowledge, no officer of TCBC or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.
(b)   TCBC and its Subsidiaries are in compliance in all material respects with, and since December 31, 2022, have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).
(c)   (i) To TCBC’s Knowledge, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the board of directors of TCBC or a current officer of TCBC or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither TCBC nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current officer at or above Senior Vice President, and (iii) there are no proceedings currently pending or, to the Knowledge of TCBC, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the board of directors of TCBC, any current officer or any Senior Vice President.
Section 3.17   Environmental Matters.
(a) To its Knowledge, TCBC and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of TCBC, threatened against TCBC or any of its Subsidiaries or any real property or facility presently owned, operated or leased by TCBC or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither TCBC nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of TCBC, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by TCBC or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to TCBC or any of its Subsidiaries relating to or arising under any Environmental Laws, (e) to the Knowledge of TCBC, there are no underground storage tanks on, in or under any property currently owned, operated or leased by TCBC or any of its Subsidiaries, and (f) TCBC and its Subsidiaries have furnished to CBAN all environmental assessments, audits, reports, and other material documents and information in their possession or control relating to TCBC, any of its Subsidiaries, any predecessor, any facility or property currently or formerly owned, leased or operated by TCBC or any of its Subsidiaries.
Section 3.18   Tax Matters.
(a)   Each of TCBC and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all income Tax Returns and all other material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All material Taxes due and owing by TCBC or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither TCBC nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither TCBC nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where TCBC or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of TCBC or any of its Subsidiaries.
(b)   TCBC and each of its Subsidiaries have collected or withheld and paid over to the appropriate Governmental Authority all amounts of Taxes required to have been collected or withheld and paid over by it, and have complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party, and Taxes required to be collected or withheld and paid pursuant to Sections 1441, 1442, and 3406 of the Code or similar provisions under state, local, or foreign Law.
(c)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of TCBC or any of its Subsidiaries. Neither TCBC nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where TCBC or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any Tax or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against TCBC or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against TCBC or any of its Subsidiaries, and neither TCBC nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.
(d)   TCBC has delivered or made available to CBAN true and complete copies of the foreign, federal, state or local Tax Returns filed with respect to TCBC or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by TCBC, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2021.
(e)   Neither TCBC nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither TCBC nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation, sharing agreement or similar agreement pursuant to which it has any material obligation to any Person with respect to Taxes (other than such an agreement with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes). Neither TCBC nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TCBC), or (ii) has any liability for the Taxes of any Person (other than TCBC and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(f)   The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by TCBC and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2024, neither TCBC nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(g)   Neither TCBC nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing

Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(h)   Since January 1, 2022, neither TCBC nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(i)   Neither TCBC nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year.
(j)   Neither TCBC nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(k)   Neither TCBC nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
(l)   TCBC and each of its Subsidiaries is in material compliance with all federal, state and foreign Laws applicable to abandoned or unclaimed property or escheat and has timely paid, remitted or delivered to each jurisdiction all material unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction.
(m)   Set forth in TCBC Disclosure Schedule 3.18(m) are the net operating loss, net capital loss, credit, minimum Tax, charitable contribution, and other Tax carryforwards (by type of carryforward and expiration date, if any) of TCBC and each of its Subsidiaries. Except as set forth on TCBC Disclosure Schedule 3.18(m), none of those carryforwards are, as of the Closing Date and without giving effect to the Merger, presently subject to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations, or any analogous provision of foreign, state, or local Tax Law.
Section 3.19   Investment Securities.
(a)   TCBC Disclosure Schedule 3.19 sets forth as of June 30, 2025, the TCBC Investment Securities, as well as any purchases or sales of TCBC Investment Securities between December 31, 2024 to and including June 30, 2025, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any TCBC Investment Securities sold during such time period between December 31, 2024 and June 30, 2025. Each of TCBC and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to TCBC’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of TCBC or its Subsidiaries. Such securities and commodities are valued on the books of TCBC in accordance with GAAP in all material respects. Except as set forth in TCBC Disclosure Schedule 3.19, neither TCBC nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than TC Federal Bank. Except for investments in FHLB stock and FRB stock and pledges to secure FHLB or FRB borrowings and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by TCBC or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.

(b)   TCBC has made available to CBAN a true and complete list, as of June 30, 2025, of the borrowed funds (excluding deposit accounts) of TCBC and its Subsidiaries.
(c)   TCBC has made available to CBAN a true and complete list, as of June 30, 2025, of the deposits of TCBC or any of its Subsidiaries that are “brokered” or “listing service” deposits.
(d)   TCBC and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that TCBC believes are prudent and reasonable in the context of their respective businesses, and TCBC and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.
Section 3.20   Derivative Transactions.
(a)   All Derivative Transactions entered into by TCBC or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by TCBC or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. TCBC and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)   As of the date hereof, neither TCBC nor any of its Subsidiaries is a party to any Derivative Transaction that has not been resolved.
Section 3.21   Regulatory Capitalization.
TCBC and TC Federal Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 3.22   Loans; Nonperforming and Classified Assets.
(a)   TCBC Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which TCBC or any of its Subsidiaries is a creditor which, as of June 30, 2025, was over thirty (30) days or more delinquent in payment of principal or interest or in default of any other material provision, and (ii) Loans with any director, executive officer or 5% or greater shareholder of TCBC or any of its Subsidiaries, or to the Knowledge of TCBC, any affiliate of any of the foregoing. Set forth in TCBC Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of TCBC and its Subsidiaries that, as of June 30, 2025, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by TC Federal Bank, TCBC or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by TC Federal Bank as a Troubled Debt Restructuring as defined by GAAP.
(b)   TCBC Disclosure Schedule 3.22(b) identifies each asset of TCBC or any of its Subsidiaries that as of June 30, 2025 was classified as other real estate owned (“OREO”) and the book value thereof as of June 30, 2025 as well as any assets classified as OREO between December 31, 2024 and June 30, 2025 and any sales of OREO between December 31, 2024 and June 30, 2025, reflecting any gain or loss with respect to any OREO sold.
(c)   Each Loan held in TCBC’s or any of its Subsidiaries’ loan portfolio (each a “TCBC Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of TCBC and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.
(d)   All currently outstanding TCBC Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding TCBC Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the TCBC Loans that are not reflected in the written records of TCBC or its Subsidiary, as applicable. All such TCBC Loans are owned by TCBC or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any TCBC Loan have been asserted in writing against TCBC or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and TCBC has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by TCBC from third parties that are described on TCBC Disclosure Schedule 3.22(d), no TCBC Loans are presently serviced by third parties and there is no obligation which could result in any TCBC Loan becoming subject to any third-party servicing.
(e)   Neither TCBC nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates TCBC or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of TCBC or any of its Subsidiaries, unless there is a material breach of a representation or covenant by TCBC or any of its Subsidiaries, and none of the agreements pursuant to which TCBC or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   Neither TCBC nor any of its Subsidiaries is now nor has it ever been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(g)   There are no outstanding Loans made by TCBC or TC Federal Bank to any directors, executive officers or principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of TCBC or TC Federal Bank, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
Section 3.23   Allowance for Credit Losses.
TCBC’s allowance for credit losses as reflected in each of (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2024 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with TCBC’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is, in the reasonable judgment of management, adequate under all such standards. As of December 31, 2024, any impairment on loans, investments, derivatives and any other financial instrument in the Financial Statements was accounted for under GAAP.
Section 3.24   Trust Business; Administration of Fiduciary Accounts.
Neither TCBC nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.25   Investment Management and Related Activities.
None of TCBC, any TCBC Subsidiary or any of their respective directors, officers or employees, in each of their respective capacities as a director, officer, or employee of TCBC or any TCBC Subsidiary, is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.26   Repurchase Agreements.
With respect to all agreements pursuant to which TCBC or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, TCBC or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27   Deposit Insurance; FHLB.
The deposits of TC Federal Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and TC Federal Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to TCBC’s Knowledge, threatened. TC Federal Bank is a member in good standing of the Federal Home Loan Bank of Atlanta.
Section 3.28   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.
Neither TCBC nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither TCBC nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause TCBC or any of its Subsidiaries: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of TCBC and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. TC Federal Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.
Section 3.29   Transactions with Affiliates.
Except as set forth in TCBC Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by TCBC or any of its Subsidiaries to, and neither TCBC nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of TCBC or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with TCBC or any of its Subsidiaries and other than deposits held by TC Federal Bank in the Ordinary Course of Business, or (b) any other Affiliate of TCBC or any of its Subsidiaries. Except as set forth in TCBC Disclosure Schedule 3.29, neither TCBC nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between TC Federal Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

Section 3.30   Tangible Properties and Assets.
(a)   TCBC Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by TCBC and each of its Subsidiaries. Except as set forth in TCBC Disclosure Schedule 3.30(a), TCBC or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (a) statutory Liens for amounts not yet delinquent, and (b) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to TCBC’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that TCBC or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in TCBC Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to CBAN. There are no material pending or, to the Knowledge of TCBC, threatened condemnation proceedings against any real property owned or leased by TCBC or its Subsidiaries.
(b)   TCBC Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which TCBC or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither TCBC nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To TCBC’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by TCBC or any of its Subsidiaries of, or default by TCBC or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To TCBC’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. TCBC and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in TCBC Disclosure Schedule 3.30(b), have been furnished or made available to CBAN.
(c)   All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of TCBC and its Subsidiaries.
Section 3.31   Intellectual Property.
TCBC Disclosure Schedule 3.31 sets forth a true, complete and correct list of all TCBC Intellectual Property. TCBC or its Subsidiaries owns or has a valid license to use all TCBC Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The TCBC Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of TCBC and its Subsidiaries as currently conducted. The TCBC Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither TCBC nor any of its Subsidiaries has received notice challenging the validity or enforceability of TCBC Intellectual Property. None of TCBC or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by TCBC of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which TCBC or any of its Subsidiaries is a party and pursuant to which TCBC or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither TCBC nor any of its Subsidiaries has received notice challenging TCBC’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of TCBC or any of its Subsidiaries to own or use any of TCBC Intellectual Property. Since January 1, 2022, neither TCBC nor any of its Subsidiaries has been a party to any litigation or received any written notice alleging infringement or misappropriation of any third-party Intellectual Property, nor has TCBC or any of its Subsidiaries initiated any litigation to enforce its Intellectual Property rights.
Section 3.32   Insurance.
(a)   TCBC Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders or bonds currently maintained by TCBC and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. TCBC and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of TCBC reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither TCBC nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither TCBC nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)   TCBC Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by TCBC or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by TC Federal Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under TCBC’s BOLI. Neither TCBC nor any of TCBC’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33   Antitakeover Provisions.
No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.34   TCBC Information.
The information relating to TCBC and its Subsidiaries that is provided by or on behalf of TCBC for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to TCBC’s shareholders and as of the date of the TCBC Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any subsequent filing of TCBC as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to TCBC and TCBC’s Subsidiaries and other portions thereof within the reasonable control of TCBC and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 3.35   Transaction Costs.
TCBC Disclosure Schedule 3.35 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of TCBC and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.36   Bank Holding Company.
TCBC is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended, except for the enumerated purposes for which it is treated as a savings and loan holding company. The enumerated purposes are: (a) governance, including incorporation, bylaws, boards of directors, shareholders, and dividends; (b) consolidation, merger, dissolution, conversion (including conversion to a stock bank or to another charter), conservatorship, and receivership; and (c) those determined by regulation of the Comptroller of the Currency, which are currently found at 12 U.S.C. § 1464a(d) and 12 CFR 101.4.
Section 3.37   ESOP Trustees.
The Persons set forth in TCBC Disclosure Schedule 3.37 are the duly appointed ESOP Trustees, with the power and authority to act on behalf of the ESOP (a) as fiduciary of the ESOP in the manner described in Section 3(21)(A) of ERISA and (b) on behalf of the ESOP to the extent specified in the ESOP and any related trust or other documents.
Section 3.38   Information Security.
TCBC and its Subsidiaries use commercially reasonable and appropriate efforts and measures to protect (a) their trade secrets and confidential information and (b) the integrity, security and continuous operation of the Systems used in connection with their businesses (and all personal data that are processed thereby), and since December 31, 2022, (i) there have been no breaches, outages, violations, or unauthorized uses of or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person and (ii) such Systems have functioned in all material respects in accordance with their specifications and intended purpose and have been free of material defects, errors, viruses, malware or other corruptants.
Section 3.39   Questionable Payments.
None of TCBC, TC Federal Bank or any of their Subsidiaries, or to TCBC’s Knowledge, any director, officer, employee, agent or other person acting on behalf of TCBC, TC Federal Bank or any of its Subsidiaries, has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful fund of monies or other assets of TCBC or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of TCBC or any of its Subsidiaries or (f) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment, regardless of form, whether in money, property or services, to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government. None of TCBC, TC Federal Bank or any of their Subsidiaries, or to TCBC’s Knowledge, any director, officer, employee, agent or other person acting on behalf of TCBC, TC Federal Bank or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
Section 3.40   Mortgage Loan Matters.
Except as set forth on TCBC Disclosure Schedule 3.40, at all times while TCBC and its Subsidiaries have been originating and servicing qualified and non-qualified (i.e., not for sale to any public government-sponsored enterprise) residential mortgage loans (collectively, the “Mortgage Loans”), TCBC and its Subsidiaries:
(a)   has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where each Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it;
(b)   has developed policies and procedures governing the origination of Mortgage Loans, including, but not limited to, ability to repay, analysis of gift letters and evaluation of financial statements from borrowers, use of third-party brokers, and independent quality control, and is in compliance with such policies and procedures in all material respects;

(c)   utilized origination, collection and servicing practices with respect to the Mortgage Loans that have been in all material respects legal, in compliance with all applicable Laws, and customary in the mortgage origination and servicing industry, and the collection and servicing practices have been consistent with Customary Servicing Procedures;
(d)   to the Knowledge of TCBC, has not been the subject of allegations of material failure to comply with applicable loan origination, servicing or claims procedures, in its most recent audits (if any); and
(e)   has in full force and effect an adequate errors and omissions policy or policies with respect to its origination and servicing operations and a standard mortgage banker’s blanket bond.
Section 3.41   No Other Representations or Warranties.
Except for the representations and warranties made by TCBC in this Article III and for the disclosures contained in the TCBC Disclosure Schedule, neither TCBC nor any other person makes any express or implied representation or warranty with respect to TCBC, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TCBC hereby disclaims any such other representations or warranties. TCBC acknowledges and agrees that neither CBAN nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the CBAN Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CBAN
Except as set forth in the disclosure schedule delivered by CBAN to TCBC prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “CBAN Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the CBAN Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CBAN that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on CBAN, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (i) any other section of Article IV specifically referenced or cross-referenced and (ii) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, CBAN hereby represents and warrants to TCBC as follows:
Section 4.01   Organization and Standing.
Each of CBAN and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to CBAN.
Section 4.02   Capital Stock.
The authorized capital stock of CBAN consists of 50,000,000 shares of CBAN Common Stock, and 10,000,000 shares of preferred stock. As of the date hereof, 17,461,032 shares of CBAN Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of CBAN Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any CBAN shareholder. The shares of CBAN Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of CBAN’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.03   Corporate Power.
(a)   CBAN and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and CBAN has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all Regulatory Approvals and the Requisite CBAN Shareholder Approval.
(b)   CBAN has made available to TCBC a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of CBAN and each of its Subsidiaries. Neither CBAN nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 4.04   Corporate Authority.
Except for the approval of this Agreement and of the transactions contemplated hereby, including but not limited to the Requisite CBAN Shareholder Approval, and the adoption and approval of the Bank Merger Agreement by CBAN as Colony Bank’s sole shareholder, no other corporate proceedings on the part of CBAN are necessary to approve this Agreement or to consummate the transactions contemplated hereby. To the Knowledge of CBAN, there is no shareholder holding 5% or more of the outstanding shares of CBAN Common Stock who intends to vote against the approval of the CBAN Common Stock Issuance. CBAN has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by TCBC, this Agreement is a valid and legally binding obligation of CBAN, enforceable in accordance with its terms, subject to the Enforceability Exception.
Section 4.05   SEC Documents; Financial Statements.
(a)   CBAN has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2022 (the “CBAN Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such required reports, forms, schedules, registration statements, and other documents or pay such fees and assessments has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBAN. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the CBAN Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CBAN Reports, and none of the CBAN Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of CBAN has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the CBAN Reports.
(b)   The consolidated financial statements of CBAN (or incorporated by reference) included (or incorporated by reference) in the CBAN Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of CBAN and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of CBAN and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.

(c)   CBAN (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of CBAN’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CBAN’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CBAN’s internal control over financial reporting. These disclosures were made in writing by management to CBAN’s auditors and audit committee. To the Knowledge of CBAN, there is no reason to believe that CBAN’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.
(d)   Since January 1, 2025, neither CBAN nor any of its Subsidiaries nor, to CBAN’s Knowledge, any director, officer, employee, auditor, accountant or representative of CBAN or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of CBAN or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CBAN or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.06   Regulatory Reports.
Since January 1, 2022, CBAN and each of its Subsidiaries has timely filed with the SEC, FRB, FDIC, any SRO and any other applicable Governmental Authority, in correct form, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to CBAN. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of CBAN and its Subsidiaries, no Governmental Authority has notified CBAN that it has initiated or has pending any proceeding or, to the Knowledge of CBAN threatened an investigation into the business or operations of CBAN or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CBAN. Subject to Section 9.11, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of CBAN or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CBAN.
Section 4.07   Regulatory Approvals; No Defaults.
No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by CBAN or any of its Subsidiaries in connection with the execution, delivery or performance by CBAN of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (a) the Regulatory Approvals, (b) the filing with the SEC and the filing and declaration of effectiveness of the Registration Statement, (c) the Requisite CBAN Shareholder Approval, (d) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the Secretary of State of the State of Georgia or other applicable state or federal banking agencies to cause the Bank Merger to become effective, (e) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (f) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NYSE and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the CBAN Common Stock Issuance and approval of listing of such CBAN Common Stock on the NYSE. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by CBAN do not and will not, (i) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of CBAN, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBAN or any of its Subsidiaries, or any of their respective properties or assets, or (iii) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBAN or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which CBAN or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound. As of the date hereof, CBAN has no Knowledge of any reason (A) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (B) why a Burdensome Condition would be imposed.
Section 4.08   CBAN Information.
The information relating to CBAN and its Subsidiaries that is supplied by or on behalf of CBAN for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to TCBC shareholders and as of the date of the TCBC Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any CBAN Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to CBAN and CBAN’s Subsidiaries and other portions thereof within the reasonable control of CBAN and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 4.09   Absence of Certain Changes or Events.
Except as reflected or disclosed in CBAN’s Annual Report on Form 10-K for the year ended December 31, 2024 or in the CBAN Reports since December 31, 2024, as filed with the SEC, there has been no change or development with respect to CBAN and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to CBAN.
Section 4.10   Compliance with Laws.
(a)   CBAN and each of its Subsidiaries is, and has been since January 1, 2022, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2022, neither CBAN nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)   CBAN and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CBAN’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither CBAN nor any of its Subsidiaries has received, since January 1, 2022, written or, to CBAN’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CBAN’s Knowledge, do any grounds for any of the foregoing exist), except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to CBAN.
Section 4.11   CBAN Regulatory Matters.
(a)   CBAN is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
(b)   The deposits of Colony Bank are insured by the FDIC in accordance with FDIA to the fullest extent permitted by Law, and Colony Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to CBAN’s Knowledge, threatened. Colony Bank received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
(c)   Subject to Section 9.11, since January 1, 2022, neither CBAN nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither CBAN nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither CBAN nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
Section 4.12   Brokers.
Neither CBAN nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that CBAN has engaged, and will pay a fee or commission to Hovde Group, LLC.
Section 4.13   Legal Proceedings.
(a)   Neither CBAN nor any of its Subsidiaries is a party to any, and there are no pending or, to CBAN’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBAN or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on CBAN, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   Subject to Section 9.11, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBAN, there is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon CBAN, any of its Subsidiaries or the assets of CBAN or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).

Section 4.14   Tax Matters.
(a)   Each of CBAN and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by CBAN or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since January 1, 2022, neither CBAN nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where CBAN or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of CBAN or any of its Subsidiaries.
(b)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of CBAN or any of its Subsidiaries. Neither CBAN nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where CBAN or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted or assessed by any taxing authority against CBAN or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled.
(c)   Neither CBAN nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year.
(d)   Neither CBAN nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(e)   Since January 1, 2022, neither CBAN nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(f)   Neither CBAN nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.15   Agreements with Regulatory Agencies.
Neither CBAN nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “CBAN Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of CBAN’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has CBAN or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any CBAN Regulatory Agreement. To CBAN’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to CBAN or any of its Subsidiaries.
Section 4.16   Regulatory Capitalization.
CBAN and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 4.17   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.
Neither CBAN nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither CBAN nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause CBAN or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of CBAN and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 4.18   Loans.
As of the date hereof, each Loan held in CBAN’s or any of its Subsidiaries’ loan portfolio, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to CBAN, (i) at the time and under the circumstances in which made, was made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof (except as enforcement against the obligors may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principals of equity which may limit the enforcement of certain remedies), (ii) is evidenced by genuine notes, agreements, or other evidences of indebtedness, (iii) was made in accordance with the lending policies and underwriting standards of Colony Bank, and (iv) to the extent secured, have been secured, to the Knowledge of CBAN, by valid Liens and security interests which have been perfected.
Section 4.19   No Financing.
CBAN has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.
Section 4.20   Benefits.
(a)   For purposes of this Agreement, “CBAN Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of CBAN or any of its Subsidiaries, (ii) covering current or former directors of CBAN or any of its Subsidiaries, or (iii) with respect to which CBAN, any of its Subsidiaries, Controlled Group Members, or ERISA Affiliates has or may have any liability or contingent liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)   All CBAN Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. All CBAN Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to CBAN’s Knowledge, threatened litigation or regulatory action relating to the CBAN Benefit Plans. Neither CBAN nor any of its Subsidiaries has engaged in a transaction with respect to any CBAN Benefit Plan that could reasonably be expected to subject CBAN or any of its Subsidiaries to a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. There are no audits, inquiries, investigations, or proceedings pending or, to CBAN’s Knowledge, threatened by any Governmental Authority, or participant claims (other than claims for benefits in the normal course of business), with respect to any CBAN Benefit Plan. Neither CBAN nor any administrator or fiduciary of any CBAN Benefit Plan (or any agent of any of the foregoing) that is an employee of CBAN has engaged in any transaction, or acted or failed to act in any manner with respect to any CBAN Benefit Plan that could subject it to any direct or indirect material liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.
Section 4.21   No Other Representations or Warranties.
Except for the representations and warranties made by CBAN in this Article IV and for the disclosures contained in the CBAN Disclosure Schedule, neither CBAN nor any other person makes any express or implied representation or warranty with respect to CBAN, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CBAN hereby disclaims any such other representations or warranties. CBAN acknowledges and agrees that neither TCBC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and in the TCBC Disclosure Schedule.
ARTICLE V
COVENANTS
Section 5.01   Covenants of TCBC.
During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the TCBC Disclosure Schedule), required by Law or with the prior written consent of CBAN (which consent shall not be unreasonably withheld, conditioned or delayed), TCBC shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, TCBC will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and CBAN the present services of the current officers and employees of TCBC and its Subsidiaries, (iii) preserve for itself and CBAN the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (w) as set forth in TCBC Disclosure Schedule 5.01, (x) as required by applicable Law or Governmental Authority, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by CBAN (which consent shall not be unreasonably withheld, conditioned or delayed, and CBAN shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of TCBC and TC Federal Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of TCBC and its Subsidiaries), TCBC shall not and shall not permit its Subsidiaries to:
(a)   Stock.   (i) Issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the TCBC Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(b)   Dividends; Other Distributions.   Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly-owned Subsidiaries to TCBC and the dividends set forth in TCBC Disclosure Schedule 5.01(b).

(c)   Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of TCBC or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of TCBC or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in TCBC Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations existing as of the date hereof set forth on TCBC Disclosure Schedule 3.15(l), or (iv) as otherwise set forth in TCBC Disclosure Schedule 5.01(c).
(d)   Hiring.   (i) Hire any person as an employee or officer of TCBC or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $100,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or (ii) promote any employee except to fill vacancies that may arise in the Ordinary Course of Business or to satisfy contractual obligations existing as of the date of this Agreement and set forth on TCBC Disclosure Schedule 5.01(d).
(e)   Benefit Plans.   Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, (ii) to satisfy contractual obligations existing as of the date hereof (iii) as previously disclosed to CBAN and set forth in TCBC Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement)) any TCBC Benefit Plan.
(f)   Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in TCBC Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(g)   Dispositions.   Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to TCBC or any of its Subsidiaries.
(h)   Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by CBAN pursuant to any other applicable paragraph of this Section 5.01.
(i)   Capital Expenditures.   Except as set forth in TCBC Disclosure Schedule 5.01(i), make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that CBAN shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from TCBC.
(j)   Governing Documents.   Amend TCBC’s articles of incorporation or bylaws or any equivalent documents of TCBC’s Subsidiaries.
(k)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(l)   Contracts.   Except as set forth in TCBC Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, renew, extend, or waive any material provision of, any TCBC Material Contract, Lease or

Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to TCBC or any of its Subsidiaries, or enter into any contract that would constitute a TCBC Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by CBAN.
(m)   Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which TCBC or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by TCBC or any of its Subsidiaries of an amount which exceeds $50,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of TCBC or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.
(n)   Banking Operations.   (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(o)   Derivative Transactions.   Enter into any Derivative Transaction.
(p)   Indebtedness.   Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).
(q)   Investment Securities.   Unless mutually agreed upon by the Parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the TCBC Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(r)   Deposits.   Other than in the Ordinary Course of Business, make any changes to deposit pricing or acquire any “brokered deposits” except for any extensions or renewals of existing brokered deposits.
(s)   Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in TCBC Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by TCBC or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with TCBC’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of TCBC or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $2,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where TCBC or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the President or Chief Credit Officer of Colony Bank, which approval or rejection shall be given in writing within one (1) Business Day after the loan package is delivered to such individual.
(t)   Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by TCBC or its Subsidiaries.
(u)   Taxes.   Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” means affecting or relating to $50,000 or more in Taxes or $150,000 or more of taxable income.
(v)   Tax Treatment of Each of the Merger and the Bank Merger.   Take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.
(w)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or default by TCBC or any of its Subsidiaries under any agreement with any Governmental Authority or under any TCBC Material Contract, Lease or other material agreement or material license to which TCBC or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
(x)   Environmental Assessments.   Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(y)   Adverse Actions.   Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair TCBC’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(z)   Capital Stock Purchase.   Except as described in Section 5.11(f), directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(aa)   Facilities.   Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CBAN.
(bb)   Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(cc)   Loan Workouts.   Compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than any loan workout in the Ordinary Course of Business.
(dd)   Commitments.   (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
Section 5.02   Covenants of CBAN.
(a)   Affirmative Covenants.   From the date hereof until the Effective Time, CBAN will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.
(b)   Negative Covenants.   From the date hereof until the Effective Time, except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of TCBC during the period from the date of this Agreement to the Effective Time, CBAN shall not, and shall not permit any of its Subsidiaries to:
(i)   Take any action or knowingly fail to take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
(ii)   Take any action or knowingly fail to take any action that is reasonably likely to prevent, delay or impair CBAN’s ability to consummate the Merger or the transactions contemplated by this Agreement or Colony Bank’s ability to consummate the Bank Merger or perform any of its obligations under the Bank Plan of Merger; or
(iii)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.
Section 5.03   Commercially Reasonable Efforts.
Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04   Shareholder Approvals.
(a)   Each of CBAN and TCBC shall call, give notice of, convene and hold a meeting of its shareholders (the “CBAN Meeting” and the “TCBC Meeting,” respectively) as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective for the purpose of obtaining the Requisite CBAN Shareholder Approval and the Requisite TCBC Shareholder Approval required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby (as applicable). The board of directors of each of CBAN and TCBC shall use its commercially reasonable efforts to obtain from the shareholders of CBAN and TCBC, as the case may be, the Requisite CBAN Shareholder Approval, in the case of CBAN, and the Requisite TCBC Shareholder Approval, in the case of TCBC, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Proxy Statement/Prospectus) that they approve this Agreement and the transactions contemplated hereby, including, with respect to CBAN, the CBAN Common Stock Issuance. CBAN or TCBC shall adjourn or postpone the CBAN Meeting or the TCBC Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of CBAN Common Stock or the TCBC Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CBAN or TCBC as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CBAN Shareholder Approval or the Requisite TCBC Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the CBAN Meeting and TCBC Meeting shall be convened, the CBAN Common Stock Issuance shall be submitted to the shareholders of CBAN, and this Agreement shall be submitted to the shareholders of TCBC, at the CBAN

Meeting and TCBC Meeting, respectively, for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either CBAN or TCBC of such obligation. CBAN and TCBC shall use their commercially reasonable efforts to cooperate to hold the CBAN Meeting and TCBC Meeting as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective, and to set the same record date for each such meeting.
(b)   Except to the extent provided otherwise in Section 5.09, the board of directors of TCBC shall at all times prior to and during the TCBC Meeting recommend approval of this Agreement by the shareholders of TCBC and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by TCBC’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “TCBC Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of CBAN or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the TCBC Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite TCBC Shareholder Approval, TCBC will not adjourn or postpone the TCBC Meeting unless TCBC is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of TCBC. TCBC shall keep CBAN updated with respect to the proxy solicitation results in connection with the TCBC Meeting as reasonably requested by CBAN.
(c)   The board of directors of CBAN shall at all times prior to and during the CBAN Meeting recommend approval of the CBAN Common Stock Issuance by the shareholders of CBAN and any other matters required to be approved by CBAN’s shareholders for the CBAN Common Stock Issuance (the “CBAN Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of TCBC or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include such recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite CBAN Shareholder Approval, CBAN will not adjourn or postpone the CBAN Meeting unless CBAN is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of CBAN. CBAN shall keep TCBC updated with respect to the proxy solicitation results in connection with the CBAN Meeting as reasonably requested by TCBC.
Section 5.05   Registration Statement; Proxy Statement-Prospectus; NYSE Listing.
(a)   CBAN and TCBC agree to cooperate in the preparation of the Registration Statement. TCBC shall use its reasonable best efforts to deliver to CBAN such financial statements and related analysis of TCBC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of TCBC, as may be required in order to file the Registration Statement, and any other report required to be filed by CBAN with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to CBAN to review. Subject to TCBC’s cooperation as provided in this Section 5.05(a), within forty-five (45) days of the date of this Agreement, CBAN shall file with the SEC the Registration Statement. Each of CBAN and TCBC agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. CBAN also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. TCBC agrees to cooperate with CBAN and CBAN’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from TCBC’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, TCBC, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)   CBAN will advise TCBC, promptly after CBAN receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CBAN Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. CBAN will provide TCBC and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and CBAN will provide TCBC and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, CBAN shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with TCBC to mail such amendment or supplement to TCBC shareholders (if required under applicable Law).
(c)   CBAN will use its commercially reasonable efforts to cause the shares of CBAN Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NYSE, subject to official notice of issuance, prior to the Effective Time.
Section 5.06   Regulatory Filings; Consents.
(a)   Each of CBAN and TCBC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require CBAN or any of its Subsidiaries or TCBC or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to TCBC) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of CBAN, TCBC, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). CBAN and TCBC will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CBAN or TCBC to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, CBAN and TCBC shall each furnish to the other for review a copy of each non-confidential portion of such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b)   TCBC will use its commercially reasonable efforts, and CBAN shall reasonably cooperate with TCBC at TCBC’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on TCBC Disclosure Schedule 3.12(c) or that are otherwise required to be obtained under the terms of any TCBC Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such TCBC Material Contract or creating any lien, claim, or charge upon any of the assets of TCBC or any of its Subsidiaries. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). TCBC will consult with CBAN and its representatives as often as practicable under the circumstances so as to permit TCBC and CBAN and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07   Publicity.
CBAN and TCBC shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that CBAN shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08   Access; Current Information.
(a)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, TCBC agrees to afford CBAN and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to TCBC’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as CBAN may reasonably request and TCBC shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and TCBC’s privacy policy and, during such period, TCBC shall furnish to CBAN, upon CBAN’s reasonable request, all such other information concerning the business, properties and personnel of TCBC and its Subsidiaries that is substantially similar in scope to the information provided to CBAN in connection with its diligence review prior to the date of this Agreement. Within thirty (30) days of the date of this Agreement, TCBC will furnish to CBAN true and complete copies of all deeds and other documentation evidencing ownership of the real properties set forth in TCBC Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust, and security agreements to which such property is subject.
(b)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, CBAN agrees to furnish to TCBC such information as TCBC may reasonably request concerning the business of CBAN and its Subsidiaries that is substantially similar in scope to the information provided to TCBC in connection with its diligence review prior to the date of this Agreement.
(c)   As promptly as reasonably practicable after they become available, TCBC will furnish to CBAN copies of the board packages distributed to the board of directors of TCBC or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of TCBC or any committee thereof relating to the financial performance and risk management of TCBC.
(d)   During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the Requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, TCBC agrees to provide to CBAN (i) to the extent permitted by applicable Law, a copy of each report filed by TCBC or any of its Subsidiaries with a Governmental Authority, (ii) a copy of TCBC’s monthly loan trial balance, and (iii) a copy of TCBC’s monthly statement of condition and profit and loss statement and, if requested by CBAN, a copy of TCBC’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. TCBC further agrees to provide CBAN, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to TCBC Disclosure Schedule 3.19, TCBC Disclosure Schedule 3.22(a), and TCBC Disclosure Schedule 3.22(b) that would be required if the references to June 30, 2025 in each corresponding representation and warranty of TCBC were changed to the date of the most recently ended calendar month.
(e)   No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of CBAN and TCBC to consummate the transactions contemplated hereby.
(f)   Notwithstanding anything to the contrary in this Section 5.08, no Party shall be required to provide the other Party with any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that a Party’s board of directors has been advised by counsel that such distribution to the other Party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of such Party’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, such Party shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09   No Solicitation by TCBC; Superior Proposals.
(a)   Except as permitted by Section 5.09(b), TCBC shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of TCBC or any of TCBC’s Subsidiaries (collectively, the “TCBC Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CBAN) any information or data with respect to TCBC or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which TCBC is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the TCBC Representatives, whether or not such TCBC Representative is so authorized and whether or not such TCBC Representative is purporting to act on behalf of TCBC or otherwise, shall be deemed to be a breach of this Agreement by TCBC. TCBC and its Subsidiaries shall, and shall cause each of the TCBC Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CBAN), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving TCBC or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of TCBC or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing

20% or more of the votes attached to the outstanding securities of TCBC or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of TCBC or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and TCBC or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding TCBC Stock or more than 50% of the assets of TCBC and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of TCBC reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by CBAN in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of TCBC from a financial point of view than the Merger.
(b)   Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the TCBC Meeting, TCBC may take any of the actions described in Section 5.09(a) if, but only if, (i) TCBC has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of TCBC reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to TCBC’s shareholders under applicable Law; (iii) TCBC has provided CBAN with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to TCBC or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, TCBC receives from such Person a confidentiality agreement with terms no less favorable to TCBC than those contained in the confidentiality agreement with CBAN. TCBC shall promptly provide to CBAN any non-public information regarding TCBC or its Subsidiaries provided to any other Person which was not previously provided to CBAN, such additional information to be provided no later than the date of provision of such information to such other party.
(c)   TCBC shall promptly (and in any event within twenty-four (24) hours) notify CBAN in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, TCBC or the TCBC Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). TCBC agrees that it shall keep CBAN informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)   Neither the board of directors of TCBC nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CBAN in connection with the transactions contemplated by this Agreement (including the Merger), the TCBC Recommendation, fail to reaffirm the TCBC Recommendation within three (3) Business Days following a request by CBAN, or make any statement, filing or release, in connection with the TCBC Meeting or otherwise, inconsistent with the TCBC Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the TCBC Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition

Proposal; or (iii) enter into (or cause TCBC or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring TCBC to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)   Notwithstanding Section 5.09(d), prior to the date of the TCBC Meeting, the board of directors of TCBC may withdraw, qualify, amend or modify the TCBC Recommendation (a “TCBC Subsequent Determination”) after the fifth (5th) Business Day following CBAN’s receipt of a notice (the “Notice of Superior Proposal”) from TCBC advising CBAN that the board of directors of TCBC has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of TCBC has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to TCBC’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by CBAN (the “Notice Period”), TCBC and the board of directors of TCBC shall have cooperated and negotiated in good faith with CBAN to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable TCBC to proceed with the TCBC Recommendation without a TCBC Subsequent Determination; provided, however, that CBAN shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CBAN since its receipt of such Notice of Superior Proposal, the board of directors of TCBC has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, TCBC shall be required to deliver a new Notice of Superior Proposal to CBAN and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.
(f)   Notwithstanding any TCBC Subsequent Determination, this Agreement shall be submitted to TCBC’s shareholders at the TCBC Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve TCBC of such obligation; provided, however, that if the board of directors of TCBC shall have made a TCBC Subsequent Determination with respect to a Superior Proposal, then the board of directors of TCBC may recommend approval of such Superior Proposal by the shareholders of TCBC and may submit this Agreement to TCBC’s shareholders without recommendation, in which event the board of directors of TCBC shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to TCBC’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.
(g)   Nothing contained in this Section 5.09 shall prohibit TCBC or the board of directors of TCBC from complying with TCBC’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the TCBC Recommendation unless the board of directors of TCBC reaffirms the TCBC Recommendation in such disclosure.
Section 5.10   Indemnification.
(a)   For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c), CBAN shall indemnify and hold harmless the present and former directors and officers of TCBC and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of CBAN, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for TCBC or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of TCBC and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that that notwithstanding anything to the contrary contained in the organizational documents of the TCBC or its Subsidiaries, CBAN shall have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim.
(b)   In connection with the indemnification provided pursuant to Section 5.10, CBAN and/or an CBAN Subsidiary will advance expenses, promptly after statements therefor are received, to each TCBC Indemnified Party, to the same extent permitted under the organizational documents of TCBC and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such TCBC Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to CBAN. CBAN shall have no obligation to advance expenses related to any Excluded Claim.
(c)   Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify CBAN upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of CBAN under this Section 5.10, unless, and only to the extent that, CBAN is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) CBAN shall have the right to assume the defense thereof and CBAN shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CBAN shall not be liable for any settlement effected without its prior written consent, and (iv) CBAN shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(d)   For a period of six (6) years following the Effective Time, CBAN will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of TCBC or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by TCBC; provided that, if CBAN is unable to maintain or obtain the insurance called for by this Section 5.10, CBAN will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of TCBC or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall CBAN be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by TCBC for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, CBAN shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(e)   Any indemnification payments made pursuant to this Section 5.10 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).
(f)   This Section 5.10 shall survive the Effective Time, is intended to benefit each TCBC Indemnified Party (each of whom shall be entitled to enforce this Section against CBAN), and shall be binding on all successors and assigns of CBAN.

(g)   If CBAN or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CBAN and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11   Employees; Benefit Plans.
(a)   Following the Effective Time, for a period of six (6) months, CBAN shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of TCBC on the Closing Date and who become employees of CBAN in connection with the transaction contemplated hereunder (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CBAN; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CBAN. CBAN shall give the Covered Employees credit for their prior service with TCBC for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by CBAN and in which Covered Employees may be eligible to participate.
(b)   With respect to any employee benefit plan of CBAN that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, CBAN shall use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such CBAN plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the comparable TCBC Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)   Following the Effective Time, Colony Bank shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at TC Federal Bank (“Carryover PTO”); provided, however, that such Carryover PTO will be forfeited if not used in accordance with the terms of Colony Bank’s policies.
(d)   TCBC shall cause TC Federal Bank to take all necessary actions to terminate the TC Federal Bank 401(k) Plan (the “401(k) Plan”), effective as the date immediately preceding the date of the Effective Time of the Merger, subject to the occurrence of the Effective Time. TCBC shall provide CBAN with copies of the appropriate resolutions terminating the plan not later than three (3) days prior to the Effective Time. The accounts of all participants and beneficiaries in the 401(k) Plan shall become fully vested upon termination of such plan.
(e)   As soon as practicable after the date of this Agreement, TCBC will request that the ESOP Trustees take all necessary action required by the ESOP plan document, the ESOP Trust, and applicable law to conduct a pass-through vote of the ESOP participants to direct the ESOP Trustee to vote the shares of TCBC Stock owned by the ESOP and allocated to the plan accounts of ESOP participants either in favor of or against the Merger (the “ESOP Vote”). TCBC will provide CBAN for review and comment, reasonably in advance of the ESOP Vote, all materials proposed to be distributed to the ESOP participants in connection with the ESOP Vote. CBAN shall have five business days to review and provide comments with respect to the materials to be distributed to ESOP participants with respect to the ESOP Vote.
(f)   TCBC shall cause TC Federal Bank to take all necessary actions to terminate the ESOP, on the date immediately prior to the Effective Time, subject to the occurrence of the Effective Time. TCBC shall provide CBAN with copies of the appropriate resolutions terminating the plan not later than three (3) days prior to the Effective Time. The accounts of all participants and beneficiaries in the ESOP shall become fully vested upon termination of such plan.
(g)   CBAN shall take all commercially reasonable actions necessary to cause the trustee of the Colony Bankcorp, Inc. 401(k) Plan, if requested to do so by a Covered Employee, to accept a direct “rollover” in cash of all or a portion of such employee’s distribution from the ESOP.

(h)   Prior to the Effective Time, TCBC shall take, and shall cause TC Federal Bank to take, all actions requested by CBAN that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more TCBC Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any TCBC Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any TCBC Benefit Plan for such period as may be requested by CBAN, or (iv) facilitate the merger of any TCBC Benefit Plan into any employee benefit plan maintained by CABN. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(h) shall be subject to CBAN’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(i)   Except for employees whose terms of employment are governed by the CBAN Employment Agreements, any employee of TCBC or TC Federal Bank that becomes an employee of CBAN or Colony Bank at the Effective Time who is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on CBAN Disclosure Schedule 5.11(i).
(j)   Prior to the Effective Time, all agreements that are an employment, change-in-control, severance, salary continuation, deferred compensation, supplemental retirement or similar contract, plan or arrangement with or which covers any present or former employee, director or consultant of TCBC or any of its Subsidiaries, except for the agreements listed on CBAN Disclosure Schedule 5.11(j), shall be terminated and any amounts owed in connection with such termination paid by TCBC. Following the Effective Time, CBAN shall assume, honor and comply with all obligations set forth in the employment agreements listed on CBAN Disclosure Schedule 5.11(j).
(k)   Nothing in this Section 5.11 shall be construed to limit the right of CBAN (including, following the Closing Date, TCBC) to amend or terminate any TCBC Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require CBAN (including, following the Closing Date, TCBC) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by CBAN of any Covered Employee subsequent to the Effective Time shall be subject in all events to CBAN’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(l)   For purposes of this Section 5.11, (i) “employees of TCBC” shall include employees of TCBC or any of its Subsidiaries, (ii) “employees of CBAN” shall include employees of CBAN or any of its Subsidiaries, (iii) all references to TCBC shall include each of the Subsidiaries of TCBC (iv) all references to CBAN shall include each of the Subsidiaries of CBAN.
Section 5.12   Notification of Certain Changes.
CBAN and TCBC shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and TCBC shall provide on a periodic basis written notice to CBAN of any matters that TCBC becomes aware of that should be disclosed on a supplement or amendment to the TCBC Disclosure Schedule.
Section 5.13   Transition; Informational Systems Conversion.
From and after the date hereof, CBAN and TCBC will use their commercially reasonable efforts to facilitate the integration of TCBC with the business of CBAN following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of TCBC and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by CBAN, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of TCBC and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by TCBC and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. CBAN shall promptly reimburse TCBC on request for any reasonable and documented out-of-pocket fees, expenses or charges that TCBC may incur as a result of taking, at the request of CBAN, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14   Termination of Contracts.
In accordance with this Section 5.14, TCBC will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each TCBC Material Contract listed on TCBC Disclosure Schedule 5.14 (unless CBAN otherwise directs TCBC not to terminate such contract), and any other contract or agreement requested by CBAN to be amended, modified or terminated (collectively, the “Terminated Contracts”). For the avoidance of doubt, CBAN will be responsible for the amendment, modification or termination of any contract or agreement subject to this Section 5.14 after the Closing Date and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each such contract or agreement shall be paid with the funds accrued for such purpose by TCBC. For the avoidance of doubt, Terminated Contracts shall not include TCBC Benefit Plans.
Section 5.15   No Control of Other Party’s Business.
Nothing contained in this Agreement shall give CBAN, directly or indirectly, the right to control or direct the operations of TCBC or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give TCBC, directly or indirectly, the right to control or direct the operations of CBAN or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of TCBC and CBAN shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.16   Certain Litigation.
Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of TCBC or the board of directors of CBAN related to this Agreement or the Merger and the other transactions contemplated by this Agreement. TCBC shall: (a) permit CBAN to review and discuss in advance, and consider in good faith the views of CBAN in connection with, any proposed written or oral response to such shareholder litigation; (b) furnish CBAN’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; and (c) consult with CBAN regarding the defense or settlement of any such shareholder litigation, shall give due consideration to CBAN’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that TCBC shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of CBAN (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by TCBC is reasonably expected by TCBC, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by TCBC) under TCBC’s existing director and officer insurance policies, including any tail policy.
Section 5.17   Director Resignations.
TCBC will cause to be delivered to CBAN resignations of all the directors of TCBC and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.18   Non-Competition and Non-Disclosure Agreement.
Concurrently with the execution and delivery of this Agreement and effective upon Closing, TCBC has caused each director of TCBC and TC Federal Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit D (collectively, the “Director Restrictive Covenant Agreements”).

Section 5.19   Claims Letters.
Concurrently with the execution and delivery of this Agreement and effective upon the Closing, TCBC has caused each executive officer and director of TCBC and TC Federal Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.
Section 5.20   Employment Agreements.
Concurrently with the execution and delivery of this Agreement, the individuals set forth in CBAN Disclosure Schedule 5.20 have executed and delivered to CBAN employment agreements that become effective as of (and subject to the occurrence of) the Effective Time (collectively, the “CBAN Employment Agreements”).
Section 5.21   Coordination.
(a)   Prior to the Effective Time, subject to applicable Laws, TCBC and its Subsidiaries shall take any actions CBAN may reasonably request from time to time to better prepare the parties for integration of the operations of TCBC and its Subsidiaries with CBAN and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of TCBC and CBAN shall meet from time to time as CBAN may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of TCBC and its Subsidiaries, and TCBC shall give due consideration to CBAN’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CBAN nor Colony Bank shall under any circumstance be permitted to exercise control of TCBC or any of its Subsidiaries prior to the Effective Time. TCBC shall permit representatives of Colony Bank to be onsite at TCBC to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to TC Federal Bank’s business, during normal business hours and at the expense of CBAN or Colony Bank (not to include TC Federal Bank’s regular employee payroll).
(b)   Prior to the Effective Time, subject to applicable Laws, TCBC and its Subsidiaries shall take any actions CBAN may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or TCBC Material Contracts that CBAN may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with CBAN and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by CBAN in connection with any such amendment, modification or termination.
(c)   From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to TCBC’s or TC Federal Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and TCBC shall, upon CBAN’s reasonable request, introduce CBAN and its representatives to suppliers of TCBC and its Subsidiaries for the purpose of facilitating the integration of TCBC and its business into that of CBAN. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, TCBC shall, upon CBAN’s reasonable request, introduce CBAN and its representatives to customers of TCBC and its Subsidiaries for the purpose of facilitating the integration of TCBC and its business into that of CBAN. Any interaction between CBAN and TCBC’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by TCBC. TCBC shall have the right to participate in any discussions between CBAN and TCBC’s customers and suppliers.
(d)   CBAN and TCBC agree to take all action necessary and appropriate to cause TC Federal Bank to merge with Colony Bank in accordance with applicable Laws and the terms of the Bank Plan of Merger and Merger Agreement immediately following the Effective Time or as promptly as practicable thereafter.
(e)   Without limiting the foregoing, upon CBAN’s reasonable request, TCBC and TC Federal Bank shall, prior to the Closing Date, dispose of any assets held by TCBC or TC Federal Bank that CBAN determines would be impermissible investments for CBAN or Colony Bank; provided, however, that TCBC nor TC Federal Bank shall not be required to dispose any such assets until the conditions set forth in Article VI have been satisfied or waived, except for such conditions that can only reasonably be expected to be satisfied at the Closing.
Section 5.22   Transactional Expenses.
TCBC has provided in TCBC Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that TCBC and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by TCBC as a result of any litigation which may arise in connection with this Agreement (collectively, “TCBC Expenses”). TCBC shall use its commercially reasonable efforts to cause the aggregate amount of all TCBC Expenses to not exceed the total expenses disclosed in TCBC Disclosure Schedule 3.35. TCBC shall promptly notify CBAN if or when it determines that it expects to exceed its total budget for TCBC Expenses. Notwithstanding anything to the contrary in this Section 5.22, TCBC shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in TCBC Disclosure Schedule 3.35.
Section 5.23   Confidentiality.
Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of CBAN and TCBC, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the Mutual Nondisclosure Agreement, dated as of July 9, 2025 between CBAN and TCBC.
Section 5.24   FINRA Compliance.
TCBC shall take all actions and submit all filings necessary to ensure compliance by TCBC with Securities Exchange Act Rule 10b-17 and FINRA Rule 6490.
Section 5.25   Tax Matters.
(a)   The Parties intend that each of the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations for each of the Merger and the Bank Merger. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of CBAN and TCBC shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(b)   CBAN shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for TCBC and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.
The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)   Shareholder Votes.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite TCBC Shareholder Approval at the TCBC Meeting and the Requisite CBAN Shareholder Approval at the CBAN Meeting.
(b)   Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)   No Injunctions or Restraints; Illegality.   No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)   Tax Opinions Relating to the Merger.   CBAN and TCBC, respectively, shall have received opinions from Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to CBAN and TCBC, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of CBAN and TCBC, in form and substance reasonably acceptable to such counsel.
Section 6.02   Conditions to Obligations of TCBC.
The obligations of TCBC to consummate the Merger also are subject to the fulfillment or written waiver by TCBC prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of CBAN (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02 (except for inaccuracies which are de minimis in amount), Section 4.03(a), Section 4.04, Section 4.08 and Section 4.12, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CBAN. TCBC shall have received a certificate signed on behalf of CBAN by the Chief Executive Officer or the Chief Financial Officer of CBAN to the foregoing effect.
(b)   Performance of Obligations of CBAN.   CBAN shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on CBAN, and TCBC shall have received a certificate, dated the Closing Date, signed on behalf of CBAN by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in CBAN or Colony Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03   Conditions to Obligations of CBAN.
The obligations of CBAN to consummate the Merger also are subject to the fulfillment or written waiver by CBAN prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of TCBC (i) set forth in Section 3.02(a) and Section 3.09 shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TCBC. CBAN shall have received a certificate signed on behalf of TCBC by the Chief Executive Officer or the Chief Financial Officer of TCBC to the foregoing effect.
(b)   Performance of Obligations of TCBC.   TCBC shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and CBAN shall have received a certificate, dated the Closing Date, signed on behalf of TCBC by TCBC’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in TCBC or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)   Plan of Bank Merger.   The Bank Plan of Merger and Merger Agreement shall have been executed and delivered.
(e)   Dissenting Shares.   Dissenting Shares shall be less than seven and one-half percent (7.5%) of the issued and outstanding shares of TCBC Stock.
(f)   Consents and Approvals.   TCBC has received, in form and substance satisfactory to TCBC and CBAN, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which TCBC or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of TCBC or any of its Subsidiaries.
(g)   Certification of Non-USRPHC Status.   CBAN shall have received from TCBC (i) a certificate stating that TCBC is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3), and (ii) a notice to the IRS described in Regulations Section 1.897-2(h), in each case dated as of the Closing Date, executed by an officer of TCBC, executed under penalties of perjury, and as reasonably acceptable to CBAN.

Section 6.04   Frustration of Closing Conditions.
Neither CBAN nor TCBC may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01   Termination.
This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual consent, in writing, of CBAN and TCBC if the board of directors of CBAN and the board of directors of TCBC each so determines by vote of a majority of the members of its entire board.
(b)   No Regulatory Approval.   By CBAN or TCBC, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority unless the failure to obtain the Regulatory Approval is due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein.
(c)   No Shareholder Approval.   By either CBAN or TCBC (provided that such terminating party shall not be in breach of any of its obligations under Section 5.04), if the Requisite CBAN Shareholder Approval or the Requisite TCBC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)   Breach of Representations and Warranties.   By either CBAN or TCBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(e)   Breach of Covenants.   By either CBAN or TCBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(f)   Delay.   By either CBAN or TCBC if the Merger shall not have been consummated on or before March 31, 2026, provided, however, that such date will be automatically extended to April 30, 2026, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(g)   Failure to Recommend; Etc.
(i)   In addition to and not in limitation of CBAN’s termination rights under Section 7.01(e), by CBAN if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of TCBC (A) withdraws, qualifies, amends, modifies or withholds the TCBC Recommendation, or makes any statement, filing or release, in connection with the TCBC Meeting or otherwise, inconsistent with the TCBC Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the TCBC Recommendation), (B) materially breaches its obligation to call, give notice of and commence the TCBC Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by CBAN, (E) fails to publicly reconfirm the TCBC Recommendation within three (3) Business Days of being requested to do so by CBAN, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(ii)   In addition to and not in limitation of TCBC’s termination rights under Section 7.01(e), by TCBC if the board of directors of CBAN (i) withdraws, qualifies, amends, modifies or withholds the CBAN Recommendation, or makes any statement, filing or release, in connection with the CBAN Meeting or otherwise, inconsistent with the CBAN Recommendation, (ii) materially breaches its obligation to call, give notice of and commence the CBAN Meeting under Section 5.04(a), (iii) fails to publicly reconfirm the CBAN Recommendation within three (3) Business Days of being requested to do so by TCBC, or (iv) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(h)   Acceptance of Superior Proposal.   By TCBC in connection with entering into a definitive agreement to effect a Superior Proposal after making an TCBC Subsequent Determination in accordance with Section 5.09(e).
(i)   Stock Price Decline; Exchange Ratio Adjustment.   By TCBC giving prompt written notice of termination to CBAN at any time on or after the fifth (5th) Business Day immediately prior to the date on which the Effective Time is to occur (the “Determination Date”) and prior to the Effective Time, if both of the following conditions are satisfied: (i) the quotient obtained by dividing the Average Closing Price by the Starting CBAN Stock Price (the “CBAN Ratio”) shall be less than 0.80; and (ii) the CBAN Ratio shall be less than the number obtained by dividing the Final Index Price by the Starting Index Price (the “Index Ratio”) and subtracting 0.20 from such quotient. Following delivery of such written notice of termination by TCBC, this Agreement shall terminate upon the fifth (5th) Business Day following the Determination Date (the “Termination Date”); provided, however, that TCBC’s notice of election to terminate may be withdrawn at any time prior to the Termination Date; and provided further that during the five (5) Business Day period commencing with the receipt of such notice, CBAN shall have the option (but not the obligation) to offer to increase the stock consideration to be received by the holders of TCBC Common Stock through an adjustment to the Exchange Ratio such that the stock consideration portion of the Merger Consideration equals or exceeds the Minimum Stock Consideration Amount. If CBAN makes this election to increase the Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified, and the Stock Conversion Maximum shall be adjusted proportionately), and any references in this Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 7.01(i).
Section 7.02   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities foregone by CBAN while structuring and pursuing the Merger, TCBC shall pay to CBAN a termination fee equal to $3,443,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by CBAN in the event of any of the following: (i) in the event CBAN terminates this Agreement pursuant to Section 7.01(g), TCBC shall pay CBAN the Termination Fee within one (1) Business Day after receipt of CBAN’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of TCBC or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to TCBC and (A) thereafter this Agreement is terminated (x) by either CBAN or TCBC pursuant to Section 7.01(c) because the Requisite TCBC Shareholder Approval shall not have been obtained or (y) by CBAN pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, TCBC enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then TCBC shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay CBAN the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%,” and (iii) in the event TCBC terminates this Agreement pursuant to Section 7.01(h), TCBC shall pay CBAN the Termination Fee within one (1) Business Day after TCBC’s notification of such termination.
(b)   TCBC and CBAN each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CBAN would not enter into this Agreement; accordingly, if TCBC fails promptly to pay any amounts due under this Section 7.02, TCBC shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of CBAN (including reasonable legal fees and expenses) in connection with such suit.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if TCBC pays or causes to be paid to CBAN the Termination Fee in accordance with Section 7.02(a), TCBC (or any successor in interest of TCBC) will not have any further obligations or liabilities to CBAN with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03   Effect of Termination.
Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.
The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Articles of Merger” has the meaning set forth in Section 1.04(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (a) any corporation or organization (other than TCBC or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (c) any relative or family member of such Person.
“Average Closing Price” means the average of the daily closing prices for shares of CBAN Common Stock for the twenty (20) consecutive full Trading Days ending on the Trading Day immediately preceding the Determination Date on which such shares are actually traded on NYSE.
“ASTM” has the meaning set forth in Section 5.01(x).
“Audited Financial Statements” has the meaning set forth in Section 3.07(a).
“Bank Merger” has the meaning set forth in Section 1.03.
“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in TCBC’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of TCBC Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Georgia are authorized or obligated to close.
“Call Reports” has the meaning set forth in Section 3.07(b).
“Carryover PTO” has the meaning set forth in Section 5.11(c).
“Cash Election” has the meaning set forth in Section 2.02(a)(iii).
“Cash Election Shares” has the meaning set forth in Section 2.02(a)(iii).
“CBAN” has the meaning set forth in the preamble to this Agreement.
“CBAN Common Stock” means the common stock, $1.00 par value per share, of CBAN.
“CBAN Common Stock Issuance” has the meaning set forth in Section 3.06(a).
“CBAN Disclosure Schedule” has the meaning set forth in Article IV.
“CBAN Employment Agreements” has the meaning set forth in Section 5.20.
“CBAN Meeting” has the meaning set forth in Section 5.04(a).
“CBAN Ratio” has the meaning set forth in Section 7.01(i).
“CBAN Recommendation” shall have the meanings set forth in Section 5.04(c).
“CBAN Reports” has the meaning set forth in Section 4.05(a).
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of TCBC Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).
“Code” has the meaning set forth in the Recitals.
“Colony Bank” has the meaning set forth in Section 1.03.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Controlled Group Members” means, with respect to the applicable entity, any related organizations described in Code Sections 414(b), (c), or (m).
“Covered Employees” has the meaning set forth in Section 5.11(a).
“Customary Servicing Procedure” means, with respect to each Mortgage Loan, those mortgage servicing practices and procedures (including collection procedures) that are in all material respects legal, proper and customary in the mortgage servicing business of prudent mortgage servicers that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with (a) the terms of the related Mortgage Note and Mortgage, and (b) applicable Law.
“D&O Insurance” has the meaning set forth in Section 5.10(d).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Determination Date” has the meaning set forth in Section 7.01(i).
“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.18.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.04(a).
“Election Deadline” has the meaning set forth in Section 2.02(a)(iv).
“Election Form” has the meaning set forth in Section 2.02(a)(iii).
“Enforceability Exception” has the meaning set forth in Section 3.05.
“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (i) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (ii) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to the applicable entity, an organization that is related under Section 4001(b) of ERISA.
“ESOP” means the TC Federal Bank Employee Stock Ownership Plan, as amended through the date hereof.
“ESOP Trust” means the trust established and maintained in connection with the ESOP.
“ESOP Trustees” means the person(s) currently serving as trustee(s) of the ESOP Trust.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by CBAN (which shall be CBAN’s transfer agent), and reasonably acceptable to TCBC, to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.08(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(d)(ii).
“Excluded Claim” means (a) any Claim brought by any Indemnified Party against any other Indemnified Party or CBAN or its Subsidiaries (or their respective successors) or (b) any Claim brought by CBAN or its Subsidiaries (or their respective successors) against any Indemnified Party.
“Expiration Date” has the meaning set forth in Section 7.01(f).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full Trading Days ending on the Determination Date or, if the Determination Date is not a full Trading Day, the Trading Day immediately prior to the Determination Date.
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“GBCC” has the meaning set forth in Section 1.01.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of TCBC Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Party” has the meaning set forth in Section 5.10(a).
“Index Price” shall mean the closing price on such date of the S&P BMI Banks Index.
“Index Ratio” has the meaning set forth in Section 7.01(i).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Insurance Policies” has the meaning set forth in Section 3.32(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to TCBC, the actual knowledge, of the Persons set forth in TCBC Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to CBAN, the actual knowledge of the Persons set forth in CBAN Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.07.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Mailing Date” has the meaning set forth in Section 2.02(a)(iii).
“Material Adverse Effect” with respect to any party means (a) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (b) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (a) only, a Material Adverse Effect shall not be deemed to include the impact of (i) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects TCBC and its Subsidiaries or CBAN and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which TCBC and CBAN operate, in which case only the disproportionate effect will be taken into account), (ii) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects TCBC and its Subsidiaries or CBAN and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which TCBC and CBAN operate, in which case only the disproportionate effect will be taken into account), (iii) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions in the United States or the State of Georgia affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects TCBC and its Subsidiaries or CBAN and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which TCBC and CBAN operate, in which case only the disproportionate effect will be taken into account), (iv) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (v) any failure by TCBC or CBAN to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (vi) changes in the trading price or trading volume of CBAN Common Stock, and (vii) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the aggregate Per Share Merger Consideration payable to Holders of TCBC Stock hereunder.
“Minimum Stock Consideration Amount” means an amount that is greater than or equal to the lesser of the following:
(a)   an amount equal to the product of the Starting CBAN Stock Price, 3,839,748, and 0.80; or
(b)   an amount equal to (i) the product of the Index Ratio, 0.80, 3,839,748, and the Average Closing Price, divided by (ii) the CBAN Ratio.
“Mortgage” means with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Mortgage Note.
“Mortgage Loans” has the meaning set forth in Section 3.40.
“Mortgage Note” means the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and any riders thereto.
“Mortgaged Property” means the real property and fixtures encumbered by a Mortgage.
“Mortgagor” means with respect to each Mortgage Loan, the obligor on a Mortgage Note, including any co-borrower, co-maker, co-signor or guarantor, who is obligated under the terms of such Mortgage Note.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Non-Election Shares” has the meaning set forth in Section 2.02(a)(iii).
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“Notice Period” has the meaning set forth in Section 5.09(e).

“NYSE” means the New York Stock Exchange.
“OCC” means the Office of the Comptroller of the Currency.
“Ordinary Course of Business” means the ordinary, usual and customary course of business of TCBC and TCBC’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.22(b).
“Party” or “Parties” have the meaning set forth in the preamble.
“Per Share Cash Consideration” has the meaning set forth in Section 2.01(d)(i).
“Per Share Merger Consideration” means the Per Share Cash Consideration or the Per Share Stock Consideration, as applicable.
“Per Share Stock Consideration” has the meaning set forth in Section 2.01(d)(ii).
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Phase I” has the meaning set forth in Section 5.01(x).
“Plan of Merger” has the meaning set forth in Section 1.04(a).
“Proxy Statement-Prospectus” means the joint proxy statement and prospectus and other proxy solicitation materials of CBAN and TCBC relating to the CBAN Meeting and the TCBC Meeting.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by CBAN in connection with the CBAN Common Stock Issuance (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approval” has the meaning set forth in Section 3.06(a).
“Representative” has the meaning set forth in Section 2.02(a)(iii).
“Requesting Party” has the meaning set forth in Section 1.05.
“Requisite CBAN Shareholder Approval” means approval of the issuance of CBAN Common Stock as contemplated by this Agreement, by a vote (in person or by proxy) of the majority of the votes cast by holders of CBAN Common Stock entitled to vote thereon at the CBAN Meeting.
“Requisite TCBC Shareholder Approval” means approval of this Agreement and the transactions contemplated hereby by a vote (in person or by proxy) of the majority of the outstanding shares of TCBC Common Stock entitled to vote thereon at the TCBC Meeting.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shortfall Number” has the meaning set forth in Section 2.02(b)(ii).
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“SRO” has the meaning set forth in Section 3.06.
“Starting CBAN Stock Price” shall mean $16.58.
“Starting Index Price” shall mean the Index Price on the date of this Agreement.
“Stock Conversion Maximum” has the meaning set forth in Section 2.02(a)(ii).
“Stock Election” has the meaning set forth in Section 2.02(a)(iii).
“Stock Election Number” has the meaning set forth in Section 2.02(b)(i).
“Stock Election Shares” has the meaning set forth in Section 2.02(a)(iii).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of TCBC means, unless the context otherwise requires, any current or former Subsidiary of TCBC.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the Recitals.
“Systems” means all hardware, computers, software, websites, applications, databases, systems, networks and other information technology assets and equipment.
“Tax” and “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to the appropriate Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.
“TC Federal Bank” has the meaning set forth in Section 1.03.
“TCBC” has the meaning set forth in the preamble to this Agreement.
“TCBC 401(a) Plan” has the meaning set forth in Section 3.15(c).
“TCBC Benefit Plans” has the meaning set forth in Section 3.15(a).
“TCBC Cancelled Shares” has the meaning set forth in Section 2.01(b).

“TCBC Common Stock” means the common stock, $0.01 par value per share, of TCBC.
“TCBC Disclosure Schedule” has the meaning set forth in Article III.
“TCBC Employees” has the meaning set forth in Section 3.15(a).
“TCBC Expenses” has the meaning set forth in Section 5.22.
“TCBC Financial Advisor” has the meaning set forth in Section 3.14.
“TCBC Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of TCBC and its Subsidiaries.
“TCBC Investment Securities” means the investment securities of TCBC and its Subsidiaries.
“TCBC Loan” has the meaning set forth in Section 3.22(c).
“TCBC Material Contracts” has the meaning set forth in Section 3.12(a).
“TCBC Meeting” has the meaning set forth in Section 5.04(a).
“TCBC Option” shall have the meaning set forth in Section 2.03(b).
“TCBC Preferred Stock” means the serial preferred stock, $0.01 par value, of TCBC.
“TCBC Recommendation” has the meaning set forth in Section 5.04(b).
“TCBC Regulatory Agreement” has the meaning set forth in Section 3.13.
“TCBC Representatives” has the meaning set forth in Section 5.09(a).
“TCBC Restricted Share” has the meaning set forth in Section 2.03(a).
“TCBC Stock” means the capital stock of TCBC, including TCBC Common Stock and TCBC Preferred Stock.
“TCBC Stock Plan” means the TC Bancshares, Inc. 2022 Equity Incentive Plan, as amended to date.
“TCBC Subsequent Determination” has the meaning set forth in Section 5.09(e).
“TCBC Voting Agreement” or “TCBC Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.
“Terminated Contracts” has the meaning set forth in Section 5.14.
“Termination Date” has the meaning set forth in Section 7.01(i).
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“Trading Day” means any day on which NYSE is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.
No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section 9.02   Waiver; Amendment.
Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the CBAN Meeting or the TCBC Meeting no amendment shall be made which by Law requires further approval by the shareholders of CBAN or TCBC, as applicable, without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03   Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions.
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Georgia (the “Georgia Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Georgia Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Georgia Courts, (iii) waives any objection that the Georgia Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)   Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.
Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05   Notices.
All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)   if to CBAN, to:
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
Attn:
T. Heath Fountain, Chief Executive Officer

E-mail:
heath.fountain@colonybank.com

with a copy (which shall not constitute notice to CBAN) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attn:
Mark C. Kanaly
David S. Park

E-mail:
mark.kanaly@alston.com
david.park@alston.com

(b)   if to TCBC, to:
TC Bancshares, Inc.
113 South Dawson Street
Thomasville, Georgia 31792
Attn:
Greg H. Eiford, President and Chief Executive Officer

E-mail:
greg.eiford@tcfederal.com

with a copy (which shall not constitute notice to TCBC) to:
Nelson Mullins Riley & Scarborough LLP
Atlantic Station, Suite 1700
201 17th Street NW
Atlanta, Georgia 30363
Attn:
Robert D. Klingler

E-mail:
robert.klingler@nelsonmullins.com

Section 9.06   Entire Understanding; No Third-Party Beneficiaries.
This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, CBAN and TCBC hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07   Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08   Enforcement of the Agreement.
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09   Interpretation.
(a)   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)   The TCBC Disclosure Schedule and the CBAN Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either the TCBC Disclosure Schedule or the CBAN Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either the TCBC Disclosure Schedule or the CBAN Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
(e)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10   Assignment.
No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11   Confidential Supervisory Information.
Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.6, or 12 C.F.R. § 4.32(b) shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure.
Section 9.12   Counterparts.
This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
COLONY BANKCORP, INC.
/s/ T. Heath Fountain T. Heath Fountain
Chief Executive Officer
TC BANCSHARES, INC.
/s/ Greg H. Eiford Greg H. Eiford President and Chief Executive Officer
[Signature Page To Agreement And Plan Of Merger]

EXHIBIT A
FORM OF TCBC VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of July 23, 2025, by and between the undersigned holder (“Shareholder”) of capital stock of TC Bancshares, Inc., a Georgia corporation (“TCBC”), and Colony Bankcorp, Inc., a Georgia corporation (“CBAN”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, CBAN and TCBC are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (a) TCBC will merge with and into CBAN, with CBAN as the surviving entity, and (b) TC Federal Bank, a federal savings association and a direct wholly-owned subsidiary of TCBC, will merge with and into Colony Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of CBAN, with Colony Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each issued and outstanding share of TCBC Stock immediately prior to the Effective Time (apart from the Dissenting Shares and the TCBC Cancelled Shares) will be converted into and exchanged for the right to receive the Per Share Merger Consideration and cash in lieu of fractional shares.
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of TCBC Stock indicated on the signature page of this Agreement under the heading “Number of Shares of TCBC Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of TCBC Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of CBAN to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, CBAN entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CBAN in connection therewith, Shareholder and CBAN agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of TCBC, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CBAN, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder, directly or indirectly, controls the right to vote or direct the voting, and shall use Shareholder’s reasonable efforts to cause to be voted all the Shares as to which the Shareholder has, directly or indirectly, shared voting authority (i) in favor of adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of TCBC and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of TCBC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition

Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of TCBC, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Inconsistent Agreements.   Shareholder hereby covenants and agrees that, except for this Agreement, Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other contract with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy (other than as required to effect Shareholder’s voting obligations in Section 1), consent or power of attorney in contravention of the obligations of Shareholder under this Agreement with respect to the Shares, (c) shall not commit any act, except for transfers permitted under Section 3, that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by Shareholder or otherwise reasonably expected to prevent or disable Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affecting the performance by, Shareholder of his or her obligations under this Agreement.
Section 3.   No Transfers.   Until the earlier of (a) the termination of this Agreement pursuant to Section 7 and (b) receipt of the Requisite TCBC Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (i) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (iv) such transfers as CBAN may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3 shall be null and void; provided, however, the pledges disclosed in Schedule A that are in effect as of the date hereof to a lender of the undersigned, and bona fide transactions under such pledges are permitted. As promptly as practicable following the date hereof, TCBC shall notify its transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares; provided, that any such stop transfer order and notice will immediately be withdrawn and terminated following the termination of this Agreement in accordance with Section 7.
Section 4.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with CBAN as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CBAN, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)   Shareholder is the beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and, except for pledges set forth on Schedule A, the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote, or direct the voting of, the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of TCBC other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.
Section 5.   No Solicitation.   From and after the date hereof until the termination of this Agreement pursuant to Section 7, Shareholder, in his, her or its capacity as a shareholder of TCBC, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) except in his capacity as a director or officer of TCBC and under circumstances for which such actions are permitted for TCBC under the Merger Agreement, participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than CBAN) any information or data with respect to TCBC or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of TCBC’s shareholders with respect to an Acquisition Proposal.
Section 6.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of CBAN to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CBAN if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CBAN will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CBAN has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CBAN’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, CBAN shall have the right to inform any third party that CBAN reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CBAN hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CBAN set forth in this Agreement may give rise to claims by CBAN against such third party.
Section 7.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 9.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 10.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 11.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of TCBC and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of TCBC or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable. Nothing contained in this Agreement shall be deemed to apply to, limit or otherwise affect in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or office of TCBC or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable.
Section 12.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions.
Section 13.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Georgia in Ben Hill County or the United States District Court, Middle District of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Georgia court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 14.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
Section 15.   Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at CBAN’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CBAN, Colony Bank, TCBC, TC Federal Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 16.   Disclosure.   Shareholder hereby authorizes TCBC and CBAN to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that CBAN shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 17.   Ownership.   Nothing in this Agreement shall be construed to give CBAN any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in CBAN any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and CBAN shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of TCBC or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 18.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
COLONY BANKCORP, INC.
By:
T. Heath Fountain Chief Executive Officer
SHAREHOLDER

Printed Name:
Number of Shares of TCBC Stock Subject to this Agreement:
[Signature Page – TCBC Voting Agreement]

Schedule A
Existing Pledges

EXHIBIT B
FORM OF CBAN VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of July 23, 2025, by and between the undersigned holder (“Shareholder”) of common stock of Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and TC Bancshares, Inc., a Georgia corporation (“TCBC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, CBAN and TCBC are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (a) TCBC will merge with and into CBAN, with CBAN as the surviving entity, and (b) TC Federal Bank, a federal savings association and a direct wholly-owned subsidiary of TCBC, will merge with and into Colony Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of CBAN, with Colony Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each issued and outstanding share of TCBC Stock immediately prior to the Effective Time (apart from the Dissenting Shares and the TCBC Cancelled Shares) will be converted into and exchanged for the right to receive the Per Share Merger Consideration and cash in lieu of fractional shares.
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of CBAN Common Stock indicated on the signature page of this Agreement under the heading “Number of Shares of CBAN Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of CBAN Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of TCBC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, TCBC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by TCBC in connection therewith, Shareholder and TCBC agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CBAN, however called for the purpose of voting on the transactions contemplated by the Merger Agreement, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by TCBC, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder, directly or indirectly, controls the right to vote or direct the voting, and shall use Shareholder’s reasonable efforts to cause to be voted all the Shares as to which the Shareholder has, directly or indirectly, shared voting authority (i) in favor of the transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of CBAN and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; and (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CBAN contained in the Merger Agreement or of Shareholder contained in this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CBAN, to approve the transactions contemplated by the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Inconsistent Agreements.   Shareholder hereby covenants and agrees that, except for this Agreement, Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other contract with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy (other than as required to effect Shareholder’s voting obligations in Section 1), consent or power of attorney in contravention of the obligations of Shareholder under this Agreement with respect to the Shares, (c) shall not commit any act, except for transfers permitted under Section 3, that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by Shareholder or otherwise reasonably expected to prevent or disable Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affecting the performance by, Shareholder of his or her obligations under this Agreement.
Section 3.   No Transfers.   Until the earlier of (a) the termination of this Agreement pursuant to Section 6 and (b) receipt of the approval of shareholders of CBAN of the transactions contemplated by the Merger Agreement, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (i) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (iv) such transfers as TCBC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3 shall be null and void. As promptly as practicable following the date hereof, CBAN shall notify its transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares; provided, that any such stop transfer order and notice will immediately be withdrawn and terminated following the termination of this Agreement in accordance with Section 6.
Section 4.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with CBAN as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by TCBC, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)   Shareholder is the beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote, or direct the voting of, the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of CBAN Common Stock other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any restricted stock issued by CBAN.
Section 5.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of TCBC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to TCBC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, TCBC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that TCBC has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with TCBC’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, TCBC shall have the right to inform any third party that TCBC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of TCBC hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with TCBC set forth in this Agreement may give rise to claims by TCBC against such third party.
Section 6.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any change to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 9.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of CBAN and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of CBAN or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable. Nothing contained in this Agreement shall be deemed to apply to, limit or otherwise affect in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of CBAN or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable.

Section 11.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions.
Section 12.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Georgia in Ben Hill County or the United States District Court, Middle District of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Georgia court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 13.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14.   Disclosure.   Shareholder hereby authorizes TCBC and CBAN to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that CBAN shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 15.   Ownership.   Nothing in this Agreement shall be construed to give TCBC any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in CBAN any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and CBAN shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of CBAN or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 16.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
TC BANCSHARES, INC.
By: Greg H. Eiford President and Chief Executive Officer
SHAREHOLDER

Printed Name:
Number of Shares of CBAN Common Stock Subject to this Agreement:
[Signature Page — CBAN Voting Agreement]

EXHIBIT C
FORM OF BANK PLAN OF MERGER AND MERGER AGREEMENT
This PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of July 23, 2025, by and between TC Federal Bank, a federal savings association with its main office located at 131 South Dawson Street, Thomasville, GA 31792, and Colony Bank, a Georgia state-chartered banking institution with its main office located at 302 South Main Street, Fitzgerald, Georgia 31750, to provide for the merger of TC Federal Bank with and into Colony Bank (the “Bank Merger”). TC Federal Bank and Colony Bank are referred to herein as the “Merging Banks”.
WHEREAS, Colony Bankcorp, Inc. (“CBAN”), which owns all of the outstanding shares of Colony Bank, and TC Bancshares, Inc. (“TCBC”), which owns all of the outstanding shares of TC Federal Bank, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, contemplates the merger of TCBC with and into CBAN, all subject to the terms and conditions of such Merger Agreement (the “Merger”);
WHEREAS, the Merger Agreement contemplates the merger of TC Federal Bank with and into Colony Bank, with Colony Bank as the surviving bank (the “Surviving Bank”), conditioned upon and immediately following consummation of the Merger;
WHEREAS, the respective boards of directors of TCBC, TC Federal Bank, CBAN and Colony Bank have approved the Bank Merger, upon the terms and subject to the conditions set forth in this Agreement, and have determined that the Bank Merger and the other transactions contemplated by this Agreement are in the best interests of their respective shareholders; and
WHEREAS, the Bank Merger has been approved by a majority of the board of directors of Colony Bank, by CBAN, as the sole shareholder of Colony Bank, by a majority of the board of directors of TC Federal Bank, and by TCBC, as the sole shareholder of TC Federal Bank, in each case in accordance with applicable law.
NOW, THEREFORE, in consideration of the premises and of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Merging Banks, intending to be legally bound, hereby make, adopt and approve this Agreement, and hereby prescribe the terms and conditions of the Bank Merger and the mode of effecting the Bank Merger as follows:
ARTICLE I
TERMS OF BANK MERGER
Section 1.1.   The Bank Merger.
(a)   As a result of the Bank Merger, (i) each share of common stock of TC Federal Bank, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (as defined below) shall cease to be outstanding and shall be cancelled and (ii) each share of capital stock of Colony Bank, par value $10.00 per share, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time. For purposes of this Agreement, the Bank Merger shall become effective on the date and time the Articles of Merger (“Articles of Merger”) reflecting the Bank Merger shall become effective with the Secretary of State of the State of Georgia (the “Effective Time”). Any shareholder of TC Federal Bank voting against the Bank Merger shall have dissenters’ rights of appraisal in accordance with applicable law.
(b)   At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of every kind and description of each of the Merging Banks, including, without limitation, all obligations of TC Federal Bank under the liquidation account established by TC Federal Bank in connection with its conversion from mutual to stock form, and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Bank Merger had not occurred.
Section 1.2.   Name of Surviving Bank and Principal Office.   The name of the Surviving Bank shall be “Colony Bank.” The principal office of Colony Bank shall continue to be 302 South Main Street, Fitzgerald, Georgia 31750 after the Effective Time. The branch offices of Colony Bank and TC Federal Bank will be operated as branch offices of the Surviving Bank immediately following the Effective Time.
Section 1.3.   Articles of Incorporation.   On and after the Effective Time, the Articles of Incorporation of Colony Bank shall be the Articles of Incorporation of the Surviving Bank until amended in accordance with applicable law.
Section 1.4.   Bylaws.   On and after the Effective Time, the Bylaws of Colony Bank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.
Section 1.5.   Directors and Officers.   On and after the Effective Time, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, (a) the directors of the Surviving Bank shall be the directors of Colony Bank immediately prior to the Effective Time, together with such individuals as may be appointed to the Board of Directors of the Surviving Bank in accordance with the Merger Agreement and named in the Articles of Merger related to the Bank Merger, and (b) the officers of the Surviving Bank shall be the officers of Colony Bank immediately prior to the Effective Time, together with such individuals as shall be named by the Board of Directors of the Surviving Bank following the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.
Section 1.6.   Capital of Surviving Bank.   The amount of capital stock of the Surviving Bank authorized immediately following the Effective Time shall continue to be 150,000 shares of common stock, par value $10.00 per share, of which 90,000 shares of common stock are issued and outstanding as of the date hereof.
Section 1.7.   Income Tax Treatment.   Each party to this Agreement agrees to treat the Bank Merger for all income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended and hereby adopt this Agreement as a result of execution thereof as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties shall file a tax return or take any position with any taxing authority that is inconsistent with the tax treatment described in the preceding sentence.
ARTICLE II
MISCELLANEOUS
Section 2.1   Conditions Precedent.   The respective obligations of each party pursuant to this Agreement shall be subject to (a) the closing of the transactions contemplated by the Merger Agreement; (b) the approval of the Federal Deposit Insurance Corporation (the “FDIC”), (c) the approval of the Georgia Department of Banking and Finance (the “GDBF”); and (d) approval by the shareholders of each of the Merging Banks.
Section 2.2   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the United States and the laws of the State of Georgia, without regard to any applicable principles of conflicts of laws that would result in the application of the law of another jurisdiction.

Section 2.3   Counterparts.   This Agreement may be executed (by facsimile or otherwise) by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
Section 2.4   Amendments.   To the extent permitted by the FDIC, the GDBF and the Office of the Comptroller of the Currency, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.
Section 2.5   Successors.   This Agreement shall be binding on the successors of TC Federal Bank and Colony Bank.
[Signature page follows]

IN WITNESS WHEREOF, TC Federal Bank and Colony Bank have caused this Plan of Bank Merger and Merger Agreement to be executed by their duly authorized officers as of the date first set forth above.
COLONY BANK
ATTEST:
Name: Title:	By: Name: Title:
TC FEDERAL BANK
ATTEST:
Name: Title:	By: Name: Title:
[Signature Page — Bank Plan of Merger and Merger Agreement]

EXHIBIT D
FORM OF NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of July 23, 2025, by and between the undersigned director of TC Bancshares, Inc. (“Director”), and Colony Bankcorp, Inc., a Georgia corporation (“CBAN”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, CBAN and TC Bancshares, Inc., a Georgia corporation (“TCBC”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (a) TCBC will merge with and into CBAN, with CBAN as the surviving entity, and (b) TC Federal Bank, a federal savings association and a direct wholly-owned subsidiary of TCBC, will merge with and into Colony Bank, a Georgia state-chartered bank and a direct wholly-owned subsidiary of CBAN, with Colony Bank as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of TCBC and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of TCBC Stock held by Director;
WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of TCBC or TC Federal Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, CBAN will succeed to all of the Confidential Information and Trade Secrets, for which CBAN as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of TCBC and TC Federal Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CBAN and Director, each intending to be legally bound, covenant and agree as follows:
Section 1.   Restrictive Covenants.
(a)   Director acknowledges that (i) CBAN has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)   Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CBAN as follows:
(i)   From and after the date hereof, Director shall maintain in strict confidence and shall not, directly or indirectly, disclose, use or permit the use of any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide CBAN with prompt notice of such requirement prior to the disclosure so that CBAN may waive the requirements of this Agreement or seek an appropriate protective order at CBAN’s sole expense; however, Director will cooperate fully with CBAN in seeking such protective measures and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed, and Director shall use its reasonable best efforts to ensure that such disclosed Confidential Information is accorded confidential treatment.
(ii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning on the date hereof and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CBAN), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CBAN, Colony Bank, TCBC or TC Federal Bank (each a “Protected Party”), including actively sought prospective customers of TC Federal Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party, provided that the foregoing will not prevent the placement of any general solicitation not specifically targeted towards customers of any Protected Party or providing products or services as a result thereof. This restriction shall apply regardless of whether the customer relationship was established prior to or after the Effective Time.
(iii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning on the date hereof and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CBAN), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which offers products or services that are Competitive and which has an office located within the Restricted Territory (as hereinafter defined).
(iv)   For a period beginning on the date hereof and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)   For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)   “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii)   “Confidential Information” means data and information:
(A)   relating to the business of TCBC and its Subsidiaries, including TC Federal Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)   disclosed to Director or of which Director became aware as a consequence of Director’s relationship with TCBC and/or TC Federal Bank;
(C)   having value to TCBC and/or TC Federal Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CBAN and/or Colony Bank; and
(D)   not generally known to competitors of TCBC or CBAN (including competitors to TC Federal Bank or Colony Bank).
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from TCBC or CBAN, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)   “Restricted Territory” means each county in Georgia and Florida where TC Federal Bank operates a banking office at the Effective Time and each county contiguous of each of such counties.

(iv)   “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:
(A)   derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)   is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)   Director acknowledges that irreparable loss and injury would result to CBAN upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CBAN may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.   Term and Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (a) termination of the Merger Agreement prior to the consummation of the Merger or; (ii) two (2) years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of (a) two (2) years after the Effective Time or (b) upon a Change in Control of CBAN. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt) or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
If to CBAN:
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, GA 31750

Attn:
T. Heath Fountain, Chief Executive Officer

E-mail:
heath.fountain@colonybank.com

If to Director:
The address of Director’s principal residence as it appears in TCBC’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to CBAN.

Section 4.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Georgia in Ben Hill County or the United States District Court, Middle District of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Georgia court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CBAN. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
COLONY BANKCORP, INC.
By: T. Heath Fountain Chief Executive Officer
DIRECTOR

Printed Name:
Signature Page – Non-Competition and Non-Disclosure Agreement

Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b)(ii) and (iii) shall not apply to any of the following activities of Director:
1.   The provision of legal services by Director to any Person.
2.   The provision of private equity/venture capital financing by Director to any Person.
3.   The provision of accounting services by Director to any Person.
4.   The ownership of 5% or less of any class of securities of any Person.
5.
Obtaining banking-related services or products for entities owned or controlled by the Director.

9.
Activities that CBAN consents to after consultation with Director, which consent shall be determined in CBAN’s sole discretion.

EXHIBIT E
FORM OF CLAIMS LETTER
July 23, 2025
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, GA 31750
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of July 23, 2025 (the “Merger Agreement”), by and between Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and TC Bancshares, Inc., a Georgia corporation (“TCBC”).
Concerning any claims which the undersigned may have against TCBC or any of its subsidiaries, including TC Federal Bank (each, a “TCBC Entity”), in his or her capacity as an officer, director or employee of any TCBC Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.   Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.   Release of Certain Claims.
(a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each TCBC Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any TCBC Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CBAN on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)   any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any TCBC Entity, including, but not limited to, (A) Claims as a borrower under written loan commitments and agreements between the undersigned and TC Federal Bank, (B) Claims as a depositor under any deposit account with TC Federal Bank, (C) Claims as the holder of any Certificate of Deposit issued by TC Federal Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any TCBC Entity, (E) Claims in his or her capacity as a shareholder of TCBC and (F) Claims as a holder of any check issued by any other depositor of TC Federal Bank;
(ii)   the Claims excluded in Section 2(a)(i) above;
(iii)   any Claims that the undersigned may have under the Merger Agreement;

(iv)   any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any TCBC Entity, under Georgia law or the Merger Agreement; or
(v)   any Claims that are (A) based on facts and circumstances arising after the date hereof and prior to the Closing Date, and (B) have been asserted in writing to CBAN and TCBC prior to the Closing Date.
Section 3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.   Miscellaneous.
(a)   This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Georgia, without regard for conflict of law provisions.
(b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)   If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h)   Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(i)   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Georgia in Ben Hill County or the United States District Court, Middle District of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Georgia court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,
Signature of Director
Printed Name of Director

[Signature Page – Claims Letter]

On behalf of Colony Bankcorp, Inc., I hereby acknowledge receipt of this letter as of this 23rd day of July, 2025.
COLONY BANKCORP, INC.
By: T. Heath Fountain Chief Executive Officer
[Signature Page – Claims Letter]

Annex B
July 23, 2025
Board of Directors
TC Bancshares, Inc.
131 South Dawson Street
Thomasville, GA 31792
Members of the Board of Directors:
We understand that TC Bancshares, Inc. (the “Company”) and Colony Bankcorp, Inc. (the “Buyer”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 23, 2025 (the “Agreement”). The Agreement provides, among other things, that (a) the Company will be merged with and into the Buyer (the “Transaction”) and (b) each share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive (x) $21.25 in cash (the “Cash Consideration”) and (y) 1.25 00 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share (“Buyer Common Stock”), of the Buyer. The Cash Consideration and the Exchange Ratio are referred to herein collectively as the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement. You have requested that Performance Trust Capital Partners, LLC (“Performance Trust”) provide an opinion to the Board of Directors of the Company as to whether the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
For purposes of the opinion set forth herein, we have:
(1)
Reviewed the draft Agreement and certain related documents;

(2)
Reviewed certain publicly available business and financial information relating to the Company and the Buyer, including reports filed with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve;

(3)
Reviewed certain other business, financial and operating information relating to the Company and the Buyer provided by management of the Company and the Buyer, including financial forecasts for the Company prepared by the management of the Company (the “Company Projections”) and financial forecasts for the Buyer prepared by the management of the Buyer (which were reviewed solely for informational purposes) (the “Buyer Projections”) and publicly available consensus “street estimates” of the Buyer;

(4)
Reviewed certain estimates of cost savings and other synergies anticipated by the management of the Buyer (and approved for our use by the management of the Company) to result from the Transaction (the “Synergies Estimates”);

(5)
Discussed the past and current operations, financial condition, and the prospects of the Company and the Buyer with senior executives of the Company, including discussions regarding the proposed Transaction;

(6)
Reviewed certain financial terms of the proposed Transaction and compared certain of those terms with the publicly available financial terms of certain similar transactions that have been effected or announced;

(7)
Reviewed certain financial data of Company and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and

(8)
Considered such other information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer and formed a substantial basis for this opinion. We have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have relied upon the management of the Buyer as to the reasonableness and achievability of the publicly available consensus “street estimates” of the Buyer and the Buyer Projections and the assumptions and bases therefor, and we have assumed that such information has been reasonably prepared on bases reflecting and represents, or in the case of the Buyer “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of the management of the Buyer as to the future financial performance of the Buyer and that the forecasts, projections, and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. With respect to the Synergies Estimates, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Buyer as to the cost savings and synergies anticipated to result from the Transaction (including the amount and timing thereof).
In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions and that the Agreement will not differ in any respect material to our analyses or opinion from the draft thereof furnished to us. We have assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters.
We express no opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Transaction. This opinion does not address how the shares of Buyer Common Stock to be issued in the Transaction will trade following the closing of the Transaction or at any time. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals, with the exception of a third-party loan review of the Company prepared by consultants retained by the Buyer. In addition, we are not experts in evaluating loan, lease, investment, or trading portfolios for purposes of assessing the adequacy of the allowances for losses or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of the Company’s or the Buyer’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that the Company’s and the Buyer’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of the Company or the Buyer or the solvency or fair value of the Company, the Buyer, or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring or coming to our attention after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. We express no view as to, and our opinion does not address, the underlying business decision of the Company to proceed with the Transaction or the relative merits of the Transaction as compared to any alternative business strategies that might be available for the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the closing of the Transaction, and will be entitled to receive a fee upon delivery of this opinion. We may seek to provide financial advisory or investment banking services to the Buyer in the future and would expect to receive fees for the rendering of these services.
Please note that Performance Trust is a full-service securities firm engaged in securities trading and brokerage activities and provides investment banking and financial advisory services. Performance Trust and its affiliates may, from time to time, perform various investment banking and financial advisory services for other clients who may have conflicting interest with respect to the Company. Performance Trust and its affiliates, directors and officers may at any time invest on a principal basis, hold long or short positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities, or other securities and financial instruments (including bank loans and other obligations) of the Company, the Buyer or any other company that may be involved in the Transaction, or any related derivative instruments.
This opinion has been approved by a committee of Performance Trust in accordance with our customary practice. This opinion is for the information of the Board of Directors (in its capacity as such) of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder or any other person as to how such stockholder should vote or act on any matters relating to the proposed Transaction.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Performance Trust Capital Partners, LLC
Performance Trust Capital Partners, LLC

Annex C
July 22, 2025
Board of Directors
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understand that Colony Bankcorp, Inc., a Georgia corporation (“CBAN”), and its wholly-owned subsidiary, Colony Bank, and TC Bancshares, Inc., a Georgia corporation (“TCBC”), and its wholly-owned subsidiary, TC Federal Bank (CBAN together with TCBC the “Parties” and each a “Party are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be dated on or about July 22, 2025. Subject to the terms and conditions of the Agreement, in accordance with the Georgia Business Corporation Code, at the Effective Time, TCBC shall merge with and into CBAN pursuant to the terms of this Agreement (the “Merger”). CBAN shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Georgia, and as of the Effective Time, the separate corporate existence of TCBC shall cease. Immediately following the Effective Time, TC Federal Bank shall be merged (the “Bank Merger”) with and into Colony Bank in accordance with the provisions of applicable federal and state banking laws and regulations, and Colony Bank shall be the surviving bank. CBAN and TCBC intended that each of the Merger and the Bank Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and the Agreement is intended to be and is adopted as a “plan of reorganization” for each of the Merger and the Bank Merger for purposes of Sections 354 and 361 of the Code.
Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all article and section references herein shall refer to articles and sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated July 15, 2025 provided to Hovde by CBAN.
Subject to the allocation provisions of Article II of the Agreement, each share of TCBC Stock (excluding Dissenting Shares and TCBC Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive either (i) a cash payment, without interest, in an amount equal to $21.25 (the “Per Share Cash Consideration”), or (ii) 1.25 (subject to adjustment as provided in Section 7.01(i), the “Exchange Ratio”) shares of CBAN Common Stock (the “Per Share Stock Consideration”). Holders of record of TCBC Stock may elect to receive either shares of CBAN Common Stock or cash in exchange for their shares of TCBC Stock, provided that the aggregate number of shares of CBAN stock to be issued as Per Share Stock Consideration shall be 3,839,748 (the “Stock Conversion Maximum”); provided, however, the Stock Conversion Maximum is subject to adjustment as provided in Section 7.01(i).
Pursuant to the Provisions of Section 7.01(i), in the event of a decline in the price of shares of CBAN Common Stock, the Agreement may be terminated by TCBC, or in lieu of termination, the Exchange Ratio is subject to adjustment. TCBC may give written notice of termination to CBAN at any time on or after the “Determination Date” and prior to the Effective Time, if both of the following conditions are satisfied: (i) the quotient obtained by dividing the Average Closing Price by the Starting CBAN Stock Price (the “CBAN Ratio”) shall be less than 0.80; and (ii) the CBAN Ratio shall be less than the number obtained by dividing the Final Index Price by the Starting Index Price (the “Index Ratio”) and subtracting 0.20 from such quotient. Following delivery of written notice of termination by TCBC, the Agreement shall terminate on the fifth (5th) Business Day following the Determination Date (the “Termination Date”); provided, however, that

TCBC’s notice of election to terminate may be withdrawn at any time prior to the Termination Date; and provided further that during the five (5) Business Day period commencing with the receipt of such notice, CBAN shall have the option (but not the obligation) to offer to increase the stock consideration to be received by the holders of TCBC Common Stock through an adjustment to the Exchange Ratio such that the stock consideration portion of the Merger Consideration equals or exceeds the Minimum Stock Consideration Amount. If CBAN makes this election to increase the Exchange Ratio, no termination shall have occurred pursuant to Section 7.01(i), and the Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio, and the Per Share Stock Consideration, shall have been modified, and the Stock Conversion Maximum shall be adjusted proportionately). and any references in the Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to 7.01(i).
Section 2.02(b) of the Agreement sets forth the methodology by which the Exchange Agent shall effect the allocation among Holders of TCBC Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration such that the Stock Election Shares aggregate number of shares of TCBC Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) shall not exceed the Stock Conversion Maximum. In the event that the Stock Election Number exceeds the Stock Conversion Maximum, then the Stock Election Shares of each Holder thereof will be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such Holder by (y) the fraction, the numerator of which is the Stock Conversion Maximum and the denominator of which is the Stock Election Number, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder’s Stock Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above.
Immediately prior to the Effective Time, each share of TCBC Common Stock subject to vesting restrictions granted under any TCBC Stock Plan (a “TCBC Restricted Share”) that is outstanding immediately prior to the Effective Time shall become fully vested and shall be converted automatically into and shall represent the right to receive, at the election of the Holder and subject to the allocation procedures set forth in Section 2.02(b), the Per Share Cash Consideration or the Per Share Stock Consideration, less the amount of any required withholding Tax. Additionally, at the Effective Time, each option to purchase TCBC Common Stock granted under any TCBC Stock Plan (each a “TCBC Option”), other than a “TCBC Rollover Option”, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive from TCBC immediately prior to the Effective Time an amount in cash, without interest, equal to the product of (i) the total number of shares of TCBC Common Stock subject to such TCBC Option times (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of TCBC Common Stock under such TCBC Option, less applicable Taxes with respect to such payment. No holder of a TCBC Option that has an exercise price per share of TCBC Common Stock that is equal to or greater than the Per Share Cash Consideration shall be entitled to any payment with respect to such cancelled TCBC Option.
At the Effective Time, each TCBC Rollover Option shall by virtue of the Merger be converted into an option to purchase shares of CBAN Common Stock (a “CBAN Adjusted Option”), on the same terms and conditions as were applicable under such TCBC Rollover Option immediately prior to the Effective Time with the number of shares of CBAN Common Stock (rounded down to the nearest whole number of shares) subject to such CBAN Adjusted Option equal to the product of (i) the total number of shares of TCBC Common Stock underlying such TCBC Rollover Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, and the exercise price applicable to such CBAN Adjusted Option to be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of TCBC Common Stock applicable to such TCBC Rollover Option immediately prior to the Effective Time, by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of CBAN Common Stock underlying the CBAN Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

With your knowledge and consent and for purposes of our analysis and opinion, we have assumed that (i) the Stock Election Shares are equal to 80.0% of the 3,839,748 total shares of TCBC Stock outstanding (ii) the Stock Conversion Maximum is not adjusted, (ii) the 5-day volume weighted average price per share of CBAN Common Stock is $17.48, and (iii) therefore, based on the Exchange Ratio of 1.25, the total value of the Per Share Stock Consideration is $67,118,803. We also assumed (i) the Cash Election Shares are equal to 20.0% of the total shares of TCBC Stock outstanding, and (ii) therefore, based on the Per Share Cash Consideration of $21.25, the total value of the Per Share Cash Consideration is $16,318,931 and the total value of the Merger Consideration is $83,437,734 (i.e., the sum of the total value of the Per Share Stock Consideration and the total value of the Per Share Cash Consideration). Additionally, we assumed that there are 407,510 TCBC Stock Options outstanding with a weighted average exercise price of $14.77, and therefore, the total value of the TCBC Stock Options is $2,641,164. As a result, we assumed that the total value of the Merger to be paid by CBAN to the holders of shares of TCBC Stock would be $86,078,898 which is the sum of the total value of the Merger Consideration of $83,437,734 and the total value of the TCBC Stock Options of $2,641,164.
We note that Article VI of the Agreement sets forth the respective obligations of the Parties to consummate the Merger which include usual and customary closing conditions including: (i) having received the Requisite TCBC Shareholder Approval at the TCBC Meeting and the Requisite CBAN Shareholder Approval at the CBAN Meeting; (ii) having obtained all necessary regulatory approvals for the consummation of the Merger and the Bank Merger which do not contain conditions that would constitute a Burdensome Condition; (iii) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority; (iv) CBAN and TCBC shall each have received opinions from their respective legal counsel each dated as of the Closing Date to the effect that the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; (v) Dissenting Shares shall be less than seven and one-half percent (7.5%) of the issued and outstanding shares of TCBC Stock; and (vi) since the date of the Agreement (a) no change or event has occurred which has resulted in CBAN or Colony Bank or TCBC or TC Federal Bank being subject to a Material Adverse Effect, and no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such Parties being subject to a Material Adverse Effect.
We also note that the Agreement may be terminated pursuant to the terms of Article VII of the Agreement which include, among other usual and customary conditions, the following (including the provisions of Section 7.01(i) described herein above): (i) termination by either CBAN or TCBC prior to the Effective Time by mutual written consent; (ii) termination by either CBAN or TCBC if the Merger shall not have been consummated on or before March 31, 2026, provided, however, that such date will be automatically extended to April 30, 2026 if the only outstanding condition to Closing is the receipt of all Regulatory Approvals unless the failure of the Closing is due to a material breach of the Agreement by the Party seeking termination; (iii) termination by either CBAN or TCBC in the event any Regulatory Approval required for consummation of the transactions contemplated by the Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; (iv) termination by either CBAN or TCBC if the Requisite CBAN Shareholder Approval or the Requisite TCBC Shareholder Approval shall not have been obtained; (v) termination by CBAN if the board of directors of TCBC (A) withdraws, qualifies, amends, modifies or withholds the TCBC Recommendation, or makes any statement, filing or release, in connection with the TCBC Meeting or otherwise, inconsistent with the TCBC Recommendation, (B) materially breaches its obligation to call, give notice of and commence the TCBC Meeting, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal after having been requested to do so by CBAN, or (E) fails to publicly reconfirm the TCBC Recommendation after having been requested to do so by CBAN; (vi) termination by TCBC if CBAN (i) withdraws, qualifies, amends, modifies or withholds the CBAN Recommendation, or makes any statement, filing or release, in connection with the CBAN Meeting or otherwise, inconsistent with the CBAN Recommendation, (ii) materially breaches its obligation to call, give notice of and commence the CBAN Meeting, or (iii) fails to publicly reconfirm the CBAN Recommendation after having been requested to do so by TCBC.

TCBC shall pay to CBAN a termination fee equal to $3,400,000 (“Termination Fee”), by wire transfer of immediately available funds in the event of any of the following: (i) CBAN terminates the Agreement pursuant to Section 7.01(g) (TCBC failure to recommend); (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made to TCBC or has been made directly to TCBC shareholders or any Person shall have publicly announced an Acquisition Proposal with respect to TCBC and (A) thereafter the Agreement is terminated (x) by either CBAN or TCBC pursuant to Section 7.01(c)(failure to obtain Requisite TCBC Shareholder Approval) or (y) by CBAN pursuant to Section 7.01(d) (breach of representations and warranties by either CBAN or TCBC) or Section 7.01(e)(breach of covenants by either CBAN or TCBC) and (B) prior to the date that is twelve (12) months after the date of such termination, TCBC enters into any agreement or consummates a transaction with respect to an Acquisition Proposal, then TCBC shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay CBAN the Termination Fee.
With your consent and for purposes of our analysis and opinion, we have assumed that (i) the Agreement will not be terminated, (ii) there will be no adjustment to the Exchange Ratio or the Stock Conversion Maximum, (iii) the Stock Election Shares and the Cash Election shares are equal to 80% and 20%, respectively, of the total shares of TCBC Stock outstanding, and (iv) the Merger will be consummated substantially in accordance with the terms of the Agreement.
You have requested our opinion, as to the fairness, from a financial point of view, of the total value of the Merger to the shareholders of CBAN Common Stock. This opinion addresses only the fairness to the shareholders of CBAN Common Stock of the total value of the Merger to be paid by CBAN connection with the Merger, and we are not opining on any individual stock, cash, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated July 15, 2025 as provided to Hovde by CBAN;

(ii)
reviewed audited financial statements of TCBC for the twelve-month periods ended December 31, 2024, December 31, 2023, December 31, 2022 and the unaudited financial statement of TCBC for three-month periods ended March 31, 2025 and June 30, 2025;

(iii)
reviewed certain historical publicly available business and financial information concerning TCBC;

(iv)
reviewed certain internal financial statements and other financial and operating data concerning TCBC;

(v)
worked with CBAN and TCBC to develop a financial forecast for TCBC and a pro forma projection of the combined company following the Merger;

(vi)
discussed with certain members of senior management of CBAN (a) the business, financial condition, results of operations and future prospects of each entity; (b) the history and past and current operations of TCBC and CBAN; and (c) TCBC’s and CBAN’s historical financial performance; and their assessment of the rationale for the Merger;

(vii)
reviewed and analyzed materials detailing the Merger prepared by CBAN and TCBC, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Merger Adjustments”);

(viii)
analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Merger Adjustments;

(ix)
assessed current general economic, market and financial conditions;

(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xi)
took into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiii)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time there will be, no material changes in the financial condition and results of operations of TCBC or CBAN since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by TCBC and/or CBAN are true and complete. We have relied upon the managements of CBAN and TCBC as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by CBAN and TCBC, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by CBAN and TCBC on a basis reflecting the best currently available information and CBAN’s and TCBC’s managements judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by CBAN to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by CBAN or TCBC or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of CBAN and TCBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for CBAN and TCBC are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity following the Merger. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of CBAN or TCBC, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of CBAN or TCBC.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which CBAN or TCBC is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither CBAN nor TCBC is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.

We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by CBAN or TCBC or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. CBAN has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on CBAN or TCBC or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on CBAN or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of CBAN; (iii) any other strategic alternatives that might be available to CBAN; or (iv) whether CBAN has sufficient stock, cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.
Our opinion does not constitute a recommendation to CBAN as to whether or not CBAN should enter into the Agreement or to any shareholders of CBAN as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of CBAN or TCBC relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the total Merger value is necessarily the lowest or best price that could be obtained in a merger or combination transaction with TCBC. We do not express any opinion as to the value of CBAN Common Stock following the announcement of the proposed Merger, or the value of CBAN Common Stock following the consummation of the Merger, or the prices at which shares of CBAN Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to any of the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of CBAN or TCBC.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of CBAN and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, information statement or any other document, except in each case in accordance with our prior written consent; provided, however, we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of CBAN Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with CBAN, we will receive from CBAN a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee, less the fairness opinion fee, that is contingent upon the consummation of the Merger. CBAN has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to either CBAN or TCBC for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from CBAN in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, CBAN or TCBC or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of CBAN or TCBC for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and CBAN.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the total value of the Merger is fair, from a financial point of view, to the shareholders of CBAN Common Stock.
Sincerely,
HOVDE GROUP, LLC

Annex D
ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE
(GEORGIA DISSENTERS’ RIGHTS STATUTE)
14-2-1301.   Definitions.
As used in this article, the term:
(1)
“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)
“Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)
“Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)
“Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)
“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)
“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)
“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)
“Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302.   Right to dissent.
(a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(1)   Consummation of a plan of merger to which the corporation is a party:
(A)   If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:
(i)   The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;
(ii)   Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and
(iii)   The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or
(B)   If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
(4)   An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604;
(5)   Consummation of an action described in subsection (a) or (b) of Code Section 14-2-1805;
(6)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the Board of Directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or
(7)   Consummation of a division, as defined in Code Section 33-14-120, to which the corporation is a party, provided any such appraisal is subject to the limitations of Code Section 33-14-127.
(b)   A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
(c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
(1)   In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:
(A)   Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
(B)   Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or
(2)   The articles of incorporation or a resolution of the Board of Directors approving the transaction provides otherwise.
14-2-1303.   Dissent by nominees and beneficial owners.
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents, and his other shares were registered in the names of different shareholders.

14-2-1320.   Notice of dissenters’ rights.
(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.
(b)   If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.
14-2-1321.   Notice of intent to demand payment.
(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders meeting, a record shareholder who wishes to assert dissenters’ rights:
(1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(2)   Must not vote his shares in favor of the proposed action.
(b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
14-2-1322.   Dissenters’ notice.
(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
(b)   The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:
(1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
(4)   Be accompanied by a copy of this article.
14-2-1323.   Duty to demand payment.
(a)   A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
(b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.
14-2-1324.   Share restrictions.
(a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
14-2-1325.   Offer of payment.
(a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
(b)   The offer of payment must be accompanied by:
(1)   The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2)   A statement of the corporation’s estimate of the fair value of the shares;
(3)   An explanation of how the interest was calculated;
(4)   A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and
(5)   A copy of this article.
(c)   If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.
14-2-1326.   Failure to take action.
(a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.
14-2-1327.   Procedure if shareholder dissatisfied with payment or offer.
(a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
(1)   The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
(2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
(c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
(2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.
14-2-1330.   Court action.
(a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
(d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
(e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.
14-2-1331.   Court costs and counsel fees.
(a)   The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
(b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
(1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
(2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
14-2-1332.   Limitations of actions.
No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the GBCC or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.
Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable according to Section 14-2-851 of the GBCC. However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the GBCC, the court may also order the corporation to pay the director’s reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.
Section 14-2-852 of the GBCC provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.
Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent consistent with public policy that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.
Section 14-2-858 of the GBCC provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.

The Colony bylaws provide that any person, his heirs, executors, or administrators, may be indemnified or reimbursed by Colony for reasonable expense actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or she shall be made a party by reason of the fact that he or she is or was a director, trustee, officer, employee, or agent of Colony, or that he or she is or was serving, at the request of Colony, trust or other organization or enterprise; provided; however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he or she shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to Colony, or to such other firm, corporation, trust, organization, or enterprise; and provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been in the subject of a compromise settlement, except with the approval of (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of Colony, or (iii) a majority of the members of the Board of Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit or proceeding.
The Colony bylaws also provide that expenses incurred in defending any action, suit or proceeding referred to above may be paid by Colony in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as provided above.
The Colony bylaws further provide that Colony may purchase and maintain on behalf of a director, officer, employee or agent of Colony insurance against liability asserted against or incurred by that person serving in such capacity for Colony or arising from his status with Colony whether or not Colony would have the power to indemnify that person under the Colony Bylaws.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statement Schedules.
(a)
List of Exhibits

Exhibit 2.1	—	Agreement and Plan of Merger, dated July 23, 2025, by and between Colony Bankcorp, Inc. and TC Bancshares, Inc. (attached as Annex A to the joint proxy statement/prospectus contained in this registration statement)
Exhibit 3.1	—	Articles of Incorporation, as amended, (incorporated herein by reference from Exhibit 99.1 to Colony’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed on August 4, 2014)
Exhibit 3.1	—	Articles of Amendment (incorporated herein by reference from Exhibit 3.2 to Colony’s Quarterly Report on Form 10-Q for the period ended June 30, 2022, filed on August 12, 2022)
Exhibit 3.2	—	Amended and Restated Bylaws of Colony Bankcorp, Inc. (incorporated herein by reference from Exhibit 3.1 to Colony’s Current Report on Form 8-K, filed on September 18, 2020)
Exhibit 4.1	—	Description of Securities (incorporated herein by reference from Exhibit 4.1 to Colony’s Annual Report on Form 10-K, filed on March 14, 2025)
Exhibit 5.1	—	Legal Opinion of Alston & Bird LLP*
Exhibit 8.1	—	Tax Opinion of Alston & Bird LLP*
Exhibit 8.2	—	Tax Opinion of Nelson Mullins Riley & Scarborough LLP*
Exhibit 21.1	—	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21 to Colony’s Form 10-K, filed on March 14, 2025)

Exhibit 23.1	—	Consent of Mauldin & Jenkins, LLC (with respect to Colony Bankcorp, Inc.)
Exhibit 23.2	—	Consent of Wipfli LLP (with respect to TC Bancshares, Inc.)
Exhibit 23.2	—	Consent of Alston & Bird LLP (continued in Exhibits 5.1 and 8.2)*
Exhibit 23.4	—	Consent of Nelson Mullins Riley & Scarborough LLP (continued in Exhibit 8.2)*
Exhibit 24	—	Power of Attorney (included on signature page)
Exhibit 99.1	—	Form of Proxy to be used by Holders of Shares of Colony Common Stock at the Colony Bankcorp, Inc. Special Meeting*
Exhibit 99.2	—	Form of Proxy to be used by Holders of Shares of TCBC Common Stock at the TC Bancshares, Inc. Special Meeting*
Exhibit 99.3	—	Consent of Hovde Group LLC
Exhibit 99.4	—	Consent of Performance Trust Capital Partners, LLC
Exhibit 107	—	Filing Fee Table

*
To be filed by amendment

(b)
Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.
(c)
Opinion of Financial Advisor

Furnished as Annex B (with respect to TCBC) and Annex C (with respect to Colony) to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.
Item 22.   Undertakings.
The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitzgerald and State of Georgia, on September 15, 2025.
COLONY BANKCORP, INC.
By:
/s/ T. Heath Fountain

Name:
T. Heath Fountain

Title:
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Heath Fountain his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ T. Heath Fountain T. Heath Fountain	Chief Executive Officer and Director (principal executive officer)	September 15, 2025
/s/ Derek Shelnutt Derek Shelnutt	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	September 15, 2025
/s/ Mark H. Massee Mark H. Massee	Chairman of the Board	September 15, 2025
/s/ Scott Lowell Downing Scott Lowell Downing	Director	September 15, 2025
/s/ Brian D. Schmitt Brian D. Schmitt	Director	September 15, 2025
/s/ Meagan M. Mowry Meagan M. Mowry	Director	September 15, 2025
/s/ Matthew D. Reed Matthew D. Reed	Director	September 15, 2025

Signature	Title	Date
/s/ Audrey D. Hollingsworth Audrey D. Hollingsworth	Director	September 15, 2025
/s/ Paul Joiner Paul Joiner	Director	September 15, 2025